   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 18, 1996
                                                      REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------
                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------
                               N-T HOLDINGS, INC.
             (Exact name of registrant as specified in its charter)

           DELAWARE                          6324                  95-4591529
 (State or other jurisdiction    (Primary Standard Industrial   (I.R.S. Employer
              of                 Classification Code Number)     Identification
incorporation or organization)                                      Number)

                           --------------------------
                               N-T HOLDINGS, INC.
                                5995 PLAZA DRIVE
                             CYPRESS, CA 90630-5028
                           TELEPHONE: (714) 952-1121
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)
                           --------------------------
                                 ALAN R. HOOPS
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                               N-T HOLDINGS, INC.
                                5995 PLAZA DRIVE
                             CYPRESS, CA 90630-5028
                           TELEPHONE: (714) 952-1121
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                           --------------------------
                                   COPIES TO:

      Michael R. Jacobson, Esq.                    John D. Hussey, Esq.
          COOLEY GODWARD LLP               SHEPPARD, MULLIN, RICHTER & HAMPTON
        Five Palo Alto Square                              LLP
         3000 El Camino Real                333 South Hope Street, 48th Floor
   Palo Alto, California 94306-2155         Los Angeles, California 90071-1448
            (415) 843-5000                            (213) 620-1780

                           --------------------------
        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
    As promptly as practicable after this Registration Statement becomes effective and the effective time of the proposed mergers of Neptune Merger Corp. with and into PacifiCare Health Systems, Inc. ("PacifiCare") and of Tree Acquisition Corp. with and into FHP International Corporation ("FHP"), as described in the Amended and Restated Agreement and Plan of Reorganization, dated as of November 11, 1996, attached as APPENDIX A to the Joint Proxy Statement/Prospectus forming a part of this Registration Statement.
                           --------------------------
    If the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /
                           --------------------------
                        CALCULATION OF REGISTRATION FEE

                                                                 PROPOSED MAXIMUM         AMOUNT OF
                    TITLE OF EACH CLASS OF                      AGGREGATE OFFERING      REGISTRATION
                 SECURITIES TO BE REGISTERED                         PRICE (1)             FEE (1)
Class A Common Stock, $0.01 par value.........................   $3,622,864,525(2)     $165,934.59(2)
Class B Common Stock, $0.01 par value.........................          (2)                  (2)
Series A Cumulative Convertible Preferred Stock, $0.01 par
 value........................................................          (2)                  (2)

(1) Estimated solely for the purpose of computing the registration fee pursuant to Rules 457(f)(1) and (3) based upon the market value per share on November 11, 1996 of the Class A Common Stock and Class B Common Stock of PacifiCare, and the Common Stock and Series A Cumulative Convertible Preferred Stock of FHP, less the estimated cash payments to be made to the holders of FHP securities and, pursuant to Rule 0-11(a)(2), less the fee of $931,903.15 paid by PacifiCare for its filing of the preliminary proxy statement on September 18, 1996.

(2) Information on the maximum offering price of all the securities listed in the table is provided pursuant to Rule 457(o).
                           --------------------------
    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

Dear Stockholder:

    You are cordially invited to attend a Special Meeting of Stockholders (the "PacifiCare Meeting") of PacifiCare Health Systems, Inc. ("PacifiCare") to be held at PacifiCare's offices, 5995 Plaza Drive, Cypress, California 90630, on December 31, 1996, at 10:00 a.m., Pacific Standard Time.

    At this meeting you will be asked to consider and vote upon, among other proposals, the approval and adoption of a proposed acquisition transaction (the "Transaction") involving PacifiCare and FHP International Corporation ("FHP"). Upon consummation of the Transaction: (i) each of PacifiCare and FHP will become a wholly owned subsidiary of PacifiCare Holding; (ii) each outstanding share of PacifiCare Class A Common Stock will be converted into the right to receive one share of PacifiCare Holding Class A Common; (iii) each outstanding share of PacifiCare Class B Common Stock will be converted into the right to receive one share of PacifiCare Holding Class B Common; (iv) each outstanding share of FHP Common Stock will be converted into the right to receive $17.50 in cash and a mix of PacifiCare Holding Class A Common and PacifiCare Holding Class B Common determined by a formula described in the attached Joint Proxy Statement/Prospectus; (v) each outstanding share of FHP Preferred Stock will be converted into the right to receive either (a) $14.113 in cash and 0.50 shares of PacifiCare Holding Series A Preferred Stock, assuming approval of an amendment to the FHP Certificate of Incorporation (the "Series A Amendment") or an irrevocable election by the holder of such share to receive such consideration whether or not the Series A Amendment is approved (an "Irrevocable Election"), or (b) if the Series A Amendment is not approved and an Irrevocable Election as to such share is not made, (1) $25.00 in cash, (2) a mix of cash, PacifiCare Holding Class A Common and PacifiCare Holding Class B Common determined by a formula described in the attached Joint Proxy Statement/Prospectus or (3) the consideration that would have been received had the FHP Preferred Stock been converted into FHP Common Stock immediately prior to the consummation of the Transaction; and (vi) each outstanding share of FHP Common Stock and FHP Preferred Stock will be converted in part into rights ("Talbert Rights") to purchase a proportionate share (on an as-if-converted basis) of all of FHP's holdings in Talbert Medical Management Corporation and Talbert Health Services Corporation. The offering of Talbert Rights will be commenced promptly after consummation of the Transaction (or as soon thereafter as legally permissible) and the Talbert Rights will be exercisable for 30 days.

    You will also be asked to consider and approve the adoption of an amendment to the PacifiCare Certificate of Incorporation to exempt the merger of a wholly owned subsidiary of PacifiCare Holding with and into PacifiCare (the "PacifiCare Merger") from a requirement of the PacifiCare Certificate of Incorporation that, in the event of a merger or consolidation of PacifiCare, the holders of PacifiCare Class B Common Stock receive the same consideration per share as the consideration per share for the PacifiCare Class A Common Stock in such merger or consolidation (the "PacifiCare Amendment"). The proposed change is necessary to permit consummation of the transactions contemplated by the Reorganization Agreement. All other material provisions of PacifiCare's existing Certificate of Incorporation will remain the same and will be replicated in the PacifiCare Holding Certificate of Incorporation.

    The Transaction is contingent upon, among other things, the approval of holders of the PacifiCare Class A Common Stock and the PacifiCare Class B Common Stock and the holders of FHP Common Stock and the receipt of required regulatory approvals. The Transaction would be consummated shortly after such approvals are obtained and the other conditions to the Transaction are satisfied or waived, which is currently expected to occur in early January 1997.

    Also at this meeting, you will be asked to consider and vote upon the approval and adoption of the Second Amended 1992 Non-Officer Directors Stock Option Plan of PacifiCare Health Systems, Inc. (the "Second Amended PacifiCare Directors Plan"). The Second Amended PacifiCare Directors Plan would: (i) increase the number of shares of PacifiCare Class B Common Stock available for option grants under such plan; (ii) increase the number of shares of PacifiCare Class B Common Stock underlying the options automatically granted to eligible directors each year; and (iii) provide for the automatic grant of options to purchase shares of PacifiCare Class B Common Stock to eligible directors upon being elected to the PacifiCare Board of Directors.

    YOUR BOARD OF DIRECTORS BELIEVES THAT THE TRANSACTION IS IN THE BEST INTERESTS OF PACIFICARE, INCLUDING ITS STOCKHOLDERS, AND WILL CREATE A STRONG NEW COMBINED COMPANY. YOUR BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE TRANSACTION, THE PACIFICARE AMENDMENT AND THE SECOND AMENDED PACIFICARE DIRECTORS PLAN AND RECOMMENDS THAT YOU VOTE FOR THE TRANSACTION, FOR THE PACIFICARE AMENDMENT AND FOR THE SECOND AMENDED PACIFICARE DIRECTORS PLAN.

    Attached is a Joint Proxy Statement/Prospectus which provides you with a detailed description of, among other things, the PacifiCare Meeting, the Transaction, the PacifiCare Amendment and the Second Amended PacifiCare Directors Plan.

    Approval and adoption of the Transaction requires the affirmative vote of the majority of the outstanding shares of PacifiCare Class A Common Stock. Approval and adoption of the PacifiCare Amendment requires the affirmative vote of a majority of the outstanding shares of PacifiCare Class A Common Stock and a majority of the outstanding shares of PacifiCare Class B Common Stock, each voting separately as a class. Approval and adoption of the Second Amended PacifiCare Directors Plan requires the affirmative vote of a majority of the outstanding shares of PacifiCare Class A Common Stock voting.

    It is important that your shares be represented and voted at the PacifiCare Meeting, whether or not you plan to attend in person. PLEASE COMPLETE, SIGN AND DATE THE ACCOMPANYING PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE. If you are present at the PacifiCare Meeting, you may, of course, vote your shares in person.

                                          Very truly yours,

                                          Terry O. Hartshorn
November   , 1996                         CHAIRMAN OF THE BOARD OF DIRECTORS

Dear Stockholder:

    You are cordially invited to attend the Annual Meeting of Stockholders (the "FHP Meeting") of FHP International Corporation ("FHP") to be held at the FHP University Building, 3515 Harbor Boulevard, Costa Mesa, California 92626, on December 31, 1996, at 2:00 p.m., Pacific Standard Time.

    At this meeting you will be asked to consider and vote upon, among other proposals, the approval and adoption of a proposed acquisition transaction (the "Transaction") involving PacifiCare Health Systems, Inc., ("PacifiCare") and FHP. Upon consummation of the Transaction: (i) each of PacifiCare and FHP will become a wholly owned subsidiary of PacifiCare Holding; (ii) each outstanding share of FHP Common Stock will be converted into the right to receive $17.50 in cash and a mix of PacifiCare Holding Class A Common and PacifiCare Holding Class B Common determined by a formula described in the attached Joint Proxy Statement/Prospectus; (iii) each outstanding share of FHP Preferred Stock will be converted into the right to receive either (a) $14.113 in cash and 0.50 shares of PacifiCare Holding Series A Preferred Stock, assuming approval of an amendment to the FHP Certificate of Incorporation (the "Series A Amendment") or an irrevocable election by the holder of such share to receive such consideration whether or not the Series A Amendment is approved (an "Irrevocable Election"), or (b) if the Series A Amendment is not approved and an Irrevocable Election as to such share is not made, (1) $25.00 in cash, (2) a mix of cash, PacifiCare Holding Class A Common and PacifiCare Holding Class B Common determined by a formula described in the attached Joint Proxy Statement/Prospectus or (3) the consideration that would have been received had the FHP Preferred Stock been converted into FHP Common Stock immediately prior to the consummation of the Transaction; and (iv) each outstanding share of FHP Common Stock and FHP Preferred Stock will be converted in part into rights ("Talbert Rights"), to purchase a proportionate share (on an as-if-converted basis) of all of FHP's holdings in Talbert Medical Management Corporation and Talbert Health Services Corporation. The offering of Talbert Rights will be commenced promptly after consummation of the Transaction (or as soon thereafter as legally permissable) and the Talbert Rights will be exercisable for 30 days. In connection with the Transaction, existing holders of PacifiCare Common Stock will exchange their shares for shares of PacifiCare Holding on a share for share basis.

    You will also be asked to consider and approve the adoption of the Series A Amendment to: (i) exempt the FHP Merger from a requirement of the existing FHP Certificate of Incorporation that, in the event of a merger or consolidation of FHP, the holders of FHP Preferred Stock are entitled to receive upon conversion thereof the same consideration per share as the consideration per share they would have received in the event they converted their FHP Preferred Stock into FHP Common Stock immediately prior to such merger or consolidation; and (ii) provide that the holders of FHP Preferred Stock are not entitled to Special Conversion Rights (as defined in the existing FHP Certificate of Incorporation) as a result of the FHP Merger. Holders of FHP Preferred Stock desiring to receive the same consideration such holders would receive assuming approval of the Series A Amendment whether or not the Series A Amendment is approved may irrevocably elect to receive such consideration by completing and returning the Form of Irrevocable Election accompanying these proxy materials in accordance with the instructions set forth therein, on or before December 27, 1996.

    The Transaction is contingent upon, among other things, the approval of the common stockholders of FHP and PacifiCare and the receipt of required regulatory approvals. The Transaction would be consummated shortly after such approvals are obtained and the other conditions to the Transaction are satisfied or waived, which is currently expected to occur in early January 1997.

    YOUR BOARD OF DIRECTORS BELIEVES THAT THE TRANSACTION IS IN THE BEST INTERESTS OF FHP AND ITS STOCKHOLDERS, AND WILL CREATE A STRONG NEW COMBINED COMPANY. YOUR BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE TRANSACTION AND RECOMMENDS THAT YOU VOTE FOR THE TRANSACTION AND FOR THE SERIES A AMENDMENT.

    Attached is a Joint Proxy Statement/Prospectus which provides you with a detailed description of, among other things, the FHP Meeting, the Transaction, the Series A Amendment and the Irrevocable Election.

    Whether or not you plan to attend the FHP Meeting or make an Irrevocable Election, PLEASE COMPLETE, SIGN AND DATE THE ACCOMPANYING PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE. If you are present at the FHP Meeting, you may, of course, vote your shares in person.

                                          Very truly yours,

                                          Westcott W. Price III
                                          VICE CHAIRMAN OF THE BOARD,
November   , 1996                         PRESIDENT AND CHIEF EXECUTIVE OFFICER

                             NOTICE TO PARTICIPANTS
                                     IN THE
                         FHP INTERNATIONAL CORPORATION
                         EMPLOYEE STOCK OWNERSHIP PLAN

Ladies and Gentlemen:

    As a participant in the FHP International Corporation ("FHP") Employee Stock Ownership Plan (the "Plan"), you have certain rights in FHP Common Stock. This entitles you to exercise "voting rights" as described below.

    At the Annual Meeting of the Stockholders (the "FHP Meeting") of FHP to be held at the FHP University Building, 3515 Harbor Boulevard, Costa Mesa, California 92626, on December 31, 1996, at 2:00 p.m., Pacific Standard Time, FHP Stockholders will be asked to consider and vote upon, among other proposals, the approval and adoption of a proposed acquisition transaction (the "Transaction") involving PacifiCare Health Systems, Inc., ("PacifiCare") and FHP. Upon consummation of the Transaction: (i) each of PacifiCare and FHP will become a wholly owned subsidiary of PacifiCare Holding; (ii) each outstanding share of FHP Common Stock will be converted into the right to receive $17.50 in cash and a mix of PacifiCare Holding Class A Common and PacifiCare Holding Class B Common determined by a formula described in the attached Joint Proxy Statement/Prospectus; (iii) each outstanding share of FHP Preferred Stock will be converted into the right to receive either (a) $14.113 in cash and 0.50 shares of PacifiCare Holding Series A Preferred Stock, assuming approval of an amendment to the FHP Certificate of Incorporation (the "Series A Amendment") or an irrevocable election by the holder of such share to receive such consideration whether or not the Series A Amendment is approved (an "Irrevocable Election"), or (b) if the Series A Amendment is not approved and an Irrevocable Election as to such share is not made, (1) $25.00 in cash, (2) a mix of cash, PacifiCare Holding Class A Common and PacifiCare Holding Class B Common determined by a formula described in the attached Joint Proxy Statement/Prospectus or (3) the consideration that would have been received had the FHP Preferred Stock been converted into FHP Common Stock immediately prior to the Transaction; and (iv) each outstanding share of FHP Common Stock and FHP Preferred Stock will be converted in part into rights ("Talbert Rights"), to purchase a proportionate share (on an as-if-converted basis) of all of FHP's holdings in Talbert Medical Management Corporation and Talbert Health Services Corporation. The offering of Talbert Rights will be commenced promptly after consummation of the Transaction (or as soon thereafter as legally permissible) and the Talbert Rights will be exercisable for 30 days. In connection with the Transaction, existing holders of PacifiCare Common Stock will exchange their shares for shares of PacifiCare Holding on a share-for-share basis.

    You will also be asked to consider and approve the adoption of the Series A Amendment to: (i) exempt the FHP Merger from a requirement of the existing FHP Certificate of Incorporation that, in the event of a merger or consolidation of FHP, the holders of FHP Preferred Stock are entitled to receive upon conversion thereof the same consideration per share as the consideration per share they would have received in the event they converted their FHP Preferred Stock into FHP Common Stock immediately prior to such merger or consolidation; and (ii) provide that the holders of FHP Preferred Stock are not entitled to special conversion rights (as defined in the existing FHP Certificate of Incorporation) as a result of the FHP Merger.

    The Transaction is contingent upon, among other things, the approval of the common stockholders of FHP and PacifiCare and the receipt of required regulatory approvals. The Transaction would be consummated shortly after such approvals are obtained and the other conditions to the Transaction are satisfied or waived, which is currently expected to occur in early January 1997.

    Wells Fargo Bank is the trustee (the "Trustee") of the Plan and holds all shares of stock of FHP now in the Plan (the "Shares"). The Plan requires the Trustee to solicit voting instructions from you and to vote the Shares in accordance with your instructions. Under the Plan, you are designated as a "named fiduciary" for voting purposes and, as a named fiduciary, you are entitled to instruct the Trustee as to how to vote (i) all Shares allocated to your Plan account and (ii) a proportionate number of unallocated Shares held by the Plan for future allocation to participants' accounts. You may direct the Trustee to vote both the allocated and unallocated Shares by completing, signing and returning the enclosed voting instruction card. If you want your voting instructions to be limited only to the Shares allocated to your accounts, you should mark the box on the instruction card labelled "ALLOCATED SHARES ONLY."

    You should understand that by signing and returning the enclosed instruction card, you are accepting the designation as a named fiduciary of the Plan. Accordingly, you should exercise your voting rights prudently and, with respect to unallocated Shares, in a manner intended to benefit all Participants.

CONFIDENTIAL INSTRUCTIONS

    For your information, as explained in the attached Joint Proxy Statement/Prospectus, the Board of Directors unanimously recommends a vote FOR the Transaction, FOR the Series A Amendment, FOR election of the three directors nominated by the Board of Directors and FOR the ratification of the appointment of the Independent Auditors. However, the Trustee makes no recommendation with respect to your voting decisions. IN YOUR COMPLETE DISCRETION, YOU MAY FOLLOW THE FHP BOARD OF DIRECTORS' RECOMMENDATIONS OR YOU MAY VOTE DIFFERENTLY ON ANY OR ALL ISSUES. As provided in the Plan, your voting instructions will be kept confidential and will not be disclosed by the Trustee to any person, except as may be necessary to tabulate your voting instructions.

COMPLETING YOUR VOTING

    American Stock Transfer & Trust Company has been asked to receive and tabulate your voting instructions to the Trustee. In order for your voting instructions to the Trustee to be effective, you must complete, sign and date the enclosed instruction card and return it to American Stock Transfer & Trust Company in the enclosed pre-addressed envelope. Your instruction card must be received no later than the close of business on December 30, 1996.

HOW THE VOTES ARE COUNTED

    IF THE TRUSTEE RECEIVES AN INSTRUCTION CARD FROM YOU ON TIME, IT WILL VOTE YOUR ALLOCATED SHARES AND YOUR PROPORTIONATE SHARE OF THE UNALLOCATED SHARES AS YOU INSTRUCT. IF THE TRUSTEE DOES NOT RECEIVE AN INSTRUCTION CARD FROM YOU ON TIME, THE TRUSTEE WILL VOTE YOUR ALLOCATED SHARES AND YOUR PROPORTIONATE SHARE OF THE UNALLOCATED SHARES IN ACCORDANCE WITH THE INSTRUCTIONS OF THE OTHER PARTICIPANTS WHO PROVIDE TIMELY VOTING INSTRUCTIONS TO THE TRUSTEE. IF YOU SIGN AND TIMELY RETURN AN INSTRUCTION CARD WITHOUT INDICATING A VOTE, THE TRUSTEE WILL VOTE YOUR ALLOCATED SHARES AND YOUR PROPORTIONATE SHARE OF THE UNALLOCATED SHARES IN ACCORDANCE WITH THE FHP BOARD OF DIRECTORS' RECOMMENDATIONS LISTED ABOVE.

    As an example of proportionate voting of allocated and unallocated Shares for which an instruction card is not returned, assume on a particular issue the Trustee receives a total of 80 "FOR" votes and 20 "AGAINST" votes from all of the participants who complete and return instruction cards on time. The Trustee will vote 80% of the allocated and unallocated Shares for which an instruction card was not returned as a "FOR" vote and 20% of the allocated and unallocated Shares for which an instruction card is not returned as an "AGAINST" vote on that issue.

    Attached is a Joint Proxy Statement/Prospectus which provides you with a detailed description of, among other things, the FHP Meeting, the Transaction and the Series A Amendment. PLEASE COMPLETE, SIGN AND DATE THE ACCOMPANYING INSTRUCTION CARD AND RETURN IT IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE.

Dated: November   , 1996

                                          WELLS FARGO BANK (Trustee)

                        PACIFICARE HEALTH SYSTEMS, INC.
                                5995 PLAZA DRIVE
                         CYPRESS, CALIFORNIA 90630-5028

                            ------------------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                          TO BE HELD DECEMBER 31, 1996

                            ------------------------

TO THE STOCKHOLDERS OF PACIFICARE HEALTH SYSTEMS, INC.:

    A Special Meeting of Stockholders (the "PacifiCare Meeting") of PacifiCare Health Systems, Inc., a Delaware corporation ("PacifiCare"), will be held at PacifiCare's offices at 5995 Plaza Drive, Cypress, California 90630, on December 31, 1996, at 10:00 a.m., Pacific Standard Time, for the purpose of considering and voting upon the following:

    1. The approval and adoption of the Amended and Restated Agreement and Plan of Reorganization, dated as of November 11, 1996, among PacifiCare, N-T Holdings, Inc., a Delaware corporation ("PacifiCare Holding"), Neptune Merger Corp., a Delaware corporation and wholly owned subsidiary of PacifiCare Holding ("PacifiCare Merger Sub"), Tree Acquisition Corp., a Delaware corporation and wholly owned subsidiary of PacifiCare Holding ("FHP Merger Sub"), and FHP International Corporation, a Delaware corporation ("FHP") (the "Reorganization Agreement"), a copy of which is set forth as Appendix A to the attached Joint Proxy Statement/Prospectus. Pursuant to the Reorganization Agreement, among other things: (i) PacifiCare Merger Sub will be merged with and into PacifiCare (the "PacifiCare Merger"); (ii) FHP Merger Sub will be merged with and into FHP; and (iii) each of PacifiCare and FHP will become a wholly owned subsidiary of PacifiCare Holding.

    2. The approval and adoption of an amendment to the Certificate of Incorporation of PacifiCare (the "PacifiCare Amendment") to exempt the PacifiCare Merger from a requirement of the PacifiCare Certificate of Incorporation that, in the event of a merger or consolidation of PacifiCare, the holders of PacifiCare Class B Common Stock receive the same consideration per share as the consideration per share for the PacifiCare Class A Common Stock in such merger or consolidation. The PacifiCare Amendment is necessary to consummate the transactions contemplated by the Reorganization Agreement.

    3. The approval and adoption of the Second Amended 1992 Non-Officer Directors Stock Option Plan of PacifiCare Health Systems, Inc. (the "Second Amended PacifiCare Directors Plan"): (i) to increase the number of shares of PacifiCare Class B Common Stock available for option grants under such plan; (ii) to increase the number of shares of PacifiCare Class B Common Stock underlying the options automatically granted to eligible directors each year; and (iii) to provide for the grant of options to purchase shares of PacifiCare Class B Common Stock to eligible directors upon being elected to the PacifiCare Board of Directors.

    Only stockholders of record at the close of business on November 11, 1996 are entitled to receive notice of, and to vote at, the PacifiCare Meeting. Holders of all PacifiCare Class A Common Stock are entitled to vote on all matters to be considered at the PacifiCare Meeting. Holders of PacifiCare Class B Common Stock are entitled to vote only on the approval and adoption of the PacifiCare Amendment. The PacifiCare Merger may take place only if both matters are approved.

    Your attention is directed to the accompanying Joint Proxy Statement/Prospectus and proxy. PacifiCare invites you to attend the PacifiCare Meeting in person. Whether or not you plan to attend the PacifiCare Meeting, you are requested to COMPLETE, DATE AND SIGN THE ACCOMPANYING PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE. Your prompt cooperation is greatly appreciated.

                                          By Order of the Board of Directors,

                                          Terry O. Hartshorn
                                          CHAIRMAN OF THE BOARD
Cypress, California
November   , 1996

                         FHP INTERNATIONAL CORPORATION
                             3120 LAKE CENTER DRIVE
                          SANTA ANA, CALIFORNIA 92704
                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD DECEMBER 31, 1996
                            ------------------------

TO THE STOCKHOLDERS OF FHP INTERNATIONAL CORPORATION:

    The Annual Meeting of Stockholders of FHP International Corporation, a Delaware corporation ("FHP"), will be held at the FHP University Building, 3515 Harbor Boulevard, Costa Mesa, California 92626, on December 31, 1996, at 2:00 p.m., Pacific Standard Time, to consider and vote on the following matters described in the Joint Proxy Statement/Prospectus:

     1. The approval and adoption of the Amended and Restated Agreement and Plan of Reorganization, dated as of November 11, 1996, among PacifiCare Health Systems, Inc., a Delaware corporation ("PacifiCare"), N-T Holdings, Inc., a Delaware corporation ("PacifiCare Holding"), Neptune Merger Corp., a Delaware corporation and wholly owned subsidiary of PacifiCare Holding ("PacifiCare Merger Sub"), Tree Acquisition Corp., a Delaware corporation and wholly owned subsidiary of PacifiCare Holding ("FHP Merger Sub"), and FHP (the "Reorganization Agreement"), a copy of which is set forth as Appendix A to the attached Joint Proxy Statement/Prospectus. Pursuant to the Reorganization Agreement, among other things: (i) PacifiCare Merger Sub will be merged with and into PacifiCare; (ii) FHP Merger Sub will be merged with and into FHP (the "FHP Merger"); and (iii) each of PacifiCare and FHP will become a wholly owned subsidiary of PacifiCare Holding.

     2. The approval and adoption of an amendment to the Restated Certificate of Incorporation of FHP (the "Series A Amendment") to: (i) exempt the FHP Merger from a requirement of the existing FHP Certificate of Incorporation that, in the event of a merger or consolidation of FHP, the holders of FHP Series A Cumulative Convertible Preferred Stock ("FHP Preferred Stock") are entitled to receive upon conversion thereof the same consideration per share as the consideration per share they would have received in the event they converted their FHP Preferred Stock into FHP Common Stock immediately prior to such merger or consolidation; and
       (ii) provide that the holders of FHP Preferred Stock are not entitled to Special Conversion Rights (as defined in the existing FHP Certificate of Incorporation) as a result of the FHP Merger.

     3. To elect three directors to hold office for three-year terms.

     4. To ratify the appointment of independent auditors.

     5. To transact such other business as may properly come before the meeting, or any adjournments or postponements thereof.

    The Board of Directors has fixed the close of business on November 8, 1996, as the record date for determining stockholders entitled to receive notice of and to vote at the meeting and at any adjournment or postponement thereof. Holders of FHP Common Stock are entitled to vote on all matters to be considered at the Annual Meeting. Holders of FHP Preferred Stock are entitled to vote on the approval and adoption of the Series A Amendment. All stockholders are cordially invited to attend the Annual Meeting in person. Whether or not you plan to attend the Annual Meeting, you are urged to COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT AT YOUR EARLIEST CONVENIENCE IN THE ENCLOSED ENVELOPE. If you attend the Annual Meeting and wish to vote your own shares in person, you may withdraw your proxy at that time.

                                          By Order of the Board of Directors,

                                          Westcott W. Price III
                                          VICE CHAIRMAN OF THE BOARD,
                                          PRESIDENT AND CHIEF EXECUTIVE OFFICER
Santa Ana, California
November   , 1996

                        PACIFICARE HEALTH SYSTEMS, INC.
                                      AND
                         FHP INTERNATIONAL CORPORATION
                                ----------------

                             JOINT PROXY STATEMENT
           FOR STOCKHOLDERS MEETINGS TO BE HELD ON DECEMBER 31, 1996
                             ---------------------
                               N-T HOLDINGS, INC.
                                   PROSPECTUS

    This Joint Proxy Statement/Prospectus is being furnished to holders of PacifiCare Class A Common Stock and PacifiCare Class B Common Stock in connection with the solicitation of proxies by the PacifiCare Board of Directors in connection with the PacifiCare Meeting, and to holders of FHP Common Stock and holders of FHP Preferred Stock in connection with the solicitation of proxies by the FHP Board of Directors for use at the FHP Meeting.

    The Meetings are each being called to consider and vote upon, among other things, a proposal to approve and adopt the Reorganization Agreement. The Reorganization Agreement provides for, among other things, an acquisition transaction involving PacifiCare and FHP by means of the merger of PacifiCare Merger Sub with and into PacifiCare and the merger of FHP Merger Sub with and into FHP. As a result, PacifiCare and FHP will become wholly owned subsidiaries of PacifiCare Holding and the stockholders of PacifiCare and FHP will become stockholders of PacifiCare Holding. Upon consummation of the Mergers: (i) each outstanding share of PacifiCare Class A Common Stock will be converted into the right to receive one share of PacifiCare Holding Class A Common; (ii) each outstanding share of PacifiCare Class B Common Stock will be converted into the right to receive one share of PacifiCare Holding Class B Common; (iii) each outstanding share of FHP Common Stock will be converted into the right to receive $17.50 in cash and a mix of PacifiCare Holding Class A Common and PacifiCare Holding Class B Common as determined in the Reorganization Agreement; and (iv) each outstanding share of FHP Preferred Stock will be converted into the right to receive either (a) $14.113 in cash and 0.50 shares of PacifiCare Holding Preferred, assuming approval of the Series A Amendment or an Irrevocable Election by the holder of such share, or (b) if the Series A Amendment is not approved and an Irrevocable Election as to such share is not made, (1) $25.00 in cash, (2) a mix of cash, PacifiCare Class A Common and PacifiCare Class B Common determined by a formula described in the attached Joint Proxy Statement/Prospectus or (3) the consideration that would have been received had the FHP Preferred Stock been converted into FHP Common Stock immediately prior to the Effective Time. By virtue of the Mergers, each outstanding share of FHP Common Stock and FHP Preferred Stock will be converted in part into Talbert Rights to purchase a proportionate share (on an as-if-converted basis) of all of FHP's ownership interest in Talbert. The offering of Talbert Rights will be commenced promptly after consummation of the Mergers (or as soon thereafter as legally permissible) and the Talbert Rights will be exercisable for 30 days.

    This Joint Proxy Statement/Prospectus is also being furnished: (i) to holders of PacifiCare Common Stock to consider and vote upon the approval and adoption of the PacifiCare Amendment to exempt the PacifiCare Merger from a requirement of the PacifiCare Certificate of Incorporation that, in the event of a merger or consolidation of PacifiCare, the holders of PacifiCare Class B Common Stock receive the same consideration per share as the consideration per share for the PacifiCare Class A Common Stock in such merger or consolidation;
(ii) to holders of PacifiCare Class A Common Stock to consider and vote upon the approval and adoption of the Second Amended PacifiCare Directors Plan; (iii) to holders of FHP Capital Stock to consider and vote upon the adoption of the Series A Amendment to provide for exemption of the FHP Merger from a requirement that the holders of FHP Preferred Stock, in the event of a merger or consolidation of FHP, receive the same consideration per share as the consideration they would have received if they had converted their shares into FHP Common Stock immediately prior to the effectiveness of such merger or consolidation, and from a requirement that such holders receive certain special conversion rights in connection with the FHP Merger; and (iv) to holders of FHP Common Stock to consider and vote upon, (a) the election of three directors of FHP to hold office for three-year terms and (b) the ratification of the appointment of independent auditors.

    The proposed Mergers are contingent upon, among other things, the approval of the holders of PacifiCare Class A Common Stock and PacifiCare Class B Common Stock and the holders of FHP Common Stock and the receipt of required regulatory approvals. The proposed Mergers will be consummated shortly after such approvals are obtained and the other conditions to the Mergers are satisfied or waived, which is currently expected to be in early January 1997.

    All information contained or incorporated by reference herein concerning PacifiCare has been furnished by PacifiCare, and all information contained or incorporated by reference herein concerning FHP and Talbert has been furnished by FHP and Talbert, respectively.

    Certain capitalized terms are defined in the Glossary.

    This Joint Proxy Statement/Prospectus and the accompanying forms of proxy and Form of Irrevocable Election are first being mailed to stockholders of each
of PacifiCare and FHP on or about November   , 1996.
                            ------------------------

    THE ABOVE MATTERS ARE DISCUSSED IN DETAIL IN THIS JOINT PROXY STATEMENT/ PROSPECTUS. THE PROPOSED MERGERS ARE COMPLEX TRANSACTIONS. STOCKHOLDERS OF FHP AND PACIFICARE ARE STRONGLY URGED TO READ AND CONSIDER CAREFULLY THIS JOINT PROXY STATEMENT/PROSPECTUS IN ITS ENTIRETY, PARTICULARLY THE MATTERS REFERRED TO UNDER "RISK FACTORS" BEGINNING AT PAGE 18.
                            ------------------------

    THE SECURITIES TO BE ISSUED IN CONNECTION WITH THE MERGERS HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS JOINT PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                            ------------------------

    The date of this Joint Proxy Statement/Prospectus is November   , 1996.

                             AVAILABLE INFORMATION

    Each of PacifiCare and FHP is subject to the informational requirements of the Exchange Act, and in accordance therewith files reports, proxy statements and other information with the Commission. The reports, proxy statements and other information filed by each of PacifiCare and FHP with the Commission may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, as well as at the Commission's regional offices at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such material may also be obtained from the Commission at prescribed rates by writing to the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549.

    This Joint Proxy Statement/Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits thereto filed by PacifiCare Holding, certain portions of which have been omitted pursuant to the rules and regulations of the Commission and to which portions reference is hereby made for further information with respect to PacifiCare Holding, PacifiCare, FHP, the Mergers, the securities offered hereby and related matters. The Registration Statement and the exhibits thereto may be inspected without charge at the offices of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and copies may be obtained from the Commission at prescribed rates.

    The Commission maintains a World Wide Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of the site is http://www.sec.gov.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The following documents previously filed with the Commission (Commission file number 0-14181) by PacifiCare pursuant to the Exchange Act are incorporated by reference into this Joint Proxy Statement/Prospectus:

    1. PacifiCare's Annual Report on Forms 10-K and 10-K/A for the fiscal year ended September 30, 1995;

    2. PacifiCare's Quarterly Reports on Form 10-Q for the quarterly periods ended December 31, 1995 and March 31, 1996, and Forms 10-Q and 10-Q/A for the quarterly period ended June 30, 1996; and

    3.  PacifiCare's Current Report on Form 8-K filed on September 23, 1996.

    The following documents previously filed with the Commission (Commission file number 0-14796) by FHP pursuant to the Exchange Act are incorporated by reference into this Joint Proxy Statement/Prospectus:

    1.  FHP's Annual Report on Form 10-K for the fiscal year ended June 30,
       1996;

    2. FHP's Quarterly Report on Form 10-Q for the quarterly period ended September 30, 1996; and

    3. FHP's Current Reports on Form 8-K filed on August 19, 1996 and September 24, 1996.

    The information relating to PacifiCare and FHP contained in this Joint Proxy Statement/
Prospectus does not purport to be comprehensive and should be read together with the information in the documents incorporated by reference herein.

    All documents filed by PacifiCare and FHP pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Joint Proxy Statement/Prospectus and prior to the date of the PacifiCare Meeting and the FHP Meeting shall be deemed to be incorporated by reference into this Joint Proxy Statement/Prospectus and to be a part hereof from the dates of filing such documents or reports. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Joint Proxy Statement/Prospectus to the extent that a statement contained herein or in any other subsequently filed document which is also incorporated or is deemed to be incorporated herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Joint Proxy Statement/Prospectus.
                            ------------------------

    THIS JOINT PROXY STATEMENT/PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS (OTHER THAN CERTAIN EXHIBITS TO DOCUMENTS UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE) ARE AVAILABLE WITHOUT CHARGE TO ANY PERSON TO WHOM A COPY OF THIS JOINT PROXY STATEMENT/PROSPECTUS HAS BEEN DELIVERED UPON WRITTEN OR ORAL REQUEST, IN THE CASE OF PACIFICARE DOCUMENTS, TO PACIFICARE HEALTH SYSTEMS, INC., 5995 PLAZA DRIVE, CYPRESS, CALIFORNIA 90630-5028, ATTENTION: INVESTOR RELATIONS, TELEPHONE NUMBER (714) 952-1121, AND, IN THE CASE OF FHP DOCUMENTS, TO FHP INTERNATIONAL CORPORATION, P.O. BOX 25186, SANTA ANA, CALIFORNIA 92799-5186, ATTENTION: INVESTOR RELATIONS DEPARTMENT, TELEPHONE NUMBER (714) 825-6600. IN ORDER TO ENSURE DELIVERY PRIOR TO THE MEETINGS, REQUESTS SHOULD BE RECEIVED BY DECEMBER 23, 1996.
                            ------------------------

    NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED OR INCORPORATED BY REFERENCE IN THIS JOINT PROXY STATEMENT/PROSPECTUS IN CONNECTION WITH THE OFFERING AND THE SOLICITATIONS MADE HEREBY AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY PACIFICARE OR FHP. THIS JOINT PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO PURCHASE, ANY SECURITIES, OR THE SOLICITATION OF A PROXY, IN ANY JURISDICTION IN WHICH, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS JOINT PROXY STATEMENT/PROSPECTUS NOR ANY DISTRIBUTION OF SECURITIES MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY INFERENCE THAT THERE HAS NOT BEEN ANY CHANGE IN THE INFORMATION SET FORTH HEREIN OR IN THE AFFAIRS OF EITHER PACIFICARE OR FHP SINCE THE DATE HEREOF.

                               TABLE OF CONTENTS

                                                                                                               PAGE
                                                                                                             ---------
AVAILABLE INFORMATION......................................................................................        iii
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE............................................................        iii
GLOSSARY...................................................................................................       viii
SUMMARY....................................................................................................          1
  The Companies............................................................................................          1
  The PacifiCare Special Meeting...........................................................................          1
  The FHP Annual Meeting...................................................................................          3
  The Mergers and Related Transactions.....................................................................          5
  Risk Factors.............................................................................................         10
  Market Prices............................................................................................         11
  Selected Historical and Pro Forma Financial and Operating Data...........................................         12
  Comparative Per Share Data...............................................................................         17
RISK FACTORS...............................................................................................         18
  Risk Factors Related to the Business of PacifiCare.......................................................         18
  Risk Factors Related to the Business of FHP..............................................................         20
  Common Risk Factors Related to the Mergers...............................................................         21
THE COMPANIES..............................................................................................         23
  PacifiCare Holding.......................................................................................         23
  PacifiCare...............................................................................................         23
  FHP......................................................................................................         23
THE PACIFICARE MEETING.....................................................................................         25
  Purpose of the PacifiCare Meeting........................................................................         25
  Date, Time and Place of Meeting..........................................................................         25
  Record Date and Outstanding Shares.......................................................................         25
  Voting of Proxies........................................................................................         25
  Vote Required............................................................................................         25
  Board Recommendations....................................................................................         26
  Quorum; Abstentions; Broker Non-Votes....................................................................         26
  Solicitation of Proxies and Expenses.....................................................................         26
  Availability of Accountants..............................................................................         26
THE FHP MEETING............................................................................................         27
  Purpose of the FHP Meeting...............................................................................         27
  Date, Time and Place of Meeting..........................................................................         27
  Record Date and Outstanding Shares.......................................................................         27
  Voting of Proxies........................................................................................         27
  Vote Required of FHP Common Stock........................................................................         27
  Vote Required of FHP Preferred Stock.....................................................................         28
  Effect of Failure to Approve the Series A Amendment......................................................         29
  Board Recommendations....................................................................................         29
  Quorum; Abstentions; Broker Non-Votes....................................................................         29
  Solicitation of Proxies and Expenses.....................................................................         29
THE MERGERS AND RELATED TRANSACTIONS.......................................................................         30
  Merger Consideration.....................................................................................         30
  Background of the Mergers................................................................................         34
  Recommendations of the Boards of Directors and Reasons for the Mergers...................................         36
  Opinions of Financial Advisors...........................................................................         42
  Financing of FHP Merger Consideration....................................................................         49

                                                                                                               PAGE
                                                                                                             ---------
  Conversion of Shares; Procedures for Exchange of Certificates; No Fractional Shares......................         51
  Talbert Rights Offering..................................................................................         53
  Regulatory Matters.......................................................................................         57
  Estimated Synergies......................................................................................         58
  Factors for Forward Looking Information..................................................................         59
  Stock Options; Benefit Plans.............................................................................         60
  Voting and Non-Disposition Agreements....................................................................         62
  Affiliate Agreements.....................................................................................         63
  Interests of Certain Persons in the Mergers..............................................................         63
  Dividends................................................................................................         65
  Nasdaq National Market...................................................................................         65
  Merger Expenses and Fees and Other Costs.................................................................         65
  Accounting Treatment.....................................................................................         66
  Certain Federal Income Tax Consequences..................................................................         66
  Appraisal Rights.........................................................................................         71
THE REORGANIZATION AGREEMENT...............................................................................         73
  General..................................................................................................         73
  Merger Consideration.....................................................................................         73
  Corporate Matters........................................................................................         73
  Conditions to the Mergers................................................................................         74
  Representations and Warranties...........................................................................         75
  Certain Covenants........................................................................................         76
  Non-Solicitation.........................................................................................         78
  Indemnification and Insurance............................................................................         78
  Termination..............................................................................................         79
  Expenses and Termination Fees............................................................................         80
  No Survival of Representations and Warranties............................................................         80
  Amendment; Waiver........................................................................................         80
AMENDMENT OF THE CERTIFICATE OF INCORPORATION OF PACIFICARE................................................         81
AMENDMENT OF THE CERTIFICATE OF INCORPORATION OF FHP.......................................................         82
UNAUDITED PRO FORMA FINANCIAL INFORMATION..................................................................         83
DESCRIPTION OF PACIFICARE HOLDING CAPITAL STOCK............................................................         93
  PacifiCare Holding Class A Common and Class B Common.....................................................         93
  PacifiCare Holding Preferred.............................................................................         95
COMPARISON OF RIGHTS OF STOCKHOLDERS.......................................................................        101
  Comparison of Stockholder Rights with Respect to PacifiCare Holding and PacifiCare.......................        101
  Comparison of Stockholder Rights with Respect to PacifiCare Holding and FHP..............................        101
MANAGEMENT OF PACIFICARE HOLDING...........................................................................        105
  Directors................................................................................................        105
  Committees of the PacifiCare Holding Board of Directors..................................................        108
  Compensation of Directors................................................................................        108
  Executive Officers.......................................................................................        109
  Compensation of Executive Officers.......................................................................        109
OWNERSHIP OF PACIFICARE, FHP AND PACIFICARE HOLDING........................................................        110
  PacifiCare...............................................................................................        110
  FHP......................................................................................................        113
  PacifiCare Holding.......................................................................................        115
  SECOND AMENDED PACIFICARE DIRECTORS PLAN.................................................................        116

                                                                                                               PAGE
                                                                                                             ---------
OTHER INFORMATION FOR THE FHP MEETING......................................................................        118
  Election of Directors....................................................................................        118
  Nonemployee Director Compensation........................................................................        121
  Executive Compensation...................................................................................        123
  Change in Control Employment Agreements..................................................................        126
  Compensation Committee Report on Executive Compensation for the Fiscal Year Ended June 30, 1996..........        126
  FHP Compensation Committee Interlocks and Insider Participation..........................................        128
  Performance Graph of FHP.................................................................................        129
  Appointment of Independent Auditors......................................................................        129
  Additional Information...................................................................................        130
EXPERTS....................................................................................................        130
LEGAL MATTERS..............................................................................................        130
FUTURE STOCKHOLDER PROPOSALS...............................................................................        131
REPORT OF INDEPENDENT AUDITORS.............................................................................        F-1
N-T HOLDINGS, INC. AND SUBSIDIARIES CONSOLIDATED BALANCE SHEET.............................................        F-2
N-T HOLDINGS, INC. AND SUBSIDIARIES NOTES TO CONSOLIDATED BALANCE SHEET....................................        F-3
APPENDICES:
  APPENDIX A -- Amended and Restated Agreement and Plan of Reorganization
  APPENDIX B -- Fairness Opinion of Dillon, Read & Co. Inc. dated as of August 30, 1996
  APPENDIX C -- Fairness Opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated dated as of August 4, 1996
  APPENDIX D -- Delaware Statutes Regarding Appraisal Rights
  APPENDIX E -- Second Amended PacifiCare Directors Plan

                                    GLOSSARY

1995 ACQUISITIONS. PacifiCare's fiscal year 1995 acquisitions of Preferred Solutions, ValuCare and Pacific Health Plans.

ACQUISITION PROPOSAL.  See definition on page 78.

ACQUISITIONS.  The Mergers and the 1995 Acquisitions, together.

ACT.  The Securities Act of 1933, as amended.

ANTITRUST DIVISION. The Antitrust Division of the United States Department of Justice.

AS-IF-CONVERTED FHP MERGER CONSIDERATION. The consideration to be received by the holders of FHP Preferred Stock if the Series A Amendment is not approved and if the holders do not exercise their Special Conversion Rights. These holders will receive consideration upon surrender of their FHP Preferred Stock as if they had converted their FHP Preferred Stock into FHP Common Stock immediately prior to the Effective Time.

AST.  American Stock Transfer & Trust Company, the transfer agent for FHP.

AVERAGE CLOSING PRICE OF PACIFICARE CLASS B COMMON STOCK. The average closing price of PacifiCare Class B Common Stock as quoted in the Wall Street Journal for the 20 trading days prior to the trading day immediately before the date of the FHP Meeting.

BANK OF AMERICA.  Bank of America National Trust and Savings Association.

CAPITATION FEE. A negotiated per capita fee paid periodically, usually monthly, to a health care provider based on the number of HMO members who have selected such health care provider.

CAPITATION CONTRACT. A contract between an HMO and a health care provider involving the compensation of the health care provider through Capitation Fees.

CASH CONSIDERATION. The aggregate amount of cash payable to the holders of FHP Capital Stock in connection with the FHP Merger, other than cash payable to holders who exercise and perfect appraisal rights under the DGCL.

CLOSING.  The closing under the Reorganization Agreement.

CLOSING PRICE/SIGNING PRICE RATIO.  See definition on page 30.

CODE.  The Internal Revenue Code of 1986, as amended.

COMMISSION.  The Securities and Exchange Commission.

CONVERSION NOTICE. The notice delivered by FHP in accordance with the FHP Certificate in connection with a "Change of Control" (as defined in the FHP Certificate). If the Series A Amendment is not approved, a Conversion Notice will be delivered to all holders of FHP Preferred Stock other than those who have made an Irrevocable Election with respect to all of their FHP Preferred Stock.

CREDIT AGREEMENT.  See definition on page 49.

DGCL.  The Delaware General Corporation Law.

DILLON READ.  Dillon, Read & Co. Inc., financial advisor to PacifiCare.

DILLON READ OPINION. Written opinion of Dillon Read for the PacifiCare Board of Directors, dated as of August 30, 1996.

EFFECTIVE TIME. The effective time of the Mergers as provided in the Reorganization Agreement.

EPS.  Earnings per share.

ESOP.  The FHP Employee Stock Ownership Plan.

EXCHANGE ACT.  The Securities Exchange Act of 1934, as amended.

EXCHANGE AGENT.  ChaseMellon Shareholder Services L.L.C.

FEHBP. The Federal Employees Health Benefits Program, a program providing for managed health care services to federal employees, annuitants and their dependents under commercial contracts between health care services organizations and OPM.

FHP.  FHP International Corporation, a Delaware corporation.

FHP CAPITAL STOCK.  The FHP Common Stock and FHP Preferred Stock, together.

FHP CERTIFICATE.  The Restated Certificate of Incorporation of FHP.

FHP COMMON STOCK.  The Common Stock, $0.05 par value, of FHP.

FHP MEETING. FHP's Annual Meeting of Stockholders or any adjournment or postponement thereof, at which the approval of the FHP Merger will be considered.

FHP MERGER.  The merger of FHP Merger Sub with and into FHP.

FHP MERGER SUB. Tree Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of PacifiCare Holding.

FHP OPTIONS.  Options to purchase FHP Common Stock.

FHP PREFERRED STOCK. The Series A Cumulative Convertible Preferred Stock, $0.05 par value, of FHP.

FHP RECORD DATE. The close of business on November 8, 1996. Holders of FHP Capital Stock on this date are entitled to vote at the FHP Meeting.

FHP REQUIRED VOTE. The affirmative vote of the holders of a majority of the outstanding shares of FHP Common Stock entitled to vote to approve and adopt the Reorganization Agreement.

FHP STOCKHOLDER VOTING AGREEMENTS.  See definition on page 28.

FHP SURVIVING CORPORATION.  FHP, as the surviving corporation of the FHP Merger.

FINAL CLASS A/COMMON SHARE RATIO.  See definition on page 30.

FINAL CLASS B/COMMON SHARE RATIO.  See definition on page 30.

FINAL EXCHANGE RATIO.  See definition on page 30.

FIRST AMENDED REORGANIZATION AGREEMENT. The Amended and Restated Agreement and Plan of Reorganization, dated as of September 17, 1996, among PacifiCare, PacifiCare Holding, PacifiCare Merger Sub, FHP Merger Sub and FHP.

FTC.  The Federal Trade Commission.

GROUP MODEL HMO. An HMO that contracts with one large multi-specialty medical group, which typically receives a Capitation Fee for each HMO member who has selected such health care provider, regardless of the number of physician visits.

HCFA. The Health Care Financing Administration, a federal agency which administers the provision of services to Medicare beneficiaries.

HMO.  A health maintenance organization.

HSR ACT.  The Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

IRREVOCABLE ELECTION. An irrevocable election on the part of a holder of FHP Preferred Stock to receive the Series A Merger Consideration whether or not the Series A Amendment is approved.

IRREVOCABLE ELECTION DEADLINE. 5:00 p.m., Eastern Standard Time, on December 27, 1996.

IRS.  Internal Revenue Service.

LIBOR. The London interbank offered rate at which Eurodollar deposits are offered in the London interbank market.

MEETINGS.  The FHP Meeting and PacifiCare Meeting, together.

MERGERS.  The FHP Merger and the PacifiCare Merger, together.

MERRILL LYNCH. Merrill Lynch, Pierce, Fenner & Smith Incorporated, financial advisor to FHP.

MERRILL LYNCH OPINION. The opinion of Merrill Lynch to the FHP Board of Directors dated as of August 4, 1996.

MULTIPLIER.  See definition on page 30.

NYSE.  New York Stock Exchange.

NETWORK MODEL HMO. An HMO that contracts with more than one medical group to provide services generally for Capitation Fees.

OPM. The Office of Personnel Management, a federal agency which administers managed health care services for federal employees, annuitants, and their dependents.

ORIGINAL REORGANIZATION AGREEMENT. The Agreement and Plan of Reorganization, dated as of August 4, 1996, among PacifiCare, PacifiCare Holding, PacifiCare Merger Sub, FHP Merger Sub and FHP.

OTHER PERSONS.  See definition on page 28.

PPO. An organization of providers of health care services which contracts with HMOs and other payors to provide health care services at discounted fee for service rates generally in exchange for prompt payment and anticipated increases in patient volume. Providers under such contracts are referred to as preferred providers.

PACIFICARE.  PacifiCare Health Systems, Inc., a Delaware corporation.

PACIFICARE AMENDMENT. An amendment to the PacifiCare Certificate to exempt the PacifiCare Merger from a requirement of the PacifiCare Certificate that, in the event of a merger or consolidation of PacifiCare, the holders of PacifiCare Class B Common Stock shall receive the same consideration per share as the consideration per share for the PacifiCare Class A Common Stock in such merger or consolidation.

PACIFICARE CERTIFICATE. The Certificate of Incorporation of PacifiCare, as amended.

PACIFICARE CLASS A COMMON STOCK. Class A Common Stock, $0.01 par value, of PacifiCare.

PACIFICARE CLASS B COMMON STOCK. Class B Common Stock, $0.01 par value, of PacifiCare.

PACIFICARE COMMON STOCK. The PacifiCare Class A Common Stock and PacifiCare Class B Common Stock, together.

PACIFICARE DIRECTORS STOCK OPTION PLAN. The Amended 1992 Non-Officer Directors Stock Option Plan of PacifiCare Health Systems, Inc.

PACIFICARE HOLDING. N-T Holdings, Inc., a Delaware corporation. Upon consummation of the Mergers, PacifiCare Holding will be the parent of FHP and PacifiCare.

PACIFICARE HOLDING CAPITAL STOCK. The PacifiCare Holding Common and the PacifiCare Holding Preferred, together.

PACIFICARE HOLDING CLASS A COMMON. Class A Common Stock, $0.01 par value, of PacifiCare Holding.

PACIFICARE HOLDING CLASS B COMMON. Class B Common Stock, $0.01 par value, of PacifiCare Holding. PacifiCare Holding Class B Common has limited voting rights.

PACIFICARE HOLDING COMMON. The PacifiCare Holding Class A Common and PacifiCare Holding Class B Common, together.

PACIFICARE HOLDING PREFERRED. Series A Cumulative Convertible Preferred Stock, $0.01 par value, of PacifiCare Holding.

PACIFICARE MEETING. PacifiCare's Special Meeting of Stockholders or any adjournment or postponement thereof, at which the approval of the PacifiCare Merger and the PacifiCare Amendment will be considered.

PACIFICARE MERGER.  The merger of PacifiCare Merger Sub with and into
PacifiCare.

PACIFICARE MERGER SUB. Neptune Merger Corp., a Delaware corporation and a wholly owned subsidiary of PacifiCare Holding.

PACIFICARE RECORD DATE. The close of business on November 11, 1996. Holders of PacifiCare Common Stock on this date are eligible to vote at the PacifiCare Meeting.

PACIFICARE REQUIRED VOTE. The affirmative vote of the holders of a majority of the outstanding shares of PacifiCare Class A Common Stock entitled to vote to approve and adopt the Reorganization Agreement and the affirmative vote of the holders of a majority of the outstanding shares of PacifiCare Class A Common Stock entitled to vote and the holders of a majority of the outstanding shares of PacifiCare Class B Common Stock entitled to vote, each voting separately as a class, to approve and adopt the PacifiCare Amendment.

PACIFICARE SPECIAL COMMITTEE. The Special Opportunities Committee of the PacifiCare Board of Directors, which is comprised of three independent directors.

PACIFICARE SURVIVING CORPORATION. PacifiCare, as the surviving corporation of the PacifiCare Merger.

REORGANIZATION AGREEMENT. The Amended and Restated Agreement and Plan of Reorganization, dated as of November 11, 1996, among PacifiCare, PacifiCare Holding, PacifiCare Merger Sub, FHP Merger Sub and FHP.

RESTATED CERTIFICATE. The Amended and Restated Certificate of Incorporation of PacifiCare Holding to be effective if the Series A Amendment is approved. The Restated Certificate is attached to the Reorganization Agreement as Exhibit 1.4.

RESTRUCTURING PLAN. A plan to restructure the operations of FHP announced in June 1995.

SECOND AMENDED PACIFICARE DIRECTORS PLAN. The Second Amended 1992 Non-Officer Directors Stock Option Plan of PacifiCare Health Systems, Inc.

SECOND REQUEST. A request for additional information and documentary materials issued by the FTC or Antitrust Division pursuant to the HSR Act.

SECTION 351.  Section 351 of the Code.

SERIES A AMENDMENT. An amendment to the FHP Certificate to: (i) exempt the FHP Merger from a requirement of the existing FHP Certificate that, in the event of a merger or consolidation of FHP, the holders of FHP Preferred Stock are entitled to receive upon conversion thereof the same consideration per share as the consideration per share they would have received in the event they converted their FHP Preferred Stock into FHP Common Stock immediately prior to such merger or consolidation; and (ii) provide that the holders of FHP Preferred Stock are not entitled to Special Conversion Rights (as defined in the existing FHP Certificate) as a result of the FHP Merger.

SERIES A MERGER CONSIDERATION.  See definition on page 31.

SERIES A REQUIRED VOTE. The affirmative vote of the holders of a majority of the outstanding shares of FHP Common Stock entitled to vote and the holders of 66 2/3% of the outstanding shares of FHP Preferred Stock entitled to vote, each voting separately as a class, to approve and adopt the Series A Amendment.

STAFF MODEL HMO. An HMO that employs physicians to provide health care to its members. All premiums and other revenues accrue to the HMO, which compensates physicians.

STATED VALUE.  Twenty-five dollars ($25.00)

SURVIVING CORPORATIONS. FHP Surviving Corporation and PacifiCare Surviving Corporation, together.

TALBERT. The combined businesses of TMMC and THSC and, if TMMHC acquires such companies, TMMHC.

TALBERT RIGHTS. Rights to purchase, in aggregate, 2,767,500 shares of common stock of TMMHC or TMMC, as the case may be.

TALBERT RIGHTS OFFERING. The offering of the Talbert Rights to the holders of FHP Capital Stock as part of the consideration payable in the FHP Merger.

THSC.  Talbert Health Services Corporation, a Delaware corporation.

TMMC.  Talbert Medical Management Corporation, a Delaware corporation.

TMMHC. Talbert Medical Management Holdings Corporation, a Delaware corporation which may be formed to acquire all of the shares of TMMC and THSC owned by FHP.

UNIHEALTH. A California nonprofit public benefit corporation, and the parent corporation in a multi-state health care delivery system consisting of seven nonprofit medical centers and various for-profit health care companies, including one HMO.

UNIHEALTH VOTING AGREEMENT.  See definition on page 26.

                                    SUMMARY

    THE FOLLOWING IS A SUMMARY OF CERTAIN INFORMATION CONTAINED ELSEWHERE IN THIS JOINT PROXY STATEMENT/PROSPECTUS. THIS SUMMARY IS NOT, AND IS NOT INTENDED TO BE, COMPLETE BY ITSELF. THIS JOINT PROXY STATEMENT/PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS WHICH INVOLVE RISKS AND UNCERTAINTIES. PACIFICARE'S AND FHP'S ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THESE FORWARD-LOOKING STATEMENTS AS A RESULT OF CERTAIN FACTORS, INCLUDING THOSE SET FORTH UNDER "RISK FACTORS" AND ELSEWHERE IN THIS JOINT PROXY STATEMENT/PROSPECTUS. THIS SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE MORE DETAILED INFORMATION CONTAINED ELSEWHERE IN THIS JOINT PROXY STATEMENT/ PROSPECTUS, THE APPENDICES ATTACHED HERETO AND THE DOCUMENTS REFERRED TO OR INCORPORATED BY REFERENCE HEREIN. STOCKHOLDERS OF PACIFICARE AND FHP ARE URGED TO REVIEW CAREFULLY ALL OF THE INFORMATION CONTAINED IN THIS JOINT PROXY STATEMENT/PROSPECTUS, THE REORGANIZATION AGREEMENT ATTACHED AS APPENDIX A AND THE OTHER APPENDICES ATTACHED HERETO. CERTAIN CAPITALIZED TERMS ARE DEFINED IN THE GLOSSARY.

                                 THE COMPANIES

PacifiCare Holding................  PacifiCare Holding is a newly formed Delaware corporation. It has conducted no business other than
                                    that incident to its formation, its execution of the
                                    Reorganization Agreement, the making of various
                                    regulatory filings in connection with the Mergers and
                                    the preparation of this Joint Proxy
                                    Statement/Prospectus. Upon consummation of the Mergers,
                                    it will be the parent of both PacifiCare and FHP and its
                                    business will be that currently conducted by PacifiCare
                                    and FHP. The full name, address and telephone number of
                                    PacifiCare Holding are: N-T Holdings, Inc., c/o
                                    PacifiCare Health Systems, Inc., 5995 Plaza Drive,
                                    Cypress, California 90630, (714) 952-1121. See "The
                                    Companies -- PacifiCare Holding."
PacifiCare........................  PacifiCare, a Delaware corporation, is one of the nation's leading managed health care services companies,
                                    and is a leader in the management, development and
                                    marketing of diversified HMO products and related
                                    services. The full name, address and telephone number of
                                    PacifiCare are: PacifiCare Health Systems, Inc., 5995
                                    Plaza Drive, Cypress, California 90630, (714) 952-1121.
                                    See "The Companies -- PacifiCare."
FHP...............................  FHP, a Delaware corporation, is one of the nation's leading managed health care companies. Through its
                                    subsidiaries it delivers managed health care services
                                    and sells indemnity health, group life and workers'
                                    compensation insurance. The full name, address and
                                    telephone number of FHP are: FHP International
                                    Corporation, 3120 Lake Center Drive, Santa Ana,
                                    California 92704, (714) 825-6600. See "The Companies --
                                    FHP."

                               THE PACIFICARE SPECIAL MEETING

Time, Date and Place..............  A special meeting of the stockholders of PacifiCare will be held at the offices of PacifiCare, 5995 Plaza Drive,
                                    Cypress, California 90630 on Tuesday, December 31, 1996
                                    at 10:00 a.m. Pacific Standard Time.
Matters to be Considered at the
  PacifiCare Meeting..............  At the PacifiCare Meeting, the stockholders of
                                    PacifiCare will be asked to vote upon the approval and
                                    adoption of the Reorganization Agreement, the PacifiCare
                                    Amendment and the Second Amended PacifiCare Directors
                                    Plan.

Vote Required.....................  Approval and adoption of the Reorganization Agreement requires the affirmative vote of holders of a majority
                                    of the outstanding shares of PacifiCare Class A Common
                                    Stock entitled to vote. Approval and adoption of the
                                    PacifiCare Amendment requires the affirmative vote of
                                    holders of a majority of the outstanding shares of
                                    PacifiCare Class A Common Stock entitled to vote and a
                                    majority of the outstanding shares of PacifiCare Class B
                                    Common Stock entitled to vote, each voting as a separate
                                    class. Approval and adoption of the Second Amended
                                    PacifiCare Directors Plan requires the affirmative vote
                                    of a majority of the outstanding shares of PacifiCare
                                    Class A Common Stock voting.
Recommendation of the PacifiCare
  Board of Directors..............  The PacifiCare Board of Directors believes that the terms of the Reorganization Agreement are in the best
                                    interests of PacifiCare and its stockholders and that
                                    the Mergers will create a strong new combined company.
                                    The PacifiCare Board of Directors has unanimously
                                    approved the Reorganization Agreement and the Second
                                    Amended PacifiCare Directors Plan and recommends a vote
                                    FOR the approval and adoption of the Reorganization
                                    Agreement, FOR the approval and adoption of the
                                    PacifiCare Amendment and FOR the approval and adoption
                                    of the Second Amended PacifiCare Directors Plan. See
                                    "The Mergers and Related Transactions -- Recommendations
                                    of the Boards of Directors and Reasons for the Mergers
                                    -- PacifiCare."
Opinion of Financial Advisor......  Dillon Read has delivered its written opinion to the
                                    PacifiCare Board of Directors to the effect that, as of
                                    its date and subject to the various limitations and
                                    assumptions set forth therein, the consideration to be
                                    paid to the holders of FHP Capital Stock pursuant to the
                                    First Amended Reorganization Agreement was fair to
                                    PacifiCare and its stockholders from a financial point
                                    of view. See "The Merger and Related Transactions --
                                    Opinions of Financial Advisors -- Opinion of Dillon
                                    Read."
UniHealth Voting Agreement........  As of the PacifiCare Record Date, UniHealth held approximately 47.7% of the outstanding PacifiCare Class
                                    A Common Stock. Pursuant to the UniHealth Voting
                                    Agreement, UniHealth has agreed to vote such shares in
                                    favor of approval and adoption of the Reorganization
                                    Agreement and the approval and adoption of the
                                    PacifiCare Amendment, and has delivered to FHP an
                                    irrevocable proxy with respect to the same. UniHealth
                                    has indicated that it intends to vote the shares of
                                    PacifiCare Class B Common Stock it holds, representing
                                    approximately 1.5% of the outstanding shares of such
                                    class at the PacifiCare Record Date, in favor of
                                    approval and adoption of the PacifiCare Amendment. See
                                    "The Merger and Related Transactions -- Voting and
                                    Non-Disposition Agreements."
Record Date; Shares Outstanding
  and Entitled to Vote............  The PacifiCare Record Date is November 11, 1996. On that date there were outstanding 12,379,658 shares of
                                    PacifiCare Class A Common Stock and 18,912,018 shares of
                                    PacifiCare Class B Common Stock.

Security Ownership of Directors,
  Executive Officers and their
  Affiliates......................  At the PacifiCare Record Date, directors and executive officers of PacifiCare and their affiliates (other than
                                    UniHealth) owned approximately 2.0% of PacifiCare Class
                                    A Common Stock then outstanding and approximately 1.0%
                                    of PacifiCare Class B Common Stock then outstanding.
                                    Such stockholders have indicated that they intend to
                                    vote their shares in favor of approval and adoption of
                                    the Reorganization Agreement and in favor of approval
                                    and adoption of the PacifiCare Amendment. As noted
                                    above, UniHealth owned approximately 47.7% and 1.5% of
                                    the PacifiCare Class A Common Stock and PacifiCare Class
                                    B Common Stock then outstanding, respectively. UniHealth
                                    has entered into a voting agreement with respect to such
                                    PacifiCare Class A Common Stock. See "Ownership of
                                    PacifiCare, FHP and PacifiCare Holding."
Second Amended PacifiCare
  Directors Plan..................  See "Second Amended PacifiCare Directors Plan" for a
                                    discussion of the proposed amendments to the plan.

                                   THE FHP ANNUAL MEETING

Time, Date and Place..............  The annual meeting of FHP will take place at FHP
                                    University Building, 3515 Harbor Boulevard, Costa Mesa,
                                    California 92626 on December 31, 1996 at 2:00 p.m.
                                    Pacific Standard Time.
Matters to be Considered at the
  FHP Meeting.....................  At the FHP Meeting, the stockholders of FHP will be asked to consider and vote upon the following proposals:
                                    (i) the adoption and approval of the Reorganization
                                    Agreement; (ii) the adoption and approval of the Series
                                    A Amendment; (iii) the election of three directors to
                                    hold office for three-year terms; and (iv) the
                                    ratification of the appointment of independent auditors.
Vote Required.....................  Approval and adoption of the Reorganization Agreement requires the affirmative vote of a majority of the
                                    outstanding shares of FHP Common Stock entitled to vote.
                                    Approval and adoption of the Series A Amendment requires
                                    the affirmative vote of a majority of the outstanding
                                    shares of FHP Common Stock entitled to vote and 66 2/3%
                                    of the outstanding shares of FHP Preferred Stock
                                    entitled to vote (including shares of FHP Preferred
                                    Stock as to which Irrevocable Elections have been made).
                                    Directors will be elected by a plurality of the votes
                                    cast by the holders of FHP Common Stock. Ratification of
                                    the appointment of the independent auditors requires the
                                    affirmative vote of a majority of the votes cast by
                                    holders of FHP Common Stock present and entitled to
                                    vote.
Irrevocable Election by Holders of
  FHP Preferred Stock.............  By following the procedures described herein, holders of
                                    FHP Preferred Stock may make an Irrevocable Election to
                                    receive the Series A Merger Consideration, whether or
                                    not the Series A Amendment is approved. Holders of FHP
                                    Preferred Stock desiring to make an Irrevocable Election
                                    should

                                    complete the Form of Irrevocable Election accompanying
                                    this Joint Proxy Statement/Prospectus in accordance with
                                    the instructions set forth in such form and transmit the
                                    Form of Irrevocable Election and all documents required
                                    thereby to AST, no later than the Irrevocable Election
                                    Deadline. If AST has not received a properly completed
                                    Form of Irrevocable Election, accompanied by all
                                    required documents, by the Irrevocable Election Deadline
                                    (unless the procedures for guaranteed delivery are
                                    followed and such certificates are received by AST by
                                    the third business day after the Irrevocable Election
                                    Deadline), the Irrevocable Election will not be
                                    effective. See "The Mergers and Related Transactions --
                                    FHP -- Irrevocable Election by FHP Preferred
                                    Stockholders."
Effect of the Failure to Approve
  the Series A Amendment..........  Approval of the Series A Amendment is not a condition to the completion of the FHP Merger. If the Series A
                                    Amendment is not approved, and the Mergers are
                                    consummated, holders of FHP Preferred Stock who have not
                                    made an Irrevocable Election will have the right to
                                    exercise special conversion rights or to receive the
                                    same consideration as such holders would have received
                                    had the FHP Preferred Stock been converted into FHP
                                    Common Stock immediately prior to the Effective Time.
                                    See "The Merger and Related Transactions -- Merger
                                    Consideration -- FHP Preferred Stock."
Recommendation of the FHP Board of
  Directors.......................  The FHP Board of Directors believes that the terms of the Reorganization Agreement and the Series A Amendment
                                    are in the best interests of FHP and its stockholders
                                    and that the Mergers will create a strong new combined
                                    company. By unanimous vote, the FHP Board of Directors
                                    has approved the Reorganization Agreement and the Series
                                    A Amendment and recommends a vote FOR approval and
                                    adoption of the Reorganization Agreement, FOR adoption
                                    and approval of the Series A Amendment, FOR election of
                                    the three nominees identified herein and FOR
                                    ratification of the appointment of independent auditors.
                                    See 'The Mergers and Related Transactions --
                                    Recommendations of the Boards of Directors and Reasons
                                    for the Merger -- FHP."
Opinion of the Financial
  Advisor.........................  Merrill Lynch has delivered its written opinion to the
                                    FHP Board of Directors to the effect that, as of the
                                    date of the Original Reorganization Agreement and
                                    subject to the various assumptions and limitations set
                                    forth therein, the proposed consideration to be received
                                    in the Mergers by the holders of FHP Capital Stock was
                                    fair to such holders from a financial point of view. In
                                    addition, Merrill Lynch has reviewed the First Amended
                                    Reorganization Agreement and the Reorganization
                                    Agreement and determined that the changes reflected
                                    therein did not require any modification to their
                                    opinion. See "The Merger and Related Transactions --
                                    Opinions of Financial Advisors -- Opinion of Merrill
                                    Lynch."

FHP Stockholder Voting
  Agreements......................  Jack R. Anderson, Richard M. Burdge, Sr. and Westcott W.
                                    Price III have entered into the FHP Stockholder Voting
                                    Agreements with respect to shares beneficially owned by
                                    them and by certain Other Persons. As of the FHP Record
                                    Date, Messrs. Anderson, Burdge and Price, collectively,
                                    beneficially owned and were entitled to vote
                                    approximately 2.4% of the outstanding FHP Common Stock
                                    and approximately 9.8% of the outstanding FHP Preferred
                                    Stock, and the Other Persons, collectively, beneficially
                                    owned and were entitled to vote approximately 1.2% of
                                    the outstanding FHP Common Stock and approximately 6.9%
                                    of the outstanding FHP Preferred Stock. Pursuant to such
                                    agreements, Messrs. Anderson, Burdge and Price have: (i)
                                    agreed to vote and to use their best efforts to cause
                                    the Other Persons to vote their respective shares in
                                    favor of the Reorganization Agreement and the Series A
                                    Amendment; and (ii) granted proxies and caused the Other
                                    Persons to grant proxies to PacifiCare with respect to
                                    the same. See "The Mergers and Related Transactions --
                                    Voting and Non-Disposition Agreements."
Record Date, Shares Outstanding
  and Entitled to Vote............  The FHP Record Date is November 8, 1996. On that date there were outstanding 41,214,595 shares of FHP Common
                                    Stock and 21,035,804 shares of FHP Preferred Stock.
                                    These share numbers include, respectively, 1,791 and
                                    5,971 shares issuable to former shareholders of
                                    companies which FHP acquired who have not yet received
                                    FHP stock certificates.
Voting of ESOP Shares.............  Each participant in the ESOP is entitled to instruct the
                                    ESOP trustee on how to vote all shares allocated to such
                                    participant's account under the ESOP, and a
                                    proportionate number of unallocated shares held by the
                                    ESOP for future allocations to such participant's
                                    account. See "The FHP Meeting -- Vote Required of FHP
                                    Common Stock."
Security Ownership of Directors,
  Executive Officers and their
  Affiliates......................  As of the FHP Record Date, directors and executive officers of FHP and their affiliates and Other Persons
                                    beneficially owned and were entitled to vote
                                    approximately 4.2% of FHP Common Stock then outstanding
                                    and approximately 17.4% of FHP Preferred Stock then
                                    outstanding. Such stockholders have indicated that they
                                    intend to vote their shares in favor of the
                                    Reorganization Agreement and the Series A Amendment. See
                                    "Ownership of PacifiCare, FHP and PacifiCare Holding."

                            THE MERGERS AND RELATED TRANSACTIONS

General...........................  At the Effective Time, subsidiaries of PacifiCare
                                    Holding will be merged with and into PacifiCare and FHP.
                                    PacifiCare and FHP will thereupon become wholly owned
                                    subsidiaries of PacifiCare Holding and the stockholders
                                    of each of PacifiCare and FHP will receive the
                                    consideration described below.
Effect on Holders of FHP Common
  Stock...........................  At the Effective Time, each share of FHP Common Stock will be converted into the right to receive $17.50 in
                                    cash, a mix of

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                                    PacifiCare Holding Class A Common and PacifiCare Holding
                                    Class B Common, and Talbert Rights. The fraction of a
                                    share of PacifiCare Holding Class A Common to be
                                    received will be equal to the quotient of 2,350,000
                                    divided by the number of shares of FHP Common Stock
                                    outstanding immediately prior to the Effective Time
                                    plus, if the Series A Amendment is not approved, the
                                    number of shares of FHP Common Stock into which the
                                    outstanding FHP Preferred Stock could be converted at
                                    that time (excluding shares of FHP Preferred Stock for
                                    which an Irrevocable Election is made). The fraction of
                                    a share of PacifiCare Holding Class B Common to be
                                    received is determined by a formula, which may be found
                                    on page 30 of this Joint Proxy Statement/Prospectus. The
                                    formula is based in part on the average closing price of
                                    the PacifiCare Class B Common Stock during the 20
                                    trading days ending with the trading day prior to the
                                    FHP Meeting. The following tables set forth these
                                    fractions assuming certain values for the "Average
                                    Closing Prices of PacifiCare Class B Common Stock," an
                                    assumed number of shares of FHP Common Stock and FHP
                                    Preferred Stock outstanding, and assuming the Series A
                                    Amendment is approved:

                                            AVERAGE CLOSING PRICE    FINAL CLASS A/       FINAL CLASS B/        FINAL
                                            OF PACIFICARE CLASS B     COMMON SHARE         COMMON SHARE       EXCHANGE
                                                COMMON STOCK              RATIO                RATIO            RATIO
                                            ---------------------  -------------------  -------------------  -----------
                                            $88.40 or above                  .057                 .172             .229
                                            $80.00                           .057                 .188             .245
                                            $62.90 to $73.10                 .057                 .201             .258
                                            $55.00                           .057                 .216             .273
                                            $47.60 or less                   .057                 .230             .287

                                    The following table shows the same fractions assuming
                                    that the Series A Amendment is not approved and that no
                                    holder of FHP Preferred Stock has made an Irrevocable
                                    Election:

                                            AVERAGE CLOSING PRICE    FINAL CLASS A/       FINAL CLASS B/        FINAL
                                            OF PACIFICARE CLASS B     COMMON SHARE         COMMON SHARE       EXCHANGE
                                                COMMON STOCK              RATIO                RATIO            RATIO
                                            ---------------------  -------------------  -------------------  -----------
                                            $88.40 or above                  .040                 .189             .229
                                            $80.00                           .040                 .205             .245
                                            $62.90 to $73.10                 .040                 .218             .258
                                            $55.00                           .040                 .233             .273
                                            $47.60 or less                   .040                 .247             .287

                                    In the event that the Series A Amendment is not approved
                                    and an Irrevocable Election is made, the final ratios
                                    will be between those set forth in the above tables.

                                    See "The Mergers and Related Transactions -- Merger
                                    Consideration," "Description of PacifiCare Holding
                                    Capital Stock" and "The Mergers and Related Transactions
                                    -- Talbert Rights Offering."
Effect on Holders of FHP Preferred
  Stock...........................  At the Effective Time, each share of FHP Preferred
                                    Stock, assuming approval of the Series A Amendment or
                                    the making of an Irrevocable Election as to such share,
                                    will be converted into the right to receive: $14.113 in
                                    cash, 0.50 shares of

                                    PacifiCare Holding Preferred, and Talbert Rights. The
                                    new PacifiCare Holding Series A Preferred is generally
                                    similar to the FHP Preferred Stock except that it pays
                                    an annual dividend of $1.00 per share rather than $1.25
                                    per share and is convertible into PacifiCare Holding
                                    Class B Common. If the Series A Amendment is not
                                    approved and an Irrevocable Election as to such share
                                    has not been made, at the Effective Time, each share of
                                    FHP Preferred Stock will be treated in accordance with
                                    the FHP Certificate. Each holder (other than a holder
                                    who has made an Irrevocable Election) will be given the
                                    opportunity to exercise certain special conversion
                                    rights and thereupon receive $25.00 in cash or a mix of
                                    cash and PacifiCare Holding Common. If these rights are
                                    not exercised, the holders (other than holders who have
                                    made an Irrevocable Election) will receive the same
                                    consideration as if they had converted the FHP Preferred
                                    Stock into FHP Common Stock immediately prior to the
                                    Effective Time. See "The Mergers and Related
                                    Transactions -- Merger Consideration," "Description of
                                    PacifiCare Holding Capital Stock" and "The Mergers and
                                    Related Transactions -- Talbert Rights Offering."
Effect on Holders of PacifiCare
  Common Stock....................  At the Effective Time, each share of PacifiCare Class A
                                    Common Stock then outstanding will be converted into the
                                    right to receive one share of PacifiCare Holding Class A
                                    Common and each share of PacifiCare Class B Common Stock
                                    will be converted into the right to receive one share of
                                    PacifiCare Holding Class B Common. Prior to the
                                    Effective Time, there has been no public market for
                                    PacifiCare Holding Common. See "Description of
                                    PacifiCare Holding Capital Stock."
Talbert; Talbert Rights
  Offering........................  By virtue of the FHP Merger, at the Effective Time, the shares of FHP Capital Stock will be converted in part
                                    into rights to purchase, in the aggregate, an
                                    approximately 92% ownership interest in Talbert for an
                                    aggregate price of approximately $60 million. Talbert,
                                    through TMMC and THSC, organizes and manages physician
                                    and dentist practice groups that contract with HMOs and
                                    other payors to provide health care services to their
                                    members. As of September 30, 1996, Talbert had
                                    approximately 360 affiliated physicians and 80 dentists
                                    providing comprehensive care in 54 medical centers in
                                    Southern California, Utah, Arizona, New Mexico and
                                    Nevada. See "The Mergers and Related Transactions --
                                    Talbert Rights Offering."
Effect on Holders of Stock
  Options.........................  See "The Mergers and Related Transactions -- Stock
                                    Options; Benefit Plans."
Amendment to the PacifiCare
  Certificate of Incorporation....  In order to permit the PacifiCare Merger to occur, the stockholders of PacifiCare are being asked to amend the
                                    PacifiCare Certificate. The PacifiCare Certificate
                                    currently requires that holders of PacifiCare Class B
                                    Common Stock receive in a merger the same consideration
                                    per share as

                                    holders of PacifiCare Class A Common Stock. PacifiCare
                                    stockholders are being asked to approve an amendment to
                                    the PacifiCare Certificate to permit holders of
                                    PacifiCare Class B Common Stock to receive PacifiCare
                                    Holding Class B Common while holders of PacifiCare Class
                                    A Common Stock receive PacifiCare Holding Class A
                                    Common. See "Amendment of the Certificate of
                                    Incorporation of PacifiCare."
Financing of Merger
  Consideration...................  It is currently anticipated that all of the approximately $1.0 billion of cash required to pay the
                                    Cash Consideration for the FHP Merger and the fees and
                                    expenses of the Mergers will be funded out of a credit
                                    facility of PacifiCare Holding. PacifiCare Holding has
                                    entered into the Credit Agreement, with Bank of America,
                                    as agent, providing, on the terms and subject to the
                                    conditions set forth therein, for a five-year,
                                    unsecured, reducing revolving credit facility of $1.5
                                    billion. See "The Mergers and Related Transactions --
                                    Financing of FHP Merger Consideration."
Regulatory Matters................  The consummation of the Mergers is subject to certain filings and approvals with federal and state agencies
                                    regulating HMOs and insurance companies. Applications
                                    for such approvals have been filed and such approvals
                                    are currently expected to be obtained prior to the end
                                    of 1996. There can be no assurance, however, when or
                                    whether such approvals will be received, or what actions
                                    PacifiCare Holding will be required to take or what
                                    terms and conditions will be imposed on PacifiCare
                                    Holding to obtain such approvals. PacifiCare and FHP
                                    have each received a Second Request from the FTC under
                                    the HSR Act, which has the effect of delaying
                                    consummation of the Mergers until 20 days after
                                    PacifiCare and FHP each substantially comply with the
                                    Second Request, unless the FTC grants early termination
                                    of the HSR Act waiting period. There can be no assurance
                                    that a challenge to the Mergers on antitrust grounds
                                    will not be made, or, if such a challenge is made,
                                    PacifiCare or FHP would prevail or would not be required
                                    to divest certain assets or to accept certain conditions
                                    in order to consummate the Mergers. See "The Mergers and
                                    Related Transactions -- Regulatory Matters."
Conditions to the Mergers;
  Termination; Termination Fees...  The obligations of PacifiCare and FHP to consummate the
                                    Mergers are subject to various conditions, including
                                    obtaining required stockholder and regulatory approvals,
                                    the absence of any orders or other legal restraint or
                                    prohibition preventing closing, the absence of certain
                                    litigation, the absence of a material adverse change in
                                    either FHP or PacifiCare since the Original
                                    Reorganization Agreement was signed, the accuracy of
                                    representations and warranties, the compliance by both
                                    parties with the covenants contained in the
                                    Reorganization Agreement and the receipt of certain
                                    legal opinions and other certifications. See "The
                                    Reorganization Agreement -- Conditions to the Mergers."
                                    The

                                    Reorganization Agreement may be terminated and the
                                    Mergers abandoned prior to the Effective Time by mutual
                                    consent of PacifiCare and FHP; by either PacifiCare or
                                    FHP if the Mergers are not consummated prior to April
                                    30, 1997, or for certain other reasons. See "The
                                    Reorganization Agreement -- Termination." If the
                                    Reorganization Agreement is terminated under certain
                                    circumstances, FHP will pay PacifiCare $50 million. If
                                    the Reorganization Agreement is terminated under certain
                                    other circumstances, PacifiCare will pay FHP $50
                                    million. If the Mergers are not consummated solely by
                                    reason of a breach by PacifiCare caused by the
                                    termination of the agreements related to the financing
                                    of the Mergers or if PacifiCare is otherwise unable to
                                    procure such financing, then PacifiCare will pay FHP
                                    $100 million as liquidated damages. See "The
                                    Reorganization Agreement -- Expenses and Termination
                                    Fees."
Board of Directors after the
  Mergers.........................  The PacifiCare Holding Board of Directors after the
                                    Mergers will consist of the existing PacifiCare Board of
                                    Directors, Jack R. Anderson and Joseph F. Prevratil,
                                    current directors of FHP designated by the FHP Board of
                                    Directors, and Craig T. Beam and Bradley C. Call,
                                    designated by the PacifiCare Board of Directors.
Interests of Certain Persons in
  the Mergers.....................  FHP has entered into substantially identical employment agreements dated various dates with certain of its
                                    executive officers. Upon a "Change of Control" (as
                                    defined in the employment agreements), the employment
                                    agreements provide that FHP will continue to employ such
                                    executives for a period of three years commencing on the
                                    "Effective Date" of the "Change of Control." Each
                                    agreement contains provisions concerning the level of
                                    such executive's responsibilities and salary during the
                                    three-year term. Each agreement also contains
                                    termination provisions under various circumstances. If
                                    FHP terminates such executive's employment other than
                                    for cause, death or disability during the three-year
                                    term, FHP will be required to pay salary and other
                                    benefits for the remaining portion of such executive
                                    officer's employment term and such executive's stock
                                    options will vest under certain circumstances. See "The
                                    Mergers and Related Transactions -- Interests of Certain
                                    Persons in the Mergers -- Officers and Directors of
                                    FHP." Pursuant to the provisions of PacifiCare's stock
                                    option plans, upon the consummation of the Mergers, all
                                    unvested options held for at least six months issued
                                    under the PacifiCare Directors Stock Option Plan will
                                    vest in full and all other unvested options held for at
                                    least six months by directors, officers, employees and
                                    consultants will be eligible to vest in full; provided,
                                    however, that PacifiCare will seek waivers of this
                                    acceleration provision from certain of its executive
                                    officers in exchange for the grant of additional
                                    options. See "The

                                    Mergers and Related Transactions -- Interests of Certain
                                    Persons in the Mergers -- Options Held by Directors and
                                    Officers of PacifiCare."
Appraisal Rights..................  Pursuant to the DGCL, holders of shares of FHP Capital
                                    Stock may exercise appraisal rights in connection with
                                    the FHP Merger in accordance with and subject to the
                                    provisions of the DGCL. Holders of PacifiCare Common
                                    Stock will not have appraisal rights in connection with
                                    the Mergers. See "The Mergers and Related Transactions
                                    -- Appraisal Rights," and Appendix D.
Nasdaq Listing....................  It is intended that the PacifiCare Holding Class A
                                    Common, Class B Common and Preferred to be issued in the
                                    Mergers will be listed on the Nasdaq National Market.
                                    See "The Mergers and Related Transactions -- Nasdaq
                                    National Market." Prior to the Effective Time, there has
                                    been no public market for any of this stock.
Accounting Treatment..............  The FHP Merger will be accounted for by PacifiCare
                                    Holding under the "purchase" method of accounting. The
                                    PacifiCare Merger will be treated as a reorganization
                                    with no change in the recorded amount of PacifiCare
                                    assets and liabilities. See "The Mergers and Related
                                    Transactions -- Accounting Treatment."
Tax Consequences..................  In general, except with respect to any Cash
                                    Consideration and the fair market value of the Talbert
                                    Rights to be received in the FHP Merger, the Mergers
                                    have been structured to qualify as tax-free transactions
                                    under the Code. The obligations of PacifiCare and FHP to
                                    consummate the Mergers are conditioned on receipt by
                                    PacifiCare of an opinion from Cooley Godward LLP,
                                    counsel to PacifiCare, and by FHP of an opinion from
                                    Sheppard, Mullin, Richter & Hampton LLP, counsel to FHP,
                                    in each case based on certain factual representations
                                    and assumptions set forth in such opinions, that the
                                    Mergers so qualify. See "The Mergers and Related
                                    Transactions -- Certain Federal Income Tax
                                    Consequences."
PacifiCare Holding Capital
  Stock...........................  PacifiCare Holding will issue in the Mergers PacifiCare
                                    Holding Class A Common, PacifiCare Holding Class B
                                    Common, and if the Series A Amendment is approved or if
                                    any Irrevocable Election is made, PacifiCare Holding
                                    Preferred. The PacifiCare Holding Class A Common and
                                    PacifiCare Holding Class B Common is substantially
                                    identical to the PacifiCare Class A Common Stock and
                                    Class B Common Stock. The Series A Preferred Stock is
                                    similar to the FHP Series A Preferred Stock, except that
                                    it has an annual dividend of $1.00 per share rather than
                                    $1.25 per share and is convertible into PacifiCare
                                    Holding Class B Common at a conversion rate based upon
                                    the Final Exchange Ratio. See "Description of PacifiCare
                                    Holding Capital Stock."

                                        RISK FACTORS

Risk Factors......................  See "Risk Factors" and "The Merger and Related
                                    Transactions -- Regulatory Matters."

                                 MARKET PRICES

    PacifiCare Common Stock is listed on the Nasdaq National Market under the symbols "PHSYA" and "PHSYB." FHP Capital Stock is also listed on the Nasdaq National Market under the symbols "FHPC" and "FHPCA." There is no public market for any PacifiCare Holding Capital Stock. The following table sets forth the high and low closing prices per share of PacifiCare Class A Common Stock, PacifiCare Class B Common Stock, FHP Common Stock and FHP Preferred Stock as reported by Nasdaq for the periods indicated. FHP's fiscal year end is June 30th and PacifiCare's fiscal year end is September 30th.

                                                  PACIFICARE CLASS A    PACIFICARE CLASS B
                                                                                               FHP COMMON STOCK       FHP
                                                                                                                   PREFERRED
                                                     COMMON STOCK          COMMON STOCK                              STOCK
                                                 --------------------  --------------------  --------------------  ---------
                                                   HIGH        LOW       HIGH        LOW       HIGH        LOW       HIGH
                                                 ---------  ---------  ---------  ---------  ---------  ---------  ---------
CALENDAR YEAR ENDED DECEMBER 31, 1994
  Quarter ended March 31st.....................  $      57  $  38 1/4  $  56 3/8  $  37 3/4  $      29  $      24  $  --
  Quarter ended June 30th......................     59 3/4     47 1/2     59 1/2     47 1/2     25 1/4     20 3/4     24 1/2
  Quarter ended September 30th.................    79 3/16         47         75         46     30 1/2     21 3/4     28 1/4
  Quarter ended December 31st..................         79     60 3/4     74 3/4     60 1/2         29     25 1/4     27 1/4
CALENDAR YEAR ENDED DECEMBER 31, 1995
  Quarter ended March 31st.....................     76 1/4         61         77         62     29 1/2     24 1/4     27 1/2
  Quarter ended June 30th......................     75 1/8     44 1/2     76 1/4         44     29 1/2     19 3/4     27 1/2
  Quarter ended September 30th.................     68 1/2     49 3/4         71     48 1/2     26 5/8     22 1/2         26
  Quarter ended December 31st..................     89 3/8     64 1/2         91     66 1/4         29     23 1/8     26 7/8
CALENDAR YEAR ENDED DECEMBER 31, 1996
  Quarter ended March 31st.....................     98 3/4     75 1/4     99 1/2     78 1/2     33 1/2     27 3/8     29 5/8
  Quarter ended June 30th......................     83 3/4     63 7/8     86 3/4     65 1/4     31 3/4     26 5/8     28 3/8
  Quarter ended September 30th.................     84 3/4     59 5/8         91     59 3/4     37 5/8         22     31 1/4
  Quarter ended December 31st
    (through November 14, 1996)................     82 5/8     64 1/8     85 1/4     68 3/4         37     33 3/4     30 7/8


                                                    LOW
                                                 ---------
CALENDAR YEAR ENDED DECEMBER 31, 1994
  Quarter ended March 31st.....................  $  --
  Quarter ended June 30th......................     23 1/4
  Quarter ended September 30th.................     22 3/8
  Quarter ended December 31st..................     24 3/8
CALENDAR YEAR ENDED DECEMBER 31, 1995
  Quarter ended March 31st.....................     23 3/8
  Quarter ended June 30th......................     21 3/8
  Quarter ended September 30th.................     22 7/8
  Quarter ended December 31st..................     23 1/4
CALENDAR YEAR ENDED DECEMBER 31, 1996
  Quarter ended March 31st.....................         26
  Quarter ended June 30th......................     25 1/8
  Quarter ended September 30th.................     21 7/8
  Quarter ended December 31st
    (through November 14, 1996)................     28 1/4

    On August 2, 1996, the last trading day before public announcement of the execution of the Original Reorganization Agreement, the closing price of PacifiCare Class A Common Stock, PacifiCare Class B Common Stock, FHP Common Stock and FHP Preferred Stock as reported by Nasdaq were $68 3/4 per share, $67 3/4 per share, $27 7/8 per share and $25 3/8 per share, respectively.

    On November   , 1996, the last trading day before the date of this Joint
Proxy Statement/ Prospectus, the closing price of PacifiCare Class A Common Stock, PacifiCare Class B Common Stock, FHP Common Stock and FHP Preferred Stock
as reported by Nasdaq were $         per share, $         per share, $
per share, and $         per share, respectively.

    PACIFICARE AND FHP STOCKHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE PACIFICARE CLASS A COMMON STOCK, PACIFICARE CLASS B COMMON STOCK, FHP COMMON STOCK AND FHP PREFERRED STOCK.

         SELECTED HISTORICAL AND PRO FORMA FINANCIAL AND OPERATING DATA
          PACIFICARE SELECTED HISTORICAL FINANCIAL AND OPERATING DATA

    The following data for each of the five fiscal years in the period ended September 30, 1995 are derived from the audited consolidated financial statements of PacifiCare. The following selected historical financial data for the nine months ended June 30, 1995 and 1996 are derived from the unaudited consolidated financial statements of PacifiCare. The following summary financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," found in the consolidated financial statements and related notes and other financial information contained in PacifiCare's Forms 10-K and 10-K/A for the fiscal year ended September 30, 1995 and Forms 10-Q and 10-Q/ A for the quarterly period ended June 30, 1996, which are incorporated herein by reference. See "Incorporation of Certain Documents by Reference" and "Available Information."

                                                                                                     NINE MONTHS ENDED JUNE
                                                      FISCAL YEARS ENDED SEPTEMBER 30,                        30,
                                         ----------------------------------------------------------  ----------------------
                                            1991        1992        1993        1994      1995 (1)    1995 (1)      1996
                                         ----------  ----------  ----------  ----------  ----------  ----------  ----------
INCOME STATEMENT DATA:                                  (IN THOUSANDS, EXCEPT PER SHARE AND PERCENTAGE DATA)
Total operating revenue................  $1,242,357  $1,686,314  $2,221,073  $2,893,252  $3,731,022  $2,715,616  $3,416,212
Expenses:
  Health care services.................   1,053,239   1,393,645   1,850,469   2,374,258   3,077,135   2,238,504   2,855,936
  Marketing, general and administrative
   expenses............................     158,985     229,881     279,865     394,620     498,445     364,349     425,147
  Amortization of intangibles..........         399       2,239       3,495       3,444       7,199       4,863       6,904
  Disposition and restructuring charges
   (2).................................          --          --          --          --          --          --      17,147
  OPM reserve charge (3)...............          --          --          --          --          --          --      25,000
                                         ----------  ----------  ----------  ----------  ----------  ----------  ----------
Operating income.......................      29,734      60,549      87,244     120,930     148,243     107,900      86,078
Interest income........................      14,960      17,725      23,459      28,588      39,406      27,815      34,749
Interest expense.......................        (173)     (3,422)     (2,376)     (4,050)     (5,549)     (4,723)     (1,737)
                                         ----------  ----------  ----------  ----------  ----------  ----------  ----------
Income before income taxes and
 cumulative effect of a change in
 accounting principle..................      44,521      74,852     108,327     145,468     182,100     130,992     119,090
Provision for income taxes.............      18,819      31,262      45,631      60,875      74,005      53,328      50,664
                                         ----------  ----------  ----------  ----------  ----------  ----------  ----------
Income before cumulative effect of a
 change in accounting principle........      25,702      43,590      62,696      84,593     108,095      77,664      68,426
Cumulative effect on prior years of a
 change in accounting principle (4)....          --          --          --       5,658          --          --          --
                                         ----------  ----------  ----------  ----------  ----------  ----------  ----------
Net income.............................  $   25,702  $   43,590  $   62,696  $   90,251  $  108,095  $   77,664  $   68,426
                                         ----------  ----------  ----------  ----------  ----------  ----------  ----------
                                         ----------  ----------  ----------  ----------  ----------  ----------  ----------
Earnings per share:
  Before cumulative effect of a change
   in accounting principle.............  $     1.10  $     1.78  $     2.25  $     3.02  $     3.62  $     2.64  $     2.16
  Cumulative effect on prior years of a
   change in accounting principle......          --          --          --        0.20          --          --          --
                                         ----------  ----------  ----------  ----------  ----------  ----------  ----------
Earnings per share.....................  $     1.10  $     1.78  $     2.25  $     3.22  $     3.62  $     2.64  $     2.16
                                         ----------  ----------  ----------  ----------  ----------  ----------  ----------
                                         ----------  ----------  ----------  ----------  ----------  ----------  ----------
Weighted average number of shares of
 common stock and equivalents
 outstanding...........................      23,346      24,509      27,847      28,004      29,864      29,378      31,654

OPERATING DATA:
Medical loss ratio (5):
  Commercial...........................       84.0%       80.2%       82.5%       80.5%       82.5%       82.2%       83.5%
  Medicare.............................       87.1%       86.6%       85.6%       85.2%       84.3%       84.6%       85.1%
Operating income margin (6)............        2.4%        3.6%        3.9%        4.2%        4.0%        4.0%        3.8%
Period-end HMO membership:
  Commercial...........................         567         742         807         949       1,216       1,176       1,407
  Medicare (7).........................         159         214         290         409         541         506         589
                                         ----------  ----------  ----------  ----------  ----------  ----------  ----------
      Total............................         726         956       1,097       1,358       1,757       1,682       1,996
                                         ----------  ----------  ----------  ----------  ----------  ----------  ----------
                                         ----------  ----------  ----------  ----------  ----------  ----------  ----------

                                                                  SEPTEMBER 30,                        JUNE 30,
                                             -------------------------------------------------------  ----------
                                               1991       1992       1993        1994        1995        1996
                                             ---------  ---------  ---------  ----------  ----------  ----------
                                                                       (IN THOUSANDS)
BALANCE SHEET DATA:
Working capital............................  $  21,837  $  49,550  $ 162,781  $  231,242  $  320,615  $  403,485
Goodwill and intangible assets.............  $   8,625  $  83,004  $  79,591  $  167,085  $  295,794  $  289,189
Total assets...............................  $ 322,328  $ 498,082  $ 693,646  $1,105,548  $1,385,372  $1,264,657
Long-term debt due after one year..........  $   2,280  $  18,488  $  21,821  $  101,137  $   11,949  $    5,555
Shareholders' equity.......................  $  99,678  $ 198,884  $ 319,294  $  413,358  $  732,024  $  812,698

------------------------------

(1) Operating results of the 1995 Acquisitions are included in the historical operating results of PacifiCare from the date of acquisition. See "Unaudited Pro Forma Financial Information."

(2) Disposition and restructuring charges include (i) a $9.3 million loss ($0.26 per share, net of tax) associated with the disposition of Pasteur Delivery Systems, the Staff Model HMO subsidiary located in Florida, and (ii) a restructuring charge of $7.8 million ($0.15 per share, net of tax) associated with the discontinuation of certain specialty health care products and services and the restructuring of regional operations.

(3) The OPM reserve charge consisted of a $25 million ($0.47 per share, net of tax) increase in reserves for potential claims in connection with OPM contracts to provide managed health care services to Federal employees and their dependents.

(4) PacifiCare adopted the liability method of accounting for income taxes in its financial statements for the fiscal year ended September 30, 1994. The cumulative effect of adopting the liability method for periods prior to October 1, 1993 resulted in a benefit of $5.7 million ($0.20 per share).

(5) Health care costs as a percentage of premium revenue. Medicare medical loss ratios include Medicaid premiums and health care costs, which were immaterial to the resulting ratios.

(6) Operating income before disposition, restructuring and OPM reserve charges as a percentage of total operating revenue.

(7) Includes Medicaid membership, which as of September 30, 1994 and 1995 was 22 and 60, respectively, and as of June 30, 1996 was 52.

              FHP SELECTED HISTORICAL FINANCIAL AND OPERATING DATA

    The following data for each of the five fiscal years in the period ended June 30, 1996 are derived from the audited consolidated financial statements of FHP. The following selected historical financial data for the three months ended September 30, 1995 and 1996 are derived from the unaudited consolidated financial statements of FHP. The following summary financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," found in the consolidated financial statements and related notes and other financial information contained in FHP's Form 10-K for the fiscal year ended June 30, 1996 and Form 10-Q for the quarterly period ended September 30, 1996, which are incorporated herein by reference. See "Incorporation of Certain Documents by Reference" and "Available Information."

                                                                                                     THREE MONTHS ENDED
                                                     FISCAL YEARS ENDED JUNE 30,                        SEPTEMBER 30,
                                      ----------------------------------------------------------  -------------------------
                                         1992        1993      1994 (1)      1995        1996         1995          1996
                                      ----------  ----------  ----------  ----------  ----------  -------------  ----------
INCOME STATEMENT DATA:                                (IN THOUSANDS, EXCEPT PER SHARE AND PERCENTAGE DATA)
Revenue.............................  $1,586,086  $2,005,854  $2,472,958  $3,909,380  $4,179,284  $   1,004,633  $1,098,699
Expenses:
  Health care services..............   1,324,700   1,681,144   2,057,689   3,238,489   3,530,928        849,816     929,695
  Marketing, general and
   administrative expenses..........     231,916     269,645     332,249     490,196     479,480        117,037     124,644
  Amortization of intangibles.......          --          --          --      31,506      31,133          8,089       7,366
  Restructuring charges (2).........          --          --          --      75,110       9,659          5,759          --
  OPM reserve charge (3)............          --          --          --          --      45,000             --          --
                                      ----------  ----------  ----------  ----------  ----------  -------------  ----------
Operating income....................      29,470      55,065      83,020      74,079      83,084         23,932      36,994
Interest income.....................      22,211      14,919      20,365      32,079      36,174          9,136       9,099
Interest expense....................        (189)       (211)     (6,565)    (25,972)    (21,141)        (6,424)     (2,493)
                                      ----------  ----------  ----------  ----------  ----------  -------------  ----------
Income before income taxes..........      51,492      69,773      96,820      80,186      98,117         26,044      43,600
Provision for income taxes..........      18,602      25,607      37,510      42,894      53,964         12,717      20,056
                                      ----------  ----------  ----------  ----------  ----------  -------------  ----------
Net income..........................      32,890      44,166      59,310      37,292      44,153         13,967      23,544
Preferred stock dividends...........                               1,032      25,337      26,425          6,607       6,575
                                      ----------  ----------  ----------  ----------  ----------  -------------  ----------
Net income attributable to
 common stock.......................  $   32,890  $   44,166  $   58,278  $   11,955  $   17,728  $       7,320  $   16,969
                                      ----------  ----------  ----------  ----------  ----------  -------------  ----------
                                      ----------  ----------  ----------  ----------  ----------  -------------  ----------
Earnings per share..................  $     1.00  $     1.33  $     1.71  $     0.29  $     0.43  $        0.18  $     0.40
                                      ----------  ----------  ----------  ----------  ----------  -------------  ----------
                                      ----------  ----------  ----------  ----------  ----------  -------------  ----------
Weighted average number of shares of
 common stock and equivalents
 outstanding........................      32,921      33,270      34,051      41,057      41,524         41,016      42,059
                                      ----------  ----------  ----------  ----------  ----------  -------------  ----------
                                      ----------  ----------  ----------  ----------  ----------  -------------  ----------
Fully diluted earnings per share
 (4)................................  $     1.00  $     1.31  $     1.71  $       --  $       --  $          --  $     0.40
                                      ----------  ----------  ----------  ----------  ----------  -------------  ----------
                                      ----------  ----------  ----------  ----------  ----------  -------------  ----------
Fully diluted weighted average
 number
 of shares (4)......................      32,945      33,587      34,717          --          --             --      59,300
                                      ----------  ----------  ----------  ----------  ----------  -------------  ----------
                                      ----------  ----------  ----------  ----------  ----------  -------------  ----------
OPERATING DATA:
Medical loss ratio (5)..............       83.5%       83.8%       83.2%       82.8%       84.5%          84.6%       84.6%
Adjusted operating income margin
 (6)................................        1.9%        2.8%        3.4%        3.8%        3.3%           3.0%        3.4%
Period-end HMO membership:
  Commercial........................         468         540       1,364       1,404       1,516          1,417       1,526
  Medicare..........................         248         298         348         375         397            383         406
                                      ----------  ----------  ----------  ----------  ----------  -------------  ----------
    Total...........................         716         838       1,712       1,779       1,913          1,800       1,932
                                      ----------  ----------  ----------  ----------  ----------  -------------  ----------
                                      ----------  ----------  ----------  ----------  ----------  -------------  ----------

                                                                          JUNE 30,                           SEPTEMBER 30,
                                                 ----------------------------------------------------------  -------------
                                                    1992        1993        1994        1995        1996         1996
                                                 ----------  ----------  ----------  ----------  ----------  -------------
BALANCE SHEET DATA:                                                           (IN THOUSANDS)
Working capital................................  $   54,141  $  (29,034) $ (141,860) $  (78,379) $  (60,167)  $   (38,766)
Goodwill and other intangibles, net............          --       2,848   1,082,701   1,059,507   1,028,374     1,021,008
Total assets...................................  $  615,659  $  745,684  $2,169,269  $2,315,816  $2,013,879   $ 2,044,218
Long-term debt due after one year..............  $   23,279  $   20,802  $  377,986  $  337,817  $  104,184   $   100,222
Shareholders' equity...........................  $  311,381  $  364,422  $1,113,136  $1,140,141  $1,167,629   $ 1,191,701

------------------------------
(1) Operating results of TakeCare, Inc. acquisition are included in the historical operating results of FHP from the date of acquisition.
(2) Restructuring charges of $75.1 million ($0.85 per share, net of tax) for the fiscal year ended June 30, 1995 related to the Restructuring Plan, which involved (i) the discontinuance of certain services and programs, (ii) a reduction in work force, and (iii) the write-down of certain owned and operated hospitals. Restructuring charge of $9.7 million ($0.15 per share, net of tax) for the fiscal year ended June 30, 1996 involves additional charges relating to implementing the Restructuring Plan and disposal of certain owned and operated hospitals.
(3) The OPM reserve charge consisted of a $45.0 million ($0.68 per share, net of tax) increase in reserves for potential claims in connection with OPM contracts to provide managed health care services to Federal employees and their dependents. One claim of $15 million plus interest was settled in the first quarter of fiscal year 1997 for $12 million.
(4) Fully diluted earnings per share are not presented for the fiscal years ended June 30, 1995 and 1996 and the three months ended September 30, 1995 because they are antidilutive.
(5) Health care costs as a percentage of premium revenue.
(6) Operating income as a percentage of revenue, before restructuring charges and OPM reserve charge.

               SUMMARY UNAUDITED PRO FORMA FINANCIAL INFORMATION

    The Summary Unaudited Pro Forma Financial Information set forth below has been derived from the Unaudited Pro Forma Financial Information included elsewhere in this Joint Proxy Statement/ Prospectus. The Summary Unaudited Pro Forma Financial Information reflects the combined effect of the Mergers and the 1995 Acquisitions as if such transactions had occurred at the beginning of each period presented for purposes of the pro forma income statement data and on June 30, 1996 for purposes of the pro forma balance sheet data. The Summary Unaudited Pro Forma Financial Information does not include the pro forma effect of the Talbert Rights Offering. See "Unaudited Pro Forma Financial Information."

    The Summary Unaudited Pro Forma Financial Information set forth below and the Unaudited Pro Forma Financial Information included elsewhere herein do not purport to present the combined financial position or results of operations of PacifiCare and FHP had the Acquisitions assumed therein occurred on the dates specified, nor are they necessarily indicative of the results of operations that may be expected in the future. The Summary Unaudited Pro Forma Financial Information set forth below is qualified in its entirety by reference to, and should be read in conjunction with, the Unaudited Pro Forma Financial Information included elsewhere in this Joint Proxy Statement/Prospectus.

    PacifiCare currently reports its financial information on the basis of a September 30 fiscal year. FHP currently reports its financial information on the basis of a June 30 fiscal year. The Unaudited Pro Forma Condensed Consolidated Statement of Income for the fiscal year ended September 30, 1995 includes PacifiCare's historical results of operations for the fiscal year ended September 30, 1995 and FHP's historical results of operations for the fiscal year ended June 30, 1995. The Unaudited Pro Forma Condensed Consolidated Statement of Income for the nine months ended June 30, 1996 includes the historical results of operations of both PacifiCare and FHP for the nine months ended June 30, 1996. The Unaudited Pro Forma Balance Sheet includes the historical balance sheets of both PacifiCare and FHP as of June 30, 1996.

    The Summary Unaudited Pro Forma Financial Information should be read in conjunction with: (i) such historical financial statements, and the notes thereto, which are incorporated by reference in this Joint Proxy Statement/Prospectus; (ii) the selected historical financial data appearing elsewhere in this Joint Proxy Statement/Prospectus; and (iii) the unaudited pro forma financial information and comparative per share data, including the notes thereto, appearing elsewhere in this Joint Proxy Statement/Prospectus. See "Incorporation of Certain Documents by Reference," "Available Information," "Selected Historical and Pro Forma Financial and Operating Data," "Summary -- Unaudited Pro Forma Financial Information," and "Summary -- Comparative Per Share Data."

    The Summary Unaudited Pro Forma Financial Information set forth below and the Unaudited Pro Forma Financial Information included elsewhere herein assumed that the FHP Merger will be accounted for under the purchase method of accounting. The stock consideration portion of the purchase price assumed a market price for PacifiCare Class A Common Stock of $71.00 and an Average Closing Price of PacifiCare Class B Common Stock of $74.00. The Reorganization Agreement provides for an adjustment to the number of shares to be issued to the stockholders of FHP if the Average Closing Price of PacifiCare Class B Common Stock is less than $62.90 or greater than $73.10. The increases in the market price for PacifiCare Class A Common Stock and the Average Closing Price of PacifiCare Class B Common Stock (from assumed values of $67.00 and $68.00, respectively) resulted in: (i) the issuance of 479,000 fewer shares of PacifiCare Holding Class B Common Stock; (ii) additional pro forma purchase price consideration of $38.6 million; and (iii) had the effect of reducing pro forma earnings per share by $0.01 for the nine months ended June 30, 1996 and had no effect on pro forma earnings per share for the fiscal year ended September 30, 1995. The Final Class A/ Common Share Ratio and Final Class B/Common Share Ratio and the conversion ratio with respect to the PacifiCare Holding Preferred will be based upon the Average Closing Price of the PacifiCare Class B Common Stock calculated at the Effective Time. The purchase price used to calculate goodwill will be based on the trading prices of PacifiCare Holding Class A Common and PacifiCare Holding Class B Common following the Effective Time.

                                                                                 FISCAL YEAR       NINE MONTHS
                                                                                    ENDED          ENDED JUNE
                                                                              SEPTEMBER 30, 1995    30, 1996
                                                                              ------------------  -------------
                                                                                   (DOLLARS IN THOUSANDS,
                                                                                   EXCEPT PER SHARE DATA)
INCOME STATEMENT DATA:
  Total operating revenue...................................................    $    7,711,064     $ 6,590,863
  Expenses:
    Health care services....................................................         6,373,908       5,537,048
    Marketing, general and administrative expenses..........................           999,547         786,724
    Amortization of intangibles.............................................            70,338          52,911
    Disposition and restructuring charges (1)...............................            75,110          21,047
    OPM reserve charge (2)..................................................                --          70,000
                                                                              ------------------  -------------
  Operating income..........................................................           192,161         123,133
  Interest income...........................................................            67,916          61,787
  Interest expense..........................................................          (110,075)        (75,194)
                                                                              ------------------  -------------
  Income before income taxes................................................           150,002         109,726
  Provision for income taxes................................................            78,550          64,263
                                                                              ------------------  -------------
  Net income................................................................            71,452          45,463
  Preferred stock dividends.................................................            10,518           7,889
                                                                              ------------------  -------------
  Net income attributable to common stock...................................    $       60,934     $    37,574
                                                                              ------------------  -------------
                                                                              ------------------  -------------
  Weighted average common shares and equivalents outstanding used to
   calculate earnings per share (3).........................................            40,955          42,745
                                                                              ------------------  -------------
                                                                              ------------------  -------------
  Earnings per share attributable to common stock...........................    $         1.49     $      0.88
                                                                              ------------------  -------------
                                                                              ------------------  -------------
  Ratio of earnings to fixed charges (4)....................................              2.2x            2.2x
                                                                              ------------------  -------------
                                                                              ------------------  -------------
  Ratio of earnings to fixed charges and preferred stock dividends (5)......              1.9x            1.8x
                                                                              ------------------  -------------
                                                                              ------------------  -------------


                                                                                                  JUNE 30, 1996
                                                                                                  -------------
BALANCE SHEET DATA:
  Cash and equivalents..........................................................................   $   321,334
  Working capital...............................................................................       238,018
  Goodwill and intangible assets................................................................     2,528,838
  Total assets..................................................................................     4,469,811
  Long-term debt due after one year.............................................................     1,123,866
  Shareholders' equity..........................................................................     1,923,065

------------------------------
(1) Disposition and restructuring charges include (i) a $9.3 million loss ($0.19 per share, net of tax) associated with the disposition of Pasteur Delivery Systems, the Staff Model HMO subsidiary located in Florida for the nine months ended June 30, 1996, and (ii) a restructuring charge of $75.1 million ($1.10 per share, net of tax) and $11.7 million ($0.16 per share, net of tax) associated with the discontinuation of certain specialty health care products and services and related reduction in workforce and asset sales and write-offs for the fiscal year ended September 30, 1995 and the nine months ended June 30, 1996, respectively.

(2) The OPM reserve charge consisted of a $70.0 million ($0.98 per share, net of tax) increase in reserves for potential claims in connection with OPM contracts to provide managed health care services to Federal employees and their dependents.

(3) See "Unaudited Pro Forma Financial Information" for calculation of weighted average common shares and equivalents outstanding.

(4) For purposes of computing the ratio of earnings to fixed charges, earnings include income before fixed charges, provision for Federal and state income taxes and minority interests. Fixed charges consist of interest expense, including amortization of deferred financing costs and the interest component of capitalized leases, and the portion of operating lease expense which management believes is representative of the interest component of rental expense.

(5) For purposes of computing the ratio of earnings to fixed charges and preferred stock dividends, earnings include income before fixed charges, provision for Federal and state income taxes and minority interests. Fixed charges and preferred stock dividends consist of preferred stock dividends, interest expense, including amortization of deferred financing costs and the interest component of capitalized leases, and the portion of operating lease expense which management believes is representative of the interest component of rental expense.

                           COMPARATIVE PER SHARE DATA

    The following table sets forth for PacifiCare and FHP certain historical and pro forma equivalent per share data for the fiscal year ended September 30, 1995 and for the nine months ended June 30, 1996 and at June 30, 1996. The exchange ratios used to calculate the purchase price assume that (i) each outstanding share of FHP Common Stock will be converted into the right to receive $17.50 in cash and a mix of PacifiCare Holding Class A Common and PacifiCare Holding Class B Common at a Final Exchange Ratio of 0.256, and (ii) each outstanding share of FHP Preferred Stock will be converted into the right to receive $14.113 in cash and 0.50 shares of PacifiCare Holding Preferred, assuming approval of the Series A Amendment. The actual number of shares of PacifiCare Holding Class A Common, PacifiCare Holding Class B Common and PacifiCare Holding Preferred to be exchanged for all of the outstanding PacifiCare Common Stock and FHP Capital Stock will be determined at the Effective Time based on the approval or disapproval of the Series A Amendment by the holders of FHP Preferred Stock, the number of shares of FHP Preferred Stock as to which Irrevocable Elections, if any, are made if the Series A Amendment is not approved and the formulas described in detail in "The Merger and Related Transactions -- Merger Consideration." The following data should be read in conjunction with the Summary Unaudited Pro Forma Financial Information and the PacifiCare and FHP Selected Historical Financial and Operating Data, including the notes thereto, included elsewhere herein. The unaudited pro forma combined per share data are not necessarily indicative of the operating results that would have been achieved had the Mergers been consummated as of the beginning of each period presented and should not be construed as representative of future earnings.

                                                                            FISCAL YEAR ENDED    NINE MONTHS ENDED
                                                                            SEPTEMBER 30, 1995     JUNE 30, 1996
                                                                            ------------------  -------------------
PACIFICARE -- HISTORICAL:
  Net income per share....................................................      $     3.62           $    2.16
  Cash dividends per share................................................              --                  --
  Book value per share (1)................................................      $    23.70           $   26.06
FHP -- HISTORICAL (2):
  FHP Common Stock:
    Income per common and common equivalent share.........................      $     0.29           $    0.25
    Cash dividends per share..............................................              --                  --
    Book value per share (1)..............................................      $    28.35           $   28.63
  FHP Preferred Stock (3):
    Cash dividends per share..............................................      $     1.25           $    0.94
PACIFICARE HOLDING -- PRO FORMA (4):
  PacifiCare Holding Common:
    Income per common and common equivalent share.........................      $     1.49           $    0.88
    Cash dividends per share..............................................              --                  --
    Book value per share..................................................         n/a               $   45.81
  PacifiCare Holding Preferred (3):
    Cash dividends per share..............................................      $     1.00           $    0.75

------------------------
(1) The historical book value per share is computed by dividing total shareholders' equity by the number of shares of common stock outstanding at the end of the period. The outstanding shares of common stock do not include shares issuable upon exercise of options or convertible securities.

(2) The fiscal year ended September 30, 1995 includes FHP's historical results of operations for the fiscal year ended June 30, 1995.

(3) The FHP Preferred Stock and the PacifiCare Holding Preferred each have a $25 per share liquidation preference.

(4) Adjusted to give effect to the Mergers.

                                  RISK FACTORS

    IN ADDITION TO THE OTHER INFORMATION IN THIS JOINT PROXY
STATEMENT/PROSPECTUS, THE FOLLOWING RISK FACTORS SHOULD BE CONSIDERED CAREFULLY BY PACIFICARE AND FHP STOCKHOLDERS IN DETERMINING WHETHER OR NOT TO VOTE IN FAVOR OF THE APPROVAL AND ADOPTION OF THE REORGANIZATION AGREEMENT.

RISK FACTORS RELATED TO THE BUSINESS OF PACIFICARE

    GOVERNMENT CONTRACTS. PacifiCare's Secure Horizons-Registered Trademark-programs provide services to Medicare beneficiaries pursuant to contracts with HCFA. The Secure Horizons programs are subject to regulation by HCFA and certain state agencies. HCFA requires that HMOs be federally qualified or meet similar requirements as a competitive medical plan in order to be eligible for Medicare risk contracts. HCFA has the right to audit HMOs operating under Medicare risk contracts to determine the quality of care being rendered and the degree of compliance with HCFA's contracts and regulations. The risk contracts are subject to periodic unilateral revisions by HCFA based on certain demographic information relating to the Medicare population and the cost of providing health care in a particular geographic area. PacifiCare's Medicare risk contracts are automatically renewed every 12 months unless PacifiCare or HCFA elects either not to renew or to terminate them. HCFA may unilaterally terminate PacifiCare's Medicare risk contracts if PacifiCare fails to continue to meet compliance and eligibility standards. Termination of PacifiCare's Medicare risk contracts would have a material adverse effect on PacifiCare.

    Because the use of health care services by Medicare beneficiaries generally exceeds the use of services by those who are under the age of 65, PacifiCare's Medicare risk contracts generate substantially larger per member revenue than PacifiCare's non-Medicare plans. Premium revenue for each Secure Horizons member is usually more than three times that of a commercial member, reflecting, in part, the higher medical and administrative costs of serving a Medicare member. As a result, although members in the Secure Horizons programs represented approximately 30% of PacifiCare's membership at June 30, 1996, they accounted for approximately 57% of the consolidated premium revenue for the nine months ended June 30, 1996 and a disproportionate amount of PacifiCare's operating profit. The Secure Horizons programs are subject to certain risks relative to commercial programs, such as higher comparative medical costs, higher levels of utilization, government and regulatory reporting requirements, the possibility of reduced or insufficient government reimbursement in the future and higher marketing and advertising costs associated with selling to individuals rather than to groups.

    As a result of HCFA's regulations governing PacifiCare's Medicare risk programs, the "medical loss ratio" (health care expenses as a percentage of premium revenue), as determined prospectively through formulas established by HCFA for PacifiCare's Medicare risk contracts in a particular region, may not be less than the medical loss ratio for PacifiCare's non-Medicare contracts in such region. If PacifiCare were to fall out of compliance with these regulations, it would have to provide additional benefits, reduce the supplemental premiums charged to its Medicare members or accept a lower payment from HCFA to increase the medical loss ratio for the Medicare risk contracts to the level of the medical loss ratio for the non-Medicare contracts. This regulation could materially and adversely affect PacifiCare.

    Secure Horizons premiums are determined through formulas established by HCFA for PacifiCare's Medicare risk contracts in a particular region. If these premiums are reduced, or if premium rate increases in a particular region are lower than the rate of increase in health care service expenses for Secure Horizons members in such region, PacifiCare could be materially and adversely affected. PacifiCare has attempted to mitigate this risk by paying approximately 78% of the health care service expenses for the Secure Horizons program by utilizing Capitation Fees.

    PacifiCare's Secure Horizons programs are not permitted, under federal regulations, to account for more than one-half of PacifiCare's total HMO members in each of PacifiCare's non-contiguous geographic state markets. This limitation may constrain PacifiCare's rate of growth in markets where PacifiCare is able to add Medicare members at a faster rate than commercial members.

    GOVERNMENT REGULATION AND AUDITS. PacifiCare's HMOs are licensed and subject to state and federal statutes and regulations which extensively regulate the activities and licensing of HMOs and subject the HMOs to periodic examination by governmental agencies. Among the areas regulated by state and federal law are procedures for quality assurance, resolution of grievances, enrollment requirements, the relationship between the HMO and its health care providers and the HMO's financial condition. To comply with such regulations, it may be necessary for PacifiCare's HMOs to make changes from time to time in their services, procedures, structure and marketing methods. Some of the changes may be caused by changes in federal and state statutes and regulations that govern PacifiCare's HMOs. Although PacifiCare intends to maintain its HMOs' federal qualifications, state licenses and Medicare contracts, there can be no assurance that it can do so. Additional governmental regulation or future interpretation of existing regulations could materially and adversely affect PacifiCare.

    PacifiCare's HMOs have commercial contracts with OPM to provide managed health care services to employees under the FEHBP. OPM, as a normal course of business, audits health plans with which it contracts to, among other things, verify that premiums charged under OPM contracts are established in compliance with community rating and other requirements under the FEHBP. OPM audits for multiple periods are in various stages of completion for several of PacifiCare's HMO subsidiaries. PacifiCare incurred a pre-tax charge of $25 million to its results of operations for the three and nine months ended June 30, 1996 to increase reserves in anticipation of negotiations relating to potential governmental claims for contracts with OPM. PacifiCare intends to negotiate with OPM on all matters to attain a mutually satisfactory result. There can be no assurance, however, that these negotiations will be concluded satisfactorily or that additional, possibly material, liability will not be incurred. PacifiCare believes that any ultimate liability in excess of amounts accrued as a result of the audits by OPM would not materially and adversely affect PacifiCare.

    In the normal course of business, the governmental agencies with which PacifiCare contracts periodically review the premiums paid to PacifiCare under these programs to detect whether any excess premiums have been paid. If such agencies discover, in connection with any such review, that excess premiums were paid to PacifiCare, adjustments to current or future premiums would be made. If such adjustments were significant, they could materially and adversely affect PacifiCare.

    LEGISLATION. Government regulation of health care coverage products and services is a changing area of law that varies from jurisdiction to jurisdiction. Changes in applicable laws and regulations are continually being considered and the interpretation of existing laws and rules may also change from time to time. Regulatory agencies generally have broad discretion in promulgating regulations and in interpreting and enforcing laws and rules. While PacifiCare is unable to predict what regulatory changes may occur or the impact on PacifiCare of any particular change, PacfiCare's operations and financial results could be negatively affected by regulatory changes. Although PacifiCare believes that it would benefit from legislative proposals encouraging the use of managed health care, there can be no assurance that the enactment of any of such reforms would not materially and adversely affect PacifiCare. The continued consideration and enactment of "anti-managed care" laws and regulations, such as "any willing provider" laws and limits on utilization management, by federal and state bodies may make it more difficult for PacifiCare to control medical costs and could adversely affect financial results.

    DEPENDENCE UPON HEALTH CARE PROVIDERS. The profitability of PacifiCare and the success of its long-range business plans depends upon its ability to attract and retain qualified health care providers. PacifiCare's HMOs contract with physicians, physician groups and hospitals to arrange for a comprehensive range of health care services for their members. Contracts with health care providers generally are negotiated on an annual basis. Generally, there is no requirement that the provider continue its relationship with PacifiCare upon expiration of the annual period. PacifiCare has, however, entered into a number of provider service contracts with terms up to 10 years. PacifiCare's ability to expand is dependent, in part, on competitive premium pricing and its ability to secure cost effective contracts with additional physicians or to ensure that existing physician groups expand their operations to accommodate PacifiCare's new HMO membership. Achieving such objectives with respect to competitive premium pricing and physician contracts is becoming difficult due to increasing competition. In addition, increased competition in the health care industry has resulted in the consolidation of health care providers, resulting in larger provider groups being created and fewer groups with which PacifiCare can contract. Further, the financial viability of the resulting provider groups may be adversely affected by consolidation, rendering them unable to adequately service the membership and meet contractual obligations. Inability to contract, loss of contracts with providers or inability to service members could materially and adversely affect PacifiCare.

    HEALTH CARE COST CHANGES. PacifiCare's profitability is dependent, in part, on its ability to maintain effective control over health care costs while providing members with quality care. Factors such as health care reform, levels of utilization of health care services, new technologies, hospital costs, major epidemics, and numerous other external influences may affect the ability of HMOs to control health care costs.

    Trends in health care prices and utilization have a substantial effect on PacifiCare's financial results. Historically, increases in health care prices and utilization have caused health care costs to rise faster than general inflation. Recently, these increases have moderated, but there can be no assurance that health care prices or utilization will not again increase at a more rapid pace. If health care costs do begin to increase more rapidly, there can be no assurance that PacifiCare will be able to meet its goal of maintaining price increases at least sufficient to cover increases in health care costs. Competitive pressures, demands from providers and customers, applicable regulations or other factors may materially and adversely affect PacifiCare's ability to limit the impact of health care cost increases by reducing the amounts paid to providers or by increasing prices.

    COMPETITION. The health care industry is highly competitive, both nationally and in PacifiCare's various markets. PacifiCare has many competitors, including indemnity insurance carriers, other HMOs, employer self-funded programs and PPOs, many of which have substantially larger enrollments or greater financial resources than PacifiCare. PacifiCare also faces competition from hospitals, health care facilities and other health care providers who have combined and formed their own networks to contract directly with employer groups for the delivery of health care services. California, the largest market in which PacifiCare competes, is served by a large number of HMOs and is one of the markets most heavily penetrated by HMOs in the United States. Competition for members in PacifiCare's markets has resulted in an increase in benefits and price competition. In such an increasingly competitive environment, PacifiCare believes that a comprehensive range of products and services, along with a strong provider network, must be provided in order to remain competitive. Increased competition could result in a decline in revenue or in price reductions that could materially and adversely affect PacifiCare.

RISK FACTORS RELATED TO THE BUSINESS OF FHP

    HEALTH CARE RISKS. FHP is generally subject to risks relating to its health care business and operations similar to those set forth herein for PacifiCare, and FHP's operations, profitability or business prospects could be similarly adversely affected. See "-- Risk Factors Related to the Business of PacifiCare."

    OFFICE OF PERSONNEL MANAGEMENT AUDITS. FHP's HMO subsidiaries have contracts with OPM to provide or arrange managed health care services under FEHBP for federal employees, annuitants and their dependents. These contracts with OPM and applicable government regulations establish premium rating requirements for the FEHBP. Periodically, FHP's HMO subsidiaries are subject to audits by the government to, among other things, verify that premiums charged under OPM contracts are established in compliance with community rating and other requirements under the FEHBP.

    In the third quarter of fiscal year 1996, FHP increased reserves by recording a pretax charge of $45 million ($28.7 million net of tax), in anticipation of negotiations to address existing and potential governmental claims arising from the OPM audits, as discussed below. FHP's reserves reflect management's recognition that FEHBP rate audits and claims based thereon are being handled differently by the government than in the past and reflect the extent of business FHP's subsidiaries have conducted with OPM over many years. Based on FHP management's understanding of the government's current interpretation of the community rating standard requirements, FHP management currently believes that FHP has established adequate reserves to settle any claims that may arise from present or future FEHBP rate audits for the years between and including 1987 through 1996, or that amounts in excess of reserves, if any, necessary to settle any such claims would not be such as to have a material adverse effect on the consolidated financial position or on the results of operations or cash flows of FHP.

    In the third quarter of fiscal 1996, the United States Department of Justice notified FHP that the government believed FHP may have violated the False Claims Act in community rate certifications that were the subject of a draft OPM audit report covering the operations of one of FHP's HMO subsidiaries during the years 1987 through 1991, and that it believed the government's actual damages to be approximately $15 million. In October 1996, FHP reached an agreement with the government to resolve these claims. The agreement called for FHP to pay $12 million, which amount FHP understands will be allocated by OPM to the FEHBP Contingency Reserve Funds for the regions covered by FHP's contracts. FHP did not pay any fine or penalty under the agreement. Under the terms of the agreement, the government released FHP from all claims under the subject contracts for the years covered by the draft audit report.

    OPM has opened two additional audits for years as far back as 1990 at two of FHP's other HMO subsidiaries. In October 1996, OPM sent a draft audit report with respect to FHP's TakeCare subsidiary, alleging certain defects in the subsidiary's rating practices for the years 1990 through 1994, and requesting that FHP comment on the draft findings. FHP currently is evaluating the draft audit report and is preparing a response. It is likely that the final TakeCare audit report will recommend that OPM seek a monetary recovery from FHP and that such recommended recovery will be for a substantial amount. Based upon positions taken by the government with respect to the 1987-1991 draft audit report discussed above, FHP management believes that the other open audit and other possible future audits may allege defective rating practices and result in claims for adjustments from OPM. FHP management cannot determine if such claims will result in further referrals to the Department of Justice and further False Claims Act claims.

    LITIGATION. FHP, through the operations currently comprising Talbert, has historically directly provided medical services. During the ordinary course of business, FHP has become a party to pending and threatened legal actions and proceedings, a significant number of which involve claims of medical malpractice. FHP management is of the opinion, taking into account FHP's insurance coverage and reserves that have been established, that the outcome of currently known legal actions and proceedings will not, singly or in the aggregate, have a material adverse effect on the consolidated financial position or results of operations or cash flow of FHP. However, there can be no assurance of the foregoing or that a future claim will not exceed available insurance coverages or reserves or that insurance policies will continue to be available with adequate coverages at reasonable premiums. Any substantial increase in the cost of such insurance or the unavailability of any such coverages could materially and adversely affect FHP or PacifiCare Holding following the Mergers.

COMMON RISK FACTORS RELATED TO THE MERGERS

    INTEGRATION OF BUSINESS OPERATIONS. The Mergers and any similar acquisitions may affect PacifiCare Holding's ability to integrate and manage its overall business effectively. There can be no assurance that PacifiCare Holding will be able to successfully integrate the administrative, management and service operations of its FHP and PacifiCare subsidiaries, that such integration will occur in a timely or efficient manner, if at all, or that the uncertainty associated with such integration will not result in the loss of providers, employers, members or key employees. The failure to achieve such integration in a timely or efficient manner could materially and adversely affect PacifiCare Holding.

    Because of the inherent uncertainties associated with combining two large companies, there can be no assurance that the combined company will be able to realize the synergies and cost savings that PacifiCare and FHP currently expect to realize as a result of the Mergers. See "The Merger and

Related Transactions -- Estimated Synergies." Furthermore, there can be no assurance that the synergies and cost savings which are realized, if any, will not be offset by increases in other expenses or losses.

    REGULATORY APPROVAL OF THE MERGERS. The Mergers are subject to certain filings and approvals with federal and state agencies regulating HMOs and insurance companies. There can be no assurance that such approvals will be granted or that the terms and conditions on which such approvals are obtained will not materially and adversely affect the Mergers or the operations, profitability or business prospects of the combined company following the Mergers. Additionally, pursuant to the requirements of the HSR Act, each of PacifiCare, FHP, PacifiCare Holding and UniHealth filed Notification and Report Forms and certain documentary attachments with respect to their acquisitions of voting securities in the Mergers, and PacifiCare and FHP are each in the process of responding to a Second Request for additional information and documentary materials issued by the FTC. A Second Request has the effect of delaying consummation of the Mergers until 20 days after PacifiCare and FHP each substantially comply with the Second Request, unless the FTC grants early termination of the HSR Act waiting period. Additionally, the Attorney General of the State of California has expressed interest in analyzing the potential effects of the Mergers in California and has requested copies of all materials provided to the FTC. PacifiCare and FHP have voluntarily agreed to provide information to the California Attorney General under the terms of the National Association of Attorneys General compact.

    The FTC and the Antitrust Division frequently scrutinize the legality under the antitrust laws of transactions such as the Mergers. At any time before or after consummation of the Mergers, the FTC, the Antitrust Division, state attorneys general or others could take action under antitrust laws with respect to the Mergers, including seeking to enjoin consummation of the Mergers, to cause the divestiture of significant assets of PacifiCare or FHP or their subsidiaries or to impose conditions on PacifiCare Holding with respect to its business operations. There can be no assurance that a challenge to the Mergers on antitrust grounds will not be made, or, if such a challenge is made, PacifiCare or FHP would prevail or would not be required to divest certain assets or to accept certain conditions in order to consummate the Mergers. See "The Mergers and Related Transactions -- Regulatory Matters."

    VARIATIONS IN VALUE OF FHP COMMON STOCK AND THE FHP MERGER
CONSIDERATION. The relative values of the FHP Common Stock and the FHP Merger consideration at the Effective Time may vary from the values as of the date hereof or as of the dates of the respective stockholder votes with respect to the Mergers because of changes in the operations, profitability and business prospects of FHP or PacifiCare, market assessments of the likelihood that the Mergers will be consummated and the timing thereof, the effect of any conditions or restrictions imposed on or proposed with respect to the Mergers, general market and economic conditions and other factors. The Final Class A/Common Share Ratio and Final Class B/Common Share Ratio and the conversion ratio with respect to the PacifiCare Holding Preferred will be adjusted at the Effective Time to partially compensate for increases or decreases in the Average Closing Price of the PacifiCare Class B Common Stock to the extent the increase or decrease exceeds 7.5% of $68.00. The adjustment, if any, will represent 50% of the change in excess of 7.5% to a maximum of 30% change, beyond which no further adjustment will be made. Neither party has the right to terminate the Reorganization Agreement based on a price change which exceeds 30% of $68.00. See "The Mergers and Related Consideration -- Merger Consideration."

                                 THE COMPANIES

PACIFICARE HOLDING

    PacifiCare Holding, a newly formed Delaware corporation, has not conducted any business activities to date other than those incident to its formation, its execution of the Reorganization Agreement and related agreements, its participation in the preparation of this Joint Proxy Statement/ Prospectus and the making of various regulatory filings in connection with the transactions contemplated by the Reorganization Agreement. Immediately following the consummation of the Mergers, PacifiCare Holding will become a holding company for PacifiCare and FHP and their respective subsidiaries, and its name will be changed to "PacifiCare Health Systems, Inc." Accordingly, the businesses currently conducted by PacifiCare and FHP and their respective subsidiaries will be the initial businesses of PacifiCare Holding.

    The principal executive offices of PacifiCare Holding are located at 5995 Plaza Drive, Cypress, California 90630-5028. PacifiCare Holding's telephone number is (714) 952-1121.

PACIFICARE

    PacifiCare is one of the nation's leading managed health care services companies, serving as of September 30, 1996, approximately 2,031,000 commercial, Medicare and Medicaid members. PacifiCare is also a leader in the management, development and marketing of diversified HMO products and related services. PacifiCare operates HMOs in California, Florida, Oklahoma, Oregon, Texas and Washington, which as of September 30, 1996 had a combined commercial membership of approximately 1,434,000 members. Through internal growth and strategic acquisitions, PacifiCare believes it has built a strong competitive position in California and has expanded operations into new and existing geographic markets.

    PacifiCare, through its Secure Horizons programs, operates the largest and one of the fastest growing Medicare risk programs in the United States (as measured by membership) with approximately 554,000 members enrolled as of September 30, 1996. PacifiCare believes that its Secure Horizons programs are attractive to Medicare beneficiaries because they provide a more comprehensive package of benefits than offered under traditional Medicare and substantially reduce the member's administrative responsibilities.

    PacifiCare's commercial, Medicare and Medicaid program members are provided some or all of the following health care services: primary and specialty physician care, hospital care, laboratory and radiology services, prescription drugs, dental and vision care, skilled nursing care, physical therapy and psychological counseling. PacifiCare also offers certain specialty products and services to group purchasers and to other managed care organizations and their beneficiaries, including life and health insurance, behavioral health service, dental and vision services and Medicare risk management services.

    The principal executive offices of PacifiCare are located at 5995 Plaza Drive, Cypress, California 90630-5028. PacifiCare's telephone number is (714) 952-1121.

FHP

    FHP is one of the nation's leading managed health care companies. FHP, through its direct and indirect subsidiaries, delivers managed health care services and sells indemnity health, group life and workers' compensation insurance. FHP's oldest subsidiary, FHP, Inc., a California corporation, is a federally qualified, multi-state licensed HMO, which has been operating managed health care programs since 1961.

    As of September 30, 1996, FHP provided a broad range of managed health care services to more than 1,932,000 HMO members, comprised of commercial and governmental employees and Medicare beneficiaries, in 11 states and Guam. These managed health care services include ambulatory and outpatient physician care, hospital care, prescription drugs, dental and vision care, home health nursing, skilled nursing care, physical therapy, psychological counseling and health promotion.

    FHP also offers group term life and health insurance products through its insurance subsidiaries. In addition to its general workers compensation business, FHP's 24 Hour Managed Care Program-SM- offers in a single package workers' compensation coverage, HMO plans and group indemnity medical, dental and life insurance benefit plans through several of its subsidiaries. FHP also offers third-party administration and utilization review services and several PPOs.

    In June 1995, FHP announced the Restructuring Plan. The Restructuring Plan was formulated in response to the intensely competitive environment in the HMO industry and continued declining membership in FHP-operated medical facilities. The Restructuring Plan consisted of: the sale or other disposition of FHP's owned and operated hospitals and other in-patient facilities, certain nonproductive real estate and other assets, a reduction in debt, a reduction in FHP's workforce, and the creation of three distinct business segments. These business segments are: (i) a Network Model HMO; (ii) FHP's group life, health and accident and workers' compensation insurance and related products (collectively, the "Insurance Group"); and (iii) Talbert, consisting of a physician practice management company (TMMC), a related ancillary clinical services provider (THSC) and various affiliated physician and dentist practice groups. Costs associated with restructuring, including administrative facility closure costs and employee separation costs, resulted in pretax charges against earnings of approximately $75.1 million in the fourth quarter of fiscal year 1995, and $9.7 million in fiscal year 1996. During fiscal 1996, as part of the Restructuring Plan, FHP completed sales of its Fountain Valley, California hospital campus, its Salt Lake City, Utah hospital campus and certain non-productive real estate. During fiscal 1996, FHP also transferred the operations of two sub-acute in-patient facilities to other operators. As of September 30, 1996, limited amounts of real property scheduled for sale remained unsold. Net proceeds available from the sales of assets have been used primarily for the reduction of indebtedness and for various other corporate purposes.

    The Restructuring Plan included the creation of TMMC and THSC, effective as of January 1, 1996, as new subsidiaries of FHP, together with the creation of several new professional corporations (the "PCs"). Approximately 4,300 of FHP's employees, including health care professionals, became employees of TMMC, THSC or the PCs on January 1, 1996. TMMC leases or subleases all of FHP's medical centers and related assets located in Southern California, Utah, Arizona, Nevada and New Mexico. FHP's HMOs contracted with the PCs to provide health care services to approximately 15.8% of FHP's HMO members, who were already receiving health care in the medical centers. The PCs have entered into long-term practice management agreements with TMMC, thereby enabling the PCs and TMMC to do business with other payors and HMOs, as well as with FHP's HMOs. These third party arrangements are designed to allow TMMC to utilize excess capacity in the medical centers. TMMC and THSC currently are 92.25% owned by FHP and 7.75% owned by key employees of FHP and TMMC. Concurrent with the FHP Merger, it is anticipated that TMMHC will acquire FHP's interest in TMMC and THSC in exchange for, among other consideration, rights to purchase 92.25% of TMMHC's Common Stock. FHP and TMMC may determine not to effect the separation in this manner, in which case the Talbert Rights would be rights to purchase FHP's interest in TMMC. Pursuant to the FHP Merger, these Talbert Rights will be issued to holders of FHP Common Stock and FHP Preferred Stock (on an as-if-converted basis). In addition, TMMHC has authorized options issuable to TMMHC directors and employees to purchase up to 180,000 shares (5.7% on a fully diluted basis) of TMMHC common stock, of which options with respect to 70,250 shares were outstanding as of November 12, 1996. See "The Mergers and Related Transactions -- Talbert Rights Offering."

    The principal executive offices of FHP are located at 3120 Lake Center Drive, Santa Ana, California 92704. FHP's telephone number is (714) 825-6600.

                             THE PACIFICARE MEETING

PURPOSE OF THE PACIFICARE MEETING

    The purpose of the PacifiCare Meeting is to consider and vote upon the following proposals: (i) the approval and adoption of the Reorganization Agreement; (ii) the approval and adoption of the PacifiCare Amendment; and (iii) the approval and adoption of the Second Amended PacifiCare Directors Plan. The PacifiCare Merger may occur only if both proposals are approved and adopted.

DATE, TIME AND PLACE OF MEETING

    The PacifiCare Meeting will be held on December 31, 1996 at PacifiCare's offices at 5995 Plaza Drive, Cypress, California 90630 at 10:00 a.m., Pacific Standard Time.

RECORD DATE AND OUTSTANDING SHARES

    Only holders of record of PacifiCare Class A Common Stock at the close of business on the PacifiCare Record Date are entitled to notice of and to vote at the PacifiCare Meeting on the approval and adoption of the Reorganization Agreement and the Second Amended PacifiCare Directors Plan. Holders of record of PacifiCare Common Stock at the close of business on the PacifiCare Record Date are entitled to notice of and to vote at the PacifiCare Meeting on the approval and adoption of the PacifiCare Amendment. As of the close of business on the PacifiCare Record Date, there were 12,379,658 shares of PacifiCare Class A Common Stock outstanding and entitled to vote and 18,912,018 shares of PacifiCare Class B Common Stock outstanding and entitled to vote. As of that date, there were 219 and 196 holders of record of the PacifiCare Class A Common Stock and the PacifiCare Class B Common Stock, respectively. Each holder of PacifiCare Class A Common Stock is entitled to one vote for each share of PacifiCare Class A Common Stock held as of the PacifiCare Record Date, and, with respect to the vote on the PacifiCare Amendment, each holder of PacifiCare Class B Common Stock is entitled to one vote for each share of PacifiCare Class B Common Stock held as of the PacifiCare Record Date.

VOTING OF PROXIES

    The PacifiCare proxy accompanying this Joint Proxy Statement/Prospectus is solicited on behalf of the Board of Directors of PacifiCare for use at the PacifiCare Meeting. Stockholders are requested to complete, date and sign the accompanying proxy and promptly return it in the accompanying envelope or otherwise mail it to PacifiCare. All proxies that are properly executed and returned, and that are not revoked, will be voted at the PacifiCare Meeting in accordance with the instructions indicated on the proxies or, if no direction is indicated, to approve and adopt the Reorganization Agreement, the PacifiCare Amendment and the Second Amended PacifiCare Directors Plan. Other than the proposals specified in the Notice of the PacifiCare Meeting, no other business will be conducted at the PacifiCare Meeting. A PacifiCare stockholder who has given a proxy may revoke it at any time before it is exercised at the PacifiCare Meeting by: (i) delivering to the Secretary of PacifiCare (by any means, including facsimile) a written notice, bearing a date later than the date of the proxy, stating that the proxy is revoked; (ii) signing and so delivering a proxy relating to the same shares and bearing a later date prior to the vote at the PacifiCare Meeting; or (iii) attending the PacifiCare Meeting and voting in person (although attendance at the PacifiCare Meeting will not, by itself, revoke a proxy).

VOTE REQUIRED

    Approval and adoption of the Reorganization Agreement requires the affirmative vote of the holders of a majority of the outstanding shares of PacifiCare Class A Common Stock entitled to vote.

    Approval and adoption of the PacifiCare Amendment requires the affirmative vote of the holders of a majority of the outstanding shares of PacifiCare Class A Common Stock entitled to vote and the holders of a majority of the outstanding shares of PacifiCare Class B Common Stock entitled to vote, each voting separately as a class.

    Approval and adoption of the Second Amended PacifiCare Directors Plan requires the affirmative vote of a majority of the outstanding shares of PacifiCare Class A Common Stock voting.

    UniHealth, the largest holder of PacifiCare Class A Common Stock, has contractually agreed to vote all shares of PacifiCare Class A Common Stock that it beneficially owns for approval and adoption of the Reorganization Agreement and the PacifiCare Amendment. Pursuant to a voting and non-disposition agreement, dated as of August 4, 1996, between FHP and UniHealth (the "UniHealth Voting Agreement"), UniHealth has agreed, subject to certain limitations, to:
(i) vote the shares of PacifiCare Class A Common Stock beneficially owned by it in favor of the Reorganization Agreement and the PacifiCare Amendment; (ii) not dispose of such shares prior to the PacifiCare Meeting; and (iii) grant a proxy to certain officers of FHP to so vote. UniHealth has indicated that it intends to vote the shares of PacifiCare Class B Common Stock it holds in favor of approval and adoption of the PacifiCare Amendment. UniHealth beneficially owns approximately 47.7% of the outstanding PacifiCare Class A Common Stock and 1.5% of the outstanding PacifiCare Class B Common Stock. See "The Mergers and Related Transactions -- Voting and Non-Disposition Agreements" and "Ownership of PacifiCare, FHP and PacifiCare Holding." The executive officers and directors of PacifiCare have indicated that they intend to vote in favor of approval of the Reorganization Agreement and the PacifiCare Amendment. On the PacifiCare Record Date, such officers and directors beneficially owned approximately 2.0% of the then outstanding shares of PacifiCare Class A Common Stock and approximately 1.0% of the then outstanding shares of PacifiCare Class B Common Stock.

BOARD RECOMMENDATIONS

    THE PACIFICARE BOARD OF DIRECTORS BELIEVES THAT THE MERGERS ARE FAIR TO AND IN THE BEST INTERESTS OF PACIFICARE AND ITS STOCKHOLDERS AND THEREFORE UNANIMOUSLY RECOMMENDS A VOTE FOR APPROVAL OF THE REORGANIZATION AGREEMENT AND UNANIMOUSLY RECOMMENDS A VOTE FOR APPROVAL OF THE PACIFICARE AMENDMENT. THE PACIFICARE BOARD OF DIRECTORS ALSO BELIEVES THAT THE SECOND AMENDED PACIFICARE DIRECTORS PLAN IS IN THE BEST INTEREST OF PACIFICARE AND UNANIMOUSLY RECOMMENDS A VOTE FOR APPROVAL OF THE SECOND AMENDED PACIFICARE DIRECTORS PLAN.

QUORUM; ABSTENTIONS; BROKER NON-VOTES

    The required quorum for the transaction of the business contemplated herein at the PacifiCare Meeting is a majority of the shares of the PacifiCare Class A Common Stock and a majority of the shares of PacifiCare Class B Common Stock outstanding on the PacifiCare Record Date. Abstentions and broker non-votes each will be included in determining whether a quorum is present. Abstentions will be counted towards the tabulation of votes cast; broker non-votes will not be so counted. Abstentions and broker non-votes each will have the same effect as a vote against the Reorganization Agreement and the PacifiCare Amendment.

SOLICITATION OF PROXIES AND EXPENSES

    PacifiCare will bear the entire cost of the solicitation of the proxies of PacifiCare stockholders, including preparation, assembly, printing and mailing of this Joint Proxy Statement/Prospectus, the proxy and any additional information furnished to its stockholders. PacifiCare has engaged the firm of Corporate Investor Communications, Inc. ("CIC") to assist it in the distribution and solicitation of proxies and has agreed to pay CIC a fee of $10,000 plus expenses for its services. Copies of the solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of PacifiCare Common Stock beneficially owned by others to forward to such beneficial owners. PacifiCare may reimburse persons representing beneficial owners of PacifiCare Common Stock for their costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram, letter or personal solicitation by directors, officers or employees of PacifiCare and by CIC. No additional compensation will be paid to directors, officers or employees for such services.

AVAILABILITY OF ACCOUNTANTS

    A representative of Ernst & Young LLP is expected to be present at the PacifiCare Meeting. The representative will be available to respond to appropriate questions, and will have the opportunity to make a statement.

                                THE FHP MEETING

PURPOSE OF THE FHP MEETING

    The purpose of the FHP Meeting is to consider and vote upon the following proposals: (i) the approval and adoption of the Reorganization Agreement; (ii) the approval and adoption of the Series A Amendment; (iii) the election of three directors to hold office for three-year terms; and (iv) the ratification of the appointment of independent auditors. Approval of the Series A Amendment is not a condition to the completion of the FHP Merger. Approval and adoption of the Series A Amendment will result in holders of FHP Preferred Stock receiving cash and PacifiCare Holding Preferred in lieu of the consideration currently required by the FHP Certificate. Holders of FHP Preferred Stock making an Irrevocable Election will receive such consideration whether or not the Series A Amendment is approved.

DATE, TIME AND PLACE OF MEETING

    The FHP Meeting will be held on December 31, 1996 at 2:00 p.m., Pacific Standard Time, at the FHP University Building, 3515 Harbor Boulevard, Costa Mesa, California.

RECORD DATE AND OUTSTANDING SHARES

    Only holders of record of FHP Capital Stock at the close of business on the FHP Record Date are entitled to notice of and to vote at the FHP Meeting. As of the close of business on the FHP Record Date, there were 41,214,595 shares of FHP Common Stock outstanding and entitled to vote and 21,035,804 shares of FHP Preferred Stock outstanding and entitled to vote. These share numbers include, respectively, 1,791 and 5,971 shares issuable to former shareholders of companies which FHP acquired who have not yet received FHP stock certificates. As of that date, there were 625 and 158 holders of record of the FHP Common Stock and the FHP Preferred Stock, respectively. Each holder of FHP Common Stock is entitled to one vote for each share of FHP Common Stock held as of the FHP Record Date, and, with respect to the Series A Amendment, each holder of FHP Preferred Stock is entitled to one vote for each share of FHP Preferred Stock held as of the FHP Record Date.

VOTING OF PROXIES

    The FHP proxy accompanying this Joint Proxy Statement/Prospectus is solicited on behalf of the FHP Board of Directors for use at the FHP Meeting. Stockholders are requested to complete, date and sign the accompanying proxy and promptly return it in the accompanying envelope or otherwise mail it to FHP. All proxies that are properly executed and returned, and that are not revoked, will be voted at the FHP Meeting in accordance with the instructions indicated on the proxies or, if no direction is indicated, to approve and adopt the Reorganization Agreement and the Series A Amendment, to elect the three nominated directors identified herein and to ratify the appointment of the independent auditors. FHP's Board of Directors does not presently intend to bring any business before the FHP Meeting other than the specific proposals referred to in this Joint Proxy Statement/Prospectus and specified in the notice of the FHP Meeting. As to any business that may properly come before the FHP Meeting, however, it is intended that proxies, in the form enclosed, will be voted in respect thereof in accordance with the judgment of the persons voting such proxies. An FHP stockholder who has given a proxy may revoke it at any time before it is exercised at the FHP Meeting, by: (i) delivering to the Secretary of FHP (by any means, including facsimile) a written notice, bearing a date later than the date of the proxy, stating that the proxy is revoked; (ii) signing and so delivering a proxy relating to the same shares and bearing a later date prior to the vote at the FHP Meeting; or (iii) attending the FHP Meeting and voting in person (although attendance at the FHP Meeting will not, by itself, revoke a proxy).

VOTE REQUIRED OF FHP COMMON STOCK

    The affirmative vote of the holders of a majority of the outstanding FHP Common Stock entitled to vote is necessary to adopt and approve the Reorganization Agreement and the Series A Amendment. The affirmative vote of a majority of the FHP Common Stock present at the meeting is necessary to ratify the appointment of the independent auditors. Directors will be elected by a plurality of the votes cast by the holders of FHP Common Stock. Each share of FHP Common Stock is entitled to one vote on each matter on which the holders of such shares are entitled to vote as set forth above.

    On the FHP Record Date, directors and executive officers of FHP and their affiliates and Other Persons (as defined below) beneficially owned and were entitled to vote approximately 4.2% of the outstanding FHP Common Stock. The directors and executive officers of FHP have indicated that they intend to vote their shares of FHP Common Stock in favor of approval and adoption of the Reorganization Agreement, the Series A Amendment, the election of the three nominated directors identified herein and the ratification of the independent auditors.

    Jack R. Anderson, Richard M. Burdge, Sr. and Westcott W. Price III have each entered into a voting and non-disposition agreement with PacifiCare (collectively the "FHP Stockholder Voting Agreements") with respect to shares beneficially owned by them and certain shares beneficially owned by family trusts and relatives as to which they disclaim beneficial ownership ("Other Persons"). As of the FHP Record Date, Messrs. Anderson, Burdge and Price beneficially owned and were entitled to vote approximately 2.4% of the outstanding FHP Common Stock and approximately 9.8% of the outstanding FHP Preferred Stock, and the Other Persons beneficially collectively owned and were entitled to vote approximately 1.2% of the outstanding FHP Common Stock and approximately 6.9% of the outstanding FHP Preferred Stock. Pursuant to such agreements, Messrs. Anderson, Burdge and Price have: (i) agreed to vote the shares beneficially owned by them in favor of the Reorganization Agreement and the Series A Amendment; (ii) agreed to use their best efforts to cause the Other Persons to vote in favor of the Reorganization Agreement and the Series A Amendment; (iii) granted proxies to officers of PacifiCare to vote shares beneficially owned by them in favor of the Reorganization Agreement and the Series A Amendment; and (iv) agreed to use their best efforts to cause the Other Persons to deliver proxies to PacifiCare to vote shares beneficially owned by such Other Persons in favor of the Reorganization Agreement and the Series A Amendment. As of the FHP Record Date, proxies with respect to approximately 1.2% of the outstanding FHP Common Stock and approximately 6.9% of the outstanding FHP Preferred Stock had been received by PacifiCare from the Other Persons.

    Participants in the ESOP are entitled to instruct the ESOP trustee on how to vote: (i) all shares of FHP Common Stock allocated to participants' accounts under the ESOP; and (ii) a proportionate number of unallocated shares of FHP Common Stock held by the ESOP for future allocation to participants' accounts. Participants will receive a voting instruction card to direct the trustee to vote both allocated and unallocated shares. If the trustee receives an instruction card on a timely basis from a participant, it will vote the participant's allocated shares and his proportionate share of unallocated shares as the participant instructs. If the trustee does not timely receive an instruction card from a participant, the trustee will vote the participant's allocated shares and his proportionate share of unallocated shares in accordance with the instructions of the other participants who provide voting instructions to the trustee on a timely basis. If a participant signs and timely returns an instruction card without indicating a vote, the trustee will vote that participant's allocated shares in accordance with the recommendations of the Board of Directors.

VOTE REQUIRED OF FHP PREFERRED STOCK

    The affirmative vote of the holders of 66 2/3% of the outstanding FHP Preferred Stock entitled to vote is necessary to adopt and approve the Series A Amendment. Each share of FHP Preferred Stock (including shares as to which Irrevocable Elections have been made) is entitled to one vote on such matter.

    As of the FHP Record Date, directors and executive officers of FHP and their affiliates beneficially owned and were entitled to vote approximately 17.4% of the outstanding FHP Preferred Stock. The directors and executive officers of FHP have indicated that they intend to vote their shares of

FHP Preferred Stock in favor of approval of the Series A Amendment. Certain directors and executive officers of FHP are contractually bound by the FHP Stockholder Voting Agreements to vote in favor of the Series A Amendment. See "-- Vote Required of FHP Common Stock."

EFFECT OF FAILURE TO APPROVE THE SERIES A AMENDMENT

    In the event that the Series A Required Vote is not received for the Series A Amendment, then within five days of the Effective Time, FHP shall give the Conversion Notice in accordance with the FHP Certificate to all holders of FHP Preferred Stock (other than holders who have made an Irrevocable Election) that a "Change of Control" (as defined in the FHP Certificate) has occurred and that such holders have certain "Special Conversion Rights" (as defined in the FHP Certificate). Each such holder will then have the right to exercise such Special Conversion Rights or to receive the As-If-Converted Merger Consideration. See "The Mergers and Related Transactions -- Merger Consideration -- FHP Preferred Stock."

BOARD RECOMMENDATIONS

    THE FHP BOARD OF DIRECTORS BELIEVES THAT THE MERGERS ARE FAIR TO AND IN THE BEST INTERESTS OF FHP AND ITS STOCKHOLDERS AND THEREFORE UNANIMOUSLY RECOMMENDS A VOTE FOR APPROVAL OF THE REORGANIZATION AGREEMENT AND UNANIMOUSLY RECOMMENDS A VOTE FOR APPROVAL OF THE SERIES A AMENDMENT. THE FHP BOARD OF DIRECTORS ALSO RECOMMENDS A VOTE FOR THE ELECTION OF THE THREE NOMINATED DIRECTORS IDENTIFIED HEREIN AND THE RATIFICATION OF THE INDEPENDENT AUDITORS.

QUORUM; ABSTENTIONS; BROKER NON-VOTES

    The required quorum for the transaction of the business contemplated at the FHP Meeting, other than the adoption and approval of the Series A Amendment, is a majority of the shares of the FHP Common Stock outstanding on the FHP Record Date. The required quorum for the approval of the Series A Amendment is a majority of the shares of FHP Common Stock and a majority of the shares of FHP Preferred Stock (including shares of FHP Preferred Stock as to which Irrevocable Elections have been made) outstanding on the FHP Record Date. Abstentions and broker non-votes each will be included in determining whether a quorum is present. Abstentions will be counted towards the tabulation of votes cast; broker non-votes will not be so counted. Abstentions and broker non-votes each will have the same effect as a vote against the Reorganization Agreement and the Series A Amendment.

SOLICITATION OF PROXIES AND EXPENSES

    FHP will bear the cost of the solicitation of the proxies of FHP stockholders, except that PacifiCare will bear the cost of assembly, printing and mailing of this Joint Proxy Statement/Prospectus. FHP has engaged the firm of Georgeson & Company Inc. ("Georgeson") to assist it in the distribution and solicitation of proxies and has agreed to pay Georgeson a fee of $10,000 plus expenses for its services. Copies of the solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of FHP Capital Stock beneficially owned by others to forward to such beneficial owners. FHP may reimburse persons representing beneficial owners of FHP Capital Stock for their costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram, letter or personal solicitation by directors, officers or employees of FHP and by Georgeson. No additional compensation will be paid to directors, officers or employees for such services.

                      THE MERGERS AND RELATED TRANSACTIONS

MERGER CONSIDERATION

    FHP

    FHP COMMON STOCK. Upon consummation of the FHP Merger, each share of FHP Common Stock outstanding immediately prior to the Effective Time (except for shares held by FHP as treasury stock, any shares held by PacifiCare, FHP or any subsidiary of PacifiCare or FHP and shares for which appraisal rights have been properly exercised and perfected) shall be converted into the right to receive:

        (i) $17.50 in cash;

        (ii) the Final Class A/Common Share Ratio (as defined below) of a share of PacifiCare Holding Class A Common;

       (iii) the Final Class B/Common Share Ratio (as defined below) of a share of PacifiCare Holding Class B Common; and

       (iv) Talbert Rights.

    See "-- Talbert Rights Offering" and "Description of PacifiCare Holding Capital Stock."

    The Final Class A/Common Share Ratio will be determined by dividing 2,350,000 by the sum of (i) the number of shares of FHP Common Stock issued and outstanding immediately before the Effective Time and (ii) if the Series A Amendment is not approved, the number of shares of FHP Common Stock into which the FHP Preferred Stock outstanding immediately prior to the Effective Time could be converted (excluding shares of FHP Preferred Stock for which an Irrevocable Election is made).

    The Final Class B/Common Share Ratio will be the difference between the Final Exchange Ratio and the Final Class A/Common Share Ratio. The Final Exchange Ratio will be the product of 0.258 and a multiplier ("Multiplier") ranging in value from 0.8875 to 1.1125. The Multiplier will be determined by:
(i) calculating the "Closing Price/Signing Price Ratio," equivalent to the quotient of the Average Closing Price of PacifiCare Class B Common Stock divided by $68.00; and (ii) referring to the table below to locate the corresponding Multiplier set forth across from the range into which the calculated Closing Price/Signing Price Ratio falls:

                   MULTIPLIER                              CLOSING PRICE/SIGNING PRICE RATIO
-------------------------------------------------  -------------------------------------------------
                     0.8875                                           above 1.30
One minus (0.5 times (the Closing Price/ Signing                     1.075 to 1.30
            Price Ratio less 1.075))
                        1                                           0.925 to 1.075
   One plus (0.5 times (0.925 less the Closing                       0.70 to 0.925
           Price/Signing Price Ratio))
                     1.1125                                         less than 0.70

    The effect of the above formula is to partially offset the effect of changes in the price of PacifiCare Class B Common Stock above or below the range $62.90 to $73.10.

    The following table sets forth the fraction of a share of PacifiCare Holding Class A Common and PacifiCare Holding Class B Common to be received by a holder of FHP Common Stock under several different assumptions relating to the Average Closing Price of PacifiCare Class B Common Stock. The table is calculated on the assumption that there are 41,214,595 shares of FHP Common Stock and 21,035,804 shares of FHP Preferred Stock outstanding and that the Series A Amendment is approved.

AVERAGE CLOSING PRICE                FINAL CLASS A/     FINAL CLASS B/       FINAL
OF PACIFICARE CLASS B                 COMMON SHARE       COMMON SHARE      EXCHANGE
    COMMON STOCK       MULTIPLIER         RATIO              RATIO           RATIO
---------------------  -----------  -----------------  -----------------  -----------
$88.40 or above             .8875            .057               .172            .229
$80.00                      .9493            .057               .188            .245
$62.90 to $73.10           1.0000            .057               .201            .258
$55.00                     1.0581            .057               .216            .273
$47.60 or less             1.1125            .057               .230            .287

    The following table shows the same fractions under the same assumptions except assuming that the Series A Amendment is not approved (and no Irrevocable Elections are made):

AVERAGE CLOSING PRICE                FINAL CLASS A/     FINAL CLASS B/        FINAL
OF PACIFICARE CLASS B                 COMMON SHARE       COMMON SHARE       EXCHANGE
    COMMON STOCK       MULTIPLIER         RATIO              RATIO            RATIO
---------------------  -----------  -----------------  -----------------  -------------
$88.40 or above             .8875            .040               .189             .229
$80.00                      .9493            .040               .205             .245
$62.90 to $73.10           1.0000            .040               .218             .258
$55.00                     1.0581            .040               .233             .273
$47.60 or less             1.1125            .040               .247             .287

    In the event the Series A Amendment is not approved and an Irrevocable Election is made, the final ratios will be between those set forth in the above tables.

    FHP PREFERRED STOCK. Upon consummation of the FHP Merger, if the Series A Amendment is approved, each share of FHP Preferred Stock outstanding immediately prior to the Effective Time (except for shares held by FHP as treasury stock, any shares held by PacifiCare, FHP, or any subsidiary of PacifiCare or FHP and shares for which appraisal rights have been properly exercised and perfected) shall be converted into the right to receive:

        (i) $14.113 in cash;

        (ii) 0.50 shares of PacifiCare Holding Preferred; and

       (iii)Talbert Rights
           (collectively, the "Series A Merger Consideration").

    See "Description of PacifiCare Holding Capital Stock" and "-- Talbert Rights Offering."

    The PacifiCare Holding Preferred will be convertible into PacifiCare Holding Class B Common upon the terms and conditions, and will have the rights, preferences and privileges, set forth in the Restated Certificate. The PacifiCare Holding Preferred is generally similar to the FHP Preferred Stock except that it pays an annual dividend of $1.00 per share rather than $1.25 per share and is convertible into PacifiCare Holding Class B Common. Each share of FHP Preferred Stock as to which an Irrevocable Election is made would also receive the Series A Merger Consideration. See "Description of PacifiCare Holding Capital Stock."

    Approval of the Series A Amendment is not a condition to the completion of the FHP Merger. If the Series A Amendment is not approved, FHP will promptly (and in any event within five days of the Effective Time) send to each holder of FHP Preferred Stock who has not made an Irrevocable Election as to all of such holder's FHP Preferred Stock the Conversion Notice indicating that a "Change of Control" (as defined in the FHP Certificate) has occurred and that such holders may exercise certain "Special Conversion Rights" (as defined in the FHP Certificate), by delivery of written notice of exercise within 55 days after the date of the Conversion Notice, together with the stock certificates representing such FHP Preferred Stock, duly endorsed for transfer. Such notice will also give such holders of FHP Preferred Stock the right to waive their Special Conversion Rights and instead receive the As-If-Converted FHP Merger Consideration. Subject to antidilution adjustment, for each share of FHP Preferred Stock this would be approximately 0.80645 times the consideration received by a share of FHP Common Stock, or $14.113 in cash; approximately
0.80645 times the Final Class A/Common Stock Ratio of a share of PacifiCare Class A Common Stock; and approximately 0.80645 times the Final Class B/Common Stock Ratio of a share of PacifiCare Class B Common Stock.

    The Special Conversion Rights will give the holders of FHP Preferred Stock who have not made an Irrevocable Election as to all of their FHP Preferred Stock the right to elect to receive, for each share of FHP Preferred Stock as to which an Irrevocable Election has not been made, in addition to Talbert Rights, either: (i) the consideration to be received by a holder of a single share of FHP Common Stock times a fraction, the numerator of which is $25.00 and the denominator of which is the closing price of FHP Common Stock on the last business day prior to the date PacifiCare Holding gives the Conversion Notice; or (ii) $25.00 in cash, plus accrued but unpaid dividends. Notwithstanding the foregoing, PacifiCare Holding will have the right to pay any such holder who elects the consideration described in clause (i) of the previous sentence $25.00 in cash per share of FHP Preferred Stock, plus any accrued but unpaid dividends. Any such holders of FHP Preferred Stock who do not timely exercise their Special Conversion Rights will thereafter have only the right to surrender their shares of FHP Preferred Stock and receive the As-If-Converted FHP Merger Consideration. At assumed prices for PacifiCare Class A Common Stock and PacifiCare Class B Common Stock of $71.00 and $74.00, respectively (using such prices as an estimate for the values of the PacifiCare Holding Class A Common and the PacifiCare Holding Class B Common to be issued) and assuming an Average Closing Price of PacifiCare Class B Common Stock of $74.00, the As-If-Converted FHP Merger Consideration would be valued at approximately $29.26 (excluding any value for the Talbert Rights) and it would be uneconomic for any such holder of FHP Preferred Stock to exercise such holder's Special Conversion Rights.

    The following table sets forth the consideration to be received for a single share of FHP Preferred Stock if the Series A Amendment is approved (or an Irrevocable Election as to such share is made) and alternatively if it is not so approved (and no Irrevocable Elections are made). The table assumes that the average Closing Price of PacifiCare Class B Common Stock is $74.00 so that the Final Exchange Ratio is .256, the Final Class A/Common Stock Ratio is .040, the Final Class B/Common Stock Ratio is .216 and that there are 41,214,595 shares of FHP Common Stock and 21,035,804 shares of FHP Preferred Stock outstanding at the Effective Time:

                                                                                 SERIES A
                                                                                 AMENDMENT
                                                                                APPROVED OR         SERIES A
                                                                                IRREVOCABLE         AMENDMENT
                                                                               ELECTION MADE    NOT APPROVED (1)
                                                                             -----------------  -----------------
Cash.......................................................................       $14.113            $14.113
PacifiCare Holding Class A Common..........................................        None           0.032 shares
PacifiCare Holding Class B Common..........................................        None           0.174 shares
PacifiCare Holding Preferred...............................................   0.50 shares(2)          None
Talbert Rights.............................................................         Yes                Yes

------------------------
(1) Assumes Special Conversion Rights are not exercised and no Irrevocable Elections are made.
(2) Convertible into .206 shares of PacifiCare Holding Class B Common based on the assumptions set forth above.

    IRREVOCABLE ELECTION BY FHP PREFERRED STOCKHOLDERS. By following the procedures described herein, holders of FHP Preferred Stock may irrevocably elect to receive in the FHP Merger the Series A Merger Consideration whether or not the Series A Amendment is approved.

    Holders of FHP Preferred Stock desiring to make an Irrevocable Election should complete the Form of Irrevocable Election accompanying this Joint Proxy Statement, transmit the certificate(s) representing shares of FHP Preferred Stock (or comply with the procedures for guaranteed delivery set forth below) as to which an Irrevocable Election is made, and otherwise comply with the instructions set forth in the Form of Irrevocable Election.

    In order for an Irrevocable Election to be effective, AST must receive a properly completed Form of Irrevocable Election, accompanied by all stock certificates representing shares of FHP Preferred Stock currently held by such holder as to which an Irrevocable Election is made, no later than 5:00 p.m., Eastern Standard Time, on December 27, 1996. Any Irrevocable Election shall be applicable to all the shares represented by stock certificates delivered. Holders of FHP Preferred Stock whose stock certificates are not immediately available may also make an Irrevocable Election by completing this Form of Irrevocable Election and following the procedures for guaranteed delivery set forth in the Form of Irrevocable Election, which require that Box C (Guaranty of Delivery) of the Form of Irrevocable Election be properly completed and duly executed by a member of a registered national securities exchange or of the National Association of Securities Dealers, Inc., or a commercial bank or trust company having an office or correspondent in the United States (subject to the condition that the stock certificates, the delivery of which is thereby guaranteed, are in fact delivered to AST no later than 5:00 p.m., Eastern Standard Time, on January 2, 1997 (the "Guaranteed Delivery Deadline"). If AST has not received a properly completed Form of Irrevocable Election, accompanied by stock certificates, by the Irrevocable Election Deadline (unless the procedures for guaranteed delivery are followed and such certificates are received by AST by the Guaranteed Delivery Deadline), the Irrevocable Election will not be effective.

    By completing and submitting the Form of Irrevocable Election (and otherwise complying with the procedures for making an Irrevocable Election), a holder of FHP Preferred Stock irrevocably elects, upon consummation of the FHP Merger, to receive the Series A Merger Consideration for all shares of FHP Preferred Stock covered by the Form of Irrevocable Election in lieu of such holder's right to exercise Special Conversion Rights or receive the As-If-Converted FHP Merger Consideration and irrevocably agrees not to convert such shares of FHP Preferred Stock to FHP Common Stock or gift, sell, hypothecate or in any other manner transfer such shares of FHP Preferred Stock to any person who does not expressly accept such stock subject to such Irrevocable Election and does not agree to be bound thereby. Notwithstanding the foregoing, the restrictions imposed by the Irrevocable Election shall lapse if the Reorganization Agreement shall terminate in accordance with its terms prior to the Effective Time. If a holder of FHP Preferred Stock fails to make an effective Irrevocable Election, if the Irrevocable Election is deemed by AST or FHP to be defective in any way, or if the Form of Irrevocable Election is not accompanied by stock certificates (unless such holder follows the procedures for guaranteed delivery and such stock certificates are received by AST prior to the Guaranteed Delivery Deadline), a holder of FHP Preferred Stock will not receive the Series A Merger Consideration unless the Series A Amendment is approved and the FHP Merger is consummated. See "-- FHP Preferred Stock".

    Holders of FHP Preferred Stock who make an Irrevocable Election are still entitled to vote and are encouraged to vote FOR the Series A Amendment either in person or by proxy.

    TALBERT RIGHTS. By virtue of the FHP Merger, each share of FHP Common Stock and FHP Preferred Stock outstanding immediately prior to the Effective Time shall be converted in part into rights to purchase a proportionate share (on an as-if-converted basis) of 2,767,500 shares of common stock of TMMHC or TMMC, as the case may be. See "-- Talbert Rights Offering."

    PACIFICARE

    Upon consummation of the PacifiCare Merger (except for shares held by PacifiCare as treasury stock, any shares held by PacifiCare, FHP or any subsidiary of PacifiCare or FHP):

        (i) each share of PacifiCare Class A Common Stock outstanding immediately prior to the Effective Time shall be converted into the right to receive one share of PacifiCare Holding Class A Common; and

        (ii) each share of PacifiCare Class B Common Stock outstanding immediately prior to the Effective Time shall be converted into the right to receive one share of PacifiCare Holding Class B Common.

    OTHER MATTERS

    STOCK OPTIONS AND BENEFIT PLANS. For a description of the treatment of the FHP and PacifiCare stock options and employee benefit plans, see "-- Stock Options; Benefit Plans."

    APPRAISAL RIGHTS. Holders of the FHP Capital Stock are entitled to exercise appraisal rights in connection with the FHP Merger. Holders of the PacifiCare Common Stock are not entitled to exercise appraisal rights in connection with the PacifiCare Merger. See "-- Appraisal Rights."

    STOCK SUBJECT TO CONDITIONS. If any shares of FHP Common Stock or PacifiCare Common Stock outstanding immediately prior to the Effective Time are unvested or are subject to a repurchase option, risk of forfeiture or other condition under any applicable stock purchase agreement, restriction agreement or other agreement with FHP or PacifiCare, then the shares of PacifiCare Holding Common issued in exchange for the shares of FHP Common Stock or PacifiCare Common Stock, as the case may be, will also be unvested or subject to the same repurchase option, risk of forfeiture or other condition, unless such condition terminates by virtue of the applicable Merger pursuant to the express terms of such agreement. The certificates evidencing such shares of PacifiCare Holding Common may accordingly be marked with appropriate legends.

BACKGROUND OF THE MERGERS

    Commencing in November 1995, FHP's senior management held discussions with Merrill Lynch and other investment bankers concerning FHP's strategic alternatives. These discussions included the possible separation of Talbert, the making of acquisitions and the possibility of a strategic business combination.

    In January 1996, the FHP Board of Directors authorized management to explore a spin-off of Talbert.

    In the period of March through July 1996, members of senior management and members of the FHP Board of Directors held exploratory discussions with a number of possible candidates for a business combination.

    In June 1996, as part of such discussions, the President of FHP met with the Chairman of PacifiCare to discuss a possible business combination. Shortly thereafter, the Presidents and Chief Financial Officers of the two companies met to commence exploration of a possible combination. Management of PacifiCare brought the matter to the attention of the PacifiCare Special Committee. Dillon Read, which had previously been engaged by PacifiCare, analyzed a potential combination with FHP, as well as other potential strategic alternatives and made presentations to the PacifiCare Special Committee and the PacifiCare Board of Directors in late June and early July. The PacifiCare Special Committee and the PacifiCare Board of Directors requested that management continue exploring a possible business combination with FHP.

    In July 1996, FHP retained Merrill Lynch to serve as its financial advisor in connection with the exploration of possible business combinations.

    On July 11, 1996, a meeting was held between FHP's President and Chief Financial Officer and PacifiCare's President and Chief Financial Officer in which a possible business combination was discussed. The July 11th meeting was followed by a meeting on July 15, 1996, between the Chairman of the FHP Board of Directors, the President of FHP and the President of PacifiCare at which PacifiCare indicated a willingness, subject to due diligence, to acquire FHP, including Talbert, for up to $35 per share. The Chairman and President of FHP informally advised members of the FHP Board of Directors of the existence of the proposal on July 15, 1996. Also on July 15, 1996, PacifiCare management and its financial and legal advisors met with both the PacifiCare Special Committee and certain members of the UniHealth Board of Directors to further discuss the potential FHP transaction.

    At a meeting of the FHP Board of Directors held on July 16, 1996, the FHP Board of Directors was advised of the existence of an oral offer for a business combination with PacifiCare. The FHP Board of Directors requested that its Executive Committee explore strategic alternatives and report back to the FHP Board of Directors.

    On July 17, 1996, certain FHP directors and executive officers held discussions with certain PacifiCare directors and executive officers and Dillon Read with respect to a proposed business combination. In the July 17, 1996 discussions, the parties discussed a possible transaction at an equivalent value of $35 per share of which 50% would be paid in cash and 50% would be paid in shares of PacifiCare Class A Common Stock and Class B Common Stock issued in proportion to the shares currently outstanding in each such class and in which stockholders of FHP would receive the right to acquire FHP's holdings in Talbert. The parties discussed various means of structuring the transaction. The parties discussed the terms on which FHP Preferred Stock would be converted and discussed other issues in a business combination, including a price protection formula for the exchange and the treatment of outstanding FHP Options. PacifiCare expressed the view that it would not be in a position to issue PacifiCare Class A and Class B Common Stock in proportion similar to the then outstanding PacifiCare Class A and Class B Common Stock and would not enter into a transaction unless there was a break-up fee of $60 million and irrevocable proxies were made available from Messrs. Anderson, Burdge and Price. FHP expressed the view that it would not be willing to enter into the transaction unless the transaction preserved the directors' ability to negotiate an alternative transaction pursuant to its fiduciary duties to FHP and the break-up fee was established at a lower amount, among other issues. FHP also indicated that it would require an irrevocable proxy from UniHealth. The parties failed to reach agreement on a number of significant issues at the meeting.

    Following these discussions, FHP and PacifiCare each undertook a due diligence investigation of the other. The PacifiCare Special Committee and the UniHealth Board of Directors were both briefed on the status of the proposed combination on July 22, 1996. On July 29, 1996, the Chairman and President of FHP and representatives of Merrill Lynch briefed certain FHP directors on the status of discussions, the results of due diligence, other alternatives considered and discussions pursued, and the prospect of further negotiations with respect to the terms of a transaction.

    Representatives of FHP and PacifiCare met again on July 30, 1996. At this meeting, PacifiCare proposed that the consideration per share of FHP Common Stock would be $35, payable in a combination of cash and stock, and that the Talbert shares would be the subject of a rights offering to the holders of FHP Common Stock and FHP Preferred Stock. The rights offering of shares of Talbert would be conditioned on the entry into an "at market" provider agreement between FHP and Talbert and the capitalization of Talbert by FHP, such that Talbert would have approximately $59 million in cash and a book value not to exceed $60 million. The parties also discussed a proposal to seek an amendment to the terms of the outstanding FHP Preferred Stock providing for its exchange for cash and a new PacifiCare Holding Preferred which would bear a 4% dividend and be convertible into PacifiCare Holding Class B Common. PacifiCare also proposed to reduce the break-up fee from $60 million to $50 million.

    The parties were unable to agree at this meeting on the percentage of shares to be delivered in PacifiCare Holding Class A Common, on the form of the transaction, or on a formula for adjusting the number of shares of capital stock to be issued in the event of changes in the market prices of PacifiCare Common Stock. FHP had requested that the transaction be structured as a transaction which would satisfy Section 351 for tax purposes in order that shares received by FHP stockholders could be received on a tax-free basis. On July 31, 1996, the parties discussed terms whereby 2,350,000 shares of PacifiCare Holding Class A Common would be included in the consideration payable for FHP Common Stock and an amendment would be sought to the terms of the FHP Preferred Stock under which FHP Preferred Stock would be exchanged for cash and a new series of PacifiCare Holding Preferred Stock that would be convertible into PacifiCare Holding Class B Common. In these discussions, the parties agreed to use a Section 351 structure involving PacifiCare Holding, which would own both PacifiCare and FHP.

    Following such discussions, management of each company directed the preparation of the Original Reorganization Agreement, subject to receipt of approval of the FHP Board of Directors and the PacifiCare Board of Directors of the terms and conditions of the proposed transaction.

    The PacifiCare Special Committee met on August 1, 1996 and reviewed the transactions contemplated by the Original Reorganization Agreement. After hearing presentations from management and PacifiCare's financial and legal advisors, the PacifiCare Special Committee recommended to the full PacifiCare Board of Directors that it approve the terms of the Original Reorganization Agreement, subject to receipt of a fairness opinion from Dillon Read. At a meeting on August 2, 1996, the full PacifiCare Board of Directors reviewed the transaction, received presentations from its financial and legal advisors, and thoroughly discussed the terms of the proposed transaction, including the remaining issues to be negotiated. The meeting was reconvened on August 4, 1996 at which time Dillon Read presented its written opinion that, as of such date, the consideration to be paid by PacifiCare pursuant to the Original Reorganization Agreement was fair to the PacifiCare stockholders from a financial point of view. The PacifiCare Board of Directors then unanimously approved the terms of the Original Reorganization Agreement and the PacifiCare Amendment and directed the officers of PacifiCare to finalize the Original Reorganization Agreement on terms substantially similar to those presented to the PacifiCare Board of Directors and to execute a definitive agreement.

    On August 3, 1996, a meeting of the FHP Board of Directors was held. With the advice and assistance of FHP's management and financial and legal advisors, the FHP Board of Directors reviewed the transactions contemplated by the proposed Original Reorganization Agreement. At the meeting, FHP's financial and legal advisors made presentations to its Board of Directors concerning the proposed transaction, and Merrill Lynch provided its oral opinion to the effect that as of such date the consideration to be received by the holders of FHP Capital Stock, other than PacifiCare and its affiliates, was fair to such stockholders from a financial point of view. The FHP Board of Directors extensively discussed the terms of the proposed transaction, the feasibility of consummating the transaction and FHP's alternatives. After discussion, the FHP Board of Directors unanimously approved the terms of the Original Reorganization Agreement, the transactions contemplated thereby and the Series A Amendment. The FHP Board of Directors authorized the President of FHP to complete the negotiation of the terms of the Original Reorganization Agreement consistent with the terms presented to it and to execute a definitive agreement. The Original Reorganization Agreement was executed on August 4, 1996 and was publicly announced on August 5, 1996.

    On September 17, 1996, the parties executed the First Amended Reorganization Agreement, which provided an alternative exchange formula in the event that the Series A Amendment was not approved, and which clarified various other provisions of the Original Reorganization Agreement. A meeting of the PacifiCare Board of Directors approving the First Amended Reorganization Agreement took place on August 30, 1996. A meeting of the FHP Board of Directors approving the First Amended Reorganization Agreement took place on September 17, 1996.

    As of November 11, 1996, the parties executed the Reorganization Agreement, which added provisions for Irrevocable Elections by holders of Series A Preferred and clarified certain other provisions. A meeting of the PacifiCare Board of Directors approving the Reorganization Agreement took place on November 9, 1996. A meeting of the FHP Board of Directors approving the Reorganization Agreement took place on November 13, 1996.

RECOMMENDATIONS OF THE BOARDS OF DIRECTORS AND REASONS FOR THE MERGERS

    PACIFICARE

    At a meeting begun on August 2, 1996 and reconvened on August 4, 1996, the PacifiCare Board of Directors, by unanimous vote: (i) determined that the terms of the Original Reorganization Agreement and the transactions contemplated thereby are in the best interests of PacifiCare and its stockholders; and (ii) approved the Original Reorganization Agreement and the transactions contemplated thereby. At such meeting, the PacifiCare Board of Directors also recommended that PacifiCare stockholders approve and adopt the Original Reorganization Agreement and approve and adopt the

PacifiCare Amendment. In reaching the foregoing conclusions and recommendations, the PacifiCare Board of Directors considered the recommendation of the PacifiCare Special Committee to enter into the Original Reorganization Agreement and a number of additional factors including the following:

        (i) the presentations and views expressed by management of PacifiCare (at the August 2-4, 1996 PacifiCare Board of Directors meeting, as well as previously held meetings of the PacifiCare Board of Directors and the PacifiCare Special Committee) regarding: (a) the alternatives available to PacifiCare if it did not pursue a transaction with FHP and the possible effects on PacifiCare if FHP were to enter into a similar transaction with another company; (b) the financial condition, results of operations, business and prospects of each of PacifiCare, FHP and the combined company; and (c) the long-term changes taking place in the market for managed care and PacifiCare's strategy relative to them;

        (ii) the strategic fit between PacifiCare and FHP, which, in PacifiCare's view, offers the opportunity for significant synergies (see "-- Estimated Synergies") through, among other things:

           (a) opportunities for streamlining administrative functions of the businesses of PacifiCare and FHP by eliminating redundancies in the administration of health care operations in areas served by both companies and by eliminating duplicative corporate functions;

           (b) opportunities for efficiencies in sales and marketing by reducing overlapping advertising and promotion costs and by combining duplicative operations;

           (c) the potential for savings in medical costs in California by increased utilization of the most cost effective provider contracts of each company, as well as the possibility of favorable renegotiation when current contract terms end;

           (d) the effect of implementing the separation of Talbert;

           (e) the combined company's primary focus on a contiguous geographical area;

           (f) the potential for expanding nationally the combined company's expertise in providing managed care to Medicare beneficiaries, in part by leveraging PacifiCare's Secure Horizons brand of products for Medicare beneficiaries;

           (g) the potential for growth by expanding into states which are currently served by FHP but not PacifiCare; and

           (h) opportunities to enhance revenue or reduce costs by utilizing those capabilities of either FHP or PacifiCare which the other does not have.

       (iii) the fact that PacifiCare stockholders would continue to own more than 67% of the combined company, subject to adjustment;

       (iv) the long-term interests of PacifiCare and its stockholders, as well as the interests of PacifiCare's employees, customers, providers, creditors and suppliers and community and societal considerations, including those of communities in which any office or other facility of PacifiCare is located;

        (v) the belief that the combined company would be better able to respond to the needs of consumers and customers, the increased competitiveness of the health care industry, and the opportunities that changes in the health care industry might bring;

       (vi) the oral presentation made by Dillon Read at the August 2, 1996 PacifiCare Board of Directors meeting and the opinion of Dillon Read to the effect that, as of August 4, 1996, the consideration to be paid to the FHP stockholders pursuant to the Original Reorganization Agreement was fair, from a financial point of view, to PacifiCare and its stockholders (see "-- Opinions of Financial Advisors -- Opinion of Dillon Read");

       (vii) the sources, and terms and conditions, of capital available to PacifiCare to finance the transaction with FHP, including the availability of approximately $1.5 billion to be borrowed in connection with the Mergers, and the combined company's ability to service such debt (see "-- Financing of FHP Merger Consideration");

      (viii) the terms and conditions of the Original Reorganization Agreement and the other agreements to be entered into in connection with the Mergers;

       (ix) the regulatory approvals required to consummate the Mergers, including antitrust approvals and insurance and/or various state and federal regulatory approvals, and the prospects of receiving such approvals;

        (x) the results of the due diligence review of FHP conducted by PacifiCare's management and legal and financial advisors;

       (xi) the terms of the proposed PacifiCare Holding Preferred, including the proposed 4.0% dividend;

       (xii) the terms and conditions of the UniHealth Voting Agreement and the FHP Stockholder Voting Agreements including the fact that the parties to such FHP agreements had, among other things, agreed: (a) to vote their shares of FHP in favor of the Original Reorganization Agreement and against any competing proposal for a merger or business combination involving FHP; and (b) except in limited circumstances, not to sell or otherwise dispose of their shares of FHP Common Stock and FHP Preferred Stock other than pursuant to the Original Reorganization Agreement; and

      (xiii) the termination fees potentially payable by or to PacifiCare. See "The Reorganization Agreement -- Expenses and Termination Fees."

    At a meeting held August 30, 1996, the PacifiCare Board of Directors met to consider the terms of the First Amended Reorganization Agreement and by unanimous vote of all directors present determined that the terms of the First Amended Reorganization Agreement and the transactions contemplated thereby are in the best interests of PacifiCare and its stockholders, approved the First Amended Reorganization Agreement and the transactions contemplated thereby and recommended that the PacifiCare stockholders approve and adopt the First Amended Reorganization Agreement and ratified and readopted their previous approval and adoption of the PacifiCare Amendment. In addition to the factors described above, the PacifiCare Board of Directors considered the financial effects if the FHP Merger were approved and Series A Amendment were not approved by the holders of FHP Preferred Stock and Dillon Read's oral opinion, subsequently confirmed in writing, reconfirming its prior opinion that the consideration to be paid to the FHP stockholders pursuant to the First Amended Reorganization Agreement is fair, from a financial point of view, to PacifiCare and its stockholders. The full text of the Dillon Read Opinion, which sets forth the procedures followed, the factors considered and the asumptions made by Dillon Read, is attached as Appendix B to this Joint Proxy Statement/Prospectus and is incorporated herein by reference. Stockholders of PacifiCare are urged to read the Dillon Read Opinion carefully and in its entirety. See "-- Opinions of Financial Advisors -- Opinion of Dillon Read."

    At a meeting held November 9, 1996, the PacifiCare Board of Directors met to consider the terms of the Reorganization Agreement and by unanimous vote of all directors present determined that the terms of the Reorganization Agreement and the transactions contemplated thereby are in the best interests of PacifiCare and its stockholders, approved the Reorganization Agreement and the transactions contemplated thereby, recommended that the PacifiCare stockholders approve and adopt the Reorganization Agreement and ratified and readopted their previous approval and adoption of the PacifiCare Amendment. In addition to the factors described above, the PacifiCare Board of Directors considered the potential effects of adding provisions for the making of Irrevocable Elections by holders of FHP Preferred Stock. The PacifiCare Board of Directors also noted that the effect of Irrevocable Elections would be the payment of, if the Series A Amendment were not approved, consideration representing a blend of the consideration that would have been paid under the First Amended Reorganization Agreement if the Series A Amendment were approved and if the Series A Amendment were not approved.

    The foregoing discussion of the information and factors considered by the PacifiCare Board of Directors is not intended to be exhaustive, but includes all material factors considered by the PacifiCare Board of Directors. The PacifiCare Board of Directors did not assign relative weights to the above factors or determine that any factor was of particular importance. A determination of various weightings would, in the view of the PacifiCare Board of Directors, be impractical. Rather, the PacifiCare Board of Directors viewed its position and recommendations as being based on the totality of the information presented to, and considered by, it. In addition, individual members of the PacifiCare Board of Directors may have given different weight to different factors.

    It is expected that if the Mergers are not consummated, PacifiCare's management, with oversight from the PacifiCare Board of Directors, will continue to manage PacifiCare as an ongoing business.

    FOR THE REASONS DESCRIBED ABOVE, THE PACIFICARE BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE REORGANIZATION AGREEMENT, THE PACIFICARE AMENDMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY AND RECOMMENDS THAT PACIFICARE STOCKHOLDERS VOTE FOR APPROVAL AND ADOPTION OF THE REORGANIZATION AGREEMENT AND FOR APPROVAL AND ADOPTION OF THE PACIFICARE AMENDMENT.

    FHP

    At a special meeting held on August 3, 1996, the FHP Board of Directors unanimously: (i) determined that the terms of the Mergers and the transactions contemplated thereby were fair and in the best interests of FHP and its stockholders; and (ii) approved the Original Reorganization Agreement, the transactions contemplated thereby and the Series A Amendment. At such meeting, the FHP Board of Directors recommended that the FHP stockholders approve and adopt the Original Reorganization Agreement and the Series A Amendment. In reaching these determinations, the FHP Board of Directors consulted with management of FHP as well as FHP's financial and legal advisors.

    In reaching such determination, the FHP Board of Directors considered a number of factors, including, but not limited to, the following:

        (i) the opportunity presented for holders of FHP Common Stock and FHP Preferred Stock to realize a portion of the value of their investment in cash, while at the same time retaining a portion of their investment in a significantly stronger and geographically more diverse participant in the managed health care industry;

        (ii) the opportunity the business combination offers for substantial synergies (see "-- Estimated Synergies") and the transaction structure which allows FHP stockholders, to the extent they receive PacifiCare Holding Common or PacifiCare Holding Preferred in the FHP Merger, to participate in these synergies through continued ownership of a portion of the combined company;

       (iii) the oral presentation made by Merrill Lynch at the August 3, 1996 FHP Board of Directors meeting, to the effect that, as of August 3, 1996, the consideration to be received by the holders of FHP Common Stock and FHP Preferred Stock, other than PacifiCare and its affiliates, was fair to such stockholders from a financial point of view. The full text of the opinion of Merrill Lynch, dated as of August 4, 1996, which sets forth the assumptions made, matters considered and certain limitations on the scope of review undertaken by Merrill Lynch is attached as Appendix C to this Joint Proxy Statement/Prospectus and is incorporated herein by reference. Stockholders of FHP are urged to read the opinion of Merrill Lynch carefully and in its entirety (see "Opinions of Financial Advisors -- Opinion of Merrill Lynch");

       (iv) the fact that the rights offering of shares of Talbert would give holders of FHP Common Stock and FHP Preferred Stock the opportunity to continue their investment in Talbert, if they so elect, or to potentially realize additional consideration by selling the rights in the open market, if a market for the rights develops;

        (v) the fact that the FHP Board of Directors believed that it was unlikely that any other party would propose a business combination that, taken as a whole, would be more favorable to FHP and its stockholders;

       (vi) the uncertainties of the health care industry in the United States, the likelihood of continued consolidation in the managed health care sector and the possibility that changes in the industry, depending on their nature, could be disadvantageous to FHP;

       (vii) the historical trading prices of the shares of FHP Common Stock and the fact that the FHP Merger consideration represented a value (exclusive of the Talbert Rights) of approximately $35.00 per share for each share of FHP Common Stock, a premium of approximately $7.125 (26%) over $27.875, the closing price for the shares of FHP Common Stock on the Nasdaq National Market on August 2, 1996, the last trading day prior to the announcement of the execution of the Original Reorganization Agreement and a premium of $12.00 (52%) over the closing price of $23.00 on July 12, 1996, the last trading day prior to July 15, 1996, when the initial offer by PacifiCare was made;

      (viii) the belief that the combined company would be better able to respond to the needs of consumers and customers, the increased competitiveness of the health care industry, and the opportunities that changes in the health care industry might bring;

       (ix) the fact that as of the date of the Original Reorganization Agreement approximately 50% of the FHP Merger consideration (excluding the Talbert Rights) would be paid in cash, that closing would not be subject to a financing contingency, and that PacifiCare would be obligated to deliver a financing commitment with respect to the cash portion of the consideration prior to the execution of the Original Reorganization Agreement;

        (x) the opportunity for holders of FHP Preferred Stock to receive $14.113 in cash plus one-half of a similar share of PacifiCare Holding Preferred with a dividend yield of 4.0% and the ability to convert such PacifiCare Holding Preferred into PacifiCare Holding Class B Common;

       (xi) the fact that FHP stockholders would be partially protected from market fluctuation in the value of PacifiCare Holding Common pursuant to a formula which will provide no adjustment within a range of plus or minus 7.50% from $68.00 per share of PacifiCare Class B Common Stock and an adjustment of 50.0% on changes greater than 7.50% up to a maximum exchange ratio of 0.287 (at $47.60) and a minimum exchange ratio of 0.229 (at $88.40);

       (xii) the fact that two FHP designees would become directors of PacifiCare Holding following the Mergers;

      (xiii) the opportunity for holders of FHP Common Stock and FHP Preferred Stock to receive, as part of the FHP Merger consideration, shares of PacifiCare Holding Class A Common and Class B Common and PacifiCare Holding Preferred, respectively, in an exchange that could be tax-free for federal income tax purposes (see "The Mergers and Related Transactions -- Certain Federal Income Tax Consequences");

      (xiv) the prospects of receiving the regulatory approvals required to consummate the Mergers, including, among other things, antitrust approvals and federal and state regulatory approvals;

       (xv) the fact that the FHP Board of Directors would have the right to engage in negotiations with or furnish information to third parties in response to an unsolicited Acquisition Proposal if, after consultation with independent counsel, it determines that it is necessary to do so in order to comply with its fiduciary duties;

      (xvi) the fact that the FHP Board of Directors would have the right, upon payment to PacifiCare of a termination fee, to terminate the Reorganization Agreement if the FHP stockholders fail to approve the Reorganization Agreement and the FHP Board of Directors has withdrawn, amended or modified in a manner adverse to PacifiCare its unanimous recommendation of the Reorganization Agreement, or has entered into any agreement with respect to or has approved or endorsed any competing Acquisition Proposal which the FHP Board of Directors determines is more favorable to FHP stockholders;

      (xvii) the fact that FHP would be entitled to a termination fee of $100 million if PacifiCare is unable to close the transaction due to a financing breach and a termination fee of $50 million if the PacifiCare Meeting is held and the PacifiCare stockholders fail to approve the Mergers for any reason; and

     (xviii) the results of the due diligence review of PacifiCare conducted by FHP's management and legal and financial advisors.

    The foregoing discussion of the information and factors considered by the FHP Board of Directors is not intended to be exhaustive, but includes all material factors considered by the FHP Board of Directors. The FHP Board of Directors did not assign relative weights to the above factors or determine that any factor was of particular importance. A determination of various weightings would, in the view of the FHP Board of Directors, be impractical. Rather, the FHP Board of Directors viewed its position and recommendations as being based on the totality of the information presented to, and considered by, the FHP Board of Directors. In addition, individual members of the FHP Board of Directors may have given different weights to different factors.

    At a meeting held on September 17, 1996, the FHP Board of Directors unanimously approved the First Amended Reorganization Agreement and recommended that the FHP stockholders approve and adopt the First Amended Reorganization Agreement. In addition to the factors described above, the FHP Board of Directors considered (i) the effect on FHP stockholders if the FHP Merger was approved and the Series A Amendment was not approved; and (ii) Merrill Lynch's determination that the changes reflected in the First Amended Reorganization Agreement (including the terms of the Restated Certificate) did not require any modification to the Merrill Lynch Opinion.

    At a meeting held on November 13, 1996, the FHP Board of Directors unanimously approved the Reorganization Agreement and recommended that the FHP stockholders approve and adopt the Reorganization Agreement. In addition to the factors described above, the FHP Board of Directors considered (i) that it would be advantageous to holders of FHP Preferred Stock to have the opportunity to elect to receive the consideration contemplated by the Reorganization Agreement even if the Series A Amendment is not approved, and (ii) Merrill Lynch's determination that the changes reflected in the Reorganization Agreement (including the terms of the Restated Certificate) did not require any modification to the Merrill Lynch Opinion.

    The full text of the Merrill Lynch Opinion, which sets forth the assumptions made, general procedures followed, matters considered, methods employed and limitations in the review undertaken by Merrill Lynch in arriving at its opinion is attached hereto as Appendix C and is incorporated herein by reference. Stockholders of FHP are urged to read the Merrill Lynch Opinion carefully and in its entirety (see "-- Opinions of Financial Advisors -- Opinion of Merrill Lynch").

    It is expected that if the Mergers are not consummated, FHP's management, with oversight from the FHP Board of Directors, will continue to manage FHP as an ongoing business.

    FOR THE REASONS DESCRIBED ABOVE, THE FHP BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE REORGANIZATION AGREEMENT, THE SERIES A AMENDMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY AND RECOMMENDS THAT FHP STOCKHOLDERS VOTE FOR APPROVAL AND ADOPTION OF THE REORGANIZATION AGREEMENT AND THE SERIES A AMENDMENT.

OPINIONS OF FINANCIAL ADVISORS

    OPINION OF DILLON READ

    The PacifiCare Board of Directors has received the Dillon Read Opinion to the effect that the consideration to be paid to the holders of FHP Common Stock and FHP Preferred Stock pursuant to the First Amended Reorganization Agreement is fair to PacifiCare and PacifiCare's stockholders from a financial point of view. THE FULL TEXT OF THE DILLON READ OPINION, WHICH SETS FORTH ASSUMPTIONS MADE, GENERAL PROCEDURES FOLLOWED, MATTERS CONSIDERED AND METHODS EMPLOYED BY DILLON READ IN ARRIVING AT ITS OPINION IS ATTACHED HERETO AS APPENDIX B AND IS INCORPORATED HEREIN BY REFERENCE. The summary of the Dillon Read Opinion contained in this Joint Proxy Statement/Prospectus is qualified in its entirety by reference to the full text of such opinion. Holders of PacifiCare Common Stock are urged to and should read the opinion in its entirety.

    As of August 4, 1996, Dillon Read: (i) reviewed certain business and historical financial information relating to PacifiCare and FHP; (ii) reviewed certain financial forecasts and other data provided to Dillon Read by FHP and PacifiCare relating to the business prospects of PacifiCare and FHP; (iii) conducted discussions with senior management of FHP and PacifiCare with respect to, among other things, the business prospects of PacifiCare and FHP; (iv) reviewed the historical market trading prices and trading volumes of the FHP Common Stock; (v) compared the proposed financial terms of the Mergers with the financial terms of certain other mergers and acquisition transactions that Dillon Read believed to be generally comparable to the Mergers; (vi) reviewed publicly available financial and stock market data with respect to certain other companies in lines of business that Dillon Read believes to be generally comparable to those of FHP; (vii) considered the pro forma financial effects of the Mergers on PacifiCare; and (viii) conducted such other financial studies, analyses and investigations, and considered such other information as Dillon Read deemed necessary in arriving at its opinion. Dillon Read subsequently reviewed the differences between the First Amended Reorganization Agreement and the Original Reorganization Agreement.

    In connection with its review, Dillon Read did not assume any responsibility for independent verification of any of the foregoing information and, with PacifiCare's consent, relied on its being complete and accurate in all material respects. In addition, Dillon Read did not make any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of PacifiCare or FHP or any of their subsidiaries, nor was Dillon Read furnished with any such evaluation or appraisal. With respect to financial forecasts, Dillon Read assumed that they had been reasonably prepared on bases reflecting the best currently available estimates at the time and judgments of the respective management of PacifiCare and FHP as to the future financial performance of their respective companies. Dillon Read's opinion was based upon market, economic and monetary conditions existing as of the date of the opinion.

    The amount of consideration to be paid to the holders of FHP Capital Stock pursuant to the Reorganization Agreement was determined through negotiations between PacifiCare and FHP.

    In connection with rendering its opinion, Dillon Read considered a variety of valuation methods. The material valuation methods used are summarized below. These analyses taken together support Dillon Read's opinion.

    COMPARABLE COMPANY ANALYSIS. Using publicly available information, Dillon Read analyzed, based upon market trading values, multiples of certain financial criteria (including latest twelve months revenues, latest twelve months earnings before interest expense, taxes, depreciation and amortization ("EBITDA"), projected net income for two years and book value) used to value certain other companies, which, in Dillon Read's judgment, were generally comparable to FHP for the purpose of this analysis. The comparable company analysis was comprised of seven publicly held HMO businesses. These businesses included: Foundation Health Corporation, Health Systems International, Inc., PacifiCare, WellPoint Health Networks, Inc., Healthsource, Inc., Humana, Inc. and United HealthCare Corporation.

    The range and mean for market capitalization as a multiple of each of the indicated statistics for the comparable companies were as follows: (i) book value -- 1.5x to 3.1x with a mean of 2.1x; (ii) estimated calendar 1996 earnings (based upon estimates from industry sources) -- 8.3x to 16.5x, with a mean of 12.7x; (iii) estimated calendar 1997 earnings (based upon estimates from industry sources) -- 7.0x to 13.3x, with a mean of 10.4x. The adjusted market capitalization (defined as market capitalization plus the book value of debt) as a multiple of each of the indicated statistics for the comparable companies were as follows: (i) latest twelve months revenues -- 0.5x to 1.0x, with a mean of 0.7x; and (ii) latest twelve months EBITDA -- 4.9x to 9.2x, with a mean of 7.3x.

    Dillon Read analyzed the terms of the Mergers in two sets of analyses: (i) by examining the operating performance of FHP inclusive of Talbert; and (ii) by considering the operating performance of FHP recast for the anticipated Talbert Rights Offering. Including the operations of Talbert, FHP's multiples based upon the consideration to be paid to the holders of the FHP Common Stock and FHP Preferred Stock in connection with the Merger, which as of August 4, 1996, had a value of $35.00 per share, were as follows: (i) book value -- 1.8x; (ii) estimated calendar year 1996 earnings (based upon estimates from industry sources) -- 22.4x; (iii) estimated calendar year 1997 earnings (based upon estimates from industry sources) -- 18.8x; (iv) latest twelve months revenues -- 0.6x; and (v) latest twelve months EBITDA -- 10.5x. Excluding Talbert's operations, FHP's multiples based upon the consideration to be paid to the holders of FHP Common Stock and FHP Preferred Stock in connection with the Mergers, were as follows: (i) book value -- 0.7x; (ii) estimated calendar year 1996 earnings (based upon estimates from industry sources adjusted for the Talbert spin-off) -- 17.5x; (iii) estimated calendar year 1997 earnings (based upon estimates from industry sources adjusted for the Talbert spin-off) -- 15.4x; (iv) latest twelve months revenues -- 0.7x; and (v) latest twelve months EBITDA -- 8.7x. Dillon Read believed that both analyses yielded multiples that supported Dillon Read's view as of such date that the consideration to be paid to the holders of FHP Common Stock and FHP Preferred Stock is fair, from a financial point of view to PacifiCare and PacifiCare's stockholders, because taken as a whole, the ratios described above were within the range of, or less than, selected public comparable multiples.

    COMPARABLE MERGERS AND ACQUISITIONS. Using publicly available information, Dillon Read analyzed, based upon the purchase price of the equity of the acquired companies and total transaction values, multiples of certain financial criteria (such as projected net income for two years and for the period 12 months following, book value, revenues and EBITDA) used to value certain mergers and acquisitions of acquired companies.

    The merger and acquisition transactions which were analyzed included eight transactions completed or pending in the HMO industry which, in Dillon Read's judgment, were generally comparable to the Mergers for the purposes of this analysis. The acquisitions reviewed by Dillon Read, in reverse chronological order of announcement date, included: (i) the acquisition of U.S. Healthcare, Inc. by Aetna Life and Casualty Company; (ii) the acquisition of Healthwise of America, Inc. by United HealthCare Corporation; (iii) the acquisition of CareNetwork, Inc. by Humana, Inc.; (iv) the acquisition of Gencare Health Systems, Inc. by United HealthCare Corporation; (v) the acquisition of Intergroup Healthcare Corporation by Foundation Health Corporation; (vi) the acquisition of TakeCare, Inc. by FHP; (vii) the acquisition of Ramsay-HMO, Inc. by United HealthCare Corporation; and (viii) the acquisition of HMO America, Inc. by United HealthCare Corporation.

    The range and mean for the purchase price of equity as a multiple of each of the indicated statistics for the above transactions were as follows: (i) estimated current calendar year earnings (based upon estimates from industry sources) -- 20.9x to 28.3x, with a mean of 25.1x; (ii) estimated next calendar year earnings (based upon estimates from industry sources) -- 18.0x to 23.0x, with a mean of 20.7x; (iii) estimated earnings for the period twelve months following (based upon estimates from industry sources) -- 20.1x to 27.2x, with a mean of 23.3x; and (iv) book value -- 4.3x to 19.6x, with a mean of 9.7x. The range and mean for the transaction value (defined as purchase price of equity plus the book value of debt) as a multiple of each of the indicated statistics for the group of comparable acquisitions were as follows: (i) latest twelve months revenues 0.8x to 2.4x with a mean of 1.6x; and (ii) latest twelve months EBITDA -- 13.7x to 19.1x with a mean of 17.1x.

    Including the operations of Talbert, FHP's multiples based upon the consideration to be paid to the holders of FHP Common Stock and FHP Preferred Stock in connection with the Mergers (which, at the time Dillon Read performed its analyses, had a value of approximately $35.00 per share) were as follows:
(i) estimated current calendar year earnings -- 22.4x; (ii) estimated next calendar year earnings -- 18.8x; (iii) estimated earnings for the period twelve months following -- 20.2x; (iv) book value -- 1.8x; (v) latest twelve months revenues -- 0.6x, and (vi) latest twelve months EBITDA -- 10.5x. Excluding FHP's Talbert operations, FHP's multiples based upon the consideration to be paid to the holders of FHP Common Stock and FHP Preferred Stock in connection with the Mergers, were as follows: (i) estimated current calendar year earnings -- 17.5x;
(ii) estimated next calendar year earnings -- 15.4x; (iii) estimated earnings for the period twelve months following -- 16.5x; (iv) book value -- 1.8x; (v) latest twelve months revenues -- 0.7x; and (vi) latest twelve months EBITDA -- 8.7x. Dillon Read believed that these multiples supported Dillon Read's view that the consideration to be paid to the holders of the FHP Common Stock and FHP Preferred Stock is fair, from a financial point of view to PacifiCare and PacifiCare's stockholders, because taken as a whole, the ratios described above were within the range of, or less than, the selected comparable acquisition multiples.

    DISCOUNTED CASH FLOW ANALYSIS. Dillon Read calculated the present value of the future streams of after-tax cash flows that FHP could be expected to produce in the future. The analysis utilized financial and operating information relating to the business, operations and prospects of FHP based upon estimates from industry sources and relied on certain assumptions with respect to FHP's future business and operations. Dillon Read calculated terminal values for FHP by applying to projected earnings a range of multiples based on the analysis of the transaction multiples of comparable HMO transactions. The cash flow streams and terminal values were then discounted to present values using a range of discount rates from 12% to 20%, which were chosen based on several assumptions regarding factors such as inflation rates, interest rates, the inherent risk in FHP's health plans, as well as the HMO industry as a whole, and the cost of capital of FHP. The analysis yielded a range of values for FHP Common Stock of $27.77 to $49.36 per share. Dillon Read believed that the discounted cash flow analysis supported Dillon Read's view that the consideration to be paid to the holders of FHP Common Stock and FHP Preferred Stock is fair, from a financial point of view to PacifiCare and PacifiCare's stockholders, because the consideration to be paid valued at the time of Dillon Read's analyses was within the range of present values of FHP's future cash flows.

    Dillon Read also calculated the present value of future streams of after-tax cashflows based on estimates of future FHP operating performance prepared by the management of PacifiCare which included assumptions regarding various cost savings and other synergies estimated to result from the Mergers. Dillon Read used the same terminal multiples and discount rates discussed above. The analysis yielded a range of values for FHP Common Stock of $36.21 to $64.80 per share. Dillon Read believed that the discounted cash flow analysis supported Dillon Read's view that the consideration to be paid to the holders of FHP Common Stock and FHP Preferred Stock is fair, from a financial point of view to PacifiCare and PacifiCare's stockholders, because the consideration to be paid valued at the time of Dillon Read's analyses was below the range of present values of FHP's future cash flows.

    TRADING HISTORY OF THE COMMON STOCK. Dillon Read analyzed the price history of FHP Common Stock during calendar year 1995 and the first seven months of calendar year 1996. The trading history of the FHP Common Stock was examined to evaluate the relative reasonableness of the market price of the FHP Common Stock in light of historical trading levels. Dillon Read believed that FHP's trading history supported Dillon Read's view that the consideration to be paid to the holders of FHP Common Stock and FHP Preferred Stock is fair, from a financial point of view to PacifiCare and PacifiCare's stockholders, pursuant to the calculation of the exchange ratio as described herein.

    PRO FORMA MERGER ANALYSIS. Dillon Read also analyzed certain pro forma financial effects of the Mergers on PacifiCare. This analysis was based upon certain assumptions, including, without limitation, the following: (i) PacifiCare's management projections; (ii) FHP projections for the fiscal years 1997 through 2001 pro forma for the separation of Talbert as prepared by PacifiCare management; and (iii) the operating synergies between 1997 and 2001 as prepared by PacifiCare's management.

    Based upon such assumptions, Dillon Read's pro forma analysis of the financial effects of the Mergers indicated that these effects were accretive to PacifiCare's net income for the years in the forecasted period of 1997 through 2001.

    Dillon Read believes that its analyses must be considered as a whole and that selecting portions of its analyses and other factors considered by it, without considering all factors and analyses, could create a misleading view of the processes underlying its opinion. Dillon Read did not quantify the effect of each factor upon its opinion. Dillon Read made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond PacifiCare's and Dillon Read's control. Any estimates contained in Dillon Read's analyses are not necessarily indicative of actual values, which may be significantly more or less favorable than as set forth therein. Estimates of the financial value of companies do not purport to be appraisals or necessarily reflect the prices at which companies actually may be sold. Because such estimates inherently are subject to uncertainty, none of PacifiCare, FHP, PacifiCare Holding, Dillon Read or any other person assumes responsibility for their accuracy. In rendering its opinion, Dillon Read expressed no view as to the range of values at which the PacifiCare Holding Common or PacifiCare Holding Preferred may trade following consummation of the Mergers, nor did Dillon Read make any recommendations to the PacifiCare stockholders with respect to how such stockholders should vote on the Mergers, or to the advisability of disposing of or retaining such PacifiCare Holding Common or PacifiCare Holding Preferred following the Mergers.

    The PacifiCare Board of Directors selected Dillon Read as its financial advisor because Dillon Read is a nationally recognized investment banking firm with substantial experience in transactions similar to the Mergers. As a part of its investment banking business, Dillon Read is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions.

    Dillon Read participated in the initial public offering of PacifiCare Common Stock, has participated in subsequent, additional offerings of PacifiCare Common Stock, has acted as managing underwriter for some of the additional offerings and has received customary fees for the rendering of such services. In the ordinary course of business, Dillon Read trades such common stock for its own account and the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

    Pursuant to the engagement letter between PacifiCare and Dillon Read, PacifiCare has paid Dillon Read for its services a fee of $1,000,000 and has agreed to pay Dillon Read for its services an additional fee of approximately $7,000,000 upon the closing of the Mergers. PacifiCare has also agreed to reimburse Dillon Read for its reasonable expenses, including attorneys' fees, and to indemnify Dillon Read against certain liabilities in connection with its engagement.

    OPINION OF MERRILL LYNCH

    FHP has retained Merrill Lynch to act as its financial advisor in connection with the Mergers. Merrill Lynch delivered its oral opinion to FHP's Board of Directors on August 3, 1996, which opinion was confirmed in writing, as of August 4, 1996, to the effect that, as of such date, and based upon the assumptions made, general procedures followed, factors considered and limits on the review undertaken as set forth in such opinion, the proposed consideration to be received in the Mergers by the holders of FHP Common Stock and the holders of FHP Preferred Stock, other than, in each case, PacifiCare and its affiliates, was fair to such holders from a financial point of view.

    THE FULL TEXT OF THE MERRILL LYNCH OPINION, WHICH SETS FORTH THE ASSUMPTIONS MADE, GENERAL PROCEDURES FOLLOWED, MATTERS CONSIDERED, METHODS EMPLOYED AND LIMITATIONS IN THE REVIEW UNDERTAKEN BY MERRILL LYNCH

IN ARRIVING AT ITS OPINION IS ATTACHED HERETO AS APPENDIX C AND IS INCORPORATED HEREIN BY REFERENCE. The following summary of the Merrill Lynch Opinion contained in this Joint Proxy Statement/Prospectus is qualified in its entirety by reference to the full text of such opinion. Holders of the FHP Common Stock and the FHP Preferred Stock are urged to, and should, read this opinion in its entirety. Terms defined in this summary shall have such meaning solely for purposes of this summary and of the Merrill Lynch Opinion. The Merrill Lynch Opinion is directed only to the fairness from a financial point of view of the consideration to be received by holders of the FHP Common Stock and the FHP Preferred Stock (other than, in each case, PacifiCare and its affiliates) pursuant to the Reorganization Agreement and does not constitute a recommendation to any stockholder of FHP as to how such stockholder should vote with respect to the Reorganization Agreement and the transactions contemplated thereby. The proposed consideration to be received by FHP stockholders pursuant to the Reorganization Agreement was determined through negotiations between FHP and PacifiCare.

    In arriving at the Merrill Lynch Opinion, Merrill Lynch, among other things:
(i) reviewed FHP's Annual Reports, Forms 10-K and related financial information for the five fiscal years in the period ended June 30, 1995 and FHP's Forms 10-Q and the unaudited financial information for the quarterly periods ended September 30, 1995, December 31, 1995 and March 31, 1996; (ii) reviewed PacifiCare's Annual Reports, Forms 10-K and related financial information for the five fiscal years in the period ended September 30, 1995 and PacifiCare's Forms 10-Q and the related unaudited financial information for the quarterly periods ended December 31, 1995 and March 31, 1996; (iii) reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets and prospects of FHP and PacifiCare, furnished to Merrill Lynch by FHP and PacifiCare; (iv) conducted discussions with members of senior management of FHP and PacifiCare concerning their respective businesses and prospects and estimated synergies resulting from the Mergers; (v) reviewed the historical market prices and trading activity for FHP Common Stock and the PacifiCare Common Stock and compared them with that of certain publicly traded companies which Merrill Lynch deemed to be reasonably similar to FHP and PacifiCare, respectively; (vi) compared the results of operations of FHP and PacifiCare with that of certain companies which Merrill Lynch deemed to be reasonably similar to FHP and PacifiCare, respectively; (vii) compared the proposed financial terms of the transactions contemplated by the Reorganization Agreement with the financial terms of certain other mergers and acquisitions which Merrill Lynch deemed to be relevant; (viii) reviewed the Original Reorganization Agreement; (ix) reviewed a draft (dated July 31, 1996) of Article IV.C of the proposed Restated Certificate; (x) considered certain pro forma financial effects of the Mergers; and (xi) reviewed such other financial studies and analyses and performed such other investigations and took into account such other matters as Merrill Lynch deemed necessary, including its assessment of general economic, market and monetary conditions. Merrill Lynch reviewed the First Amended Reorganization Agreement and the Reorganization Agreement, including in each case the revised proposed Restated Certificate, and determined that the changes reflected in those documents did not require any modification to the Merrill Lynch Opinion. Merrill Lynch so advised the FHP Board of Directors in writing on September 17, 1996 and November 13, 1996, respectively.

    In preparing the Merrill Lynch Opinion, Merrill Lynch relied on the accuracy and completeness of all information supplied or otherwise made available to it by FHP and PacifiCare, and Merrill Lynch did not independently verify such information or undertake an independent appraisal of the assets or liabilities of FHP or PacifiCare. Merrill Lynch evaluated FHP on a consolidated basis and did not perform a separate valuation analysis of Talbert on a stand-alone basis or attribute any value to the Talbert Rights. With respect to the financial forecasts furnished by FHP and PacifiCare, Merrill Lynch assumed that they were reasonably prepared and reflected the best currently available estimates and judgment of FHP's or PacifiCare's management as to the expected future financial performance of FHP or PacifiCare, as the case may be. In addition, Merrill Lynch assumed that the Mergers would qualify as transactions under Section 351. Merrill Lynch did not express any opinion as to prices at which the PacifiCare Holding Class A Common, the PacifiCare Holding Class B Common or the PacifiCare Holding Preferred will trade following consummation of the Mergers. The Merrill Lynch Opinion is necessarily based on market, economic and other conditions as they existed on August 4, 1996.

    The following is a summary of the analyses performed by Merrill Lynch in connection with its presentation to the FHP Board of Directors on August 3, 1996 and the subsequent delivery of the Merrill Lynch Opinion:

    ANALYSIS OF IMPLIED MULTIPLES PAID IN THE FHP MERGER. Based on an exchange ratio of 0.258 and a $68.00 stock price for the PacifiCare Class B Common Stock, the offer value for the FHP Merger is $2.158 billion (defined as the number of shares of FHP Common Stock on a fully diluted basis multiplied by $35.00, the assumed value of the FHP Merger consideration per share of FHP Common Stock), representing a multiple to FHP management's estimated calendar year 1996 and fiscal year 1997 projected earnings per share of FHP Common Stock of 21.5x and 19.0x, respectively, or 22.4x and 20.2x analysts' estimated calendar year 1996 and fiscal year 1997 projected EPS. Based on FHP's 1.91 million members at June 30, 1996, the FHP Merger represents a value per member of $1,129.8. Based on an assumed stock price of $68 per share of PacifiCare Class B Common Stock and the closing trading price for FHP Common Stock of $26.13 as of July 31, 1996, the FHP Merger represents a 33.9% premium to such FHP stock price.

    ANALYSIS OF SELECTED COMPARABLE PUBLICLY TRADED COMPANIES. Merrill Lynch compared certain financial information for FHP with the corresponding publicly available financial information of certain other companies that Merrill Lynch deemed to be reasonably similar to FHP. In this portion of its analysis, Merrill Lynch compared certain financial information for nine managed care companies, four of which, PacifiCare, WellPoint Health Networks, Inc., Health Systems International Inc. and Foundation Health Corporation, have a dominantly California presence (the "California Comparable Companies"), and the remaining five of which, Oxford Health Plans Inc., United HealthCare Corporation, Humana Inc., Healthsource, Inc. and Aetna Inc., are based predominantly outside of California (together with the California Comparable Companies, the "Comparable Companies").

    Merrill Lynch compared the market values (defined as the product of primary common shares outstanding and current per share price) of the Comparable Companies as a multiple of, among other things, estimated 1996 and 1997 net income. An analysis of the multiples of market values to estimated 1996 net income for the Comparable Companies, excluding certain anomalous results, yielded a mean of 10.7x and a median of 10.0x for the California Comparable Companies and a mean of 12.7x and a median of 13.0x for all the Comparable Companies. A similar analysis of 1997 estimated net income yielded a mean of 9.2x and a median of 8.6x for the California Comparable Companies and a mean of 10.4x and a median of 10.2x for all the Comparable Companies. In addition, Merrill Lynch compared the ratio of the current 1997 price/earnings ratio to analysts' estimated five-year EPS growth rate for each of the Comparable Companies. Such analysis yielded a mean of 56.9% and a median of 59.5% for the California Comparable Companies and a mean of 58.1% and a median of 64.1% for all the Comparable Companies. Based upon the above, Merrill Lynch obtained an equity value of FHP Common Stock of $21.00 to $27.00 per share.

    ANALYSIS OF SELECTED COMPARABLE ACQUISITION TRANSACTIONS. Merrill Lynch reviewed certain publicly available information regarding eight selected business combinations announced since May 1993 involving managed care companies (collectively, the "Comparable Transactions"). The Comparable Transactions, in reverse chronological order of public announcement and listed as acquiror/target, were: Aetna Inc./US Healthcare Corporation; United HealthCare Corporation/Healthwise of America; WellPoint Health Networks, Inc./Health Systems International, Inc. (which was terminated); United HealthCare Corporation/Gencare Health Services, Inc.; Foundation Health Corporation/Intergroup Health Corporation; United HealthCare Corporation/Ramsay HMO, Inc.; FHP/TakeCare, Inc.; and United HealthCare Corporation/HMO America Inc.

    Merrill Lynch calculated for each of the Comparable Transactions: (i) the multiples of offer value to (a) the last twelve months ("LTM") EPS and (b) the twelve-month forward EPS; and (ii) the ratio of the offer value multiple of the twelve-month forward EPS to the estimated five-year EPS growth rate. Based upon its analysis of such multiples for the most relevant Comparable Transactions, Merrill Lynch used multiple ranges of 23x to 29x, 18x to 22x and 1.1x to 1.3x, respectively, for its review of

FHP's estimated fiscal year 1996 EPS, fiscal year 1997 EPS and projected five-year EPS growth rate. Applying such multiple ranges, Merrill Lynch obtained an equity value of FHP Common Stock of $32.00 to $38.00 per share.

    DISCOUNTED CASH FLOW ANALYSIS. Merrill Lynch performed a discounted cash flow analysis of FHP based upon estimates of projected financial performance prepared by FHP for the fiscal years 1997 through 2001. Utilizing these projections, Merrill Lynch calculated a range of FHP equity values based upon the discounted net present value of FHP's five-year stream of projected unlevered free cash flow and a projected fiscal year 2001 terminal value. In performing this analysis, Merrill Lynch utilized discount rates reflecting FHP's weighted average costs of capital ranging from 13.0% to 15.0% and terminal value multiples of fiscal year 2001 net income ranging from 12.0x to 16.0x. For purposes of its analysis, Merrill Lynch assumed FHP had a net debt of $81.0 million consisting of total debt less working capital less long-term marketable securities (based on estimated June 30, 1996 balance sheet) less option proceeds. Based on such analysis, Merrill Lynch obtained an equity value of FHP Common Stock of $28.50 to $39.00 per share.

    PRO FORMA ANALYSIS. Merrill Lynch analyzed certain pro forma effects of the Mergers on PacifiCare's EPS. In conducting its analysis, Merrill Lynch relied upon financial forecasts provided by FHP and PacifiCare for the fiscal years 1997 through 2001. Merrill Lynch presented to the FHP Board of Directors several pro forma analyses, including one that assumed realization of 100% of the synergies estimated by FHP's management (the "FHP Analysis"), one that assumed realization of 50% of the synergies estimated by FHP's management (the "FHP 50% Analysis") and one that assumed realization of 100% of the synergies estimated by PacifiCare's management (the "PacifiCare Analysis"). Based upon such financial forecasts, Merrill Lynch calculated that under the FHP Analysis and the FHP 50% Analysis, the Mergers would be 3.4% and 10.9% dilutive, respectively, to PacifiCare's fully diluted EPS for the fiscal year 1997 and would be from 13.6% to 19.1% and 2.5% to 10.7%, respectively, accretive to PacifiCare's fully diluted EPS for the fiscal years 1998 to 2001. Based upon such financial forecasts, Merrill Lynch also calculated that under the PacifiCare Analysis, the Mergers would be from 1.6% to 22.6% accretive to PacifiCare's fully diluted EPS for the fiscal years 1997 through 2001.

    EXCHANGE RATIO ANALYSIS. Merrill Lynch reviewed the implied exchange ratio based on historical prices of FHP Common Stock and the PacifiCare Class B Common Stock over the period from July 1993 to July 1996 and compared the one-year, two-year and three-year average implied exchange ratios of 0.1814x, 0.1896x and 0.223x, respectively, to the exchange ratio for the Mergers (prior to any adjustment) of 0.258x. Merrill Lynch also calculated the range of implied exchange ratios by dividing the discounted cash flow per share of FHP Common Stock using the discounted cash flow analysis set forth above as adjusted to credit FHP stockholders with certain synergies. This analysis resulted in theoretical exchange ratios of 0.181x to 0.191x, before giving effect to any assumed synergies; 0.211x to 0.222x, giving FHP stockholders credit for all synergies contemplated by the FHP 50% Analysis; 0.240x to 0.253x, giving FHP stockholders credit for all synergies contemplated by the FHP Analysis; and 0.253x to 0.266x, giving FHP stockholders credit for all synergies contemplated by the PacifiCare Analysis. In addition, Merrill Lynch calculated the relative contributions to pro forma combined revenue, earnings before interest and tax ("EBIT") and net income, giving effect to the Mergers, from each of FHP and PacifiCare for the twelve months ending September 30, 1996, and compared such contributions to the percentage of the economic value FHP stockholders will receive in the combined Mergers. This analysis resulted in FHP's contributions to the pro forma combined revenue, EBIT and net income of 31.4%, 29.2% and 25.1%, respectively, for such twelve-month period compared to ownership of 33.3% of the combined equity.

    The summary set forth above does not purport to be a complete description of the analyses performed by Merrill Lynch in arriving at the Merrill Lynch Opinion. Arriving at a fairness opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analysis or summary description. In addition, Merrill Lynch believes that its analyses must be considered as a whole and that selecting portions of such analyses and of the factors considered therein, without considering all such factors and analyses, could create an incomplete view of the analyses and the processes underlying the Merrill Lynch Opinion. The matters considered by Merrill Lynch in its analyses are based on numerous macroeconomic, operating and financial assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of FHP or PacifiCare and involve the application of complex methodologies and educated judgment. Any estimates incorporated in the analyses performed by Merrill Lynch are not necessarily indicative of actual past or future results or values, which may be significantly more or less favorable than such estimates. Estimated values do not purport to be appraisals and do not necessarily reflect the prices at which businesses or companies may be sold in the future, and such estimates are inherently subject to uncertainty. With respect to the analyses of selected Comparable Companies or Comparable Transactions summarized above, no public company or transaction utilized as a comparison is identical to FHP or PacifiCare or the Mergers, and such analyses necessarily involve complex considerations. Accordingly, the analysis of publicly traded Comparable Companies and Comparable Transactions is not mathematical; rather it involves complex considerations and judgments concerning the differences in financial and operating characteristics of the companies and transactions and other factors that could affect the companies concerned. None of the analyses performed by Merrill Lynch was assigned a greater significance by Merrill Lynch than any other.

    The FHP Board of Directors selected Merrill Lynch to act as its financial advisor on the basis of Merrill Lynch's reputation as an internationally recognized investment banking firm with substantial expertise in transactions similar to the Mergers. Merrill Lynch is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions and for other purposes.

    Merrill Lynch has from time to time provided various investment banking and other financial advisory services to FHP, and has received customary fees for the rendering of such services. In the ordinary course of its business, Merrill Lynch and its affiliates may actively trade the securities of FHP for its or their own accounts and for the accounts of its customers and, accordingly, at any time hold a long or short position in such securities.

    FHP has agreed to pay Merrill Lynch fees as follows: (i) a cash fee of $250,000, which was payable on the date of the letter agreement; (ii) an additional cash fee of $750,000 payable on the delivery of the Merrill Lynch Opinion; and (iii) if, while Merrill Lynch is retained by FHP, FHP consummates or enters into an agreement which leads to, a Business Combination (defined as any merger, consolidation, reorganization, asset sale or other business combination pursuant to which the business of FHP is combined with that of one or more purchasers, including, without limitation, the acquisition, directly or indirectly, by one or more purchasers of control of FHP through a proxy contest, the acquisition of more than 50% of the voting capital shares of FHP or otherwise) or within one year after the termination of the letter agreement, a Business Combination is consummated with one of the potential purchasers listed in the letter agreement (or any potential purchasers subsequently added by mutual agreement), then an additional fee of $6,500,000, payable upon the closing of such Business Combination (less any fees paid previously by FHP to Merrill Lynch with respect to the separation of Talbert). In such letter, FHP also agreed to reimburse Merrill Lynch for certain of its reasonable out-of-pocket expenses and to indemnify Merrill Lynch against certain liabilities related to or arising out of any transaction contemplated by the letter agreement.

FINANCING OF FHP MERGER CONSIDERATION

    It is currently anticipated that all of the approximately $1.0 billion required to pay the Cash Consideration pursuant to the FHP Merger and fees and expenses related to the Mergers will be funded out of borrowings under a new PacifiCare Holding credit facility.

    In connection with the Mergers, PacifiCare Holding has entered into a Credit Agreement, dated as of October 31, 1996 (the "Credit Agreement") with Bank of America, as Agent ("Agent"), and a syndicate of financial institutions (collectively, "Banks") whereby the Banks are obligated to provide a $1.5 billion credit facility (the "Credit Facility") to PacifiCare Holding. Funding under the Credit Facility is subject to the satisfaction of a variety of customary borrowing conditions, as described below. PacifiCare's obligation to consummate the FHP Merger is not subject to obtaining the required financing.

    The following summary of the Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the Credit Agreement, copies of which have been filed as exhibits to the Registration Statement of which this Joint Proxy Statement/Prospectus is a part and are incorporated by reference herein.

    The Credit Agreement provides for a five-year, unsecured, reducing revolving credit facility in an aggregate amount of $1.5 billion with FHP and PacifiCare providing guarantees under the Credit Facility. PacifiCare Holding may borrow the full amount of the Credit Facility to fund a portion of the Cash Consideration and to pay a portion of the fees and expenses incurred in connection with the Mergers. Thereafter, the Credit Facility will remain available for general corporate purposes. On the dates set forth below, the aggregate commitment of the Banks, and maximum amount of loans permitted to be outstanding, under the Credit Facility will be reduced to the corresponding amounts:

COMMITMENT REDUCTION DATE   AGGREGATE BANK COMMITMENT
--------------------------  --------------------------
January 1, 1999                   $1,400,000,000
July 1, 1999                      $1,300,000,000
January 1, 2000                   $1,200,000,000
July 1, 2000                      $1,100,000,000
January 1, 2001                    $950,000,000
July 1, 2001                       $800,000,000
January 1, 2002                         $0

    Interest on the borrowings under the Credit Facility will be determined based on the type of borrowing selected by PacifiCare Holding from time to time. The three borrowing options are: LIBOR, base rate and competitive bid. Interest on LIBOR borrowings will be LIBOR for one, two, three, six, or, to the extent available to all Banks, 12 months, plus the applicable spread. In addition, pursuant to the competitive bid option, PacifiCare Holding may request the Agent to solicit competitive bids from the Banks priced at either a margin above or below LIBOR or at an absolute interest rate. Each Bank will bid at its own discretion for amounts up to the total amount of the unused commitments and PacifiCare Holding will be under no obligation to accept any of the bids. The calculation of the applicable spread will be based on either of two criteria under a pricing grid, at the option of PacifiCare Holding. Under one alternative, pricing is based on the ratio of PacifiCare Holding's funded debt to adjusted EBITDA. Under the other alternative, pricing is based on PacifiCare Holding's, PacifiCare or FHP's senior unsecured debt ratings as determined by Standard and Poor's Corporation and Moody's Investors Service, Inc. Under the pricing grid, the applicable spread ranges from 0.165% to 0.525% per annum over LIBOR.

    A facility fee is payable and accrues from the date of initial funding of the Credit Facility. The amount of the facility fee varies based on the same pricing grid and criteria described above and is payable on the full amount of the Credit Facility, regardless of the amount drawn thereunder. Under the pricing grid, the facility fee ranges from 0.085% to 0.225% per annum.

    A commitment fee is payable from October 31, 1996 through the date of initial funding under the Credit Facility. The commitment fee will accrue on the full amount of the Credit Facility at a rate of 0.125% per annum from October 31, 1996 through January 3, 1997 and at a rate of 0.25% thereafter.

    The Credit Agreement specifies that the Banks' obligation to effect the closing of the Credit Facility is subject to conditions customary for financings of this type, including among other things: (i) no material adverse change in the financial condition, business operations or properties of PacifiCare and its subsidiaries, taken as a whole, or FHP and its subsidiaries, taken as a whole;
(ii) no event of default existing under the loan documentation; (iii) no material amendment of or waiver under any documents pertaining to the Reorganization Agreement and the documents delivered and entered into in connection therewith (the "FHP Acquisition Documents"); (iv) accuracy of all representations and warranties under the FHP Acquisition Documents in all material respects; (v) no litigation or judgment, order, injunction or other restraint prohibiting or imposing materially adverse conditions upon the Mergers or the making of the loans, or performance by PacifiCare Holding of its obligations, under the Credit Facility; (vi) termination of PacifiCare's and FHP's existing revolving credit agreements; and (vii) receipt of satisfactory opinions of counsel to PacifiCare and FHP.

    The Credit Agreement includes conditions to borrowing customary for financings of this type, including without limitation: (i) absence of material adverse change of PacifiCare Holding and its subsidiaries on a consolidated basis; (ii) absence of defaults; and (iii) accuracy of specified representations and warranties.

    The Credit Agreement contains representations and warranties which are usual for financings of this type, including without limitation: (i) corporate existence and power; (ii) corporate, stockholder and government authorization;
(iii) no violation or conflict with organizational documents, any law or regulation or any agreement; (iv) compliance with laws and regulations; (v) enforceability of the FHP Acquisition Documents and loan documentation; (vi) absence of material adverse change and material litigation; (vii) accuracy of financial statements; (viii) compliance with Federal Reserve margin requirements; (ix) taxes; (x) disclosure of capitalization, subsidiaries, material agreements, properties and employee benefit plans; and (xi) absence of material misstatements.

    The Credit Agreement contains covenants which are usual for financings of this type, including without limitation: (i) provision of financial statements and information; (ii) limitations on PacifiCare's, FHP's and their subsidiaries' lines of business; (iii) limitations on additional indebtedness; (iv) limitations on fundamental changes, mergers, acquisitions, consolidations and asset sales; (v) limitations on liens; (vi) limitations on prepayment of other indebtedness; (vii) limitations on share repurchases, redemptions, dividends, and distributions except for (a) the repurchase of up to $80 million of PacifiCare Holding Class A Common, (b) the repurchase of up to $100 million of PacifiCare Holding Class A Common or Class B Common, and (c) certain other limited distributions; (viii) limitations on PacifiCare Holding's subsidiaries' agreements with creditors restricting their ability to make distributions; and
(ix) limitations on investments.

    The Credit Agreement contains the following financial covenants: (i) a minimum net worth requirement; (ii) a fixed charge coverage ratio; and (iii) a leverage ratio.

    The Credit Agreement contains events of default which are usual for financings of this type, including without limitation: (i) nonpayment of principal, interest, fees or other amounts; (ii) violation of covenants; (iii) material breach of representations or warranties; (iv) cross-default; (v) bankruptcy or insolvency; (vi) certain ERISA events having a material adverse effect; (vii) a change of control; (viii) certain events relating to compliance with HMO regulations and actions by HMO regulators; (ix) loss of licenses or permits having a material adverse effect; (x) certain undischarged judgments; and (xi) defaults under the guaranties of PacifiCare and FHP.

    It is anticipated that the indebtedness incurred through borrowings under the proposed Credit Facility will be repaid from funds generated internally by PacifiCare Holding and its subsidiaries and/ or from other sources which may include, among other things, the proceeds of the private or public sale of securities; however, no decisions have been made concerning the method PacifiCare Holding will employ to repay such indebtedness.

CONVERSION OF SHARES; PROCEDURES FOR EXCHANGE OF CERTIFICATES; NO FRACTIONAL SHARES

    FHP. As soon as practicable after the Effective Time, a letter of transmittal will be mailed to each holder of record of FHP Common Stock to be used in forwarding certificates evidencing such shares for surrender and exchange for certificates evidencing the shares of PacifiCare Holding Class A Common and PacifiCare Holding Class B Common, together with the cash to which such holder has become entitled. If the Series A Amendment is approved, concurrent with the mailing of letters to holders of the FHP Common Stock, a letter of transmittal will be mailed to each holder of FHP Preferred Stock. The letter of transmittal is to be used in forwarding certificates evidencing such shares for surrender (except for shares as to which an Irrevocable Election has been made), and is required to be properly executed and delivered to the Exchange Agent for any such holder to receive certificates evidencing the shares of PacifiCare Holding Preferred and the cash to which such holder has become entitled. If the Series A Amendment is not approved: (i) mailing of the letter of transmittal to such holder may be delayed (except as to shares for which an Irrevocable Election has been made) until the end of the period during which the Special Conversion Rights may be exercised by such holder; or (ii) the letter of transmittal may be included with the Conversion Notice. See "-- Merger Consideration." After receipt of the applicable transmittal form, each holder of certificates formerly representing shares of FHP Common Stock or FHP Preferred Stock should surrender such certificates to the Exchange Agent (excluding certificates already surrendered pursuant to a Form of Irrevocable Election), together with a properly completed and duly executed transmittal form and such other documents as may be reasonably required by the Exchange Agent. Each holder will receive in exchange therefor certificates evidencing the whole number of PacificCare Holding shares together with the cash to which such holder is entitled. Such transmittal forms will be accompanied by instructions specifying other details of the exchange. No fractional shares of PacifiCare Holding Class A Common, PacifiCare Holding Class B Common or, if applicable, PacifiCare Holding Preferred will be issued to holders of FHP Common Stock or FHP Preferred Stock. Instead, cash equal in amount to the fraction of a share of PacifiCare Holding Class A Common, PacifiCare Holding Class B Common or PacifiCare Holding Preferred such holder is otherwise entitled to receive times the closing price of such stock as quoted on the Nasdaq National Market on the first day of trading after the Mergers become effective will be paid. The Talbert Rights into which FHP Capital Stock is converted in part will be delivered separately after the consummation of the Mergers.

    FHP STOCKHOLDERS SHOULD NOT SURRENDER THEIR STOCK CERTIFICATES FOR EXCHANGE UNTIL THEY RECEIVE A TRANSMITTAL FORM OR CONVERSION NOTICE UNLESS SURRENDERED PURSUANT TO AN IRREVOCABLE ELECTION.

    PACIFICARE. As soon as practicable after the Effective Time, a letter of transmittal will be mailed to each holder of record of PacifiCare Class A Common Stock and PacifiCare Class B Common Stock to be used in forwarding certificates evidencing such shares for surrender and exchange for certificates evidencing the shares of PacifiCare Holding Class A Common or PacifiCare Holding Class B Common, as applicable, to which such holder has become entitled. After receipt of the applicable transmittal form, each holder of certificates formerly representing shares of PacifiCare Class A Common Stock or PacifiCare Class B Common Stock should surrender such certificates to the Exchange Agent, together with a properly completed and duly executed transmittal form and such documents as may reasonably be required by the Exchange Agent. Each holder will receive in exchange therefor certificates evidencing the whole number of shares of PacifiCare Holding to which such holder is entitled. Such transmittal forms will be accompanied by instructions specifying other details of the exchange.

    PACIFICARE STOCKHOLDERS SHOULD NOT SURRENDER THEIR STOCK CERTIFICATES FOR EXCHANGE UNTIL THEY RECEIVE A TRANSMITTAL FORM.

    EFFECT ON CERTIFICATES. At the Effective Time, holders of certificates representing shares of FHP Common Stock, FHP Preferred Stock, PacifiCare Class A Common Stock and PacifiCare Class B Common Stock will cease to have any rights as stockholders of FHP or PacifiCare, respectively, other than the right to receive the consideration to which such holders are entitled pursuant to the Reorganization Agreement, and the stock transfer books of FHP and PacifiCare will be closed with respect to all shares of FHP Common Stock, FHP Preferred Stock, PacifiCare Class A Common Stock and PacifiCare Class B Common Stock outstanding immediately prior to the Effective Time. No further transfer of any such shares of FHP Common Stock, FHP Preferred Stock, PacifiCare Class A Common Stock or PacifiCare Class B Common Stock will thereafter be made on such stock transfer books. If, after the Effective Time, a valid certificate previously representing any of such shares of FHP Common Stock, FHP Preferred Stock, PacifiCare Class A Common Stock or PacifiCare Class B Common Stock (an "Old Stock Certificate") is presented to the Exchange Agent or to FHP or PacifiCare, as applicable, such stock certificate will be canceled and exchanged as provided above.

    DIVIDENDS. No dividends or other distributions declared or made with respect to PacifiCare Holding Class A Common, PacifiCare Holding Class B Common or, if applicable, PacifiCare Holding

Preferred, with a record date after the Effective Time shall be paid to the holder of any unsurrendered stock certificate. No cash payment shall be paid to any such holder, until such holder surrenders such stock certificate in accordance with the foregoing.

TALBERT RIGHTS OFFERING

    RIGHTS OFFERING

    BASIC SUBSCRIPTION PRIVILEGE. Upon the FHP Merger, shares of FHP Common Stock and FHP Preferred Stock outstanding immediately before the Effective Time (the "Talbert Rights Record Date") will be converted in part into the Talbert Rights. Based upon current expectations concerning the number of shares of FHP Common Stock that will be outstanding as of the Talbert Rights Record Date, FHP Stockholders are expected to receive one Talbert Right for each 21.41174 shares of FHP Common Stock and one Talbert Right for each 26.54897 shares of FHP Preferred Stock held on the Talbert Rights Record Date. No fractional Talbert Rights will be issued. The Talbert Rights will be evidenced by transferable subscription certificates. Each Talbert Right will entitle the holder to purchase one share of common stock of TMMHC (or, if TMMC and THSC are not acquired by TMMHC, TMMC) ("Talbert Common Stock") for $21.50 per share (the "Subscription Price"). Holders of Talbert Rights are entitled to subscribe for all, or any whole number of, the shares of Talbert Common Stock underlying their Talbert Rights (the "Basic Subscription Privilege").

    ADDITIONAL SUBSCRIPTION PRIVILEGE. Each holder of Talbert Rights who subscribes in full for all shares of Talbert Common Stock that such person is entitled to purchase pursuant to the Basic Subscription Privilege will be entitled to purchase additional shares of Talbert Common Stock at the Subscription Price from any unsubscribed shares remaining after the exercise, sale or expiration of all Basic Subscription Privileges (the "Additional Subscription Privilege"). However, if the total number of shares of Talbert Common Stock subscribed for pursuant to the Basic Subscription Privilege and the Additional Subscription Privilege exceeds the total number of shares underlying the Talbert Rights, the number of shares available for subscription pursuant to the Additional Subscription Privilege will be allocated, on a pro rata basis, to the nearest whole share, among those exercising the Additional Subscription Privilege on the basis of their relative subscriptions pursuant to the Additional Subscription Privilege.

    EXERCISE CAP. The Talbert Rights may not be exercised to the extent that the holder would as a result of the exercise become the beneficial owner of more than 8% of the shares of Talbert Common Stock outstanding. However, those FHP stockholders who were the beneficial owners of FHP Common Stock (on an as-if-converted basis) in excess of 8% of the outstanding shares of FHP Common Stock (on an as-if-converted basis) as of the Talbert Rights Record Date (the "FHP Ownership Percentage") may exercise Talbert Rights to the extent that their beneficial ownership of Talbert Common Stock does not exceed their FHP Ownership Percentage.

    PROSPECTUS. A preliminary prospectus with respect to the Talbert Rights Offering will be delivered to holders of FHP Capital Stock prior to the date of the FHP Meeting. The offering of the Talbert Rights will be made only by means of a separate prospectus. Holders of FHP Capital Stock are advised to carefully review the preliminary prospectus and the prospectus relating to the Talbert Rights Offering prior to deciding whether or not to exercise such rights. Exercise of the Talbert Rights involves substantial risk of loss.

    DELIVERY DATE; SUBSCRIPTION EXPIRATION DATE. The Talbert Rights Offering will commence promptly after the consummation of the Mergers (or as soon thereafter as legally permissible). The Talbert Rights will expire at 5:00 p.m., Eastern Standard Time, on the 30th day after the commencement of such offering (the "Expiration Date"). After the Expiration Date, the Talbert Rights will be void and valueless. TMMHC (or, if TMMC and THSC are not acquired by TMMHC, TMMC) is not obligated to honor any subscriptions received after the Expiration Date, regardless of when such subscriptions were sent.

    SUBSCRIPTION PROCEDURE. Holders of Talbert Rights may exercise them by delivering the related subscription certificate (which governs both the Basic Subscription Privilege and the Additional Subscription Privilege) properly completed and accompanied by full payment for all shares of Talbert Common Stock subscribed for to AST on or before the Expiration Date.

    PURCHASE, SALE OR TRANSFER OF RIGHTS. The Talbert Rights will be freely transferable and may be purchased or sold through ordinary investment channels, including brokers. Application will be made for the quotation of the Talbert Rights on the Nasdaq National Market.

    PROCEEDS. If fully subscribed, the Talbert Rights Offering will result in net proceeds of approximately $59.5 million.

    BUSINESS OF TALBERT

    RISK FACTORS. Investment in TMMHC or TMMC, as the case may be, through the exercise of the Talbert Rights involves significant risks. FHP STOCKHOLDERS SHOULD CAREFULLY REVIEW THE PROSPECTUS RELATED TO THE TALBERT RIGHTS OFFERING, INCLUDING THE RISK FACTORS IDENTIFIED THEREIN, BEFORE DECIDING WHETHER OR NOT TO EXERCISE THE TALBERT RIGHTS.

    BUSINESS OF TALBERT. Talbert organizes and manages physician and dentist practice groups that contract with HMOs and other payors to provide health care services to their members. As of September 30, 1996, Talbert had approximately 360 affiliated physicians and 80 dentists providing care in 54 medical centers located in Southern California, Utah, Arizona, New Mexico and Nevada. Through its affiliated medical groups, Talbert managed over 300,000 capitated enrollees as of September 30, 1996.

    Under a managed care system, HMOs arrange for the provision of health care for their members, either by employing physicians and other health care professionals directly or by contracting with independent groups. HMOs often use Capitation Fees to control costs and minimize risk. However, most physicians practice individually or in small groups that usually do not have the administrative capacity, risk management expertise or capital to invest in sophisticated information systems necessary to manage capitation arrangements with multiple HMOs.

    Physician practice management companies ("PPMCs") such as TMMC have evolved recently to provide these services, freeing physicians to focus on the practice of medicine. TMMC offers a broad range of practice management services to its affiliated medical groups, including (i) provider contract negotiation and administration, (ii) Medicare risk management, (iii) management information systems (development, implementation and maintenance), (iv) medical management (claims administration, utilization and case management, quality assurance and risk management, and physician credentialing and recruitment), and (v) support services (including nursing, reception, scheduling, billing, collection and accounting). Ancillary clinical services (laboratory, radiology, optometry and pharmacy) are provided by THSC. TMMC provides these services under a management services agreement with an affiliated medical group, and in return TMMC is reimbursed for certain clinic operations expenses and receives a management fee based on the group's revenues after deducting certain reimbursed clinic operations expenses (except in California, where the management fee is based on the group's gross revenues). TMMC currently has management services agreements with four physician practice groups and six dental practice groups and directly operates one physician practice group in New Mexico, all of which were formerly associated with FHP Staff Model HMO operations. Over time, Talbert intends to seek acquisitions or affiliations with additional practice groups in new and existing markets.

    TMMC also represents its managed medical groups in obtaining and negotiating provider agreements with HMOs and other payors. Under a typical provider contract, the medical group is responsible for managing all physician-related covered medical care for each enrollee in exchange for Capitation Fees. Provider agreements generally include shared risk arrangements and other financial incentives designed to encourage the provision of high-quality, cost-effective health care. Talbert's affiliated medical groups and TMMC currently have a total of 11 provider agreements with FHP, which accounted for nearly 100% of Talbert's revenues for the nine months ended September 30, 1996. TMMC has entered into provider agreements with a number of other payors on behalf of its affiliated medical groups, and expects to further diversify its payor base following its separation from FHP.

    The following table sets forth, as of September 30, 1996, the number of medical centers, affiliated physicians and capitated enrollees for each of the states in which Talbert does business:

                                                                 MEDICAL      AFFILIATED    CAPITATED
                                                                 CENTERS      PHYSICIANS    ENROLLEES
                                                              -------------  -------------  ---------
California..................................................           26            206      132,463
Utah........................................................            7             80      109,652
Arizona.....................................................           14             41       31,460
New Mexico..................................................            5             27       25,504
Nevada......................................................            2              6        4,706
                                                                       --
                                                                                     ---    ---------
  Total.....................................................           54            360      303,785

    SEPARATION FROM FHP. TMMC and THSC have operated as subsidiaries of FHP, providing practice management and ancillary clinical services to the medical groups that formerly comprised FHP's Staff Model HMO operations and that currently provide health care to approximately 15.8% of FHP's members. In July 1996, FHP determined to pursue a tax-free spin-off of TMMC and THSC in the belief that they would be more attractive to other payors if they were not so closely identified with FHP.

    Soon after FHP's decision to spin off TMMC and THSC, FHP agreed to be acquired by PacifiCare. FHP and PacifiCare have agreed to abandon the tax-free spin-off of TMMC and THSC, and instead to proceed with the separation of TMMC and THSC from FHP concurrent with the FHP Merger. To effect this separation, FHP intends to sell its 92.25% equity interest in both TMMC and THSC to TMMHC at the closing of the FHP Merger (the 'Talbert Acquisition"). In exchange, FHP will receive rights to purchase 92.25% of TMMHC's Common Stock, or 2,767,500 shares, plus a note (the "Note") for $59,501,250, the estimated proceeds of the Talbert Rights Offering if fully subscribed. By virtue of the FHP Merger, shares of FHP Common Stock and FHP Preferred Stock will be converted, in part, into the Talbert Rights, which confer upon the holders, collectively, the right to purchase 2,767,500 shares of TMMHC's Common Stock. TMMHC will sell to FHP any shares of TMMHC Common Stock unsubscribed for in the Talbert Rights Offering in exchange for cancellation of any remaining indebtedness under the Note. FHP and TMMC may determine not to effect the separation of Talbert in this manner, in which case the Talbert Rights would be rights to purchase FHP's interest in TMMC.

    TMMHC or TMMC, as the case may be, and FHP will enter into a standstill agreement with respect to any Talbert Common Stock held by FHP following the completion of the Talbert Rights Offering (the "Standstill Agreement"). The Standstill Agreement provides, among other provisions, that, if FHP holds 20% or less of the outstanding Talbert Common Stock following the completion of the Talbert Rights Offering, for a period of seven years, FHP: (i) will vote its shares of Talbert Common Stock in accordance with the votes of the non-FHP stockholders; (ii) will not acquire additional shares of Talbert Common Stock;
(iii) will be subject to certain restrictions with respect to its ability to solicit proxies, make acquisition proposals, become a member of a "group" (as defined in the federal securities laws), or otherwise use its holdings of Talbert Common Stock to seek to exercise control over the management of TMMHC or TMMC, as the case may be; and (iv) will be entitled to certain demand registration rights and the right to participate in future registrations by TMMHC or TMMC, as the case may be. These provisions, among others, will not apply if FHP holds more than 20% of the Talbert Common Stock following the completion of the Talbert Rights Offering.

    TMMC will continue to provide practice management services to the Talbert medical and dental practice groups. The Talbert medical and dental practice groups will continue to provide care to enrolled members of FHP under their existing provider agreements until the Effective Time. New provider agreements covering FHP members will take effect at the Effective Time. These new provider agreements do not provide the subsidies included in the existing provider agreements with FHP. FHP will provide certain administrative services to TMMC on an interim basis. FHP also will continue to lease to TMMC certain medical center facilities and equipment. Prior to the Talbert Acquisition, TMMHC or TMMC, as the case may be, will receive, in connection with the FHP Merger, a capital contribution sufficient to increase its net worth to approximately $60 million (the "Capital Contribution"). The amount of the Capital Contribution is currently anticipated to be approximately $70 million.

    PRINCIPAL STOCKHOLDERS OF TMMHC AND TMMC. TMMHC's Certificate of Incorporation provides that TMMHC may issue up to 15 million shares of Talbert Common Stock, and 1.2 million shares of preferred stock, par value $0.01 per share (the "Talbert Preferred Stock"). Prior to the Talbert Rights Offering, there will be 232,500 shares of TMMHC Common Stock and no shares of TMMHC Preferred Stock issued and outstanding. Jack D. Massimino, the President and Chief Executive Officer of TMMHC, will hold 150,000 shares and the remaining 82,500 shares will be held by a group of 11 other FHP and Talbert managers, directors and former employees (collectively with Mr. Massimino, the "Management Investors"). The shares held by the Management Investors are restricted, and will not be available for purchase in the Talbert Rights Offering. As a result of the Talbert Acquisition, FHP will acquire rights to purchase another 2,767,500 shares, or 92.25%, of the TMMHC Common Stock. In the event TMMHC does not acquire FHP's interest in TMMC and THSC, the Talbert Rights will relate to FHP's interest in TMMC. In such event, the capital structure of, and the stockholdings of Management Investors in, TMMC will be substantially identical to TMMHC.

    TALBERT SUMMARY FINANCIAL INFORMATION.

    The following selected historical financial information for the nine months ended September 30, 1996 are derived from the unaudited combined financial statements of Talbert.

                                                                                                NINE MONTHS ENDED
                                                                                                SEPTEMBER 30, 1996
                                                                                                ------------------
                                                                                                  (IN THOUSANDS)
INCOME STATEMENT DATA:
Revenue (1)(2)................................................................................     $    351,235
Expenses:
  Affiliated medical services.................................................................          103,504
  Purchased medical services..................................................................           85,851
  Dental services.............................................................................           20,443
  Optometry, pharmacy and other primary health care services..................................           80,181
  Clinic operations...........................................................................           45,142
                                                                                                     ----------
    Total cost of health care.................................................................          335,121
  Marketing, general and administrative (3)...................................................           18,740
                                                                                                     ----------
Operating loss................................................................................           (2,626)
Interest income...............................................................................            1,199
Interest expense..............................................................................           (6,504)
                                                                                                     ----------
Loss before income taxes......................................................................           (7,931)
Benefit for income taxes......................................................................            3,240
                                                                                                     ----------
Net loss......................................................................................     $     (4,691)
                                                                                                     ----------
                                                                                                     ----------

                                                                                                SEPTEMBER 30, 1996
                                                                                                ------------------
                                                                                                  (IN THOUSANDS)
BALANCE SHEET DATA:
Working capital...............................................................................     $    (29,672)
Total assets..................................................................................          146,809
Long-term obligations.........................................................................           76,012
Stockholders' deficit (4).....................................................................           (4,590)

------------------------
(1) Revenue is derived from prepaid Capitation Fees for ambulatory services, plus patient copayments and fee-for service and, for the nine months ended September 30, 1996, hospital incentive funds. Talbert did not incur any hospital risk for the period presented.

(2) Nearly 100% of revenue was received from FHP. Revenue from FHP is capitated by contract, which capitation rates have been subsidized by FHP. New Capitation Contracts effective upon the Mergers, have been signed. The new Capitation Contracts do not provide such subsidies.

(3) Includes cost of information system services, general administrative and other corporate services provided by FHP.

(4) Does not reflect the Capital Contribution that will occur just prior to the Effective Time that will result in stockholders' equity being approximately $60 million.

REGULATORY MATTERS

    STATE REGULATORY APPROVAL. HMOs and insurance companies are closely regulated by the individual states or territories in which they operate. Material modifications to the operational structure, financing, ownership or other fundamental aspects of an HMO or an insurance company trigger state regulatory oversight processes, which range from a requirement of notice to state regulatory agencies to a formal review and approval process. In those jurisdictions with a formal review and approval process, the regulatory agencies may approve the material modification, approve it with conditions or deny approval. Conditional approval may require changes in planned operations or structure. Denial of approval would effectively block the material change. PacifiCare and FHP anticipate that notice or approval will be required in most of the jurisdictions in which PacifiCare Holding's regulated subsidiaries will operate following the Mergers. The specific requirements and the scope of any regulatory review are anticipated to vary significantly among states. FHP, through its subsidiaries, operates HMOs and/or insurance companies in Arizona, California, Colorado, Illinois, Indiana, Kentucky, New Mexico, Nevada, Ohio, Texas, Utah and Guam. PacifiCare, through its subsidiaries, operates HMOs in California, Florida, Oklahoma, Oregon, Texas and Washington. In addition, PacifiCare has a life and health insurance company which is licensed to operate in 37 states and the District of Columbia. Although requirements vary by state, regulatory review of the Mergers (where required) will be based on, among other factors: (i) continued compliance, after the Mergers, with requirements for licensure of HMOs or insurance companies; (ii) effects on competition; (iii) the financial condition of the HMO or insurance company after the Mergers; (iv) plans or proposals for changes in business, corporate structure and management;
(v) competence, experience and integrity of those persons controlling the HMOs or insurance company's operations; and (vi) whether the Mergers would be hazardous or prejudicial to those buying health care coverage.

    PacifiCare and FHP have filed applications with the regulatory agencies of all applicable states seeking orders granting regulatory approval. PacifiCare and FHP expect that required regulatory review will be completed by all states by the end of the fourth quarter of calendar 1996, although there can be no assurance that all state regulatory agencies will issue final orders by such time. Further, there can be no assurance that all required approvals will be granted, either with or without significant conditions. Affected persons, as determined by a state regulatory agency, may be able to seek to participate in proceedings on the Mergers. Although procedures vary by state, orders of state regulatory agencies may be appealed by certain persons and the effectiveness of an order could be stayed by the agency or a court while such an appeal is pending. If approval is stayed, consummation of the Mergers could be delayed pending such proceedings.

    OTHER REGULATORY APPROVALS. Certain aspects of the Mergers will require notification to, and filings with, various securities and other authorities in certain states. The Mergers may also require notification to certain state and federal government agencies that contract with PacifiCare's and FHP's HMOs.

    Pursuant to the requirements of the HSR Act, each of PacifiCare, FHP, PacifiCare Holding and UniHealth on August 22, 1996 filed Notification and Report Forms and certain documentary attachments with respect to their acquisitions of voting securities in the Mergers with the FTC and the Antitrust Division. On September 20, 1996, the FTC issued a Second Request for additional information and documentary material relevant to the Mergers to PacifiCare and FHP which extends the waiting periods under the HSR Act and delays consummation of the Mergers until 20 days after substantial compliance by each of PacifiCare and FHP with the Second Request, unless the FTC grants early termination of the HSR Act waiting period. PacifiCare and FHP are currently in the process of responding to the Second Request. Additionally, the Attorney General of the State of California has expressed interest in analyzing the potential effects of the Mergers in California and has requested copies of all materials provided to the FTC. PacifiCare and FHP have voluntarily agreed to provide information to the California Attorney General under the terms of the National Association of Attorneys General compact.

    The FTC and the Antitrust Division frequently scrutinize the legality under the antitrust laws of transactions such as the Mergers. At any time before or after consummation of the Mergers, the FTC, the Antitrust Division, state attorneys general or others could take action under antitrust laws with respect to the Mergers, including seeking to enjoin consummation of the Mergers, to cause the divestiture of significant assets of PacifiCare or FHP or their subsidiaries or to impose conditions on PacifiCare Holding with respect to its business operations. Based on information available to them, FHP and PacifiCare do not believe that the consummation of the Mergers will result in the violation of any antitrust laws. However, there can be no assurance that a challenge to the Mergers on antitrust grounds will not be made, or, if such a challenge is made, PacifiCare or FHP would prevail or would not be required to divest certain assets or to accept certain conditions in order to consummate the Mergers.

ESTIMATED SYNERGIES

    PacifiCare has announced publicly that it anticipates that the Mergers will yield increased operating income primarily resulting from a combination of reductions in marketing, general and administrative expenses and in medical costs, the effects of new agreements with Talbert and the elimination of losses from certain geographic areas. After an initial transition period, the annual increase in operating income before tax (as compared, for each year, to the estimated operating income of the two combined companies without synergies), net of ongoing integration costs, is expected to be approximately $100 million, increasing through fiscal 2000. The anticipated increase in operating income is expected to be sufficient to offset the amortization of goodwill and other intangibles related to the Mergers.

    For fiscal 1997, marketing, general and administrative expense reductions are currently anticipated to be approximately 60% of the total savings, with the remainder coming primarily from medical cost improvements, the elimination of losses from Talbert and the elimination of losses from certain geographic areas. Reductions in marketing, general and administrative expenses are based upon the combined company assessing its needs for overlapping functions such as information systems, provider contracting systems, medical credentialing, sales and marketing, and finance, accounting and other administrative functions, particularly in overlapping markets and in corporate functions, and upon reduced advertising and promotional expenditures. Expected reductions in medical costs are based on assumptions that the combined company will improve provider contracting and medical management strategies. The Talbert savings are expected to result from the effects of new contracts entered into in advance of the Talbert Rights Offering (see "-- Talbert Rights Offering").

    After fiscal 1997, the improvements in operating income are expected to result primarily from reductions in marketing, general and administrative expenses, medical cost improvements and from savings from Talbert.

    Expected income synergies do not include any normal business or other revenue growth, or the effect of future general economic conditions.

    THE ESTIMATES OF SYNERGIES SET FORTH ABOVE WERE NOT PREPARED WITH A VIEW TO PUBLIC DISCLOSURE. THE ESTIMATES ARE BASED UPON A VARIETY OF ASSUMPTIONS RELATING TO THE BUSINESS OF PACIFICARE AND FHP WHICH MAY NOT BE REALIZED AND ARE SUBJECT TO SIGNIFICANT UNCERTAINTIES AND CONTINGENCIES. THE ESTIMATED SYNERGIES ARE SUBJECT TO MATERIAL RISKS AND UNCERTAINTIES BEYOND THE CONTROL OF PACIFICARE AND FHP. ACCORDINGLY, THERE CAN BE NO ASSURANCE THAT THE ESTIMATED SYNERGIES WILL BE REALIZED, AND ACTUAL SYNERGIES, IF ANY, MAY VARY MATERIALLY FROM THOSE SHOWN. THE INCLUSION OF SUCH ESTIMATES HEREIN SHOULD NOT BE REGARDED AS AN INDICATION THAT PACIFICARE, FHP, PACIFICARE HOLDING OR ANY OTHER PERSON CONSIDERS THEM AN ACCURATE PREDICTION OF FUTURE EVENTS. NONE OF PACIFICARE, FHP, OR PACIFICARE HOLDING OR ANY OTHER PERSON INTENDS PUBLICLY TO UPDATE OR OTHERWISE PUBLICLY REVISE THE ESTIMATED SYNERGIES SET FORTH ABOVE EVEN IF EXPERIENCE OR FUTURE CHANGES MAKE IT CLEAR THAT SUCH SYNERGIES WILL NOT BE REALIZED.

    THE INDEPENDENT ACCOUNTANTS FOR PACIFICARE, FHP AND PACIFICARE HOLDING HAVE NOT EXAMINED OR COMPILED THESE ESTIMATES AND ACCORDINGLY DO NOT EXPRESS AN OPINION OR ANY OTHER FORM OF ASSURANCE ON THEM.

    THE ESTIMATED SYNERGIES SET FORTH ABOVE CONSTITUTE FORWARD LOOKING INFORMATION. FOR A DISCUSSION OF FACTORS REGARDING SUCH FORWARD LOOKING INFORMATION, SEE "-- FACTORS FOR FORWARD LOOKING INFORMATION."

FACTORS FOR FORWARD-LOOKING INFORMATION

    The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements to encourage companies to provide prospective information about themselves without fear of litigation so long as those statements are identified as forward-looking and are accompanied by meaningful cautionary statements identifying important factors that could cause actual results to differ materially from those projected in the statement. Accordingly, PacifiCare and FHP hereby identify the following important factors which could cause PacifiCare's and FHP's actual results to differ materially from any such results which might be projected, forecast, estimated or budgeted by PacifiCare or FHP in forward-looking statements, including among other things the estimated synergies:

        (i) Heightened competition, including specifically the intensification of price competition, the entry of new competitors and the formation of new products by new and existing competitors, especially with respect to Medicare products;

        (ii) Adverse state and federal legislation and regulation, including limitations on premium levels, increases in minimum capital and reserves and other financial viability requirements, prohibition or limitation of capitated arrangements or provider financial incentives, benefit mandates (including mandatory length of stay and emergency room coverage), limitations on the ability to manage care and utilization and any willing provider or pharmacy laws;

       (iii) Increases in medical costs, including increases in utilization and costs of medical services and the effects of actions by competitors or groups of providers;

       (iv) Termination of provider contracts or renegotiation thereof at less cost-effective rates or terms of payment;

        (v) Price increases in pharmaceuticals, durable medical equipment and other covered items;

       (vi) Adverse actions of governmental payors, including unilateral reduction of Medicare and Medicaid premiums payable to PacifiCare or FHP, discontinuance of or limitations on governmentally-funded programs and recovery by governmental payors of previously paid amounts;

       (vii) Inability to increase premiums or prospective or retroactive reductions to premium rates for federal employees notwithstanding increases in medical costs due to competition, government regulation, or other factors;

      (viii) Loss of HMO members;

       (ix) Failure to obtain new customers, retain existing customers or reductions in force by existing customers;

        (x) Governmental financial assessments or taxes to subsidize uncompensated care, other insurance carriers, or academic medical institutions;

       (xi) Adverse publicity and news coverage;

       (xii) Inability to carry out marketing and sales plans;

      (xiii) Loss or retirement of key executives or key employees;

      (xiv) Denial of accreditation by independent quality accrediting agencies;

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       (xv) Adverse results in ongoing OPM audits or in other reviews conducted by federal or state agencies or health care purchasing cooperatives;

      (xvi) Adverse results in significant litigation matters;

      (xvii) Adverse regulatory determinations resulting in loss or limitations of licensure, certification or contracts with governmental payors;

     (xviii) Higher service, administrative or general expenses occasioned by the need for additional advertising, marketing, administrative, or management information systems expenditures;

      (xix) Changes in interest rates causing an increase in interest expense;
    and

       (xx) Increases by regulatory authorities of minimum capital, reserve and other financial viability requirements.

    In addition to the foregoing, the ability of PacifiCare Holding to realize the increases in operating income referred to in "-- Estimated Synergies" is also subject to the following additional uncertainties, among others:

        (i) The ability to integrate the PacifiCare and FHP management and information systems on a timely basis, if at all;

        (ii) The ability to eliminate duplicative functions while maintaining acceptable performance levels;

       (iii) The fact that PacifiCare Holding will be subject to greater operating leverage due to its higher levels of indebtedness relative to PacifiCare and FHP as of the date of this Joint Proxy Statement/Prospectus;

       (iv) The possibility that such integration will result in the loss of providers, employers, members or key employees of PacifiCare Holding or its subsidiaries; and

        (v) The possibility that the Talbert Rights Offering will not be fully subscribed, that FHP will continue to own a significant equity interest in TMMHC and that the synergies related to new contracts with Talbert will not be realized.

    In addition to the foregoing, all of the factors discussed in "Risk Factors" may cause actual results to differ materially from any such results which might be projected, forecast, estimated or budgeted by PacifiCare or FHP in forward-looking statements.

    Many of the foregoing factors discussed have been discussed in prior filings of PacifiCare and FHP with the Commission. The foregoing review of factors pursuant to the Private Litigation Securities Reform Act of 1995 should not be construed as exhaustive.

STOCK OPTIONS; BENEFIT PLANS

    FHP. Pursuant to the Reorganization Agreement, at least 20 days before the date of the FHP Meeting, PacifiCare is obligated to notify FHP if it wishes to provide a mechanism to cash out either vested or all outstanding FHP Options to purchase FHP Common Stock. If PacifiCare wishes to provide such a mechanism, PacifiCare shall offer (in a form reasonably acceptable to FHP) to each holder of applicable FHP Options, the right to receive at the Effective Time, in return for the cancellation of such option, an amount equal to: (i) the product of the value of the consideration to be received for each share of FHP Common Stock covered by the cash out multiplied by the number of shares of FHP Common Stock with respect to which such option is exercisable, less (ii) the aggregate exercise price of such options. The amount paid to any holder of FHP Options following such payment and cancellation shall be net of applicable withholding taxes. In calculating the consideration to be received for each share of FHP Common Stock, the value of PacifiCare Holding Class A Common will be deemed to be equal to the average closing price of PacifiCare Class A Common Stock, as reported by the Wall Street Journal, during the 20 trading days ending the day before the FHP Meeting (the "Average Closing Price of PacifiCare Class A Common Stock"), the value of PacifiCare Class B

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Common Stock will be deemed to be equal to the Average Closing Price of
PacifiCare Class B Common Stock and the value of the Talbert Rights will be deemed to be equal to the average of the closing prices of such rights during the first five days of trading.

    Pursuant to the Reorganization Agreement, PacifiCare Holding and PacifiCare will cause each FHP Option not cashed out to be replaced, effective as of the Effective Time, by a substitute option of PacifiCare Holding (an "Exchange Option") issued under a PacifiCare Holding stock option plan that complies in all respects with the applicable requirements of Rule 16b-3 promulgated under the Exchange Act. The per share exercise price of an Exchange Option shall equal the quotient, rounding up to the nearest cent, of (i) the per share exercise price of the corresponding FHP Option, less the average closing price at which the Talbert Rights trade on their first five trading days after issuance, as quoted in the Wall Street Journal, ("Talbert Rights" for this purpose means the portion of a Talbert Right into which one share of FHP Common Stock is converted in part) divided by (ii) the fraction of a share of PacifiCare Holding Class B Common that the holder of such FHP Option is entitled to purchase for each share of FHP Common Stock subject to such FHP Option, as determined in the next sentence. For each share of FHP Common Stock subject to such FHP Option, the Exchange Option shall entitle the holder thereof to purchase a fraction of a share of PacifiCare Holding Class B Common equal to the sum of (i) the fraction of a share of PacifiCare Holding Class B Common into which one share of FHP Common Stock actually outstanding at the Effective Time is converted pursuant to the Reorganization Agreement, plus (ii) the fraction of a share of PacifiCare Holding Class B Common that could be purchased at the Average Closing Price of PacifiCare Class B Common Stock for $17.50, plus (iii) the fraction of a share of PacifiCare Holding Class B Common that could be purchased at the Average Closing Price of PacifiCare Class B Common Stock for an amount equal to the product of the fraction of a share of PacifiCare Holding Class A Common into which one share of FHP Common Stock actually outstanding at the Effective Time is converted pursuant to the Reorganization Agreement times the Average Closing Price of PacifiCare Class A Common Stock. Any restriction on the exercise of any FHP Option shall apply to the Exchange Option and the term, exercisability, vesting schedule and other provisions of such FHP Option shall similarly apply to the Exchange Option; provided, however, in the case of an Exchange Option of a person who is an employee of FHP or one of its subsidiaries, such Exchange Option shall provide that (i) any unvested shares, the vesting of which depends on achievement by FHP of earnings or financial performance of FHP for a fiscal year beginning on or after July 1, 1996, shall instead vest no later than 25% per year over a four-year period, with the first 25% vesting on July 1, 1997; and (ii) if the holder of such Exchange Option is terminated without cause after the Mergers and before the date as of which, determined as of the date of execution of the Original Reorganization Agreement and assuming no termination of any employee and the application of the vesting schedule in immediately preceding clause (i) above, there would remain no more than 100,000 shares of PacifiCare Holding Class B Common subject to such Exchange Options in the aggregate that are not vested, such option shall thereupon become fully vested; provided, further, that in the case of an Exchange Option of a person who is an employee of Talbert, if the Talbert Rights Offering is consummated in such a manner that Talbert would no longer be considered a subsidiary of FHP for purposes of such Exchange Option, the employment of such person by FHP or one of its subsidiaries shall be deemed terminated for the convenience of FHP and the accelerated vesting rights set forth in the foregoing proviso shall not apply; and provided, further, that in the case of a holder of an Exchange Option who is a director of FHP or one of its subsidiaries and who is not an employee of FHP or any of its subsidiaries, the Exchange Option shall vest immediately when such holder no longer is serving as a director of PacifiCare Holding or FHP or one of their subsidiaries. As soon as practicable after the Effective Time, PacifiCare Holding shall file with the Commission a registration statement on Form S-8 with respect to the shares of PacifiCare Holding Class B Common underlying the Exchange Options and use its reasonable best efforts to have such registration statement declared effective under the Act. FHP may amend certain employment agreements to adjust the terms and conditions for vesting of FHP Options held by employees party to such agreements, provided the adjusted vesting is no more favorable than acceleration upon a "Change of Control" as defined in such agreements and does not render nondeductible to FHP any amounts under Section 280G of the Code, and further provided any such adjustment shall neither increase

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other benefits or amounts payable by FHP nor increase the number of shares or decrease the exercise price under any FHP Option now outstanding. See "-- Interests of Certain Persons in the Mergers" for a discussion of the acceleration of vesting of certain FHP Options in connection with the FHP Merger.

    A description of the procedures to be followed by PacifiCare Holding and FHP with respect to FHP's employee stock purchase plan and other employee benefits is contained in Sections 4.08(c) and 4.08(d) of the Reorganization Agreement. See Appendix A attached hereto.

    PACIFICARE. At the Effective Time, each outstanding option to purchase shares of PacifiCare Class B Common Stock (a "PacifiCare Class B Option") under any of PacifiCare's stock options plans shall be canceled and PacifiCare Holding shall issue in substitution therefor an option to purchase PacifiCare Holding Class B Common (a "PacifiCare Holding Class B Substitute Option"). The exercise price and the number of shares of PacifiCare Holding Class B Common subject to each PacifiCare Holding Class B Substitute Option shall be identical to the exercise price and the number of shares of PacifiCare Class B Common Stock subject to the PacifiCare Class B Option that such PacifiCare Holding Class B Substitute Option replaces, and each such PacifiCare Holding Class B Substitute Option shall be subject to substantially all of the other terms and conditions of the PacifiCare stock option plan it replaces. At the Effective Time, each outstanding option to purchase shares of PacifiCare Class A Common Stock (a "PacifiCare Class A Option") shall be converted into an option to purchase a share of PacifiCare Holding Class A Common (a "PacifiCare Holding Class A Substitute Option"). The exercise price and the number of shares of PacifiCare Holding Class A Common subject to each PacifiCare Holding Class A Substitute Option shall be identical to the exercise price and the number of shares of PacifiCare Class A Common Stock subject to the PacifiCare Class A Option that such PacifiCare Holding Class A Substitute Option replaces, and each such PacifiCare Holding Class A Substitute Option shall be subject to substantially all of the other terms and conditions of the PacifiCare Class A Option it replaces. Under the terms of PacifiCare's option plans, the Mergers constitute a change in control of PacifiCare which will cause all unvested options to vest at the Effective Time. PacifiCare will seek waivers of this acceleration provision from certain of its executive officers in exchange for the grant of additional options. See "The Mergers and Related Transactions -- Interests of Certain Persons in the Mergers -- Options held by Directors and Officers of PacifiCare."

VOTING AND NON-DISPOSITION AGREEMENTS

    Pursuant to the UniHealth Voting Agreement, UniHealth, which holds, as of the PacifiCare Record Date, in the aggregate approximately 47.7% of the outstanding PacifiCare Class A Common Stock, has agreed to vote such shares in favor of the adoption and approval of the Reorganization Agreement and has delivered to FHP an irrevocable proxy with respect to the same. In addition, UniHealth has agreed not to sell, transfer or otherwise dispose of shares of PacifiCare Class A Common Stock beneficially owned or subsequently acquired by it until the earliest of (i) the consummation of the Mergers, (ii) the termination of the Reorganization Agreement, or (iii) April 30, 1997.

    Jack R. Anderson, Richard M. Burdge, Sr. and Westcott W. Price III have entered into the FHP Stockholder Voting Agreements with respect to shares beneficially owned by them and certain shares beneficially owned by Other Persons. As of the FHP Record Date, Messrs. Anderson, Burdge and Price beneficially owned and were entitled to vote approximately 2.4% of the outstanding FHP Common Stock and approximately 9.8% of the outstanding FHP Preferred Stock, and the Other Persons beneficially collectively owned and were entitled to vote approximately 1.2% of the outstanding FHP Common Stock and approximately 6.9% of the outstanding FHP Preferred Stock. Pursuant to such agreements, Messrs. Anderson, Burdge and Price have: (i) agreed to vote the shares beneficially owned by them in favor of the Reorganization Agreement and the Series A Amendment; (ii) agreed to use their best efforts to cause the Other Persons to vote in favor of the Reorganization Agreement and the Series A Amendment; (iii) granted proxies to officers of PacifiCare to vote shares beneficially owned by them in favor of the Reorganization Agreement and the Series A Amendment; and (iv) agreed to use their best efforts to cause the Other Persons to deliver proxies to PacifiCare to vote shares beneficially owned by such Other Persons in favor of the Reorganization Agreement and the

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
Series A Amendment. As of the FHP Record Date, proxies with respect to approximately 1.2% of the outstanding FHP Common Stock and approximately 6.9% of the outstanding FHP Preferred Stock had been received by PacifiCare from the Other Persons.

AFFILIATE AGREEMENTS

    It is a condition to consummation of the Mergers that each stockholder who may be deemed to be an "affiliate," as such term is defined in Rule 145 of the Act, of PacifiCare or FHP will execute an agreement that prohibits the sale, pledge, transfer or other disposition of PacifiCare Holding Class A Common, PacifiCare Holding Class B Common or PacifiCare Holding Preferred unless at such time either: (i) such transfer shall be in conformity with the provisions of Rule 145 under the Act; (ii) the stockholder shall have furnished to PacifiCare Holding an opinion of counsel reasonably satisfactory to PacifiCare Holding, to the effect that no registration under the Act would be required in connection with the proposed offer, sale, pledge, transfer or other disposition; (iii) a registration statement under the Act covering the proposed offer, sale, pledge, or other disposition shall be effective under the Act; or (iv) if the stockholder is a partnership, such transfer shall be a pro rata distribution from the stockholder to its partners without receipt of consideration, in which case each distributee shall receive stock certificates bearing appropriate legends.

INTERESTS OF CERTAIN PERSONS IN THE MERGERS

    BOARD OF DIRECTORS AND EXECUTIVE OFFICERS OF PACIFICARE HOLDING
GENERALLY. From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with applicable law, the Board of Directors of PacifiCare Holding will consist of 12 directors, including the current directors of PacifiCare immediately prior to the Effective Time, Jack R. Anderson and Joseph F. Prevratil, current directors of FHP designated by the Board of Directors of FHP, and Craig T. Beam and Bradley C. Call, designated by the PacifiCare Board of Directors. The new directors designated by the FHP Board of Directors shall: (i) be appointed to different classes; (ii) commence to serve within 60 days of the Effective Time; and (iii) remain as directors until their successors have been duly elected or until their earlier death, removal or resignation, provided that they shall be renominated as required to be able to serve a minimum of three years. If, prior to the end of such period, either of the directors designated by the FHP Board of Directors becomes unable to serve as a director, or is no longer qualified to serve as a director, the remaining director (or his successor) shall select a replacement nominee (which nominee shall be satisfactory to the PacifiCare Holding Board of Directors) to be appointed to serve the remaining term.

    It is expected that Terry O. Hartshorn will serve as Chairman of the PacifiCare Holding Board of Directors, that Alan R. Hoops will serve as PacifiCare Holding's President and Chief Executive Officer and that the other individuals referred to in "Management of PacifiCare Holding -- Executive Officers" will be executive officers of PacifiCare Holding.

    OPTIONS HELD BY DIRECTORS AND OFFICERS OF PACIFICARE. Pursuant to the provisions of PacifiCare's stock option plans, upon the consummation of the Mergers, all unvested options held for at least six months by non-employee directors and granted under the PacifiCare Directors Stock Option Plan will vest in full and all other options held for at least six months by directors, officers and employees of PacifiCare will be eligible to vest in full; however, PacifiCare is requesting that certain of its executive officers waive this acceleration provision. In exchange for this waiver, PacifiCare will grant each of these executive officers additional options to purchase shares of PacifiCare Class B Common Stock equal to approximately the number of options for which a waiver is obtained. The grant of these additional options is contingent upon receipt of the waiver and the closing of the Mergers. The additional options will have terms consistent with existing options, except that vesting of the options may be based, in part, upon the future performance of PacifiCare Holding and the exercise price of such options will be the fair market value of the PacifiCare Class B Common Stock at the time of grant.

    OFFICERS AND DIRECTORS OF FHP. Certain members of FHP's management and Board of Directors may be deemed to have certain interests in the Mergers that are in addition to their interests as

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stockholders of FHP generally. The FHP Board of Directors was aware of these interests and considered them, among other matters, in approving the Reorganization Agreement and the transactions contemplated thereby.

    FHP has entered into employment agreements dated various dates (each, an "Employment Agreement" and collectively, "Employment Agreements") with each of the following executives (each, an "Executive"): Gloria L. Austin, Senior Vice President, Talbert, California Division; Robert N. Franklin, Senior Vice President, Public Affairs; Larry D. Gray, President, FHP, Inc. (California Region); Burke F. Gumbiner, Director, Senior Vice President and President, Insurance Division; Jeffrey H. Margolis, Senior Vice President and Chief Information Officer; Jack D. Massimino, President and CEO, Talbert; Roger Moseley, President, Great States Insurance Company; Kenneth S. Ord, Senior Vice President and Chief Financial Officer; Westcott W. Price III, President, Chief Executive Officer and Vice Chairman of the Board; Eric D. Sipf, Senior Vice President; and Michael J. Weinstock, General Counsel, Secretary and Senior Vice President. Pursuant to Section 4.20 of the Reorganization Agreement, upon effectiveness of the Mergers, PacifiCare has agreed to perform each of the Employment Agreements in the same manner and to the same extent that FHP would be required to perform such agreements. The Employment Agreements with Jack D. Massimino and Gloria L. Austin may be replaced with similar agreements between such persons and Talbert.

    Each Employment Agreement provides that upon the date (the "Effective Date") upon which a "Change of Control" occurs (defined under the Employment Agreements to include the Mergers), FHP will continue to employ the Executive for the period commencing on the Effective Date and ending on the third anniversary of the Effective Date (the "Employment Period"). During the Employment Period, the Executive's position, authority, duties and responsibilities shall be at least commensurate in all material respects with the most significant of those held, exercised and assigned at any time during the 120-day period immediately preceding the Effective Date. During the Employment Period the Executive shall receive an annual base salary ("Annual Base Salary"), subject to periodic review, at least equal to twelve times the highest monthly base salary paid or payable, including any base salary which has been earned but deferred, to the Executive by FHP and its affiliated companies in respect of the twelve-month period immediately preceding the month in which the Effective Date occurs. In addition, the Executive shall be entitled to participate in all benefit programs applicable to other peer executives of FHP and its affiliated companies.

    Each Employment Agreement contains provisions for termination of the Executive's employment under various circumstances including death, Disability, Cause or Good Reason (each as defined in the Employment Agreement).

    If, during the Employment Period, FHP shall terminate the Executive's employment other than for Cause, death or Disability or the Executive shall terminate employment for Good Reason, FHP shall be required to pay to the Executive the following payments and benefits: (i) bi-weekly salary continuation at the Executive's Annual Base Salary as if the Executive had remained employed through the end of the Employment Period; (ii) medical and dental coverage continuation through the end of the Employment Period at the Executive's benefit level as the date of termination; (iii) life insurance coverage continuation through the end of the Employment Period at the Executive's current benefit level as of the date of termination; (iv) out-placement services; (v) a payment and other benefits determined by reference to the Executive's participation in the ESOP and the FHP Money Purchase Pension Plan and in the manner provided in the Employment Agreement; (vi) payment of all accrued vacation, holiday and personal leave days as of the date of termination; and (vii) payment of any unpaid incentive compensation, all as determined in the manner set forth in the Employment Agreement.

    If the Executive's employment is terminated by reason of the Executive's death during the Employment Period, the Employment Agreement shall terminate without further obligations to the Executive's legal representatives, other than for payment of certain benefits specified in the Employment Agreement ("Other Benefits"). If the Executive's employment is terminated by reason of the Executive's Disability during the Employment Period, the Employment Agreement shall terminate without further obligations to the Executive, other than for payment of accrued obligations and Other

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Benefits. If the Executive's employment is terminated for Cause during the
Employment Period, the Employment Agreement shall terminate without further obligations to the Executive other than the obligation to pay to the Executive:
(i) his Annual Base Salary through the date of termination; (ii) the amount of any compensation previously deferred by the Executive; and (iii) Other Benefits, in each case to the extent theretofore unpaid. If the Executive voluntarily terminates employment during the Employment Period, excluding termination for Good Reason, the Employment Agreement shall terminate without further obligations to the Executive, other than for accrued obligations and the timely payment or provision of Other Benefits.

    Each Employment Agreement also contains provisions with respect to the acceleration of options. Upon a termination of employment other than voluntarily or for Cause, Death or Disability, after a Change of Control and prior to the end of the Employment Period, all outstanding options held by the Executive vest, except to the extent such vesting would result in an "excess parachute payment" nondeductible by FHP or would prevent accounting for the Change of Control as a "pooling-of-interests." Options that do not vest by reason of the exception become exercisable in accordance with their original vesting schedule and remain exercisable until 90 days thereafter (or, if earlier, until the original expiration date), provided that in the case of certain of such Employment Agreements the Executive satisfies all three of the following requirements: (i) the Executive must execute and deliver to FHP a Settlement and Release Agreement waiving all claims against FHP and its affiliates (other than obligations under the Employment Agreement and vested employee benefits) within 30 days after the Executive's Date of Termination; (ii) at or before the Effective Time, the Executive must have executed and delivered to FHP a Covenant Not to Compete for the period through the end of the Employment Period, imposing certain restrictions upon the Executive conducting the same business in the same cities and counties as carried on by FHP in California at the Effective Time (the nature of the restrictions varies depending on the position of the Executive); and (iii) requiring the Executive to serve without compensation as a director, after the Effective Time, of any corporation controlling, under common control with or controlled by FHP, if requested to do so and for so long as such corporation may require (but not beyond the end of the Employment Period).

    Messrs. Price, Ord and Weinstock, respectively, hold 20,250, 3,000 and 3,000 shares of TMMC, of which 15,187.5, 2,250 and 2,250 shares, respectively, are subject to restrictions on vesting relating to achievement by Talbert of performance goals and continued employment by FHP. If TMMHC acquires FHP's interest in TMMC and THSC, such individuals will exchange their shares in TMMC for an equal number of shares in TMMHC which will be subject to the restrictions set forth above. In September 1996, the Board of Directors authorized the removal of such restrictions as they related to continued employment by FHP in the event of a termination without cause of such individuals following a Change of Control of FHP.

DIVIDENDS

    Pursuant to the Restated Certificate, PacifiCare Holding shall make dividend payments at the rate of $1.00 per share per annum to the holders of the PacifiCare Holding Preferred, if any; moreover, PacifiCare Holding shall, on the first date after the Mergers that dividends are payable, make dividend payments to reflect the dividend rate payable on the FHP Preferred Stock from the last dividend payment date prior to the Effective Time for the FHP Preferred Stock to the Effective Time and the dividend rate payable on the PacifiCare Holding Preferred from the Effective Time to the first dividend payment after the Mergers. PacifiCare Holding has no current intention to pay dividends to holders of PacifiCare Holding Class A Common or PacifiCare Holding Class B Common.

NASDAQ NATIONAL MARKET

    The PacifiCare Holding Class A Common, PacifiCare Holding Class B Common and PacifiCare Holding Preferred have been approved for quotation on the Nasdaq National Market. Prior to the Effective Time, there has been no public market for PacifiCare Holding Class A Common, PacifiCare Holding Class B Common or PacifiCare Holding Preferred.

MERGER EXPENSES AND FEES AND OTHER COSTS

    PacifiCare and FHP estimate that they will incur direct transaction costs of approximately $105 million associated with the Mergers. These nonrecurring transaction costs will be included as a

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cost of the Mergers and allocated to the assets acquired and liabilities assumed. In addition, PacifiCare Holding anticipates incurring additional costs and expenses relating to integrating PacifiCare and FHP. These costs will be charged to operations as incurred and cannot be reasonably determined at this time.

    Whether or not the Mergers are consummated, except as set forth herein, each party will bear its own costs and expenses in connection with the Mergers and the transactions contemplated in the Reorganization Agreement. PacifiCare has paid to Dillon Read for its services a fee of $1 million and has agreed to pay Dillon Read an additional fee of approximately $7 million upon the closing of the Mergers. PacifiCare has also agreed to reimburse Dillon Read for its reasonable expenses and to indemnify Dillon Read against certain liabilities in connection with its engagement.

    FHP has paid to Merrill Lynch for its services a fee of $1 million and has agreed to pay Merrill Lynch an additional fee of $6.5 million, payable upon the closing of the Mergers (less any fees paid previously by FHP to Merrill Lynch with respect to Talbert). FHP has also agreed to reimburse Merrill Lynch for certain of its reasonable out-of-pocket expenses and to indemnify Merrill Lynch against certain liabilities related to or arising out of its engagement.

ACCOUNTING TREATMENT

    The FHP Merger will be accounted for by PacifiCare Holding under the "purchase" method of accounting in accordance with generally accepted accounting principles. Under the purchase method of accounting, the purchase price of the FHP Capital Stock, including direct and incremental costs of the FHP Merger, will be allocated to the assets acquired and liabilities assumed based upon their estimated fair value, with the excess purchase consideration allocated to goodwill. The conversion of PacifiCare Class A Common Stock and PacifiCare Class B Common Stock will be treated as a reorganization with no change in the recorded amount of PacifiCare's assets and liabilities.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

    The following is a summary of the material United States federal income tax consequences of the Mergers to PacifiCare, FHP, the PacifiCare stockholders and the FHP stockholders. The summary is based upon the Code, administrative pronouncements, judicial decisions and Treasury regulations, subsequent changes to any of which may affect the tax consequences described herein. The summary does not purport to be a comprehensive description of all of the tax consequences applicable to a particular taxpayer. In particular, the summary does not address the tax treatment to holders subject to special tax rules, such as banks, insurance companies, dealers in securities or stockholders who acquired their stock pursuant to the exercise of employee stock options or otherwise as compensation. In addition, the summary only applies to a holder who is a United States citizen or resident, a United States corporation, partnership or other entity created or organized under the laws of the United States, or an estate or trust the income of which is subject to United States federal income taxation regardless of its source and (i) who holds shares of PacifiCare Common Stock as capital assets; or (ii) who holds shares of FHP Capital Stock (and Talbert Rights and stock of Talbert obtainable upon exercise of Talbert Rights) as capital assets. PacifiCare and FHP stockholders are urged to consult their tax advisors as to the particular United States federal income tax consequences to them of the Mergers and as to the foreign, state, local and other tax consequences thereof.

    Except with respect to the Cash Consideration and the fair market value of the Talbert Rights received by the FHP stockholders pursuant to the FHP Merger, the Mergers have been structured to qualify as tax-deferred transactions under the Code. The obligations of PacifiCare and FHP to consummate the Mergers are conditioned on receipt by PacifiCare of an opinion from Cooley Godward LLP, counsel to PacifiCare, and by FHP of an opinion from Sheppard, Mullin, Richter & Hampton LLP, counsel to FHP, that the Mergers so qualify. See "The Reorganization Agreement -- Conditions to the Mergers." Such opinions shall be based upon certain facts, assumptions and representations contained in certificates of officers of PacifiCare Holding, FHP and PacifiCare. Opinions of counsel are not binding on the IRS or the courts, and the parties do not intend to request a ruling from the IRS with respect to the Mergers. Accordingly, there can be no assurance that the IRS will not challenge such conclusion or that a court will not sustain such challenge.

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    Cooley Godward LLP has provided an opinion to PacifiCare to the effect that neither PacifiCare nor any of its stockholders will recognize gain or loss for United States federal income tax purposes as a result of the PacifiCare Merger, and accordingly that the PacifiCare Merger will have the consequences set forth below under "-- Tax Consequences of the PacifiCare Merger" to PacifiCare and its stockholders. Sheppard, Mullin, Richter & Hampton LLP has provided an opinion to FHP to the effect that, under current law, the FHP Merger will constitute a contribution of FHP Capital Stock by the stockholders of FHP to PacifiCare Holding pursuant to the FHP Merger in exchange for the PacifiCare Holding Common and PacifiCare Holding Preferred (together with the Cash Consideration and the Talbert Rights, collectively, the "FHP Merger Consideration") will constitute part of a transaction governed by Section 351, and accordingly that the FHP Merger will have the tax consequences set forth below under "-- Tax Consequences of the FHP Merger" to the FHP stockholders. Each of such opinions referred to above is subject to the conditions, qualifications and assumptions set for therein and has been filed as an exhibit to the Registration Statement.

    TAX CONSEQUENCES OF THE PACIFICARE MERGER

    TAX CONSEQUENCES TO PACIFICARE STOCKHOLDERS. PacifiCare stockholders will not recognize income, gain or loss upon the receipt of shares of PacifiCare Holding Common in exchange for their shares of PacifiCare Common Stock. The tax basis of the shares of PacifiCare Holding Common received by PacifiCare stockholders will be the same as the tax basis of the shares of PacifiCare Common Stock exchanged therefor. The holding period of the shares of PacifiCare Holding Common received by PacifiCare stockholders will include the holding period of the shares of PacifiCare Common Stock surrendered therefor.

    TAX CONSEQUENCES TO PACIFICARE AND PACIFICARE HOLDING. No income, gain or loss will be recognized by PacifiCare or PacifiCare Holding pursuant to the PacifiCare Merger.

    TAX CONSEQUENCES OF THE FHP MERGER

    TAX CONSEQUENCES TO FHP STOCKHOLDERS. Subject to the discussion below concerning fractional shares, each FHP stockholder (other than a stockholder who exercises and perfects appraisal rights and holders of FHP Preferred Stock who receive all cash following exercise of Special Conversion Rights) will recognize gain (but not loss) measured by the lesser of either: (i) the sum of the Cash Consideration and the fair market value at the Effective Time of the Talbert Rights received by such stockholder pursuant to the FHP Merger; or (ii) the excess, if any, of (a) the sum of the Cash Consideration plus the fair market value at the Effective Time of the Talbert Rights and either the PacifiCare Holding Common or PacifiCare Holding Preferred received by such stockholder pursuant to the FHP Merger, over (b) the tax basis of such stockholder's FHP Capital Stock. Such gain, if any, should be treated as long-term capital gain if such FHP Capital Stock was held as a capital asset for more than one year at the time of the consummation of the FHP Merger. However, the IRS may contend that the Talbert Rights Offering should be treated as a distribution in respect of FHP Capital Stock, and, if such a contention were successful, the fair market value of the Talbert Rights would be treated as ordinary dividend income to the extent of FHP's current and accumulated earnings and profits as calculated for federal income tax purposes. An FHP stockholder who holds more than one block of FHP Capital Stock (i.e., shares acquired at different times or prices) will determine the amount of gain recognized and loss not recognized pursuant to the FHP Merger separately with respect to each such block of FHP Capital Stock. For this purpose, all of the Cash Consideration, Talbert Rights and PacifiCare Holding Common or PacifiCare Holding Preferred received by a holder of FHP Capital Stock will be allocated among the blocks of FHP Common Stock or FHP Preferred Stock surrendered by such holder in proportion to their relative fair market values at the Effective Time.

    The aggregate tax basis of the shares of PacifiCare Holding Common and PacifiCare Holding Preferred received by an FHP stockholder, including any fractional shares deemed to be received, will be the same as the aggregate tax basis of the shares of FHP Capital Stock exchanged therefor (i) increased by the gain recognized (as calculated above) and (ii) decreased by the Cash Consideration and the fair market value at the Effective Time of the Talbert Rights received by such stockholder. The

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aggregate tax basis will be allocated among the stockholder's PacifiCare Holding
Class A Common, PacifiCare Holding Class B Common and PacifiCare Holding Preferred received in the FHP Merger, including fractional shares deemed to be received, in proportion to their relative fair market values at the Effective Time. The holding period of the shares of PacifiCare Holding Common and shares of PacifiCare Holding Preferred received by FHP stockholders will include the holding periods of the shares of FHP Capital Stock surrendered therefor.

    FHP stockholders who receive cash with respect to fractional shares will be treated as having received such fractional shares pursuant to the FHP Merger and then as having sold those fractional shares in the market for cash. Such FHP stockholders will recognize gain or loss with respect to such fractional shares in an amount equal to the difference between the tax basis allocated to such fractional shares (as calculated above), and the cash so treated as received in respect thereof. Any such gain or loss will be capital gain or loss and will constitute long-term capital gain or loss if the holding period of such fractional shares (as determined above) exceeds one year.

    EXERCISE, SALE OR LAPSE OF TALBERT RIGHTS. An FHP stockholder who exercises Talbert Rights will not recognize gain or loss as a result of such exercise. The basis of stock received upon such exercise will include both the exercise price and the fair market value of such Talbert Rights at the Effective Time. The holding period of the stock acquired will commence upon exercise. An FHP stockholder who sells Talbert Rights will recognize short-term capital gain or loss upon the sale. An FHP stockholder who allows a Talbert Right to lapse will recognize a short-term capital loss when the Talbert Right expires without having been exercised.

    TAX CONSEQUENCES TO FHP. No income, gain or loss will be recognized by FHP upon the FHP Merger, except that, in connection with the Talbert Rights Offering, FHP will recognize gain in the amount by which the fair market value of the Talbert Common Stock exceeds the basis of FHP in its shares of Talbert Common Stock and will recognize any remaining income, gain or loss with respect to deferred intercompany transactions between FHP and Talbert.

    TAX CONSEQUENCES OF INVESTMENT IN PACIFICARE HOLDING PREFERRED

    DIVIDENDS AND OTHER DISTRIBUTIONS. Distributions on PacifiCare Holding Preferred will be taxable as ordinary dividend income to the extent of PacifiCare Holding's current or accumulated earnings and profits, as determined for federal income tax purposes. Any distribution in excess of current or accumulated earnings and profits will be treated first as a nontaxable recovery of the holder's tax basis in the PacifiCare Holding Preferred, and thereafter as gain from the sale or exchange of the PacifiCare Holding Preferred.

    Any portion of a distribution on PacifiCare Holding Preferred that is treated as ordinary dividend income may be eligible for the 70% dividends received deduction available to corporate holders under Section 243 of the Code if the holding period and other requirements for such deduction are met, subject to certain limitations set forth in Sections 246 and 246A of the Code. Section 246(c) of the Code requires that, in order to be eligible for the dividends-received deduction, a corporate stockholder must generally hold shares of preferred stock for a 46-day minimum holding period. A taxpayer's holding period for these purposes is suspended during any period in which a holder has certain options or contractual obligations with respect to substantially identical stock or holds one or more other positions with respect to substantially identical stock that diminishes the risk of loss from holding the preferred stock. Section 246A of the Code reduces the dividends-received deduction allowed to a corporate stockholder that has incurred indebtedness "directly attributable" to its investment in portfolio stock.

    Section 1059 of the Code requires a corporate holder of stock to reduce (but not below zero) its basis in the stock by the "nontaxed portion" of any "extraordinary dividend" if the holder has not held the stock subject to a risk of loss for more than two years before the date of the announcement, declaration or agreement (whichever is earliest) with respect to the "extraordinary dividend." In addition, upon disposition of such stock, a corporate holder will recognize gain to the extent the "nontaxed portion" of any "extraordinary dividend" exceeded the holder's adjusted tax basis for the

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stock. Generally, the "nontaxed portion" of an extraordinary dividend is the amount excluded from income under Section 243 of the Code (relating to the dividends-received deduction). An "extraordinary dividend" on the PacifiCare Holding Preferred is a dividend that (i) equals or exceed 5% of the holder's adjusted tax basis in the PacifiCare Holding Preferred (reduced for this purpose by the "nontaxed portion" of any prior "extraordinary dividend"), treating all dividends having ex-dividend dates within an 85-day period as one dividend, or
(ii) exceeds 20% of the holder's adjusted tax basis in the PacifiCare Holding Preferred, treating all dividends having ex-dividend dates within a 365-day period as one dividend. In determining whether a dividend paid on preferred stock is an extraordinary dividend, a corporate stockholder may elect to substitute the fair market value of the stock for such holder's tax basis for purposes of applying these tests, provided such fair market value is established to the satisfaction of the Secretary of the Treasury as of the day before the ex-dividend date. An "extraordinary dividend" would also include any amount treated as a dividend in the case of a redemption that is either non-pro rata as to all holders of PacifiCare Holding stock or in partial liquidation of PacifiCare Holding, regardless of the relative size of the dividend and regardless of the corporate holder's holding period of the PacifiCare Holding Preferred.

    A corporate stockholder's liability for alternative minimum tax may be affected by the portion of the dividends received which such corporate stockholder deducts in computing taxable income. This results from the fact that corporate stockholders are required to increase alternative minimum taxable income by 75% of the excess of adjusted current earnings over alternative minimum taxable income (determined without regard to this adjusted current earnings adjustment or the alternative tax net operating loss deduction).

    REDEMPTION. A redemption of shares of PacifiCare Holding Preferred will be treated as a dividend to the extent of PacifiCare Holding's current or accumulated earnings and profits, unless the redemption (i) is "substantially disproportionate" with respect to the holder under Section 302(b)(2) of the Code, (ii) results in a "complete termination" of the holder's stock interest in PacifiCare Holding under Section 302(b)(3) of the Code, or (iii) is "not essentially equivalent to a dividend" with respect to the holder under Section 302(b)(1) of the Code. In determining whether any of these tests have been met, shares considered to be owned by the holder by reason of certain constructive ownership rules set forth in the Code (E.G., shares owned by certain related individuals and entities and shares that may be acquired upon exercise of an option or upon conversion of the PacifiCare Holding Preferred), as well as shares actually owned, must generally be taken into account. Because the determination as to whether any of the alternative tests of Section 302(b) of the Code will be satisfied with respect to any particular holder of PacifiCare Holding Preferred depends on the facts and circumstances at the time that the determination must be made, holders of PacifiCare Holding Preferred are urged to consult their tax advisors to determine such tax treatment.

    If a redemption of PacifiCare Holding Preferred is not treated as a dividend to a particular holder, it will be treated, as to that holder, as a taxable exchange under Section 302(a) of the Code, with the result that such holder will recognize gain or loss for federal income tax purposes equal to the difference between (i) the amount of cash and fair market value of any property received (less any portion thereof attributable to accumulated and unpaid dividends) and
(ii) the holder's adjusted tax basis in the PacifiCare Holding Preferred so redeemed. Any such gain or loss will be capital gain or loss if the PacifiCare Holding Preferred is held as a capital asset, and will be long-term capital gain or loss if such PacifiCare Holding Preferred has been held for more than one year. Any such portion attributable to accumulated and unpaid dividends will be treated as ordinary income.

    If a redemption of PacifiCare Holding Preferred is treated as a dividend, the amount of the distribution will be measured by the amount of cash and the fair market value of any property received by the holder. The holder's adjusted tax basis in the redeemed PacifiCare Holding Preferred will be transferred to any of the holder's remaining stock in PacifiCare Holding. If, however, the holder has no remaining stock in PacifiCare Holding, such basis could be transferred to a related person or it may be lost.

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
    REDEMPTION PREMIUM. Under Section 305(c) of the Code, if the redemption price of PacifiCare Holding Preferred exceeds its issue price, the difference ("redemption premium") may be taxable as a constructive distribution of additional PacifiCare Holding Preferred to the holder (treated as a dividend to the extent of PacifiCare Holding's current and accumulated earnings and profits and otherwise subject to the treatment described above for distributions) over a certain period. Because the PacifiCare Holding Preferred provides for an optional right of redemption by the Company at a price in excess of the issue price, stockholders could be required to recognize such redemption premium under a constant interest rate method similar to that provided by the Code for accruing original issue discount on debt instruments, if, based on all of the facts and circumstances, the optional redemption is more likely than not to occur. If stock may be redeemed at more than one time, the time and price at which such redemption is most likely to occur must be determined based on all of the facts and circumstances. Applicable regulations promulgated under Section 305(c) of the Code provide a "safe harbor" under which a right to redeem will not be treated as more likely than not to occur if (i) the issuer and the holder are not related within the meaning of such regulations; (ii) there are no plans, arrangements or agreements that effectively require or are intended to compel the issuer to redeem the stock (disregarding, for this purpose, a separate mandatory redemption); and (iii) exercise of the right to redeem would not reduce the yield of the stock, as determined under such regulations. Regardless of whether the optional redemption is more likely than not to occur, constructive dividend treatment will not result if the redemption premium does not exceed a DE MINIMIS amount. PacifiCare Holding intends to take the position that the existence of PacifiCare Holding's optional redemption right does not result in a constructive distribution to the holders of PacifiCare Holding Preferred.

    CONVERSION OF PACIFICARE HOLDING PREFERRED. In general, no gain or loss will be recognized for federal income tax purposes upon the conversion of PacifiCare Holding Preferred into shares of PacifiCare Holding Common, except with respect to: (i) cash, if any, received in lieu of fractional shares of PacifiCare Holding Common; and (ii) shares of PacifiCare Holding Common received in respect of accrued and unpaid dividends. A holder will recognize taxable gain or loss on cash received in lieu of fractional shares of PacifiCare Holding Common in an amount equal to the difference between the amount of cash received and the portion of the holder's tax basis in the PacifiCare Holding Preferred attributable to those fractional shares. Shares of PacifiCare Holding Common received in respect of accrued and unpaid dividends will be treated as a dividend or other distribution in accordance with the rules described above, in the amount of the fair market value of such shares. A holder's tax basis for shares of PacifiCare Holding Common received upon conversion of PacifiCare Holding Preferred will be equal to such holder's adjusted tax basis in the PacifiCare Holding Preferred so converted (less the portion of such tax basis allocable to fractional shares of PacifiCare Holding Common); provided that the PacifiCare Holding Preferred was held as a capital asset, the holding period of the PacifiCare Holding Common will include the holding period of the PacifiCare Holding Preferred so converted, except that the holding period of shares received in respect of accrued and unpaid dividends will begin upon conversion.

    Adjustments in the conversion price of the PacifiCare Holding Preferred (or the failure to make such adjustments) pursuant to the anti-dilution provisions thereof to reflect distributions of cash or property to holders of PacifiCare Holding Common may result in constructive distributions to holders of PacifiCare Holding Preferred that could be taxable to them as dividends pursuant to Section 305(c) of the Code. If such a constructive distribution were to occur, a holder of PacifiCare Holding Preferred could be required to recognize ordinary income for federal income tax purposes without receiving a corresponding distribution of cash.

    SALE OR EXCHANGE OF PACIFICARE HOLDING PREFERRED. If the PacifiCare Holding Preferred is held as a capital asset, a holder generally will recognize capital gain or loss for federal income tax purposes upon a sale or exchange of PacifiCare Holding Preferred in an amount equal to the difference between such holder's adjusted tax basis in the PacifiCare Holding Preferred and the amount realized from such disposition. Any such capital gain or loss will be long-term capital gain or loss if at the time of the sale or exchange the holder held such PacifiCare Holding Preferred for more than one year.

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
    OTHER MATTERS

    BACKUP WITHHOLDING. Certain noncorporate holders may be subject to backup withholding at a rate of 31% on payments of Cash Consideration, the Talbert Rights and cash with respect to fractional shares. Backup withholding will not apply, however, to a stockholder who furnishes a correct taxpayer identification number or certificate of foreign status and makes any other required certification or who otherwise is exempt from backup withholding. Generally, each FHP stockholder will provide such certification on Form W-9 (Request for Taxpayer Identification Number and Certification) or on Form W-8 (Certificate of Foreign Status).

    REPORTING REQUIREMENTS. Each FHP stockholder and each PacifiCare stockholder (other than stockholders who exercise and perfect appraisal rights) will be required to retain records and file with such holder's United States federal income tax return a statement setting forth certain facts relating to the Mergers. It is also expected that such stockholders will be asked to indicate their tax basis in the shares surrendered by them pursuant to the Mergers in the letter of transmittal.

    TAX CONSEQUENCES TO FHP STOCKHOLDERS UPON EXERCISE OF APPRAISAL RIGHTS OR SPECIAL CONVERSION RIGHTS. A holder of FHP Capital Stock who exercises and perfects appraisal rights with respect to all stock owned actually or constructively, and a holder of FHP Preferred Stock who exercises Special Conversion Rights and receives all cash in exchange for such holder's FHP Preferred Stock, will generally recognize capital gain or loss equal to the difference between the amount of cash received (other than in respect of any interest awarded by a court to a dissenting shareholder) and such stockholder's tax basis in his or her shares of stock. Such capital gain or loss will be long-term capital gain or loss if such shares have a holding period exceeding one year at the time of the Mergers. Interest, if any, awarded to a dissenting stockholder will be includable in such stockholder's income as ordinary income for United States federal income tax purposes.

APPRAISAL RIGHTS

    Stockholders of FHP who do not vote in favor of the FHP Merger may, under certain circumstances and by following the procedure prescribed by the DGCL, exercise appraisal rights and receive cash for their shares of FHP Capital Stock. Stockholders of PacifiCare will not have appraisal rights under the DGCL in connection with the PacifiCare Merger.

    If a holder of FHP Capital Stock exercises appraisal rights in connection with the FHP Merger under Section 262 of the DGCL ("Section 262"), any shares of FHP Capital Stock in respect of which such rights have been exercised and perfected will not be converted into the applicable consideration as determined by the Reorganization Agreement but instead will be converted into the right to receive such consideration as may be determined by the Delaware Court of Chancery (the "Court") to be due with respect to such shares pursuant to the laws of the State of Delaware. This Joint Proxy Statement/ Prospectus is being sent by personal delivery or by mail to all holders of record of shares of FHP Capital Stock on the FHP Record Date and constitutes notice of the appraisal rights available to such holders under Section 262.

    The following summary of the provisions of Section 262 is not intended to be a complete statement of such provisions and is qualified in its entirety by reference to the full text of Section 262, a copy of which is attached to this Joint Proxy Statement/Prospectus as Appendix D and incorporated herein by reference.

    Holders of shares of FHP Capital Stock who object to the FHP Merger and who follow the procedures in Section 262 will be entitled to have their shares of FHP Capital Stock appraised by the Court and to receive payment of the "fair value" (determined as set forth below) of such shares as of the Effective Time.

    A stockholder of FHP electing to exercise appraisal rights must, prior to the vote concerning the FHP Merger at the FHP Meeting, perfect his, her or its appraisal rights by demanding in writing from FHP the appraisal of his, her or its shares of FHP Capital Stock. A vote against the FHP Merger will not constitute a demand for appraisal. A stockholder electing to take such action must do so by a separate written demand as provided in Section 262. A holder of FHP Capital Stock who elects to

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exercise appraisal rights should mail his, her or its written demand to FHP at
P.O. Box 25186, Santa Ana, California 92799-5186, or deliver such written demand to FHP at 3120 Lake Center Drive, Santa Ana, California 92704, in each case addressed to the Corporate Secretary. The demand should specify the holder's name and mailing address, the number of shares of FHP Capital Stock owned and that such holder is demanding appraisal of his, her or its shares. Within ten days after the Effective Time, FHP must provide notice of the Effective Time to all stockholders who have complied with Section 262 and have not voted in favor of the FHP Merger. Only a holder of record of shares of FHP Capital Stock (or his, her or its duly appointed representative) is entitled to assert appraisal rights for the shares registered in that holder's name.

    Within 120 days after the Effective Time, any stockholder who has made a valid written demand and who has not voted in favor of the FHP Merger may: (i) file a petition in the Court demanding a determination of the value of shares of FHP Capital Stock; and (ii) upon written request, receive from FHP a statement setting forth the aggregate number of shares of FHP Capital Stock not voted in favor of the FHP Merger and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such statement must be mailed within ten days after the written request therefor has been received by FHP.

    If a petition for an appraisal is timely filed, at a hearing on such petition, the Court is required to determine the holders of dissenting shares entitled to appraisal rights ("Dissenting Shares") and to determine the "fair value" of the Dissenting Shares exclusive of any element of value arising from the accomplishment or expectation of the FHP Merger, together with a fair rate of interest, if any, to be paid upon the value of the Dissenting Shares. In determining such "fair value", the Court is required to take into account all relevant factors, including the market value of FHP Capital Stock and the net asset and earnings value of FHP, and in determining the fair rate of interest, the Court may consider the rate of interest which FHP would have had to pay to borrow money during the pendency of the proceeding. Upon application by a stockholder, the Court may also order that all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys fees and the fees and expenses of experts utilized in the appraisal proceeding, be charged pro rata against the value of all the shares of FHP Capital Stock entitled to appraisal.

    Any holder of Dissenting Shares who has duly demanded an appraisal under
Section 262 will not, after the Effective Time, be entitled to vote the shares subject to such demand for any purpose or be entitled to the payment of dividends or other distributions (including the Talbert Rights) on such Dissenting Shares (except dividends or other distributions payable to stockholders of record as of a date prior to the Effective Time).

    If any holder of shares of FHP Capital Stock who demands appraisal under
Section 262 effectively withdraws or loses his, her or its right to appraisal, the shares of such holder will be converted into a right to receive the FHP Merger consideration for such holder's shares of FHP Capital Stock as is determined in accordance with the Reorganization Agreement; provided, however, that if such withdrawal or loss of appraisal rights takes place after the Effective Time, in lieu of Talbert Rights, such holder will receive cash in an amount equal to the average closing price of the Talbert Rights on their first five days of trading. A holder will effectively lose his right to appraisal if such holder votes in favor of the FHP Merger or if no petition for appraisal is filed within 120 days after the Effective Time, or if the holder delivers to FHP a written withdrawal of such holder's demand for an appraisal and an acceptance of the terms of the FHP Merger, except that any such attempt to withdraw made more than 60 days after the Effective Time requires the written approval of FHP. A holder of stock represented by certificates may also lose his, her or its right to appraisal if he, she or it fails to comply with the Court's direction to submit such certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings.

    IN VIEW OF THE COMPLEXITIES OF THE FOREGOING PROVISIONS OF THE DELAWARE LAW, FHP STOCKHOLDERS WHO ARE CONSIDERING PURSUING APPRAISAL RIGHTS MAY WISH TO CONSULT LEGAL COUNSEL.

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                          THE REORGANIZATION AGREEMENT

GENERAL

    THE FOLLOWING DESCRIPTION OF THE REORGANIZATION AGREEMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE COMPLETE TEXT OF THE REORGANIZATION AGREEMENT, WHICH IS INCORPORATED BY REFERENCE HEREIN AND A COPY OF WHICH IS ANNEXED TO THIS JOINT PROXY STATEMENT/PROSPECTUS AS APPENDIX A.

    The Reorganization Agreement provides for the merger of FHP Merger Sub with and into FHP and the merger of PacifiCare Merger Sub with and into PacifiCare. As a result, the separate existence of FHP Merger Sub and PacifiCare Merger Sub shall cease. FHP will be the surviving corporation of the FHP Merger and its separate corporate existence, with all its purposes, objects, rights, privileges, powers and franchises, shall continue unaffected by such merger and PacifiCare will be the surviving corporation of the PacifiCare Merger and its separate corporate existence, with all its purposes, objects, rights, privileges, powers and franchises, shall continue unaffected by such merger. Upon completion of the Mergers, PacifiCare and FHP will be wholly owned subsidiaries of PacifiCare Holding and the former stockholders of FHP and PacifiCare will become stockholders of PacifiCare Holding. FHP Merger Sub and PacifiCare Merger Sub have been formed solely for the purpose of effecting the FHP Merger and the PacifiCare Merger, respectively, and there will be no other activity in FHP Merger Sub and PacifiCare Merger Sub after the Effective Time. The Mergers will become effective upon the filing of Certificates of Merger with the Delaware Secretary of State. Such filings are anticipated to take place as soon as practicable after the receipt of all required regulatory approvals and the satisfaction or waiver of the other conditions to the Mergers. It is currently anticipated that the Effective Time will occur in early January 1997. There can be no assurance, however, that the required regulatory approvals will be obtained, or that the other conditions to the Mergers will be satisfied by such date, or at all. See "-- Conditions to the Mergers" and "The Merger and Related Transactions -- Regulatory Matters."

MERGER CONSIDERATION

    CONSIDERATION FOR CAPITAL STOCK. For a description of the consideration to be received in the Mergers by the holders of FHP Capital Stock and PacifiCare Common Stock, see "The Mergers and Related Transactions -- Merger
Consideration."

    STOCK OPTIONS AND BENEFIT PLANS. For a description of the treatment of the FHP and PacifiCare stock options and employee benefit plans, see "The Mergers and Related Transactions -- Stock Options; Benefit Plans."

    APPRAISAL RIGHTS. Holders of the FHP Capital Stock are entitled to exercise appraisal rights in connection with the FHP Merger. Holders of PacifiCare Common Stock are not entitled to exercise appraisal rights in connection with the PacifiCare Merger. See "The Mergers and Related Transactions -- Appraisal Rights."

    EXCHANGE OF SHARES. For a description of exchange procedures, see "The Mergers and Related Transactions -- Conversion of Shares; Procedures for Exchange of Certificates; No Fractional Shares."

    IRREVOCABLE ELECTION. For a discussion of the Irrevocable Election, see "The Mergers and Related Transactions--Merger Consideration--FHP--Irrevocable Election by FHP Preferred Stockholders."

CORPORATE MATTERS

    As of the Effective Time, the Certificates of Incorporation and Bylaws of PacifiCare and FHP will be the Certificates of Incorporation and Bylaws of PacifiCare Surviving Corporation and FHP Surviving Corporation, respectively.

    PacifiCare and FHP have agreed to cause PacifiCare Holding to take all necessary corporate action to cause the PacifiCare Holding Certificate of Incorporation prior to the Effective Time to be in substantially the form of the Restated Certificate (and to file a Certificate of Designation creating a

Series A-1 Preferred Stock with rights, preferences, privileges and restrictions identical in all substantial respects to those of the FHP Preferred Stock if the Series A Required Vote is not obtained), and to cause the Bylaws of PacifiCare Holding prior to the Effective Time to be substantially in the form of the Bylaws of PacifiCare in effect on the date of execution of the Reorganization Agreement, subject to certain permitted changes.

    Immediately after the Effective Time, the PacifiCare Holding Board of Directors will consist of 12 persons. For a discussion of the composition of the PacifiCare Holding Board of Directors, see "The Mergers and Related Transactions -- Interests of Certain Persons in the Mergers."

CONDITIONS TO THE MERGERS

    The obligations of PacifiCare and PacifiCare Holding to effect the Mergers and otherwise consummate the transactions contemplated by the Reorganization Agreement are subject to fulfillment, at or prior to the Closing, of conditions, among others, to the following general effect:

        (i) the representations and warranties of FHP contained in the Reorganization Agreement shall have been accurate in all material respects as of the date of execution of the Original Reorganization Agreement and shall be accurate in all respects as of the date of the Closing as if made on the date of the Closing, except that any inaccuracies will be disregarded if the circumstances giving rise to such inaccuracies do not constitute, and would not reasonably be expected to result in, a material adverse effect on FHP;

        (ii) FHP shall have complied with and performed in all material respects each covenant contained in the Reorganization Agreement that is required to be performed by FHP on or prior to the date of the Closing;

       (iii) since the date of the Original Reorganization Agreement, there shall not have been any material adverse effect on FHP and there shall not have occurred any change or development, or any combination of changes or developments, that would reasonably be expected to have a material adverse effect on FHP;

       (iv) the Reorganization Agreement, the Mergers and the PacifiCare Amendment shall have been adopted and approved by the FHP Required Vote and the PacifiCare Required Vote, as applicable;

        (v) no order to restrain, enjoin or otherwise prevent the consummation of either of the Mergers shall have been entered by any court or governmental authority;

       (vi) there shall not be pending or threatened any proceeding in which a governmental authority is or is threatened to become a party or in which there is a reasonable possibility of an outcome that would have a material adverse effect on PacifiCare Holding, PacifiCare or FHP: (a) challenging or seeking to restrain or prohibit the consummation of either of the Mergers;
    (b) relating to either of the Mergers and seeking to obtain any damages material to PacifiCare Holding or PacifiCare; (c) seeking to prohibit or limit in any material respect PacifiCare Holding's ability to exercise ownership rights with respect to the stock of the Surviving Corporations; or
    (d) which would materially and adversely affect the right of PacifiCare Holding, the Surviving Corporations or any subsidiary thereof to own the assets or operate the business of PacifiCare, FHP or any of their subsidiaries; and

       (vii) PacifiCare Holding, PacifiCare and FHP shall have received (a) all material approvals, licenses, consents, assignments and authorizations of governmental authorities and other persons as may be required (1) to permit the performance by PacifiCare Holding, PacifiCare and FHP of their respective obligations under the Reorganization Agreement and the consummation of the Mergers and (2) to permit PacifiCare Holding and the Surviving Corporations and their respective subsidiaries to conduct their business and operations in the manner currently conducted, and (b) certain certifications, legal opinions, approvals and assurances as set forth in the Reorganization Agreement.

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The obligations of FHP to effect the Mergers and otherwise consummate the transactions contemplated by the Reorganization Agreement are subject to the fulfillment, at or prior to the Closing, of conditions, among others, to the following general effect:

        (i) the representations and warranties of PacifiCare contained in the Reorganization Agreement shall have been accurate in all material respects as of the date of the execution of the Original Reorganization Agreement and shall be accurate in all respects as of the date of the Closing as if made on and as of the date of the Closing, except that any inaccuracies will be disregarded if the circumstances giving rise to such inaccuracies do not constitute, and would not reasonably be expected to result in, a material adverse effect on PacifiCare;

        (ii) PacifiCare shall have complied with and performed in all material respects each covenant contained in the Reorganization Agreement that is required to be performed by PacifiCare on or prior to the date of the Closing;

       (iii) since the date of the Original Reorganization Agreement, there shall not have been any material adverse effect on PacifiCare, and there shall not have occurred any change or development, or any combination of changes or developments, that would reasonably be expected to have a material adverse effect on PacifiCare;

       (iv) the Reorganization Agreement, the Mergers and the PacifiCare Amendment shall have been adopted and approved by the FHP Required Vote and the PacifiCare Required Vote, as applicable;

        (v) no order to restrain, enjoin or otherwise prevent the consummation of either of the Mergers shall have been entered by any court or governmental authority;

       (vi) there shall not be pending or threatened any proceeding in which a governmental authority is or is threatened to become a party (a) challenging or seeking to restrain or prohibit the consummation of either of the Mergers; (b) relating to either of the Mergers and seeking to obtain any damages material to FHP; (c) seeking to prohibit or limit in any material respect PacifiCare Holding's ability to exercise ownership rights with respect to the stock of the Surviving Corporations; or (d) which would materially and adversely affect the right of PacifiCare Holding, the Surviving Corporations or any subsidiary thereof to own the assets or operate the business of PacifiCare or FHP or any of their subsidiaries; and

       (vii) FHP shall have received certain certifications, legal opinions, approvals and assurances as set forth in the Reorganization Agreement.

    All the conditions to the Mergers must either be satisfied or waived prior to the consummation of the Mergers.

REPRESENTATIONS AND WARRANTIES

    The Reorganization Agreement contains certain representations and warranties, including without limitation, representations and warranties by each of PacifiCare, PacifiCare Holding and FHP as to: (i) organization, subsidiaries and capitalization; (ii) financial statements and Commission filings; (iii) absence of certain changes or events; (iv) tax matters; (v) contracts; (vi) employees; (vii) litigation and claims; (viii) compliance with laws; (ix) properties; (x) adequacy of disclosure; (xi) transactions with affiliates; (xii) vote required; (xiii) application of takeover provisions; (xiv) authorization;
(xv) fairness opinions; (xvi) financial advisors; (xvii) enforceability; (xviii) governmental consents required; (xix) absence of conflicts; (xx) reserves; (xxi) audits or investigations by governmental entities; (xxii) environmental provisions; and (xxiii) intellectual property.

    The Reorganization Agreement contains further representations and warranties by PacifiCare and PacifiCare Holding as to: (i) the authorization of PacifiCare Merger Sub and FHP Merger Sub; (ii) the issuance of PacifiCare Holding Common and Preferred; and (iii) the formation of PacifiCare Holding.

CERTAIN COVENANTS

    The Reorganization Agreement requires that until the Effective Time FHP shall conduct its business in the ordinary and usual course consistent with past practice and use all commercially reasonable efforts to maintain its business organization and satisfactory relations with persons having business relationships with FHP. Except as expressly contemplated by the Reorganization Agreement, FHP shall not:

        (i) declare, set aside or pay any dividend or make any other distribution in respect of any capital stock, with certain exceptions;

        (ii) split, combine or reclassify any capital stock of FHP or acquire any capital stock of FHP;

       (iii) with certain exceptions, issue, encumber, or transfer, or authorize or propose the issuance, encumbrance, or transfer of, any shares of FHP Capital Stock or any securities convertible into, or rights to acquire, any such securities (except that FHP may issue FHP Common Stock upon the exercise of outstanding stock options or upon the conversion of outstanding FHP Preferred Stock);

       (iv) amend the Certificate of Incorporation, Bylaws or other organizational or charter documents of FHP or amend its Amended and Restated Rights Agreement (the "Restated Rights Plan");

        (v) acquire any business or entity;

       (vi) dispose of or encumber any of its material assets, except in the ordinary course of business consistent with past practice;

       (vii) except pursuant to existing lines of credit, incur any indebtedness for borrowed money or guarantee any obligation of any other person, excluding indebtedness for borrowed money or guaranties that aggregate up to $20 million or the proceeds of which are used to capitalize Talbert;

      (viii) adopt or amend in any material respect any collective bargaining agreement or FHP employee benefit plan, or enter into or amend any employment agreement or severance agreement with any director or officer;

       (ix) except in the ordinary course of business consistent with past practice, enter into any material contract or agreement involving payments in excess of market rates;

        (x) change any compensation payable or to become payable to any of its officers or employees (other than in the ordinary course of business consistent with past practice, but subject to certain limitations);

       (xi) make any capital expenditures in excess of $2.5 million in the aggregate, except those set forth in a budget reviewed and approved by PacifiCare and FHP;

       (xii) make any loan to or engage in any transaction with any director or officer;

      (xiii) settle or compromise any lawsuit or other proceeding against FHP or any of its subsidiaries for an amount in excess of $5 million;

      (xiv) cause or permit any material amendment, modification or premature termination to any material contract of FHP;

       (xv) cause or agree to the termination or material modification of any material licensure, qualification or authorization of FHP or any material subsidiary; or

      (xvi) enter into any new contract or amend or modify any existing contract between FHP and Talbert or to cause any capital transfer between FHP and Talbert, except as contemplated by the Reorganization Agreement.

    The Reorganization Agreement further provides that prior to the Effective Time, except as contemplated by the Reorganization Agreement, PacifiCare shall not:

        (i) declare, set aside or pay any dividend or make any other distribution in respect of any capital stock;

        (ii) split, combine or reclassify any capital stock of PacifiCare or acquire any capital stock of PacifiCare;

       (iii) issue, encumber or transfer, or authorize or propose the issuance, encumbrance or transfer of, any shares of capital stock of PacifiCare or any securities convertible into, or rights to acquire, any such securities (except that PacifiCare may issue PacifiCare Common Stock upon the exercise of outstanding stock options);

       (iv) amend the Certificate of Incorporation, Bylaws or other organizational or charter documents of PacifiCare;

        (v) acquire any business or entity;

       (vi) dispose of or encumber any of its material assets, except in the ordinary course of business consistent with past practice; or

       (vii) except pursuant to existing lines of credit, incur any indebtedness for borrowed money or guarantee any obligation of any other person, excluding indebtedness for borrowed money or guaranties that aggregate up to $20 million and financing the purpose of which is to consummate the Mergers.

    The Reorganization Agreement contains certain other covenants including covenants relating to: (i) information and access; (ii) preparation and filing of the Registration Statement; (iii) preparation and filing of disclosure documents, actions and filings with governmental bodies, agencies, officials or authorities and other third parties; (iv) public announcements; (v) affiliate agreements; (vi) tax qualification and opinion back-up certificates; (vii) notices of certain events; (viii) compliance with regulations; (ix) assumption of certain FHP employment agreements; and (x) absence of activity by PacifiCare Holding unrelated to the Mergers.

    Pursuant to the Reorganization Agreement, FHP will take all action necessary in accordance with applicable law to convene the FHP Meeting to vote upon the adoption and approval of the Reorganization Agreement and the Series A Amendment, and the recommendation of the FHP Board of Directors that the holders of FHP Capital Stock adopt and approve the Reorganization Agreement and the FHP Amendment at the FHP Meeting shall not be withdrawn, amended or modified in a manner adverse to PacifiCare. Under the Reorganization Agreement, PacifiCare will take all action necessary in accordance with applicable law to call or convene the PacifiCare Meeting to vote upon the adoption and approval of the Reorganization Agreement and the PacifiCare Amendment.

    Nothing in the Reorganization Agreement shall prevent the Board of Directors of FHP or PacifiCare from withdrawing, amending or modifying its recommendation in favor of the respective Merger and approval and adoption of the Reorganization Agreement and related matters to the extent that such Board of Directors shall conclude in good faith, based upon the advice of its outside counsel, that such withdrawal, amendment or modification is required in order for such Board of Directors to act in a manner that is consistent with its fiduciary obligations under applicable law.

    Under the Reorganization Agreement, PacifiCare Holding, PacifiCare and FHP have agreed to use all commercially reasonable efforts to take, or cause to be taken, all actions necessary to consummate the Mergers and the other transactions contemplated by the Reorganization Agreement, subject to certain exceptions for the benefit of PacifiCare Holding.

    PacifiCare, PacifiCare Holding and FHP have reached certain agreements concerning Talbert. See "The Mergers and Related Transactions -- Talbert Rights Offering."

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
    PacifiCare Holding has agreed to assume FHP's 7% Senior Notes Due 2003 in accordance with the terms thereof if required by applicable law or the terms of such notes.

NON-SOLICITATION

    Pursuant to the Reorganization Agreement, FHP will not, and it will not authorize or permit any of its subsidiaries, officers, directors or employees or any of its or its subsidiaries' representatives, directly or indirectly, to: (i) solicit, initiate or knowingly encourage or induce the making of any Acquisition Proposal; (ii) furnish non-public information regarding FHP or any of its subsidiaries in connection with an Acquisition Proposal or potential Acquisition Proposal; (iii) negotiate or engage in discussions with any third party with respect to any Acquisition Proposal; (iv) approve, endorse or recommend any Acquisition Proposal; or (v) enter into any letter of intent, contract or other instrument related directly or indirectly to any Acquisition Proposal (other than a nondisclosure agreement entered into in accordance with the Reorganization Agreement or contracts with advisors or consultants). The foregoing shall not be construed to prohibit FHP or its Board of Directors from taking any actions or permitting any actions described above (other than any action described in clause (i) above) with respect to any Acquisition Proposal to the extent that the FHP Board of Directors shall conclude in good faith, based upon the advice of its outside counsel, that such action is required in order for the FHP Board of Directors to act in a manner that is consistent with its fiduciary obligations under applicable law (provided that, in the event any letter of intent, contract or other instrument of the type described in clause
(v) of the preceding sentence is entered into, the consummation of any transaction contemplated by the Acquisition Proposal to which such instrument relates must be expressly conditioned upon the prior and valid termination of the Reorganization Agreement and the payment of any fee due under the termination provisions of the Reorganization Agreement). See "-- Termination" and "-- Expenses and Termination Fees." An "Acquisition Proposal" shall mean any proposal (other than any proposal by PacifiCare or PacifiCare Merger Sub or in connection with the separation of Talbert) regarding: (i) any merger, consolidation, share exchange, business combination or other similar transaction or series of related transactions involving FHP; (ii) any sale, lease, exchange, transfer or other disposition of the assets of FHP or any subsidiary of FHP constituting more than 50% of the consolidated assets of FHP or accounting for more than 50% of the consolidated revenues of FHP in any one transaction or in a series of related transactions; or (iii) any offer to purchase, tender offer, exchange offer or any similar transaction or series of related transactions made by any person involving more than 50% of the outstanding shares of the capital stock of FHP or the filing of any statement on Schedule 14D-1 with the Commission in connection therewith. FHP will immediately advise PacifiCare orally and in writing of the receipt of any Acquisition Proposal or any inquiry relating to an Acquisition Proposal prior to the Effective Time, including a full description of the terms of such Acquisition Proposal.

INDEMNIFICATION AND INSURANCE

    Pursuant to the Reorganization Agreement, with respect to actions, omissions and events occurring through the Effective Time, all rights to indemnification existing in favor of the current directors and officers of FHP and PacifiCare as provided in their respective Certificates of Incorporation and indemnification agreements shall survive the Mergers and shall be observed by PacifiCare Holding and the Surviving Corporations.

    In addition, under the Reorganization Agreement, PacifiCare Holding will, from and after the Closing, to the fullest extent permitted under applicable laws, indemnify, defend and hold harmless the current officers and directors of PacifiCare and FHP (collectively, the "Indemnified Parties") against all losses, expenses, claims, damages, liabilities or amounts that are paid in settlement of, or otherwise incurred in connection with, any claim, action, suit, proceeding or investigation by reason of the fact that such Indemnified Party was a director or officer of PacifiCare or FHP prior to the Effective Time and arising out of actions, omissions and events occurring at or prior to the Effective Time or in connection with the Mergers and the actions taken in connection therewith (a "Claim") and shall pay expenses in advance of the final disposition of any such Claim to each Indemnified Party.

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
    PacifiCare Holding will maintain in effect for a period of not less than five years from the Effective Time the current policy of directors' and officers' liability insurance maintained by PacifiCare and FHP with respect to matters occurring prior to the Effective Time; however, (i) PacifiCare Holding may substitute policies of comparable coverage; and (ii) PacifiCare Holding shall not be required to pay an annual premium for such insurance in excess of 200% of the last annual premium paid by PacifiCare or FHP, as the case may be, for such insurance prior to the date of execution of the Reorganization Agreement (the "200% Amount"). In the event the annual premium for such insurance exceeds the 200% Amount, PacifiCare Holding shall be entitled to reduce the amount of coverage of such insurance to the amount of coverage that can be obtained for a premium equal to the 200% Amount.

TERMINATION

    Pursuant to the Reorganization Agreement, the Reorganization Agreement may be terminated prior to the Effective Time, whether before or after approval of the Mergers by the stockholders of FHP and PacifiCare:

        (i) by mutual written consent of the respective Boards of Directors of PacifiCare and FHP;

        (ii) by either PacifiCare or FHP if either of the Mergers shall not have been consummated by April 30, 1997 (unless the failure to consummate such Merger is attributable to a failure on the part of the party seeking to terminate the Reorganization Agreement to perform any material obligation required to be performed by such party at or prior to the Effective Time);

       (iii) by either PacifiCare or FHP if a court of competent jurisdiction or governmental authority shall have issued a final and nonappealable order, decree or ruling, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting either of the Mergers;

       (iv) by either PacifiCare or FHP if the FHP Meeting shall have been held, and the Reorganization Agreement and the FHP Merger shall not have been adopted and approved at such meeting by the FHP Required Vote;

        (v) by PacifiCare (at any time prior to the adoption and approval of Reorganization Agreement and the FHP Merger by the stockholders of FHP by the FHP Required Vote) if a Triggering Event (as defined below) shall have occurred;

       (vi) by either PacifiCare or FHP if the PacifiCare Meeting shall have been held, and the Reorganization Agreement, the PacifiCare Merger and any related matters shall not have been adopted and approved at such meeting by the PacifiCare Required Vote;

       (vii) by PacifiCare if any of FHP's representations and warranties contained in the Reorganization Agreement shall be or shall have become materially inaccurate as of the date of the Original Reorganization Agreement, or if any of FHP's covenants contained in the Reorganization Agreement shall have been breached in any material respect; provided, however, that if an inaccuracy in FHP's representations and warranties or a breach of a covenant by FHP is curable by FHP and FHP is continuing to exercise all commercially reasonable efforts to cure such inaccuracy or breach, then PacifiCare may not terminate the Reorganization Agreement under such provision on account of such inaccuracy or breach; or

      (viii) by FHP if any of PacifiCare's or PacifiCare Holding's representations and warranties contained in the Reorganization Agreement shall be or shall have become materially inaccurate as of the date of the Original Reorganization Agreement, or if any of PacifiCare's or PacifiCare Holding's covenants contained in the Reorganization Agreement shall have been breached in any material respect; provided, however, that if an inaccuracy in PacifiCare's or PacifiCare Holding's representations and warranties or a breach of a covenant by PacifiCare or PacifiCare Holding is curable by PacifiCare or PacifiCare Holding and PacifiCare or PacifiCare Holding is continuing to

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
    exercise all commercially reasonable efforts to cure such inaccuracy or breach, then FHP may not terminate the Reorganization Agreement under such provision on account of such inaccuracy or breach.

    A "Triggering Event" shall be deemed to have occurred if: (i) the FHP Board of Directors shall have failed to recommend, shall for any reason have withdrawn or shall have amended or modified in a manner adverse to PacifiCare its unanimous recommendation in favor of the FHP Merger or approval or adoption of the Reorganization Agreement, or FHP shall have failed to include in the Joint Proxy Statement/Prospectus the unanimous recommendation of the FHP Board of Directors in favor of the FHP Merger and approval and adoption of the Reorganization Agreement and related matters; (ii) the FHP Board of Directors shall have approved, endorsed or recommended any Acquisition Proposal; (iii) FHP shall have entered into any letter of intent, contract or other instrument related directly or indirectly to any Acquisition Proposal (other than certain nondisclosure agreements or contracts with advisors or consultants); or (iv) FHP shall have failed to hold the FHP Meeting as promptly as practicable and in any event within 60 days after the Registration Statement is declared effective and any Acquisition Proposal shall have been made during such 60-day period.

EXPENSES AND TERMINATION FEES

    Pursuant to the Reorganization Agreement, all fees and expenses incurred in connection with the Reorganization Agreement and the transactions contemplated by the Reorganization Agreement shall be paid by the party incurring such expenses, whether or not the Mergers are consummated.

    If the Reorganization Agreement is terminated: (i) by either PacifiCare or FHP after an FHP Meeting at which the Reorganization Agreement has not been adopted and approved by the holders of FHP Common Stock and a Triggering Event has occurred; or (ii) by PacifiCare at any time prior to the adoption and approval of the Reorganization Agreement by the holders of FHP Common Stock and after a Triggering Event, then FHP shall pay to PacifiCare a fee of $50 million. If the Reorganization Agreement is terminated after an FHP Meeting at which the Reorganization Agreement has not been adopted and approved and a Triggering Event has not occurred and, within 12 months of the date of the FHP Meeting, FHP enters into an agreement relating to an Acquisition Proposal, FHP shall pay to PacifiCare a fee of $50 million.

    If the Reorganization Agreement is terminated after a PacifiCare Meeting at which the consummation of the PacifiCare Merger and any related matters are not adopted and approved, then PacifiCare shall pay to FHP a fee of $50 million. If the Mergers are not consummated solely by reason of a breach by PacifiCare caused by its failure to enter into definitive agreements related to the financing contemplated by the Commitment Letter, or the termination of such agreements or the failure of PacifiCare to receive the funding contemplated by the Commitment Letter, and after diligent efforts to find commercially reasonable alternative financing, then PacifiCare shall pay to FHP a fee of $100 million.

NO SURVIVAL OF REPRESENTATIONS AND WARRANTIES

    None of the representations and warranties contained in the Reorganization Agreement or in any instrument delivered pursuant to the Reorganization Agreement shall survive the Mergers.

AMENDMENT; WAIVER

    The Reorganization Agreement may be amended by an instrument in writing signed on behalf of each of the parties and with the approval of the respective Boards of Directors of PacifiCare Holding, FHP and PacifiCare at any time before or after approval of the Reorganization Agreement by the stockholders of FHP and the stockholders of PacifiCare; provided, however, that after any such stockholder approval, no amendment shall be made which would have a material adverse effect on the stockholders of FHP or the stockholders of PacifiCare without the further approval of such stockholders. No waiver under the Reorganization Agreement shall be effective, unless it is expressly set forth in a written instrument duly executed and delivered.

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          AMENDMENT OF THE CERTIFICATE OF INCORPORATION OF PACIFICARE

    The PacifiCare Certificate currently provides that, in the event of any merger or consolidation of PacifiCare with or into another entity (including the PacifiCare Merger), the holders of PacifiCare Class B Common Stock shall be entitled to receive the same consideration per share as the consideration per share received by any holder of PacifiCare Class A Common Stock in such merger or consolidation.

    Absent an amendment to the PacifiCare Certificate, the Mergers could not be consummated and two classes of common stock could not be retained. As PacifiCare does not intend, by virtue of the Mergers, to eliminate a capitalization structure with two classes of common stock, the PacifiCare Amendment will permit the Mergers to be consummated with a capitalization structure including two classes of common stock, which will have rights substantially similar to those currently accorded the PacifiCare Class A Common Stock and the PacifiCare Class B Common Stock. See "Comparison of Rights of Stockholders -- Comparison of Stockholder Rights with Respect to PacifiCare Holding and PacifiCare."

    If the required vote of the holders of PacifiCare Common Stock is received, pursuant to the PacifiCare Amendment, the PacifiCare Certificate will be amended to provide that, in the event of a merger or consolidation of PacifiCare with or into another entity (whether or not PacifiCare is the surviving entity), the holders of PacifiCare Class B Common Stock shall be entitled to receive the same per share consideration as the per share consideration, if any, received by any holder of the PacifiCare Class A Common Stock in such merger or consolidation; provided, however, that this restriction shall not apply to the transactions contemplated by the Reorganization Agreement.

    FOR THE REASON DESCRIBED ABOVE, THE PACIFICARE BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE PACIFICARE AMENDMENT AND RECOMMENDS THAT PACIFICARE STOCKHOLDERS VOTE FOR APPROVAL AND ADOPTION OF THE PACIFICARE AMENDMENT.

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
              AMENDMENT OF THE CERTIFICATE OF INCORPORATION OF FHP

    The FHP Certificate provides that, following a "change of control" (as defined in the FHP Certificate), FHP is required to offer to holders of FHP Preferred Stock certain Special Conversion Rights with consideration different than the Series A Merger Consideration offered to the holders of FHP Preferred Stock pursuant to the Reorganization Agreement. See "The Mergers and Related Transactions -- Merger Consideration."

    The Board of Directors of FHP believes that the opportunity to receive the Series A Merger Consideration pursuant to the Reorganization Agreement is in the best interests of the holders of FHP Preferred Stock. The Series A Merger Consideration, consisting of $14.113 in cash, 0.50 shares of PacifiCare Holding Preferred and Talbert Rights, is anticipated to have a higher value than the Special Conversion Rights unless the trading price of the PacifiCare Holding Class B Common following the Effective Time is below approximately $48 per share (assuming the Average Closing Price of PacifiCare Class B Common Stock was at a similar price).

    In order for the holders of FHP Preferred Stock to receive the consideration contemplated by the Reorganization Agreement in lieu of the consideration to which such holders otherwise would be entitled, the FHP Board of Directors has adopted an amendment to the FHP Certificate to: (i) exempt the FHP Merger from a requirement of the existing FHP Certificate that, in the event of a merger or consolidation of FHP, the holders of FHP Preferred Stock are entitled to receive upon conversion thereof the same consideration per share as the consideration they would have received in the event they converted their FHP Preferred Stock into FHP Common Stock immediately prior to such merger or consolidation; and
(ii) provide that the holders of FHP Preferred Stock are not entitled to Special Conversion Rights as a result of the FHP Merger.

    The Board of Directors of FHP also negotiated for inclusion of the Irrevocable Election in the Reorganization Agreement so that in the event the Series A Amendment is not approved, individual holders of FHP Preferred Stock could elect to receive the Series A Merger Consideration in lieu of the consideration provided in the FHP Certificate.

    For a discussion of the rights of the PacifiCare Holding Preferred, see "Description of PacifiCare Holding Capital Stock -- PacifiCare Holding Preferred," and for a comparison of the rights of the PacifiCare Holding Preferred to the rights of the FHP Preferred Stock, see "Comparison of Rights of Stockholders -- Comparison of Stockholder Rights with Respect to PacifiCare Holding and FHP."

    THE FHP BOARD OF DIRECTORS RECOMMENDS THAT FHP STOCKHOLDERS VOTE FOR APPROVAL AND ADOPTION OF THE SERIES A AMENDMENT. THE AFFIRMATIVE VOTE OF THE HOLDERS OF A MAJORITY OF THE OUTSTANDING FHP COMMON STOCK AND 66 2/3% OF THE OUTSTANDING FHP PREFERRED STOCK IS REQUIRED FOR APPROVAL OF THIS PROPOSAL.

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
                   UNAUDITED PRO FORMA FINANCIAL INFORMATION

    The following Unaudited Pro Forma Condensed Consolidated Statements Of Income of PacifiCare Holding for the fiscal year ended September 30, 1995 and the nine months ended June 30, 1996 present results for PacifiCare Holding as if the Acquisitions had occurred on October 1, 1994 and 1995, respectively. The accompanying Unaudited Pro Forma Condensed Consolidated Balance Sheet for PacifiCare Holding as of June 30, 1996 gives effect to the Mergers as if they had occurred on June 30, 1996.

    The FHP Merger will be accounted for under the purchase method of accounting. Accordingly, the amount of the consideration to be paid in the FHP Merger will be allocated to assets acquired and liabilities assumed based on their estimated fair values. The excess of such consideration over the estimated fair value of such assets and liabilities has been preliminarily allocated to certain identifiable intangible assets and goodwill. The purchase price allocation may be adjusted upon completion of the final valuations of FHP's assets and liabilities and the effect of any such adjustment is not expected to be significant. The PacifiCare Merger will be treated as a reorganization with no change in the recorded amount of PacifiCare's assets and liabilities. See "The Mergers and Related Transactions -- Accounting Treatment." The Unaudited Pro Forma Condensed Consolidated Financial Statements do not give effect to any synergies which may be realized as a result of the Mergers. See "The Merger and Related Transactions -- Estimated Synergies." The Unaudited Pro Forma Condensed Consolidated Financial Statements do not include the pro forma effect of the Talbert Rights Offering. Additionally, except as indicated in the notes thereto, the Unaudited Pro Forma Condensed Consolidated Financial Statements do not reflect any nonrecurring/unusual restructuring charges that may be incurred as a result of the integration of FHP. The amount of such charges cannot be reasonably determined at this time.

    The Unaudited Pro Forma Condensed Consolidated Financial Statements are provided for informational purposes only and do not purport to present the combined financial position or results of operations of PacifiCare and FHP had the Mergers and the 1995 Acquisitions assumed therein occurred on the dates specified, nor are they necessarily indicative of the results of operations that may be expected in the future.

    PacifiCare currently reports its financial information on the basis of a September 30 fiscal year. FHP currently reports its financial information on the basis of a June 30 fiscal year. The Unaudited Pro Forma Condensed Consolidated Financial Statements for the fiscal year ended September 30, 1995 include PacifiCare's historical results of operations for the fiscal year ended September 30, 1995 and FHP's historical results of operations for the fiscal year ended June 30, 1995. The PacifiCare and FHP Unaudited Pro Forma Condensed Consolidated Financial Statements for the nine months ended June 30, 1996 include the historical results of operations of both PacifiCare and FHP for the nine months ended June 30, 1996. The Unaudited Pro Forma Condensed Consolidated Financial Statements include the historical balance sheets of both PacifiCare and FHP as of June 30, 1996.

    The stock consideration portion of the purchase price assumed a market price for PacifiCare Class A Common Stock of $71.00 and an Average Closing Price of PacifiCare Class B Common Stock of $74.00. The Reorganization Agreement provides for an adjustment to the number of shares to be issued to the stockholders of FHP if the Average Closing Price of PacifiCare Class B Common Stock is less than $62.90 or greater than $73.10. The increases in the market price for PacifiCare Class A Common Stock and the Average Closing Price of PacifiCare Class B Common Stock (from assumed values of $67.00 and $68.00, respectively) resulted in (i) the issuance of 479,000 fewer shares of PacifiCare Holding Class B Common Stock,
(ii) additional pro forma purchase price consideration of $38.6 million, and
(iii) had the effect of reducing pro forma earnings per share by $0.01 for the nine months ended June 30, 1996 and had no effect on pro forma earnings per share for the fiscal year ended September 30, 1995. The Final Class A/Common Share Ratio and Final Class B/Common Share Ratio and the conversion ratio with respect to the PacifiCare Holding Preferred will be based upon the Average Closing Price of the PacifiCare Class B Common Stock calculated at the Effective Time. The purchase price used to calculate goodwill will be based on the trading prices of PacifiCare Holding Class A Common and PacifiCare Holding Class B Common following the Effective Time.

    The Unaudited Pro Forma Condensed Consolidated Financial Statements should be read in conjunction with: (i) such historical financial statements, and the notes thereto, which are incorporated by reference in this Joint Proxy Statement/Prospectus; (ii) the selected historical financial data appearing elsewhere in this Joint Proxy Statement/Prospectus; and (iii) the unaudited selected pro forma financial information and unaudited comparative per share data, including the notes thereto, appearing elsewhere in this Joint Proxy Statement/Prospectus. See "Incorporation of Certain Documents by Reference," "Available Information," "Summary -- Selected Historical and Pro Forma Financial and Operating Data," and "Summary -- Comparative Per Share Data."

                               PACIFICARE HOLDING
         UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME
                  FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 1995

                                                                                                   PACIFICARE
                                                                        1995        PRO FORMA      HOLDING, AS
                                        PACIFICARE         FHP       ACQUISITIONS ADJUSTMENTS (A) ADJUSTED (O)
                                       -------------  -------------  -----------  --------------  -------------
                                                    (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
Total operating revenue..............  $   3,731,022  $   3,909,380   $  70,662    $         --   $   7,711,064
Expenses:
  Health care services...............      3,077,135      3,238,489      58,284              --       6,373,908
  Marketing, general and
   administrative expenses...........        498,445        490,196      10,906              --         999,547
  Amortization of intangibles........          7,199         31,506         237          31,396(b)        70,338
  Disposition and restructuring
   charges...........................             --         75,110          --              --          75,110
                                       -------------  -------------  -----------  --------------  -------------
Operating income.....................        148,243         74,079       1,235         (31,396)        192,161
Interest income......................         39,406         32,079         371          (3,940)(c)        67,916
Interest expense.....................         (5,549)       (25,972)       (234)        (78,320)(d)      (110,075)
                                       -------------  -------------  -----------  --------------  -------------
Income before income taxes...........        182,100         80,186       1,372        (113,656)        150,002
Provision for income taxes...........         74,005         42,894         418         (38,767)(e)        78,550
                                       -------------  -------------  -----------  --------------  -------------
Net income...........................        108,095         37,292         954         (74,889)         71,452
Preferred stock dividends............             --         25,337          --         (14,819)(f)        10,518
                                       -------------  -------------  -----------  --------------  -------------
Net income attributable to common
 stock...............................  $     108,095  $      11,955   $     954    $    (60,070)  $      60,934
                                       -------------  -------------  -----------  --------------  -------------
                                       -------------  -------------  -----------  --------------  -------------
Weighted average common shares and
 equivalents outstanding used to
 calculate earnings per share........         29,864         41,057                                      40,955(i)
                                       -------------  -------------                               -------------
                                       -------------  -------------                               -------------
Earnings per share attributable to
 common stock........................  $        3.62  $        0.29                               $        1.49
                                       -------------  -------------                               -------------
                                       -------------  -------------                               -------------
Ratio of earnings to fixed charges
 (m).................................                                                                      2.2x
                                                                                                  -------------
                                                                                                  -------------
Ratio of earnings to fixed charges
 and preferred stock dividends (n)...                                                                      1.9x
                                                                                                  -------------
                                                                                                  -------------

 See Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements.

                               PACIFICARE HOLDING
         UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME
                    FOR THE NINE MONTHS ENDED JUNE 30, 1996

                                                                                                  PACIFICARE
                                                                                 PRO FORMA        HOLDING, AS
                                                  PACIFICARE         FHP       ADJUSTMENTS (A)   ADJUSTED (O)
                                                 -------------  -------------  --------------  -----------------
                                                          (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
Total operating revenue........................  $   3,416,212  $   3,174,651    $       --      $   6,590,863
Expenses:
  Health care services.........................      2,855,936      2,681,112            --          5,537,048
  Marketing, general and administrative
   expenses....................................        425,147        361,577            --            786,724
  Amortization of intangibles..................          6,904         23,910        22,097(b)          52,911
  Disposition and restructuring charges........         17,147          3,900            --             21,047
  OPM reserve charge...........................         25,000         45,000            --             70,000
                                                 -------------  -------------  --------------  -----------------
Operating income...............................         86,078         59,152       (22,097)           123,133
Interest income................................         34,749         27,038                           61,787
Interest expense...............................         (1,737)       (14,717)      (58,740)(d)         (75,194)
                                                 -------------  -------------  --------------  -----------------
Income before income taxes.....................        119,090         71,473       (80,837)           109,726
Provision for income taxes.....................         50,664         41,247       (27,648)(e)          64,263
                                                 -------------  -------------  --------------  -----------------
Net income.....................................         68,426         30,226       (53,189)            45,463
Preferred stock dividends......................             --         19,818       (11,929)(f)           7,889
                                                 -------------  -------------  --------------  -----------------
Net income attributable to common stock........  $      68,426  $      10,408    $  (41,260)     $      37,574
                                                 -------------  -------------  --------------  -----------------
                                                 -------------  -------------  --------------  -----------------
Weighted average common shares and equivalents
 outstanding used to calculate earnings per
 share.........................................         31,654         41,928                           42,745(i)
                                                 -------------  -------------                  -----------------
                                                 -------------  -------------                  -----------------
Earnings per share attributable to common
 stock.........................................  $        2.16  $        0.25                    $        0.88
                                                 -------------  -------------                  -----------------
                                                 -------------  -------------                  -----------------
Ratio of earnings to fixed charges (m).........                                                           2.2x
                                                                                               -----------------
                                                                                               -----------------
Ratio of earnings to fixed charges and
 preferred stock dividends (n).................                                                           1.8x
                                                                                               -----------------
                                                                                               -----------------

 See Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements.

                               PACIFICARE HOLDING
            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                                 JUNE 30, 1996

                                                                                                   PACIFICARE
                                                                                    PRO FORMA      HOLDING, AS
                                                     PACIFICARE         FHP       ADJUSTMENTS (A) ADJUSTED (N)
                                                    -------------  -------------  --------------  -------------
                                                                      (DOLLARS IN THOUSANDS)
ASSETS
Current assets:
  Cash and equivalents............................  $     154,461  $     166,873   $         --   $     321,334
  Marketable securities...........................        522,061        187,919             --         709,980
  Receivables, net................................        139,494        141,537             --         281,031
  Prepaid expenses................................          4,708         33,736             --          38,444
  Deferred income taxes...........................         28,773         49,162             --          77,935
                                                    -------------  -------------  --------------  -------------
      Total current assets........................        849,497        579,227             --       1,428,724
Property, plant and equipment, net................         95,270        231,428        (20,000)(g)       306,698
Assets held for sale..............................             --         16,470             --          16,470
Long term investments.............................             --         36,470             --          36,470
Marketable securities -- restricted...............         24,416         90,499             --         114,915
Goodwill and intangible assets....................        289,189      1,028,374      1,211,275(h)     2,528,838
Other assets......................................          6,285         31,411             --          37,696
                                                    -------------  -------------  --------------  -------------
                                                    $   1,264,657  $   2,013,879   $  1,191,275   $   4,469,811
                                                    -------------  -------------  --------------  -------------
                                                    -------------  -------------  --------------  -------------
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Medical claims and benefits payable.............  $     273,800  $     367,872   $         --   $     641,672
  Accounts payable and accrued liabilities........        149,586        216,712        105,300(j)       471,598
  Unearned premium revenue........................         16,426         24,713             --          41,139
  Long-term debt due within one year..............          6,200         30,097             --          36,297
                                                    -------------  -------------  --------------  -------------
      Total current liabilities...................        446,012        639,394        105,300       1,190,706
Long-term debt due after one year.................          5,555        104,184      1,014,127(k)     1,123,866
Other liabilities.................................             --        102,672             --         102,672
Minority interest.................................            392             --             --             392
Deferred income taxes.............................             --             --        129,110(h)       129,110
Shareholders' equity:
  Preferred shares................................             --          1,052           (947)(l)           105
  Common shares...................................            312          2,039         (1,931)(l)           420
  Additional paid-in capital......................        364,053        938,478        171,676(l)     1,474,207
  Unrealized holding gain (loss) on
   available-for-sale securities, net of taxes....            684         (2,306)         2,306(h)           684
  Retained earnings...............................        447,649        228,366       (228,366)(h)       447,649
                                                    -------------  -------------  --------------  -------------
      Total shareholders' equity..................        812,698      1,167,629        (57,262)      1,923,065
                                                    -------------  -------------  --------------  -------------
                                                    $   1,264,657  $   2,013,879   $  1,191,275   $   4,469,811
                                                    -------------  -------------  --------------  -------------
                                                    -------------  -------------  --------------  -------------

 See Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements.

                               PACIFICARE HOLDING
                     NOTES TO UNAUDITED PRO FORMA CONDENSED
                       CONSOLIDATED FINANCIAL STATEMENTS

(a) INTEGRATION SYNERGIES. PacifiCare Holding believes it will achieve synergies from the integration of the Acquisitions by eliminating redundant administrative costs and using its greater purchasing power to achieve lower health care and general and administrative costs. The anticipated impact of such synergies has not been reflected in the unaudited pro forma condensed consolidated statements of income. The Unaudited Pro Forma Condensed Consolidated Financial Statements do not reflect any nonrecurring/unusual restructuring charges that may be incurred as a result of the integration of FHP.

(b) AMORTIZATION OF INTANGIBLES. Pro forma adjustment to reflect amortization of approximately $118.7 million and $2.2 billion relating to the 1995 Acquisitions and the Mergers, respectively, of the excess of the purchase price over the estimated fair value of the net assets acquired using a range of estimated useful lives for identifiable intangible assets of 20 to 40 years and a 40 year useful life for goodwill (36 year average useful life relating to the Mergers assuming first year amortization of $61.3 million; see Note (h)).

(c) INTEREST INCOME. Pro forma adjustment to reflect the reduction of interest income from the beginning of the pro forma period assuming cash payments for the 1995 Acquisitions of $121.7 million were made on October 1, 1994. The interest income is assumed to be earned at an average rate of 7.0 percent for the fiscal year ended September 30, 1995.

(d) INTEREST EXPENSE. Pro forma adjustment to reflect additional interest expense on assumed borrowings under the Credit Facility to finance the Cash Consideration portion of the Mergers at the weighted average interest rate of approximately 7.50 percent for the fiscal year ended September 30, 1995 and for the nine months ended June 30, 1996. The pro forma adjustment assumes interest only payments during the first year following the Effective Time.

(e) INCOME TAXES. Pro forma adjustment to reflect the tax effects of the Acquisitions and related non-deductible goodwill amortization at the statutory rates in effect during the fiscal year ended September 30, 1995 and the nine months ended June 30, 1996 (in thousands).

                                                                          FISCAL YEAR       NINE MONTHS
                                                                             ENDED             ENDED
                                                                       SEPTEMBER 30, 1995  JUNE 30, 1996
                                                                       ------------------  -------------
Pro forma adjustments to income before income taxes..................     $    113,656      $    80,837
Increase in non-deductible goodwill amortization.....................           17,221           12,061
                                                                            ----------     -------------
                                                                                96,435           68,776
Statutory tax rate...................................................            40.2%            40.2%
                                                                            ----------     -------------
Pro forma adjustment.................................................     $     38,767      $    27,648
                                                                            ----------     -------------
                                                                            ----------     -------------

(f) PREFERRED STOCK DIVIDENDS. Pro forma adjustment to reflect a reduction in dividend payments as a result of the conversion of FHP Preferred Stock into cash and PacifiCare Holding Preferred to be issued pursuant to the Mergers assuming approval of the Series A Amendment and issuance of such shares on October 1, 1994 and 1995.

(g) PROPERTY, PLANT AND EQUIPMENT. Pro forma adjustment to conform FHP's accounting policies with those of PacifiCare's related to expensing rather than capitalizing costs relating to purchased and internally developed software. This adjustment is reflected in goodwill and intangible assets (see Note (h)).

(h) GOODWILL AND INTANGIBLE ASSETS. Pro forma adjustment to record the Mergers and reflect the excess of the purchase price over the net assets acquired and the related deferred tax effect. The purchase price assumed (i) a market price of $71.00 and $74.00 for the PacifiCare Holding Class A

                               PACIFICARE HOLDING
                     NOTES TO UNAUDITED PRO FORMA CONDENSED
                 CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
    and Class B Common, respectively, (ii) approval of the Series A Amendment,
    (iii) the exercise of FHP Options resulting in the issuance of 0.9 million shares of FHP Common Stock and the receipt of $19.6 million in cash proceeds. The purchase price allocation is based on currently available information and may be adjusted upon completion of the final valuations of FHP's assets and liabilities. Based on current information, PacifiCare Holding does not expect the final purchase price allocation to be materially different from that assumed in the Unaudited Pro Forma Condensed Consolidated Balance Sheet (in thousands).

    Purchase price consideration (1)...............................               $2,124,494
    Direct transaction costs.......................................                  105,300
                                                                                  ----------
    Total purchase price...........................................                2,229,794
    Less FHP shareholders' equity as follows:
        Preferred shares...........................................                    1,052
        Common shares..............................................                    2,039
        Additional paid-in capital.................................                  938,478
        Unrealized holding loss on available-for-sale securities,
         net of taxes..............................................                   (2,306)
        Retained earnings..........................................                  228,366
                                                                                  ----------
                                                                                   1,062,165
    Plus: FHP goodwill and intangible assets.......................                1,028,374
        Conforming accounting adjustments (see Note (g))...........                   20,000
                                                                                  ----------
    Acquisition cost in excess of net assets acquired..............               $2,110,539
                                                                                  ----------
                                                                                  ----------
    Allocation of acquisition cost in excess of net assets
     acquired:
      Allocation to identifiable intangible assets:
        Employer groups............................................  $   225,370
        Provider networks..........................................       84,500
        Bank fees..................................................       11,300
                                                                     -----------
        Subtotal...................................................               $  321,170
      Allocation to goodwill:
        Goodwill, before deferred tax adjustment...................    1,789,369
        Less FHP goodwill..........................................    1,028,374
                                                                     -----------
        Subtotal...................................................                  760,995
        Pro forma increase in deferred tax liability due to step up
         in identifiable intangible assets.........................                  129,110
                                                                                  ----------
        Pro forma increase in goodwill.............................                  890,105
                                                                                  ----------
      Net pro forma adjustment to goodwill and intangible assets...               $1,211,275
                                                                                  ----------
                                                                                  ----------

                               PACIFICARE HOLDING
                     NOTES TO UNAUDITED PRO FORMA CONDENSED
                 CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

    (1) The purchase price consideration was derived as follows, using FHP share and option data as of November 8, 1996 and assuming the Series A Amendment is approved (in thousands, except per share data):

                                                                            PREFERRED     COMMON
                                                                             SHARES       SHARES
                                                                           -----------  -----------
        Cash Consideration:
        FHP shares outstanding...........................................       21,036       41,215
        FHP Options assumed exercised....................................           --          888
                                                                           -----------  -----------
        FHP total equivalent shares outstanding..........................       21,036       42,103
        Cash conversion price............................................  $    14.113  $     17.50
                                                                           -----------  -----------
        Cash portion of purchase price, before proceeds from FHP Options
         assumed exercised...............................................  $   296,881  $   736,803
        Proceeds from FHP Options assumed exercised......................           --       19,557
                                                                           -----------  -----------
          Total cash consideration.......................................  $   296,881  $   717,246  $   1,014,127
                                                                           -----------  -----------
                                                                           -----------  -----------
        Stock Consideration:
        PacifiCare Holding Class A Common shares issued..................                     2,350
        Assumed Closing Price of PacifiCare Holding Class A Common.......               $        71
                                                                                        -----------
          Total PacifiCare Holding Class A Common value..................                                  166,850
        FHP Common equivalent shares outstanding.........................                    42,103
        Assumed Final Class B/Common Share Ratio.........................                     0.200
                                                                                        -----------
        PacifiCare Holding Class B Common shares issued..................                     8,441
        Assumed Closing Price of PacifiCare Holding Class B Common.......               $        74
                                                                                        -----------
          Total PacifiCare Holding Class B Common value..................                                  624,611
        FHP Preferred shares outstanding.................................       21,036
        Assumed PacifiCare Holding Preferred consideration...............  $     15.16
                                                                           -----------
          Total PacifiCare Holding Preferred value.......................                                  318,906
                                                                                                     -------------
        Total purchase price consideration...............................                            $   2,124,494
                                                                                                     -------------
                                                                                                     -------------

        If the holders of the FHP Preferred Stock do not approve the Series A Amendment, each such holder who does not make an Irrevocable Election as to all of its shares of FHP Preferred Stock will receive certain Special Conversion Rights. If such holders waive the Special Conversion Rights, they will receive the consideration they would have received had the FHP Preferred Stock been converted into FHP Common Stock immediately prior to the Mergers. If the Series A Amendment is not approved (and no Irrevocable Elections are made), PacifiCare Holding would issue an additional 4.3 million shares of PacifiCare Holding Class B Common. This would have the effect of reducing earnings per share to $1.35 and $0.80 for the fiscal year ended September 30, 1995 and the nine months ended June 30, 1996, respectively. There would be no effect on the purchase price.

        If the Series A Amendment is not approved, each share of FHP Preferred Stock as to which an Irrevocable Election is made would be exchanged for the Series A Merger Consideration.

                               PACIFICARE HOLDING
                     NOTES TO UNAUDITED PRO FORMA CONDENSED
                 CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
       In this event, PacifiCare Holding would issue fewer than the additional
       4.3 million shares of PacifiCare Holding Class B Common issuable assuming the Series A Amendment is not approved (and no Irrevocable Elections are made).

        If the holders of the FHP Preferred Stock do not approve the Series A Amendment, each such holder who does not make an Irrevocable Election as to all of its shares of FHP Preferred and who does elect to exercise its Special Conversion Rights would be entitled to receive for each such share of FHP Preferred Stock as to which an Irrevocable Election has not been made (i) a mix of cash, PacifiCare Holding Class A Common and PacifiCare Holding Class B Common determined by a formula described in this Joint Proxy Statement/Prospectus; or (ii) $25.00 in cash. PacifiCare Holding will have the right to pay any holder who elects the consideration described in clause (i) of the previous sentence $25.00 in cash per share despite their election. If the Series A Amendment is not approved, no Irrevocable Elections are made and all holders of FHP Preferred Stock elect to exercise their Special Conversion Rights for all of their shares, the aggregate purchase price consideration for the FHP Preferred Stock would not exceed $527 million. Since the consideration to the holders of FHP Preferred Stock in such instance would be significantly less than the consideration they would receive (i) assuming the Series A Amendment is approved, (ii) assuming the Series A Amendment is not approved and Irrevocable Elections are made or (iii) assuming the Series A Amendment is not approved and the holders of FHP Preferred Stock do not exercise their Special Conversion Rights, the pro forma effect of the alternatives relating to an exercise of Special Conversion Rights are not presented herein.

(i) COMMON SHARES AND EQUIVALENTS OUTSTANDING. The pro forma adjustment reflects the following events related to the FHP Merger for the fiscal year ended September 30, 1995 and the nine months ended June 30, 1996, as more specifically described below.

                                                                                    FISCAL YEAR       NINE MONTHS
                                                                                       ENDED             ENDED
                                                                                 SEPTEMBER 30, 1995  JUNE 30, 1996
                                                                                 ------------------  -------------
                                                                                          (IN THOUSANDS)
    PacifiCare weighted average common shares and equivalents outstanding......          29,864           31,654
    Issuance of PacifiCare Holding Class A Common..............................           2,350            2,350
    Issuance of PacifiCare Holding Class B Common..............................           8,441            8,441
    Conversion of FHP Options to PacifiCare Holding Options upon consummation
     of the Mergers, based on the treasury stock method........................             300              300
                                                                                        -------      -------------
    PacifiCare Holding weighted average shares and equivalents outstanding, as
     adjusted..................................................................          40,955           42,745
                                                                                        -------      -------------
                                                                                        -------      -------------

------------------------
    No conversion of the PacifiCare Holding Preferred is assumed.

(j) ACCOUNTS PAYABLE AND ACCRUED LIABILITIES. Pro forma adjustment to reflect estimated transaction costs (see Note (h)).

(k) LONG-TERM DEBT DUE AFTER ONE YEAR. Pro forma adjustment to reflect assumed borrowings under the Credit Facility to finance the Cash Consideration portion of the Mergers (see Note (d)).

                               PACIFICARE HOLDING
                     NOTES TO UNAUDITED PRO FORMA CONDENSED
                 CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(l) SHAREHOLDERS' EQUITY. Pro forma adjustment to reflect issuance of stock as a result of the Mergers (see Note (h)).

                                                                                        ADDITIONAL
                                                                  COMMON    PREFERRED    PAID-IN
                                                                   STOCK      STOCK      CAPITAL        TOTAL
                                                                 ---------  ---------  ------------  ------------
    Issuance of PacifiCare
      Holding Class A Common...................................  $      24             $    166,826  $    166,850
    Issuance of PacifiCare
      Holding Class B Common...................................         84                  624,527       624,611
    Issuance of PacifiCare
      Holding Preferred........................................             $     105       318,801       318,906
    Cancellation of FHP Capital Stock..........................     (2,039)    (1,052)     (938,478)     (941,569)
                                                                 ---------  ---------  ------------  ------------
    Pro forma adjustment.......................................  $  (1,931) $    (947) $    171,676  $    168,798
                                                                 ---------  ---------  ------------  ------------
                                                                 ---------  ---------  ------------  ------------

(m) RATIO OF EARNINGS TO FIXED CHARGES. For purposes of computing the ratio of earnings to fixed charges, earnings include income before fixed charges, provision for Federal and state income taxes and minority interests. Fixed charges consist of interest expense, including amortization of deferred financing costs and the interest component of capitalized leases, and the portion of operating lease expense which management believes is representative of the interest component of rental expenses.

(n) RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS. For purposes of computing the ratio of earnings to fixed charges and preferred stock dividends, earnings include income before fixed charges, provision for Federal and state income taxes and minority interests. Fixed charges and preferred stock dividends consist of preferred stock dividends, interest expense, including amortization of deferred financing costs and the interest component of capitalized leases, and the portion of operating lease expense which management believes is representative of the interest component of rental expenses.

(o) PRO FORMA EFFECT OF TALBERT RIGHTS OFFERING. FHP has negotiated a written agreement with Talbert, under which all Talbert-contracted medical providers or sites agree to provide professional services to members of HMOs and enrollees in insurance products of PacifiCare Holding and its subsidiaries in exchange for a negotiated Capitation Fee (the "Capitated Talbert Contract"). In addition, FHP shall enter into an agreement for FHP to render certain administrative services (primarily related to certain information systems) for a period not to exceed one year following the Effective Time at a rate and on other terms approved by PacifiCare Holding. Following the execution of the Capitated Talbert Contract, FHP will capitalize Talbert to increase its net worth to approximately $60 million.

    FHP will distribute, as soon as practicable and legally permissible after the Effective Time, to holders of FHP Common Stock and FHP Preferred Stock as of immediately prior to the Effective Time, one Talbert Right for each
    21.41174 shares of FHP Common Stock and one Talbert Right for each 26.54897 shares of FHP Preferred Stock held on the Talbert Rights Record Date, subject to adjustment to reflect any additional shares of FHP Capital Stock issued prior to the Effective Time. Pursuant to the Talbert Rights Offering, holders of Talbert Rights may purchase one share of Talbert Common Stock for each Talbert Right held for the subscription price of $21.50 per share. Holders of Talbert Rights will be entitled to subscribe for all, or any portion of, the shares of Talbert Common Stock underlying their Talbert Rights.

                               PACIFICARE HOLDING
                     NOTES TO UNAUDITED PRO FORMA CONDENSED
                 CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

    Proceeds from the exercise of the Talbert Rights, to the extent subscribed, will be used to repay the note payable to FHP. There can be no assurance that the Talbert Rights Offering will be partially or fully subscribed. The unaudited pro forma financial information does not include the pro forma effect of the Talbert Rights Offering and the Capitated Talbert Contract. See "The Mergers and Related Transactions -- Talbert Rights Offering."

                DESCRIPTION OF PACIFICARE HOLDING CAPITAL STOCK

    THE FOLLOWING DESCRIPTION OF THE PACIFICARE HOLDING CAPITAL STOCK IS QUALIFIED IN ITS ENTIRETY BY THE COMPLETE TEXT OF THE RESTATED CERTIFICATE, WHICH IS INCORPORATED BY REFERENCE HEREIN AND A COPY OF WHICH IS ANNEXED TO THIS JOINT PROXY STATEMENT/PROSPECTUS AS EXHIBIT 1.4 TO APPENDIX A.

    The authorized capital stock of PacifiCare Holding immediately prior to the Effective Time will consist of 100,000,000 shares of PacifiCare Holding Class A Common, par value $0.01 per share, 100,000,000 shares of PacifiCare Holding Class B Common, par value $0.01 per share, and 40,000,000 shares of PacifiCare Holding Preferred, par value $0.01 per share.

PACIFICARE HOLDING CLASS A COMMON AND CLASS B COMMON

    DIVIDENDS. Subject to the rights of any outstanding preferred stock, each holder of PacifiCare Holding Common shall be entitled to share equally, on a per share basis, in dividends, when, as and if declared by the Board of Directors of PacifiCare Holding, out of funds legally available therefor, except that dividends or other distributions payable on the PacifiCare Holding Common in PacifiCare Holding Common shall be made to all holders of PacifiCare Holding Common and may be made: (i) in PacifiCare Holding Class B Common to the record holders of PacifiCare Holding Class A Common and to the record holders of PacifiCare Holding Class B Common; (ii) in PacifiCare Holding Class A Common to the record holders of PacifiCare Holding Class A Common and in PacifiCare Holding Class B Common to the record holders of PacifiCare Holding Class B Common; or (iii) in any other authorized class or series of capital stock to the holders of both classes of PacifiCare Holding Common.

    LIQUIDATION. In the event of any liquidation, dissolution or winding up of PacifiCare Holding, the holders of PacifiCare Holding Common shall, subject to the rights of any outstanding shares of preferred stock, share equally and ratably in all assets available for distribution to PacifiCare Holding stockholders.

    VOTING RIGHTS. Each holder of PacifiCare Holding Class A Common shall be entitled to one vote for each share of PacifiCare Holding Class A Common standing in such holder's name on the stock transfer records of PacifiCare Holding in connection with the election of directors and all other actions submitted to a vote of stockholders. The holders of PacifiCare Holding Class B Common shall not vote on any matters except as otherwise provided by the Restated Certificate and the DGCL.

    The holders of PacifiCare Holding Class B Common shall be entitled to vote separately as a group only with respect to: (i) proposals to change the par value of the PacifiCare Holding Class B Common; (ii) amendments to the Restated Certificate that alter or change the powers, preferences or special rights of the holders of PacifiCare Holding Class B Common so as to affect them adversely; and (iii) such other matters as may require separate group voting under the Restated Certificate or the DGCL. The number of shares of authorized PacifiCare Holding Class B Common may be increased or decreased (but not below the number of shares then outstanding) by the affirmative vote of the holders of a majority of the PacifiCare Holding Class A Common.

    Under the Restated Certificate, certain transactions known as Business Transactions (as defined below) involving a Control Person (as defined below) must be approved by the affirmative vote of the holders of 66 2/3% of the total votes entitled to be cast in an election of directors; provided, however, that the foregoing shall not apply if (i) the Business Transaction was approved by a two-thirds vote of the Board of Directors of PacifiCare Holding prior to the acquisition by the Control Person, together with its affiliates and associates, of stock of PacifiCare Holding, which, in the aggregate, bears the rights to 10% or more of the total votes entitled to be cast in an election of directors; or
(ii) the Business Transaction was approved by a two-thirds vote of the Board of Directors of PacifiCare Holding after the acquisition by the Control Person, together with its affiliates and associates, of stock of PacifiCare Holding, which, in the aggregate, bears the rights to 10% or more of the total votes entitled to be cast in an election of directors, and such acquisition by such Control Person and its affiliates and associates was unanimously approved by the Board of Directors of PacifiCare Holding; or (iii) the Business Transaction is solely between PacifiCare Holding and another corporation, 50% or more of the voting stock of which is owned by PacifiCare Holding and none of which is owned by a Control Person, and each holder of stock of PacifiCare Holding receives the same type of consideration in proportion to such holder's holdings; or (iv) both of the following are satisfied: (a) the cash or fair market value of the property, securities or other consideration to be received per share in the Business Transaction by holders of stock of PacifiCare Holding is not less than the higher of (1) the highest price per share (including brokerage commissions, soliciting dealers' fees, dealer-management compensation, and other expenses, including, but not limited to, newspaper advertisements, printing and attorney's fees) paid by such Control Person in acquiring any of its holdings of PacifiCare Holding's stock, or (2) the highest per share market price of the stock of PacifiCare during the 3-month period immediately preceding the date of the proxy statement described in the following clause (b); and (b) a proxy statement responsive to the requirements of the Exchange Act shall be mailed to public stockholders of PacifiCare Holding for the purpose of soliciting stockholder approval of such Business Transaction and shall contain at the front thereof, in a prominent place, any recommendations as to the advisability (or inadvisability) of the Business Transaction which the continuing directors of PacifiCare Holding, or any of them, may choose to state, and, if deemed advisable by a majority of the continuing directors of PacifiCare Holding, an opinion of a reputable investment banking firm as to the fairness (or unfairness) of the terms of such Business Transaction, from the point of view of the remaining public stockholders of PacifiCare Holding (such investment banking firm to be selected by a majority of the continuing directors of PacifiCare Holding and to be paid a reasonable fee for their services by PacifiCare Holding upon receipt of such opinion). A "Control Person" is generally defined as a person or entity, or group of persons or entities, who owns or has the right to control 10% of the total votes entitled to be cast in an election of directors. A "Business Transaction" is generally defined as a transaction involving the merger with, the sale or lease of assets to or from, the issuance of securities to or purchase of securities from, or plan of dissolution of PacifiCare Holding by, any Control Person.

    CONVERSION. All outstanding PacifiCare Holding Class B Common shall be converted into PacifiCare Holding Class A Common on a share-for-share basis by the Board of Directors if, as a result of the existence of the PacifiCare Holding Class B Common, either the PacifiCare Holding Class A Common or PacifiCare Holding Class B Common or both are excluded from trading on the NYSE, the American Stock Exchange and all other principal national securities exchanges then in use and also is excluded from quotation on the Nasdaq National Market and other comparable national quotation systems then in use. In making such determination, the PacifiCare Holding Board of Directors may conclusively rely on any information or documentation available to it, including filings, made with the Commission, any stock exchange, the National Association of Securities Dealers, Inc. or any other governmental or regulatory agency or any written instrument purporting to be authentic. All outstanding PacifiCare Holding Class B Common shall be converted into PacifiCare Holding Class A Common on a share-for-share basis if at any time the number of shares of outstanding PacifiCare Holding Class A Common, as reflected on the stock transfer records of PacifiCare Holding, falls below 10% of the aggregate number of outstanding PacifiCare Holding Class A Common and of PacifiCare Holding Class B Common. In the event of any conversion of the PacifiCare Holding Class B Common as described in this paragraph, certificates which formerly represented outstanding shares of PacifiCare Holding Class B Common will thereafter be deemed to represent a like number of shares of PacifiCare Holding Class A Common and all authorized PacifiCare Holding Common shall consist of only PacifiCare Holding Class A Common.

    CLASS B COMMON SHARE PROTECTION PROVISION. The PacifiCare Holding Certificate of Incorporation suspends the voting rights of any person or group that acquires a beneficial interest of 10% or more of the then outstanding PacifiCare Holding Class A Common (excluding shares acquired at the Effective Time and upon issuance or sale by the Company, by operation of law, by will or the laws of descent or distribution, by gift or by foreclosure of a bona fide loan), unless such person or group (a "Significant Stockholder") then beneficially owns an equal or greater percentage of the outstanding PacifiCare Holding Class B Common acquired after the Effective Time, or such Significant Stockholder makes a tender offer for sufficient PacifiCare Holding Class B Common to reach such a level of ownership. This provision also applies when a Significant Stockholder acquires the next higher integral multiple of 5% (e.g. 15%, 20%, 25%, etc.) of the outstanding PacifiCare Holding Class A Common.

    MERGER. In the event of a merger or consolidation of PacifiCare Holding with or into another entity (whether or not PacifiCare Holding is the surviving entity), the holders of PacifiCare Holding Class B Common shall be entitled to receive the same per share consideration as the per share consideration, if any, received by any holder of the PacifiCare Holding Class A Common in such merger or consolidation; provided, however, that this restriction shall not apply to the PacifiCare Merger.

PACIFICARE HOLDING PREFERRED

    If the Series A Amendment is approved, a class of PacifiCare Holding Preferred shall be designated "Series A Cumulative Convertible Preferred Shares," with 11,000,000 shares authorized and the following rights, preferences, privileges and powers:

    RANK. The PacifiCare Holding Preferred shall rank, with respect to dividend rights and rights on liquidation, winding-up and dissolution of PacifiCare
Holding: (i) senior to all classes of common stock of PacifiCare Holding, as they exist on the date the Restated Certificate is filed or as such stock may be constituted from time to time, and each other class or series of capital stock or preferred stock established by the PacifiCare Holding Board of Directors to the extent the terms of such stock do not expressly provide that it ranks senior to or on a parity with the PacifiCare Holding Preferred as to dividend rights and rights on liquidation, winding-up and dissolution (collectively, together with the PacifiCare Holding Common, the "Junior Securities"); (ii) on a parity with each other class or series of capital stock or of preferred stock issued by PacifiCare Holding established by the PacifiCare Holding Board of Directors to the extent the terms of such stock expressly provide that it will rank on a parity with the PacifiCare Holding Preferred as to dividend rights and rights on liquidation, winding-up and dissolution (collectively, the "Parity Securities"); and (iii) junior to each other class of capital stock or series of preferred stock established by the Board to the extent the terms of such stock expressly provide that it will rank senior to the PacifiCare Holding Preferred as to dividend rights and rights on liquidation, winding-up and dissolution (collectively, the "Senior Securities"). Each share of the PacifiCare Holding Preferred shall rank equally in all respects with each other share of the PacifiCare Holding Preferred.

    DIVIDENDS. Holders of PacifiCare Holding Preferred will be entitled to receive, when, as and if declared by the PacifiCare Holding Board of Directors out of funds of PacifiCare Holding legally available therefor, cash dividends at an annual rate of $1.00 per share of PacifiCare Holding Preferred, payable quarterly in arrears on March 15, June 15, September 15, and December 15, of each year, commencing with the first dividend date following the Mergers; provided that the dividend payable on the first dividend date following the Mergers shall be in an amount determined by assuming that the PacifiCare Holding Preferred (i) had been outstanding on the date immediately following the last dividend payment date on the FHP Preferred Stock (the "Transition Period Commencement Date"); and (ii) had been entitled to receive, when, as and if declared by the Board of Directors out of funds of PacifiCare Holding legally available therefor, cash dividends at an annual rate of (a)$2.50 per share from such date through the date of consummation of the Mergers and (b)$1.00 per share from the date immediately following the date of the Mergers through the first dividend date following the Mergers. Each dividend will be payable to holders of record as they appear on the books of PacifiCare Holding at the close of business on a record date, not more than 60 nor less than 15 days before the payment date, fixed by the PacifiCare Holding Board of Directors. Dividends will be cumulative from the date of consummation of the Mergers (the Transition Period Commencement Date for the first dividend). Dividends for each full dividend period will be computed by dividing the annual dividend rate by four and dividends payable for any period less than a full dividend period will be computed on the basis of a 360-day year consisting of twelve 30-day months. The PacifiCare Holding Preferred will not be entitled to any dividends, whether payable in cash, property or stock, in excess of full cumulative dividends. No interest, or sum of money in lieu of interest, will be payable in respect of any accrued and unpaid dividends. No dividends may be paid or set apart for such payment, or other distributions made on Junior Securities (except dividends on Junior Securities paid in additional shares of Junior Securities), and no PacifiCare Holding Preferred, Parity Securities or Junior Securities may be repurchased, redeemed or otherwise retired directly or indirectly by PacifiCare Holding, if full cumulative dividends to be paid hereunder prior to the date thereof have not been paid on the PacifiCare Holding Preferred. Notwithstanding the foregoing, PacifiCare Holding may: (i) make redemptions, purchases or other acquisitions of PacifiCare Holding Preferred, Parity Securities or Junior Securities payable in Junior Securities or repurchases of PacifiCare Holding Preferred, Parity Securities or Junior Securities in the ordinary course of business pursuant to the terms of any current or future employee stock incentive plan or similar plan adopted by the PacifiCare Holding Board of Directors; and (ii) make redemptions of Rights (as defined below in "-- Conversion") distributed pursuant to a Rights Agreement (as defined in "-- Conversion").

    LIQUIDATION RIGHTS. The "Stated Value" of each share of PacifiCare Holding Preferred shall be $25.00. In the event of any voluntary or involuntary liquidation, dissolution or winding-up of PacifiCare Holding, after satisfaction of the claims of creditors and any holders of Senior Securities and before any payment or distribution of assets is made on any Junior Securities, including, without limitation, the PacifiCare Holding Common, the holders of PacifiCare Holding Preferred shall receive a liquidation preference equal to the Stated Value of their shares, and shall be entitled to receive an amount equal to all accrued and unpaid dividends through the date of distribution (whether or not declared). After payment of any such liquidation preference and accrued but unpaid dividends, the PacifiCare Holding Preferred will not be entitled to any further participation in any distribution of assets by PacifiCare Holding. Neither the sale or transfer of all or any part of the assets of PacifiCare Holding for cash, securities or other property, nor the merger or consolidation of PacifiCare Holding into or with any other corporation or a merger of any other corporation with or into PacifiCare Holding, will be deemed to be a liquidation, dissolution or winding-up of PacifiCare Holding.

    VOTING RIGHTS. Except as provided below or as may be required by the DGCL or provided by the resolution creating any other series of PacifiCare Holding Preferred, the holders of PacifiCare Holding Preferred will not be entitled to vote. So long as any shares of PacifiCare Holding Preferred are outstanding, the vote or consent of the holders of 66 2/3% of the outstanding shares of PacifiCare Holding Preferred, voting together as a single class, shall be necessary to: (i) increase or decrease the par value of the shares of PacifiCare Holding Preferred; (ii) alter or change the powers, preferences or special rights of the shares of PacifiCare Holding Preferred so as to affect them adversely; or (iii) authorize or issue any class or series of Parity Securities or Senior Securities, or any security convertible into Parity Securities or Senior Securities.

    In the event that any accrued dividends (whether or not declared) on the PacifiCare Holding Preferred shall not have been paid in an aggregate amount equal to or greater than six quarterly dividends, the maximum authorized number of directors of PacifiCare Holding will be automatically increased by two, and holders of PacifiCare Holding Preferred shall be entitled to vote their shares of PacifiCare Holding Preferred, to elect, as a class, an additional two directors. So long as any shares of PacifiCare Holding Preferred shall be outstanding, the holders of shares of PacifiCare Holding Preferred shall retain the right to vote and elect, with the holders of Parity Securities upon which like voting rights have been conferred and are exercisable (the "Voting Parity Securities"), as a class, two directors until all accrued but unpaid dividends on the PacifiCare Holding Preferred are paid in full or declared and set aside for payment.

    Unless and until the holders of PacifiCare Holding Preferred and Voting Parity Securities shall have exercised their right to elect two directors voting as a class, the holders of PacifiCare Holding Class A Common, and other classes of stock of PacifiCare Holding, if applicable, shall continue to be entitled to elect all of the directors.

    CONVERSION. Each share of PacifiCare Holding Preferred will be convertible (the rights to convert described in this section are referred to as the "Conversion Rights") at the option of the holder thereof, into such number of fully paid and non-assessable shares of PacifiCare Holding Class B

Common (together with any Rights (as defined below) associated therewith) as is equal to (i) the sum of (a) twice the Stated Value of the PacifiCare Holding Preferred plus (b) accrued but unpaid dividends in arrears thereon to which the holder converting such shares is entitled, divided by (ii) the Conversion Price then in effect. The initial "Conversion Price" for the PacifiCare Holding Preferred shall be a price equal to $31.00 multiplied by a fraction, the numerator of which is 1.00 and the denominator of which is the Final Exchange Ratio and shall be subject to adjustment as described below (the "PacifiCare Holding Conversion Price"). Shares of PacifiCare Holding Preferred called for redemption will not be convertible after the close of business on the day preceding the date fixed for redemption, unless PacifiCare Holding defaults in payment of the redemption price.

    The Conversion Price is subject to adjustment after the issuance of the PacifiCare Holding Preferred from time to time as follows: (i) in case PacifiCare Holding shall (a) pay a dividend or make a distribution on PacifiCare Holding Common in shares of PacifiCare Holding Common, (b) subdivide its outstanding shares of PacifiCare Holding Common into a greater number of shares or (c) combine its outstanding shares of any class of PacifiCare Holding Common into a smaller number of shares, the Conversion Price in effect immediately prior to such action shall be adjusted (and any other appropriate action taken by PacifiCare Holding) so that the holder of any PacifiCare Holding Preferred thereafter surrendered for conversion shall be entitled to receive the number of shares of PacifiCare Holding Common which such holder would have been entitled to receive immediately following such action had the holder's PacifiCare Holding Preferred been converted immediately prior thereto; (ii) in case PacifiCare Holding shall issue rights, options or warrants to all holders of its outstanding shares of PacifiCare Holding Common, or of its outstanding shares of any class or series of PacifiCare Holding Common, entitling them, for a period expiring within 45 days after the record date mentioned below, to subscribe for or purchase shares of PacifiCare Holding Common at a price per share less than the Current Market Price per share (as defined in the Restated Certificate) of such offered PacifiCare Holding Common on the record date mentioned below, then the Conversion Price in effect immediately prior thereto shall be adjusted as provided in the Restated Certificate.

    Notwithstanding the immediately preceding paragraph, any adjustments to the Conversion Price to account for the issuance of rights ("Rights") under a stockholder rights plan or agreement, "poison pill" or similar arrangement (a "Rights Agreement") adopted subsequent to the date hereof shall be made when such Rights become exercisable or exchangeable by the holder thereof for PacifiCare Holding Common (PacifiCare Holding Common issued pursuant to the exercise of, or exchange by PacifiCare Holding for, such Rights are referred to as "Rights Stock") pursuant to a Rights Agreement at a price per share less than the Current Market Price per share of such PacifiCare Holding Common on the date of such exercise or exchange. In such event, the Conversion Price in effect immediately prior to such exercise or exchange shall be adjusted as provided in the Restated Certificate.

    In case PacifiCare Holding shall distribute to substantially all holders of PacifiCare Holding Common, or to substantially all holders of its outstanding shares of any class or series of PacifiCare Holding Common, evidences of indebtedness, equity securities (including equity interests in PacifiCare Holding's subsidiaries) other than PacifiCare Holding Common or other assets (other than cash dividends paid out of earned surplus of PacifiCare Holding or, if there shall be no earned surplus, out of net profits for the fiscal year in which the dividend is made and/or the preceding fiscal year), or shall distribute to substantially all holders of PacifiCare Holding Common or to substantially all holders of any class or series of PacifiCare Holding Common, rights, options or warrants to subscribe to securities (other than any rights, options or warrants referred to above or Rights referred to above), then in each such case the Conversion Price shall be adjusted as provided in the Restated Certificate.

    No adjustment in the Conversion Price shall be required if the holders of PacifiCare Holding Preferred are to participate in the transaction on a basis and with notice that the PacifiCare Holding Board of Directors determines in good faith to be fair and appropriate in light of the basis and notice on which holders of PacifiCare Holding Common participate in the transaction.

    To the extent permitted by law, PacifiCare Holding from time to time may reduce the Conversion Price by any amount for any period of at least 20 days (or such other period as may then be required by applicable law) if the PacifiCare Holding Board of Directors has made a determination in good faith that such reduction would be in the best interests of PacifiCare Holding, which determination shall be conclusive. No reduction in the Conversion Price pursuant to this paragraph shall become effective unless PacifiCare Holding shall have mailed a notice, at least 15 days prior to the date on which such reduction is scheduled to become effective, to each holder of PacifiCare Holding Preferred. At its option, PacifiCare Holding may make such reduction in the Conversion Price, in addition to those otherwise required by this section, as the PacifiCare Holding Board of Directors deems advisable to avoid or diminish any income tax to holders of PacifiCare Holding Common resulting from any dividend or distribution of stock (or rights to acquire stock) or from any event treated as such for income tax purposes; provided that any such reduction shall not be effective until written evidence of the action of the PacifiCare Holding Board of Directors authorizing such reduction shall be filed with the Secretary of PacifiCare Holding and notice thereof shall have been given by first-class mail, postage prepaid, to each holder of PacifiCare Holding Preferred at such holder's address as it appears on the books of PacifiCare Holding.

    If any transaction shall occur, including without limitation: (i) any recapitalization or reclassification of shares of PacifiCare Holding Common or any class or series of PacifiCare Holding Common (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination of the PacifiCare Holding Common);
(ii) any consolidation or merger of PacifiCare Holding with or into another person or any merger of another person into PacifiCare Holding (other than a merger in which PacifiCare Holding is the surviving corporation and that does not result in a reclassification, conversion, exchange or cancellation of PacifiCare Holding Common, or any class or series of PacifiCare Holding Common);
(iii) any sale, lease or transfer of all or substantially all of the assets of PacifiCare Holding; (iv) any compulsory share exchange; or (v) any conversion of all of the outstanding PacifiCare Holding Class B Common into PacifiCare Holding Class A Common, pursuant to any of which holders of PacifiCare Holding Class B Common shall be entitled to receive other securities, cash or other property, then appropriate provision shall be made so that the holder of each share of PacifiCare Holding Preferred then outstanding shall have the right thereafter to receive on account of such share only the kind and amount of the securities, cash or other property that would have been receivable upon such recapitalization, reclassification, consolidation, merger, sale, lease, transfer, share exchange or conversion by a holder of the number of shares of PacifiCare Holding Class B Common issuable upon conversion of such share of PacifiCare Holding Preferred immediately prior to such recapitalization, reclassification, consolidation, merger, sale, lease, transfer or share exchange, and PacifiCare Holding shall not enter into any such merger, consolidation, sale, lease, transfer or share exchange unless the company formed by such consolidation or resulting from such merger or that acquires such assets or that acquires PacifiCare Holding's shares, as the case may be, shall make provisions in its certificate or articles of incorporation or other constituent document or certificate of merger or other document effecting any such merger, consolidation, sale, lease, transfer or share exchange to establish such right. Upon the occurrence of any transaction described in the preceding sentence (except clause (i) thereof), the PacifiCare Holding Preferred then outstanding shall be deemed converted, subject nevertheless to the provisions discussed in "-- Change in Control" below, to the extent applicable.

    ADOPTION OF RIGHTS AGREEMENT. PacifiCare Holding shall not adopt a Rights Agreement unless such Rights Agreement shall provide that: (i) each holder of a share of PacifiCare Holding Preferred shall be entitled to receive thereunder, upon conversion of such share of PacifiCare Holding Preferred (in accordance with the terms hereof), prior to the earlier to occur of (a) the date of redemption of Rights issued under such Rights Agreement, (b) the date of expiration of the Rights issued under such Rights Agreement or (c) the date the Conversion Price of the PacifiCare Holding Preferred is adjusted to account for the issuance of Rights, Rights in an amount equal to the amount of Rights issued with respect to the number of shares of PacifiCare Holding Common to be received upon such conversion; and (ii) if such Rights are redeemed prior to the conversion of any share of PacifiCare Holding

Preferred into PacifiCare Holding Common, then, upon conversion of such share of PacifiCare Holding Preferred, the holder thereof shall receive an amount in cash equal to the amount in cash that such holder would have received had he converted such share of PacifiCare Holding Preferred prior to such redemption.

    OPTIONAL REDEMPTION. On or after June 17, 1998, PacifiCare Holding may, at its option, redeem all or from time to time any part of the shares of PacifiCare Holding Preferred, out of funds legally available therefor, upon giving a notice of redemption as set forth below, at the following redemption prices per share (expressed as percentages of the Stated Value), plus an amount equal to accrued and unpaid dividends, if any (whether or not declared), up to but excluding the date fixed for redemption, if redeemed during the twelve-month period commencing on June 17 of the years indicated below:

                                                                                    REDEMPTION
YEAR                                                                                   PRICE
---------------------------------------------------------------------------------  -------------
1998.............................................................................        103.0%
1999.............................................................................        102.5%
2000.............................................................................        102.0%
2001.............................................................................        101.5%
2002.............................................................................        101.0%
2003.............................................................................        100.5%
2004.............................................................................        100.0%

    If fewer than all of the outstanding shares of the PacifiCare Holding Preferred are to be redeemed, the number of shares to be redeemed shall be determined by the PacifiCare Holding Board of Directors in good faith and the shares to be redeemed will be determined PRO RATA as nearly as practicable, or by such other method as the PacifiCare Holding Board of Directors may determine to be fair and appropriate. PacifiCare Holding Preferred may not be redeemed unless full cumulative dividends have been paid on the PacifiCare Holding Preferred for all past dividend periods.

    CHANGE IN CONTROL. If there occurs a Change in Control (as defined below) with respect to PacifiCare Holding, then each share of PacifiCare Holding Preferred may be converted (the rights to convert described in this Section referred to as the "Special Conversion Rights"), at the option of the holder thereof at any time from the date of such Change in Control until the expiration of 55 days after the date of the Conversion Notice (as defined below) by PacifiCare Holding to all holders of the PacifiCare Holding Preferred, into, at its option, either: (i) such number of fully paid and non-assessable shares of PacifiCare Holding Class B Common as is equal to the Stated Value of the PacifiCare Holding Preferred divided by the Special Conversion Price (as defined below); or (ii) an amount in cash equal to the Stated Value of the PacifiCare Holding Preferred plus an amount equal to any accrued but unpaid dividends thereon. The "Special Conversion Price" shall be the closing price of the PacifiCare Holding Class B Common on the last trading day prior to the date PacifiCare Holding gives the Conversion Notice to the holders of PacifiCare Holding Preferred. Within five days after the occurrence of a Change in Control, PacifiCare Holding shall give notice of the occurrence of the Change in Control and of the Special Conversion Rights set forth herein in accordance with the procedures set forth below to each holder of PacifiCare Holding Preferred.

    Exercise of the Special Conversion Rights by a holder of PacifiCare Holding Preferred will be irrevocable. PacifiCare Holding shall not enter into any consolidation, merger or sale of assets, unless in connection therewith, the holders of PacifiCare Holding Preferred exercising Special Conversion Rights will be entitled to receive the same consideration as received for the number of shares of PacifiCare Holding Class B Common into which their shares of PacifiCare Holding Preferred would have been converted pursuant to the Special Conversion Rights. The Special Conversion Rights are in addition to the regular Conversion Rights that apply to the PacifiCare Holding Preferred. PacifiCare Holding may, at its option, elect to pay holders of PacifiCare Holding Preferred exercising Special Conversion Rights an amount in cash equal to the Stated Value of the PacifiCare Holding Preferred plus an amount equal to any accrued but unpaid dividends thereon.

    "Change in Control" means any of the following: (i) the sale, lease, conveyance or other disposition of all or substantially all of PacifiCare Holding's assets as an entirety or substantially as an entirety to any person or "group" (within the meaning of Section 13(d)(3) of the Exchange Act) in one or a series of transactions, provided that a transaction where the holders of PacifiCare Holding Common immediately prior to such transaction own, directly or indirectly, 50% or more of the common stock of such person or group immediately after such transactions shall not be a Change in Control; (ii) the acquisition by PacifiCare Holding and/or any of its subsidiaries of 50% or more of the aggregate voting power of the PacifiCare Holding Common in one transaction or a series of related transactions; (iii) the liquidation or dissolution of PacifiCare Holding, provided that a liquidation or dissolution of PacifiCare Holding which is part of a transaction or series of related transactions that does not constitute a Change in Control under the "provided"' clause of clause
(i) above shall not constitute a Change in Control under this clause (iii); or
(iv) any transaction or series of transactions (as a result of a tender offer, merger, consolidation or otherwise) that results in, or that is in connection with, (a) any person, including a "group" (within the meaning of Section 13(d)(3) of the Exchange Act) that includes such person, acquiring "beneficial ownership" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 50% or more of the aggregate voting power of the PacifiCare Holding Common or any person that possesses "beneficial ownership" (as defined in Rule 13d-3 under the Exchange Act), directly, of 50% or more of the aggregate voting power of the PacifiCare Holding Common, or (b) less than 50% (measured by the aggregate voting power of all classes) of PacifiCare Holding Common being registered under Section 12(b) or 12(g) of the Exchange Act.

                      COMPARISON OF RIGHTS OF STOCKHOLDERS

COMPARISON OF STOCKHOLDER RIGHTS WITH RESPECT TO PACIFICARE HOLDING AND
PACIFICARE

    The rights of PacifiCare's stockholders are governed by the PacifiCare Certificate, PacifiCare's bylaws and the DGCL. After the Effective Time, the rights of PacifiCare stockholders who become PacifiCare Holding stockholders will be governed by the Restated Certificate, PacifiCare Holding's bylaws and the DGCL. The following is a summary comparison of certain differences between the rights of PacifiCare stockholders under the PacifiCare Certificate and the rights of PacifiCare Holding stockholders under the Restated Certificate. Except as described in the next sentence, PacifiCare Holding has adopted bylaws substantially identical to those of PacifiCare and, consequently, no differences arise in the rights of a stockholder under PacifiCare's bylaws as compared to the rights of a stockholder under PacifiCare Holding's bylaws. Unlike the bylaws of PacifiCare, PacifiCare Holding, under its bylaws, is required to reimburse the expenses of a director incurred in connection with certain litigation or other disputes relating to his or her status as a director, subject to repayment to PacifiCare Holding in the event the director is determined not to be entitled to indemnification by PacifiCare Holding. This summary does not purport to be complete and is qualified in its entirety by reference to the Restated Certificate, the PacifiCare Holding Bylaws and the PacifiCare Certificate.

    COMPARISON OF THE RIGHTS OF THE HOLDERS OF PACIFICARE COMMON STOCK AND THE HOLDERS OF
      PACIFICARE HOLDING COMMON

    REMOVAL OF DIRECTORS. A director of PacifiCare can be removed prior to the expiration of his or her term by either: (i) the affirmative vote or written consent of the holders of at least 66 2/3% of the total number of votes entitled to vote in an election of directors; or (ii) unanimous vote of the remaining directors if such director has been declared of unsound mind by a court of law or convicted of a felony. The Restated Certificate does not provide for removal by unanimous vote of the remaining directors but does provide for the removal by the affirmative vote or written consent of the holders of 66 2/3% of the total number of votes entitled to vote in an election of directors.

    EXISTENCE OF SENIOR PREFERRED STOCK. Under the PacifiCare Certificate, there is no series of capital stock issued or outstanding with rights, preferences or privileges senior to the PacifiCare Common Stock. If the Series A Amendment is approved, 11,000,000 shares of PacifiCare Holding Preferred will be authorized under the Restated Certificate and it is anticipated that almost all of these shares could be issued in the FHP Merger (the exact number of shares to be issued being dependent upon whether the Series A Amendment is approved, the number of shares of FHP Preferred Stock, if any, converted into FHP Common Stock prior to the Effective Time, the number of shares, if any, of FHP Preferred Stock whose holders exercise appraisal rights and the number of shares of FHP Preferred Stock for which proper Irrevocable Elections are made). The holders of the PacifiCare Holding Preferred will have rights, preferences and privileges which are senior to the holders of PacifiCare Holding Common, including, without limitation, a preferential cumulative dividend of $1.00 per share and a liquidation preference of $25.00 per share. The material rights, preferences and privileges of the PacifiCare Holding Preferred are described under "Description of PacifiCare Holding Capital Stock -- PacifiCare Holding Preferred."

    With the exception of the differences summarized above with respect to the PacifiCare Common Stock and PacifiCare Holding Common, there are no material differences between: (i) the rights of the holder of PacifiCare Class A Common Stock and the holders of the PacifiCare Holding Class A Common Stock; and (ii) the rights of the holders of PacifiCare Class B Common Stock and the holders of PacifiCare Holding Class B Common.

COMPARISON OF STOCKHOLDER RIGHTS WITH RESPECT TO PACIFICARE HOLDING AND FHP

    The rights of FHP's stockholders are governed by the FHP Certificate, FHP's bylaws and the DGCL. After the Effective Time, the rights of FHP stockholders who become PacifiCare Holding stockholders will be governed by the Restated Certificate, PacifiCare Holding's bylaws and the DGCL. The following is a summary comparison of certain differences between the rights of FHP stockholders under the FHP Certificate and the FHP bylaws and the rights of PacifiCare Holding stockholders under the Restated Certificate, and PacifiCare Holding's bylaws. This summary does not purport to be complete and is qualified in its entirety by reference to the Restated Certificate, the FHP Certificate and the bylaws of PacifiCare Holding and FHP.

    COMPARISON OF THE RIGHTS OF THE HOLDERS OF FHP COMMON STOCK AND THE HOLDERS
OF
      PACIFICARE HOLDING CLASS A COMMON

    GENERAL. In accordance with the terms of the FHP Merger, each share of FHP Common Stock shall be converted into the right to receive a fraction of a share of PacifiCare Holding Class A Common and a fraction of a share of PacifiCare Holding Class B Common. With the exception of the differences set forth below under the captions "Approval of Certain Transactions" and "Ability to Call Special Stockholder Meetings" there are no material differences between the rights of the FHP Common stockholders and the PacifiCare Holding Class A Common stockholders.

    APPROVAL OF CERTAIN TRANSACTIONS. Under the FHP Certificate, the affirmative vote of the holders of 66 2/3% of the outstanding voting capital stock of FHP is required for the approval or authorization of any: (i) merger or consolidation of FHP with or into any other corporation; or (ii) sale, lease, exchange or disposition of all or substantially all of the assets of FHP to or with any other corporation, person or entity, unless such transaction is approved by a resolution adopted by 80% of the FHP Board of Directors. Under the Restated Certificate, certain transactions known as Business Transactions involving a Control Person must be approved by the affirmative vote of the holders of 66 2/3% of the total votes entitled to be cast in an election of directors. A "Control Person" is generally defined as a person or entity, or group of persons or entities, who owns or has the right to control 10% of the total votes entitled to be cast in an election of directors. A "Business Transaction" is generally defined as a transaction involving the merger with, the sale or lease of assets to or from, the issuance of securities to or purchase of securities from, or plan of dissolution of PacifiCare Holdings by, any Control Person.

    ABILITY TO CALL SPECIAL STOCKHOLDER MEETINGS. Under FHP's bylaws, a special meeting of the stockholders may be called by (i) the Chairman of the Board or
(ii) by resolution adopted by a majority of the total number of authorized directors. The stockholders of FHP do not have a right to call a special meeting of stockholders. Under the PacifiCare Holding bylaws, a special meeting of stockholders may be called by: (i) the President, (ii) the President and Secretary upon the written request of a majority of the Board of Directors, or
(iii) the written request of stockholders holding a majority of the capital stock of PacifiCare Holding issued and outstanding and entitled to vote.

    COMPARISON OF THE RIGHTS OF THE HOLDERS OF FHP COMMON STOCK AND HOLDERS OF
      PACIFICARE HOLDING CLASS B COMMON

    VOTING RIGHTS. The holders of FHP Common Stock have the right to one vote per share of FHP Common Stock on each matter presented to the stockholders, including the election of directors. The holders of PacifiCare Holding Class B Common are not entitled to vote their shares of PacifiCare Holding Class B Common, except with respect to: (i) proposals to change the par value of the PacifiCare Holding Class B Common; (ii) amendments to the Restated Certificate that alter or change the powers, preferences or special rights of the holders of PacifiCare Holding Class B Common so as to affect them adversely; and (iii) such other matters that may require group voting under the Restated Certificate and under the DGCL.

    CONVERSION RIGHTS. The FHP Common Stock is not convertible. The PacifiCare Holding Class B Common converts into PacifiCare Class A Common only in the following circumstances: (i) the Board of Directors of PacifiCare Holding determines that either the PacifiCare Holding Class A Common or the PacifiCare Holding Class B Common, or both, are excluded from trading on all national stock exchanges and national quotation system as a result of the existence of the PacifiCare Holding Class B Common; or (ii) the number of shares at PacifiCare Holding Class A Common, as reflected on PacifiCare Holding's stock transfer records, falls below 10% of the aggregate of PacifiCare Holding Class A and Class B outstanding.

    CLASS B COMMON SHARE PROTECTION PROVISION. The Restated Certificate provides that, if a person, entity or group acquires 10% or more of the PacifiCare Holding Class A Common and does not own an equal or greater percentage of PacifiCare Holding Class B Common, then such person, entity or group must also purchase an equivalent percentage of PacifiCare Holding Class B Common (based on the outstanding PacifiCare Holding Class B Common less any PacifiCare Holding Class B Common held by such person entity or group) or lose the right to vote such shares. See "Description of PacifiCare Holding Capital Stock -- PacifiCare Holding Class A Common and Class B Common -- Class B Common Share Protection Provision."

    COMPARISON OF THE RIGHTS OF FHP PREFERRED STOCKHOLDERS AND PACIFICARE HOLDING PREFERRED STOCKHOLDERS

    EXCHANGE RATIO.  A holder of the FHP Preferred will be entitled to receive
0.50 shares of PacifiCare Holding Preferred for each share of FHP Preferred Stock, if the required vote for the Series A Amendment is received or if such holder makes a proper Irrevocable Election with respect to such share.

    DIVIDEND RIGHTS. Under the FHP Certificate, the holders of FHP Preferred Stock are entitled to receive, when, as and if declared by the Board of Directors of FHP out of funds of FHP legally available therefore, cash dividends at the annual rate of $1.25 per share, payable quarterly in arrears on March 15, June 15, September 15 and December 15. Under the Restated Certificate, the holders of PacifiCare Holding Preferred are entitled to receive, when, as and if declared by the PacifiCare Holding Board of Directors out of funds of PacifiCare Holding legally available therefore, cash dividends at the annual rate of $1.00 per share payable quarterly in arrears on March 15, June 15, September 15 and December 15. The dividend for the period commencing on the date immediately after the last dividend payment date on the FHP Preferred Stock before the Effective Time through the first dividend payment date for the PacifiCare Holding Preferred is set at a special rate.

    CONVERSION. The FHP Preferred Stock is convertible, at the option of the holder thereof, into such number of shares of FHP Common Stock (together with any rights associated with such common stock) as is equal to (A) the sum of $25.00 plus (ii) accrued but unpaid dividends, divided by (B) the conversion price for the FHP Preferred Stock (the "FHP Conversion Price"). The initial FHP Conversion Price is $31.00 and is subject to antidilution provisions in the FHP Certificate. Accordingly, at the present time, each share of FHP Preferred Stock is convertible at the option of the holder thereof (assuming no accrued but unpaid dividends) into approximately 0.80645 shares of FHP Common Stock.

    The PacifiCare Holding Preferred is convertible, at the option of the holder thereof, into such number of shares of PacifiCare Holding Class B Common (together with any rights associated with such common stock) as is equal to (i) the sum of (a) $50.00 plus (b) accrued but unpaid dividends, divided by (ii) the PacifiCare Holding Conversion Price. The initial PacifiCare Holding Conversion Price is equal to the product of (1) $31.00 multiplied by (2) a fraction, the numerator of which is $1.00 and the denominator of which is the Final Exchange Ratio. See "The Merger and Related Transactions -- Merger Consideration" for the calculation of the Final Exchange Ratio.

    The following examples illustrate the calculation of the PacifiCare Holding Conversion Price and the conversion of the PacifiCare Holding Preferred. These examples are for illustration only and do not represent a prediction as to the probable PacifiCare Holding Conversion Price at the Effective Time. The examples assume no accrued but unpaid dividends.

    If the Average Closing Price of PacifiCare Holding Class B Common were to be $70.00, the Final Exchange Ratio will be 0.258, the PacifiCare Holding Conversion Price will be approximately $120.155 and each PacifiCare Holding Preferred stockholder will be entitled to convert one share of PacifiCare Holding Preferred into approximately 0.416 shares of PacifiCare Holding Class B Common.

    If the Average Closing Price of PacifiCare Holding Class B Common were to be $55.00, the Final Exchange Ratio will be 0.273, the PacifiCare Holding Conversion Price will be approximately $113.553 and each PacifiCare Holding Preferred stockholder will be entitled to convert one share of PacifiCare Preferred into approximately 0.440 shares of PacifiCare Holding Class B Common.

    If the Average Closing Price of Class B Common were to be $80.00, the Final Exchange Ratio will be .245, the PacifiCare Holding Conversion Price will be approximately $126.531 and each PacifiCare Holding Preferred stockholder will be entitled to convert one share of PacifiCare Holding Preferred into approximately
0.395 shares of PacifiCare Holding Class B Common.

    The PacifiCare Holding Conversion Price is subject to antidilution provisions in the Restated Certificate.

    The FHP Preferred Stock is convertible into FHP Common Stock, a voting stock, whereas, the PacifiCare Holding Preferred is convertible into PacifiCare Holding Class B Common, a non-voting class of stock. See "-- Comparison of Rights of the Holders of FHP Common Stock and Holders of PacifiCare Holding Class B Common."

                        MANAGEMENT OF PACIFICARE HOLDING

DIRECTORS

    Upon consummation of the Mergers or within 60 days thereafter, the PacifiCare Holding Board of Directors will consist of the members of the PacifiCare Board of Directors immediately prior to the Effective Time and Jack
R. Anderson and Joseph F. Prevratil, current directors of FHP designated by the FHP Board of Directors, and Craig T. Beam and Bradley C. Call, designated by the PacifiCare Board of Directors. Current members of the PacifiCare Board of Directors are indicated as such in the table below. The table below lists individuals currently expected to become members of the PacifiCare Holding Board of Directors.

CURRENT DIRECTORS OF PACIFICARE

                                       DIRECTOR                   POSITION WITH PACIFICARE (OTHER THAN AS A DIRECTOR), IF
                NAME                     SINCE         AGE             ANY; PRINCIPAL OCCUPATION FOR PAST FIVE YEARS
------------------------------------  -----------      ---      -----------------------------------------------------------
Terry O. Hartshorn..................        1985           51   Mr. Hartshorn has been Chairman of the PacifiCare Board of
                                                                Directors and President and Chief Executive Officer of
                                                                UniHealth since April 1993. Mr. Hartshorn served as
                                                                President and Chief Executive Officer of PacifiCare from
                                                                1976 to April 1993, and as Secretary and a director of
                                                                PacifiCare from 1977 to 1981. Mr. Hartshorn has served as a
                                                                Director of Apria HealthCare Group Inc., a provider of home health care products and services, since 1991, and also as a Director of Emcare Holdings Inc., a provider of emergency department services, since November 1994. Mr. Hartshorn is a member of the Executive and Nominating Committees of
                                                                PacifiCare.
Alan R. Hoops.......................        1994           49   Mr. Hoops has been President and Chief Executive Officer of
                                                                PacifiCare since April 1993. Mr. Hoops served as Executive
                                                                Vice President and Chief Operating Officer of PacifiCare
                                                                from 1986 to April 1993, as Secretary of PacifiCare from
                                                                1982 to April 1993, as Senior Vice President of PacifiCare
                                                                from 1985 to 1986 and as Vice President, Marketing and
                                                                Planning of PacifiCare from 1977 to 1985. Mr. Hoops is a
                                                                member of the Executive and Nominating Committees of
                                                                PacifiCare.
David R. Carpenter..................        1989           57   Mr. Carpenter has been President of the Darcy Company, an
                                                                actuarial and insurance consulting company, since 1995. Mr.
                                                                Carpenter served as Executive Vice President of
                                                                Transamerica Corporation from 1993 through 1995, Group Vice
                                                                President of Transamerica Corporation from 1990 through
                                                                1993, Chairman from 1985 through 1995 and Chief Executive
                                                                Officer from 1984 through 1995 of Transamerica Occidental
                                                                Life Insurance Company. Mr. Carpenter has also been
                                                                Chairman of the UniHealth Board of Directors since 1994, an
                                                                Ex-Officio Member of the Compensation Committee of
                                                                UniHealth since 1994 and serves as Chairman of its
                                                                Executive and Nominating Committees and Governance
                                                                Subcommittee. Mr. Carpenter is

                                       DIRECTOR                   POSITION WITH PACIFICARE (OTHER THAN AS A DIRECTOR), IF
                NAME                     SINCE         AGE             ANY; PRINCIPAL OCCUPATION FOR PAST FIVE YEARS
------------------------------------  -----------      ---      -----------------------------------------------------------
                                                                Chairman of PacifiCare's Compensation and Nominating
                                                                Committees and is a member of its Executive Committee. Mr.
                                                                Carpenter has served as a Director of H.F. Ahmanson &
                                                                Company, parent of Home Savings of America, since 1995.
Gary L. Leary.......................        1989           61   Mr. Leary has been Executive Vice President of UniHealth
                                                                since April 1992, General Counsel of UniHealth since 1988,
                                                                Director and member of the Executive Committee of UniHealth since 1988, and Secretary of the UniHealth Board of
                                                                Directors since November 1994. Mr. Leary has served as
                                                                Corporate Counsel to UniHealth and its predecessor since
                                                                1977.
Warren E. Pinckert II...............        1985           52   Mr. Pinckert has been President, Chief Executive Officer
                                                                and a Director of Cholestech Corporation, a medical device manufacturing firm, since June 1993. At Cholestech
                                                                Corporation Mr. Pinckert served as Executive Vice
                                                                President, Operations from 1991 to June 1993, Vice
                                                                President of Finance and Business Development from 1989 to
                                                                1991, and Secretary from 1989 to June 1993. Mr. Pinckert is a member of the Compensation, Executive and Special
                                                                Committees of PacifiCare and is Chairman of its
                                                                Audit/Finance Committee. Mr. Pinckert is a certified public accountant.
David A. Reed.......................        1992           63   Mr. Reed currently is the President of DAR Consulting Group and serves as a special advisor to the Health Care Practice
                                                                Group of Deloitte & Touche LLP. Mr. Reed served as
                                                                President and Chief Executive Officer of St. Joseph Health
                                                                System, a nonprofit public benefit corporation, owning and operating hospitals and other health care service entities, from 1990 through December 1994. Mr. Reed is a former
                                                                chairman and speaker of the House of Delegates of the
                                                                American Hospital Association. Mr. Reed is a member of the
                                                                Audit and Special Committees of PacifiCare. Mr. Reed
                                                                recently has been elected to the Board of Directors of
                                                                Invitro International, a developer and distributor of in
                                                                vitro bioassay systems.
Lloyd E. Ross.......................        1985           55   Mr. Ross has been President and Chief Executive Officer of
                                                                SMI Construction, Inc., a commercial and industrial
                                                                building company, since 1976 and has been Vice President,
                                                                Division Manager of ARB, Inc., a construction company,
                                                                since February 1996. Mr. Ross is a member of the
                                                                Audit/Finance, Compensation and Special Committees of
                                                                PacifiCare.

                                       DIRECTOR                   POSITION WITH PACIFICARE (OTHER THAN AS A DIRECTOR), IF
                NAME                     SINCE         AGE             ANY; PRINCIPAL OCCUPATION FOR PAST FIVE YEARS
------------------------------------  -----------      ---      -----------------------------------------------------------
Jean Bixby Smith....................        1995           58   Ms. Smith has been President of Bixby Land Company since
                                                                January 1984 and President of Alamitos Land Company since
                                                                March 1991, both of which are engaged in the development
                                                                and management of commercial and industrial real estate.
                                                                Ms. Smith has also been a Director of UniHealth since 1988.

PROPOSED DIRECTORS OF PACIFICARE HOLDING

Jack R. Anderson....................                       71   Mr. Anderson joined the FHP Board of Directors in June
                                                                1994. He was elected Chairman of the FHP Board of Directors in June 1995 and is a member of the FHP Executive
                                                                Committee. Mr. Anderson is also Chairman of the TMMC Board of Directors. Mr. Anderson was Chairman of the Board of
                                                                Directors of TakeCare from 1988 to June of 1994. He has
                                                                been President of Calver Corporation, a health care
                                                                consulting and investing firm, and a private investor since
                                                                1982. Mr. Anderson currently serves on the Boards of
                                                                Directors of Horizon Mental Health Management, Inc. and
                                                                United Dental Care, Inc.
Craig T. Beam.......................                       41   Mr. Beam has been President of Beam & Associates, a real
                                                                estate development and management company, including health care project management, since 1981. Mr. Beam has served as a director of UniHealth since 1993, is a fellow of the
                                                                National Health Foundation, past chairman and a member of
                                                                board of directors of Martin Luther Hospital since 1982 and is past Chairman of the American Heart Association,
                                                                California affiliate.
Bradley C. Call.....................                       53   Mr. Call has been President and Chief Executive Officer of
                                                                Klienhart Industries, Inc., the parent of aerospace
                                                                manufacturing, analysis and inspection entities since 1988 and a member of the board of directors of Klienhart
                                                                Industries, Inc. since 1988. Mr. Call has also served as a member of the board of directors of UniHealth since 1995
                                                                and Northridge Hospital Medical Center since 1991.

                                       DIRECTOR                   POSITION WITH PACIFICARE (OTHER THAN AS A DIRECTOR), IF
                NAME                     SINCE         AGE             ANY; PRINCIPAL OCCUPATION FOR PAST FIVE YEARS
------------------------------------  -----------      ---      -----------------------------------------------------------
Joseph F. Prevratil.................                       58   Mr. Prevratil has been a member of the FHP Board of
                                                                Directors since 1991 and is Chairman of the FHP Executive
                                                                Committee and a member of the FHP Audit and Compensation
                                                                Committees. Mr. Prevratil also serves as a director and
                                                                Chief Executive Officer of FHP Foundation and as a director of TMMC. From 1982 to 1988, Mr. Prevratil served as
                                                                President of Wrather Port Properties, Inc., an
                                                                entertainment and hotel complex that included the Queen
                                                                Mary oceanliner in Long Beach, California. In 1988 and 1989 he served as Executive Director of the Port of Long Beach.
                                                                From 1989 to 1993, Mr. Prevratil was President of his own
                                                                business, providing contracted consulting and management
                                                                services to the leisure-time industry and the Redevelopment
                                                                Agency of the City of Long Beach. In 1993, Mr. Prevratil
                                                                became President of the RMS Foundation, Inc., a nonprofit
                                                                corporation operating the Queen Mary oceanliner attraction.

COMMITTEES OF THE PACIFICARE HOLDING BOARD OF DIRECTORS

    Following the Mergers, the PacifiCare Holding Board of Directors will establish such committees and designate members of such committees as it deems appropriate; such committees may include, among others: (i) an executive committee; (ii) an audit/finance committee; (iii) a compensation committee; and
(iv) a governance/nominating committee.

COMPENSATION OF DIRECTORS

    It is anticipated that non-employee directors of PacifiCare Holding will be compensated in a similar manner as the non-employee directors of PacifiCare are compensated at the Effective Time. PacifiCare has a compensation package consisting of cash compensation and stock options, which enhances its ability to attract and retain the services of qualified and experienced non-employee directors. Accordingly, PacifiCare Holding will adopt a compensation plan similar to PacifiCare's at the Effective Time (the "PacifiCare Compensation Plan"). Pursuant to the PacifiCare Compensation Plan, directors who are not full-time employees of PacifiCare Holding or UniHealth receive, as compensation for their services, an annual retainer of $25,000, $1,200 for each PacifiCare Board of Directors meeting attended or each PacifiCare Board of Directors committee meeting attended and a telephone meeting fee equal to one-half the fee paid for a PacifiCare Board of Directors meeting or PacifiCare Board committee meeting, as the case may be. The Chairman of the Board and Chairmen of committees receive an additional 200% of the amount paid for attendance at meetings for each PacifiCare Board of Directors committee meeting attended.

    In addition, it is anticipated that non-employee directors of PacifiCare Holding, who are not eligible to receive grants under an officer and employee stock option plan of PacifiCare Holding, would be eligible to receive non-qualified stock options to purchase shares of PacifiCare Holding Class B Common under a plan to be adopted by PacifiCare Holding that will be similar in all material respects to the PacifiCare Directors Stock Option Plan. See "Second Amended PacifiCare Directors Plan."

EXECUTIVE OFFICERS

    Set forth below are the names and titles of the persons who are expected to serve as executive officers of PacifiCare Holding following the Mergers:

                NAME                      AGE                                    POSITION
------------------------------------      ---      ---------------------------------------------------------------------
Terry Hartshorn.....................          51   Chairman of the Board
Alan Hoops..........................          49   President and Chief Executive Officer
Jeffrey Folick......................          49   Executive Vice President and Chief Operating Officer
Wayne Lowell........................          41   Executive Vice President, Chief Administrative Officer and Chief
                                                   Financial Officer
Joseph Konowiecki...................          43   General Counsel and Secretary
Patrick Feyen.......................          40   Regional Vice President of the Southwest, President, PacifiCare of
                                                   Oklahoma, Inc. and President, PacifiCare of Texas, Inc.
Jon Wampler.........................          45   Regional Vice President of the West and President, PacifiCare of
                                                   California
Ronald Davis........................          37   Senior Vice President, Operations
Mitchell Goodstein..................          44   Senior Vice President, Health Care Economics
Wanda Lee...........................          55   Senior Vice President, Corporate Human Resources
Linda Lyons, M.D....................          47   Senior Vice President, Health Services
Craig Schub.........................          41   Senior Vice President, Marketing and President, Secure Horizons USA,
                                                   Inc.
James Williams......................          49   Senior Vice President and Chief Information Officer
William Young.......................          50   Senior Vice President, Corporate Marketing
Mary Langsdorf......................          36   Vice President and Corporate Controller

COMPENSATION OF EXECUTIVE OFFICERS

    PacifiCare Holding has not yet paid any compensation to its Chief Executive Officer or any of its other executive officers. The PacifiCare Holding Board of Directors may rely on a compensation committee composed of non-employee members of the PacifiCare Holding Board of Directors (the "PacifiCare Holding Compensation Committee") to recommend the form and amount of compensation to be paid to the executive officers of PacifiCare Holding. It is anticipated that when the PacifiCare Holding Compensation Committee meets or determines such compensation, the PacifiCare Holding Compensation Committee will generally adhere to the PacifiCare compensation policies and philosophy that compensation should reflect the value created for stockholders while supporting the business strategies and long-range plans of PacifiCare Holding and the markets PacifiCare Holding will serve. Accordingly, it is expected that a compensation program will be developed with the following themes: (i) a compensation program that stresses PacifiCare Holding's financial performance and individual performance; (ii) a portion of compensation would be based on the achievement of specific performance goals, with compensation being competitive with companies of similar business structure, size, and marketplace orientation; and (iii) a program designed to reward and retain executive officers over the long-term. On an ongoing basis, subject to any existing employment agreements, the type and amount of compensation to be paid by PacifiCare Holding to its officers will be entirely discretionary and within the subjective judgment of the PacifiCare Holding Compensation Committee.

    For information concerning the compensation paid to the Chief Executive Officer and the other four most highly compensated executive officers of PacifiCare for the fiscal year ended September 30, 1995, see the 1996 Proxy Statement for PacifiCare, the relevant portions of which are incorporated by reference into PacifiCare's Form 10-K and Form 10-K/A for the fiscal year ended September 30, 1995.

              OWNERSHIP OF PACIFICARE, FHP AND PACIFICARE HOLDING

PACIFICARE

    The following table sets forth certain information as of October 31, 1996 regarding beneficial ownership of PacifiCare Class A Common Stock and PacifiCare Class B Common Stock: (i) by each person known by PacifiCare to own beneficially more than 5% of the outstanding shares of PacifiCare Class A Common Stock or PacifiCare Class B Common Stock; (ii) by each of the current directors and named executive officers (as defined in Item 402(a)(3) of Regulation S-K) of PacifiCare; and (iii) by all of the PacifiCare's directors and executive officers as a group.

                                                                  NUMBER OF SHARES
                                                                    BENEFICIALLY       PERCENT OF CLASS
CLASS A BENEFICIAL HOLDERS                                           OWNED (1)        BENEFICIALLY OWNED
--------------------------------------------------------------  --------------------  -------------------
UniHealth ....................................................      5,910,000                   47.7%
 3400 Riverside Drive
 Burbank, CA 91505
The Capital Group Companies, Inc. ............................      1,272,100(2)                10.3
 333 South Hope Street
 Los Angeles, CA 90071
Massachusetts Financial Services .............................        762,075(3)                 6.2
 500 Boylston Street
 Boston, MA 02115
Terry Hartshorn...............................................        212,000(4)(5)              1.7
Alan Hoops....................................................        190,000(4)(5)              1.5
David Carpenter...............................................          6,900(4)(5)            *
Gary Leary....................................................          6,900(4)(5)            *
Warren Pinckert...............................................         10,500(4)(5)            *
David Reed....................................................            300(4)(5)            *
Lloyd Ross....................................................          1,500(4)(5)            *
Jean Smith....................................................            230(4)               *
Jeffrey Folick................................................          4,000(4)(5)            *
Wayne Lowell..................................................         18,800(4)(5)            *
Craig Schub...................................................             --                  *
Roger Taylor, M.D. (6)........................................             --                  *
Jon Wampler...................................................          7,250(4)(5)            *
All Executive Officers and Directors as a group (22
 persons).....................................................        488,880                    3.9

------------------------
 *  Indicates beneficial ownership of less than 1.0%.

                                                                  NUMBER OF SHARES
                                                                    BENEFICIALLY       PERCENT OF CLASS
CLASS B BENEFICIAL HOLDERS                                           OWNED (1)        BENEFICIALLY OWNED
--------------------------------------------------------------  --------------------  -------------------
The Capital Group Companies, Inc. ............................      2,801,900(2)                14.8%
 333 South Hope Street
 Los Angeles, CA 90071
FMR Corp. ....................................................      2,401,900(8)                12.7
 82 Devonshire Street
 Boston, MA 02109
Massachusetts Financial Services .............................      2,203,199(3)                11.7
 500 Boylston Street
 Boston, MA 02115
American Express Financial Advisor ...........................      1,065,000(7)                 5.6
 IDS Tower 10
 Minneapolis, MN 55440
Terry Hartshorn...............................................        160,683(4)(5)            *
Alan Hoops....................................................        193,947(4)(5)           1.0
David Carpenter...............................................          9,900(4)(5)            *
Gary Leary....................................................          9,900(4)(5)            *
Warren Pinckert...............................................          5,216(4)(5)            *
David Reed....................................................          1,700(4)(5)            *
Lloyd Ross....................................................          3,900(4)(5)            *
Jean Smith....................................................            425(4)               *
Jeffrey Folick................................................         76,500(4)(5)            *
Wayne Lowell..................................................         36,602(4)(5)            *
Roger Taylor, M.D. (6)........................................          1,431                  *
Craig Schub...................................................         27,428(4)(5)            *
Jon Wampler...................................................         31,794(4)(5)            *
All Executive Officers and Directors as a group (22
 persons).....................................................        665,452                    3.4

------------------------
 *  Indicates beneficial ownership of less than 1.0%.
(1) Information with respect to beneficial ownership is based on information furnished to PacifiCare by each person in this table and is reported in accordance with the beneficial ownership rules of the Commission.

(2) Number of shares beneficially owned by The Capital Group Companies, Inc., a registered investment advisor ("Capital Groups"), as of June 30, 1996, according to a Schedule 13F filed with the Commission. Capital Groups may be deemed a beneficial owner of shares of the PacifiCare Class A and Class B Common Stock under Rule 13d-3 of the Exchange Act as a result of its discretionary authority to dispose of the shares on behalf of its clients.

(3) Number of shares beneficially owned by Massachusetts Financial Services, a registered investment advisor, as of June 30, 1996 according to a Schedule 13F filed with the Commission. Massachusetts Financial Services may be deemed a beneficial owner of shares of the PacifiCare Class A and Class B Common Stock under Rule 13d-3 of the Exchange Act as a result of its discretionary authority to dispose of the shares on behalf of its clients.

(4) The stockholder has sole voting and dispositive power with respect to the shares of PacifiCare Common Stock shown to be beneficially owned by the stockholder. Individuals included in this table reside in states having community property laws under which the spouse of the stockholder in whose name the securities are registered, may be entitled to share in the management of their community property, which may include the right to vote or dispose of the shares of PacifiCare Common Stock.

(5) Shares reported include options exercisable 60 days after September 1, 1996, which are reported pursuant to Rule 13d-3(d)(1) under the Exchange Act.

(6) Dr. Taylor resigned as Executive Vice President and Chief Medical Officer of PacifiCare effective as of June 28, 1996.

(7) Number of shares beneficially owned by American Express Financial Services, a registered investment advisor ("American Express"), as of June 30, 1996 according to a Schedule 13F filed with the Commission. American Express may be deemed a beneficial owner of shares of PacifiCare Class B Common Stock under Rule 13d-3 of the Exchange Act as a result of its discretionary authority to dispose of the shares on behalf of its clients.

(8) Number of shares beneficially owned by FMR Corp., the parent of Fidelity Management & Research Company, a registered investment advisor ("Fidelity"), as of October 9, 1996, according to a Schedule 13G filed with the Commission. FMR Corp. may be deemed a beneficial owner of shares of PacifiCare Class B Common Stock under Rule 13d-3 of the Exchange Act as a result of Fidelity's discretionary authority to dispose of the shares on behalf of its clients.

FHP

    The following tables set forth certain information regarding beneficial ownership of FHP Common Stock and FHP Preferred Stock: (i) by each person known by FHP to own beneficially more than 5% of the outstanding shares of FHP Common Stock and FHP Preferred Stock; (ii) by each of the current directors and named executive officers (as defined in Item 402(a)(3) of Regulation S-K) of FHP; and
(iii) by all of FHP's directors and executive officers as a group. The information with respect to the directors and named executive officers is as of October 31, 1996. The information with respect to 5% stockholders is as of June 30, 1996.

                                                                                                       PERCENT OF
                                                                     CLASS       NUMBER OF SHARES         CLASS
                                                                      OF           BENEFICIALLY       BENEFICIALLY
                  NAME OF BENEFICIAL OWNER (1)                    SECURITIES         OWNED (2)            OWNED
----------------------------------------------------------------  -----------  ---------------------  -------------
Heine Securities Corporation....................................    Common        5,694,266(8)               13.8%
  51 John F. Kennedy Parkway
  Short Hills, NJ 07078
Neuberger & Berman L.P. ........................................    Common        4,001,346(8)                9.7
  605 Third Avenue
  New York, NY 10158
FHP International Corporation
  Employee Stock Ownership Plan ................................    Common        3,206,629(9)                7.8
  3120 Lake Center Drive
  Santa Ana, CA 92704
The Capital Group Companies, Inc. ..............................    Common        3,238,300(8)                7.9
  333 South Hope Street
  Los Angeles, CA 90071
Invista Capital Management, Inc. ...............................    Common        2,199,416(8)                5.3
  1500 Hub Tower
  699 Walnut Street
  Des Moines, IA 50309
Jack R. Anderson................................................    Common          829,518(3)                2.0
                                                                   Preferred      2,771,794(3)               13.2
Richard M. Burdge, Sr. .........................................    Common          287,631(5)(7)           *
                                                                   Preferred        742,104(7)                3.5
Westcott W. Price III...........................................    Common          531,297(4)(5)(6)          1.3
Burke F. Gumbiner...............................................    Common          184,353(4)(5)(6)        *
Warner Heineman.................................................    Common           24,900(5)              *
Robert W. Jamplis, M.D..........................................    Common            5,000(5)              *
Joseph F. Prevratil.............................................    Common           39,000(5)              *
Van B. Honeycutt................................................    Common                0                 *
Robert C. Maxson, Ed.D..........................................    Common                0                 *
Jack D. Massimino...............................................    Common          132,041(4)(5)           *
Gloria L. Austin................................................    Common           29,358(4)(5)           *
Michael J. Weinstock............................................    Common           61,306(4)(5)           *
Jeffrey H. Margolis.............................................    Common           52,526(4)(5)           *
Directors and executive officers
 as a group (19 persons) .......................................    Common        2,441,965                   5.9
                                                                   Preferred      3,658,306                  17.4

------------------------
*   Less than 1.0%

(1) c/o FHP International Corporation, P.O. Box 25186, Santa Ana, California 92799-5186 unless otherwise indicated.

(2) Reported in accordance with the beneficial ownership rules of the Commission. Subject to community property laws, where applicable, voting power or investment power with respect to shares reflected in the table is not shared with others.

(3) Includes 137,202 shares of FHP Common Stock held by Mr. Anderson's wife and 271,200 shares of FHP Common Stock held by trusts of which Mr. Anderson's relatives are beneficiaries. Includes 457,340 shares of FHP Preferred Stock held by Mr. Anderson's wife and 904,000 shares of FHP Preferred Stock held by trusts of which Mr. Anderson's relatives are beneficiaries. Mr. Anderson disclaims beneficial ownership of these shares.

(4) Includes shares held by the trustee under the ESOP. As of December 31, 1995, the approximate number of shares of FHP Common Stock allocated to the ESOP accounts of the officers and directors named above were as follows: Westcott
    W. Price III -- 5,297 shares; Burke F. Gumbiner -- 3,853 shares; Jack D. Massimino -- 3,291 shares; Gloria L. Austin -- 2,108 shares; Michael J. Weinstock -- 2,806 shares; Jeffrey H. Margolis -- 191 shares.

(5) Shares reported include stock options exercisable 60 days after October 31, 1996, which are reported pursuant to Rule 13d-3(d)(1) under the Exchange Act.

(6) Includes shares held under a revocable trust controlled by the named individual.

(7) Includes 25,030 shares of FHP Common Stock held by Mr. Burdge's wife and 48,000 shares of FHP Common Stock held by a trust of which Mr. Burdge's relatives are beneficiaries. Includes 83,435 shares of FHP Preferred Stock held by Mr. Burdge's wife. Mr. Burdge disclaims beneficial ownership of these shares.

(8) Based upon a Schedule 13F for the quarter ended June 30, 1996, filed with the Commission.

(9) Share ownership reported as of September 30, 1996.

PACIFICARE HOLDING

    All of the outstanding capital stock of PacifiCare Holding is now owned (and will be owned through the Effective Time) by PacifiCare.

    The following table sets forth certain information regarding the number of shares of PacifiCare Holding Class A Common and PacifiCare Holding Class B Common to be held, assuming consummation of the Mergers, by each person expected to be a beneficial owner of 5% or more of the PacifiCare Holding Class A Common or the PacifiCare Holding Class B Common or a director of PacifiCare Holding and by the expected directors and executive officers of PacifiCare Holding as a group. The table assumes that: (i) the Average Closing Price of PacifiCare Holding Class B Common is $80.00, so that the Final Exchange Ratio is 0.256;
(ii) the Series A Amendment is approved; (iii) the number of outstanding shares of FHP Common Stock is 41,214,595 and the number of outstanding shares of FHP Preferred Stock is 21,035,804; (iv) none of the holders listed above in the tables acquire or dispose of any PacifiCare Common Stock or FHP Capital Stock between the dates of the information in such tables and the Effective Time; and
(v) all of PacifiCare's executive officers agree to waive the acceleration of their existing options.

                                                      PACIFICARE HOLDING      PACIFICARE HOLDING
                                                        CLASS A COMMON          CLASS B COMMON
                                                    ----------------------  ----------------------
                                                    NUMBER OF  PERCENT OF   NUMBER OF  PERCENT OF
NAME                                                 SHARES       CLASS      SHARES       CLASS
--------------------------------------------------  ---------  -----------  ---------  -----------
UniHealth.........................................  5,910,000        40.1%    285,000         1.1%
  3400 Riverside Drive
  Burbank, CA 91505
The Capital Group Companies, Inc. ................  1,456,666         9.9   3,446,262        12.7
  333 South Hope Street
  Los Angeles, CA 90071
Massachusetts Financial Services..................    762,075         5.2   2,203,199         8.1
  500 Boylston Street
  Boston, MA 02115
FMR Corp. ........................................     --               *   2,401,900         8.9
  82 Devonshire Street
  Boston, MA 02109
Terry Hartshorn...................................    212,000         1.4     160,683           *
Alan Hoops........................................    190,000         1.3     193,947           *
Jack Anderson (1).................................     47,283           *     165,074           *
Craig Beam........................................     --               *      --               *
Bradley Call......................................     --               *      --               *
David Carpenter...................................      6,900           *      14,900           *
Gary Leary........................................      6,900           *      14,900           *
Warren Pinckert...................................     10,500           *      10,216           *
Joseph Prevratil..................................      2,109           *       7,363           *
David Reed........................................        300           *       6,200           *
Lloyd Ross........................................      1,500           *       8,900           *
Jean Smith........................................        230           *       2,425           *
All Executive Officers and Directors as a Group
  (26 persons)....................................    538,272         3.6     864,389         3.1

------------------------
(1) Mr. Anderson also will own 1,385,897 shares of PacifiCare Holding Preferred upon consummation of the Mergers.

                           SECOND AMENDED PACIFICARE
                                 DIRECTORS PLAN

    The PacifiCare Board of Directors has approved the Second Amended PacifiCare Directors Plan. The full text of the Second Amended PacifiCare Directors Plan is attached hereto as Appendix E and is incorporated herein by reference. The summary of the Second Amended PacifiCare Directors Plan is qualified in its entirety by reference to the full text of the Second Amended PacifiCare Directors Plan.

DESCRIPTION OF THE PACIFICARE DIRECTORS STOCK OPTION PLAN

    Under the PacifiCare Directors Stock Option Plan, which was approved by PacifiCare stockholders at the 1996 Annual Meeting of PacifiCare, non-officer directors of PacifiCare who are not eligible to receive awards under the Second Amended and Restated 1989 Stock Option Plan for Officers and Key Employees of PacifiCare Health Systems, Inc., as amended (the "PacifiCare Employee Stock Option Plan"), are automatically granted NQSOs to purchase 2,000 shares of PacifiCare Class B Common Stock on December 31 of each year; provided that, during the 12 preceding months, the director served on the PacifiCare Board of Directors and was not eligible to receive awards under the PacifiCare Employee Stock Option Plan. As of the date hereof, six directors are eligible to participate in the PacifiCare Directors Stock Option Plan. Currently, no more than 140,000 shares of PacifiCare Class B Common Stock are available for NQSOs under the PacifiCare Directors Stock Option Plan.

    The per share exercise price of the shares of PacifiCare Class B Common Stock subject to any NQSO granted under the PacifiCare Directors Stock Option Plan is 100% of the fair market value of the shares on the date of grant. NQSOs granted under the PacifiCare Directors Stock Option Plan vest in four cumulative installments of 25% of the shares of PacifiCare Class B Common Stock covered by each NQSO beginning on the first anniversary of the date of the grant.

    NQSOs granted under the PacifiCare Directors Stock Option Plan may not be exercised after the earlier of: (i) the expiration of 10 years and one day from the date the NQSO was granted; (ii) the expiration of eight months from the time the optionee voluntarily or involuntarily ceases to serve as a director of PacifiCare; and (iii) the expiration of one year from the date an optionee ceases to serve as a director of PacifiCare by reason of disability or death. In addition, the PacifiCare Directors Stock Option Plan provides for an automatic and immediate acceleration of the vesting of all NQSOs granted under the PacifiCare Directors Stock Option Plan that had been held for at least six months upon the occurrence of a change of control of PacifiCare (as defined in the PacifiCare Directors Stock Option Plan) or upon the liquidation or dissolution of PacifiCare.

    During fiscal 1996, Messrs. Carpenter, Leary, Pinckert, Reed and Ross and Ms. Smith were each granted NQSOs to purchase 2,000 shares of PacifiCare Class B Common Stock. The aggregate market value of the PacifiCare Class B Common Stock underlying NQSOs outstanding under the PacifiCare Directors Stock Option Plan is $2,439,500.

REASON FOR PROPOSAL

    The PacifiCare Board of Directors has approved the Second Amended PacifiCare Directors Plan. Among other changes to the PacifiCare Directors Stock Option Plan, the Second Amended PacifiCare Directors Plan would provide that: (i) each eligible director of PacifiCare, upon being elected to the PacifiCare Board of Directors, will be automatically granted options to purchase 10,000 shares of PacifiCare Class B Common Stock; (ii) the number of shares available for option grants under the Second Amended PacifiCare Directors Plan would be increased from 140,000 to 390,000; and (iii) the number of shares underlying the NQSOs automatically granted to eligible directors of PacifiCare each December 31 would increase from 2,000 shares of PacifiCare Class B Common Stock to 5,000 shares of PacifiCare Class B Common Stock. In order to enhance PacifiCare's ability to attract and retain the services of experienced and knowledgeable non-officer directors, the PacifiCare Board of Directors believed it was necessary to increase the compensation paid to non-officer directors and link such compensation to the long-term stock performance of PacifiCare. The Second Amended PacifiCare Directors Plan is being submitted to the holders of PacifiCare Class A Common Stock for approval at the PacifiCare Meeting in order to retain its exemption from Section 16(b) of the Exchange Act. Any NQSOs granted under the Second Amended PacifiCare Directors Plan, prior to approval of the Second Amended PacifiCare Directors Plan by the holders of the PacifiCare Class A Common Stock, will be subject to approval of the Second Amended PacifiCare Directors Plan by the holders of the PacifiCare Class A Common Stock. If approval is not obtained from the holders of the PacifiCare Class A Common Stock, any NQSOs granted under the Second Amended PacifiCare Directors Plan in excess of those permitted by the PacifiCare Directors Stock Option Plan will be void and the remaining options will be governed by the terms of the PacifiCare Directors Stock Option Plan.

DESCRIPTION OF THE SECOND AMENDED PACIFICARE DIRECTORS PLAN

    The Second Amended PacifiCare Directors Plan amends Section 2 of the PacifiCare Directors Stock Option Plan to increase the number of shares available under the PacifiCare Directors Stock Option Plan from 140,000 shares of PacifiCare Class B Common Stock to 390,000 shares of PacifiCare Class B Common Stock and amends Section 4 of the PacifiCare Directors Stock Option Plan to: (i) provide for the automatic grant of NQSOs to purchase 10,000 shares of PacifiCare Class B Common Stock to each eligible director of PacifiCare, upon being elected to the PacifiCare Board of Directors; and (ii) increase the number of shares underlying the NQSOs automatically granted to eligible directors of PacifiCare each December 31 from 2,000 shares of PacifiCare Class B Common Stock to 5,000 shares of PacifiCare Class B Common Stock. Except as described in this paragraph, the Second Amended PacifiCare Directors Plan is substantially the same as the PacifiCare Directors Stock Option Plan.

FEDERAL INCOME TAX CONSEQUENCES

    There will be no federal income tax consequences to either a director of PacifiCare or PacifiCare on the grant of a NQSO. On the exercise of a NQSO, the director will have taxable ordinary income equal to the excess of the fair market value of the shares of PacifiCare Class B Common Stock received on the exercise date over the option price of the shares. PacifiCare will be entitled to a tax deduction in an amount equal to such excess, provided PacifiCare complies with applicable reporting rules. Any ordinary income realized by the directors upon exercise of a NQSO will increase his tax basis in the PacifiCare Class B Common Stock thereby acquired. Upon the sale of the PacifiCare Class B Common Stock acquired by exercise of a NQSO, a director will realize long-term or short-term capital gain or loss depending upon his holding period for such stock.

    A director who surrenders shares of PacifiCare Common Stock in payment of the exercise price of a NQSO will not recognize gain or loss on his surrender of such shares, but will recognize ordinary income on the exercise of the NQSO as described above. Of the shares received in such an exchange, that number of shares equal to the number of shares surrendered will have the same tax basis and capital gains holding period as the shares surrendered. The balance of the shares received will have a tax basis equal to their fair market value on the date of exercise and the capital gains holding period will begin on the date of exercise.

    If PacifiCare delivers cash (in lieu of fractional shares) or shares of PacifiCare Class B Common Stock to a director pursuant to a cashless exercise program, the director will recognize ordinary income equal to the cash paid and the fair market value as of the date of exercise of any shares delivered to him. An amount equal to any such ordinary income will be deductible by PacifiCare, provided it complies with applicable reporting requirements.

                     OTHER INFORMATION FOR THE FHP MEETING

ELECTION OF DIRECTORS

    The Bylaws of FHP provide that the FHP Board of Directors shall be classified into three classes as nearly equal in number as possible, such that approximately one-third of the members of the FHP Board of Directors shall be elected at each Annual Meeting of Stockholders and each director shall serve for a three-year term. In November 1995, the FHP Board of Directors was expanded from eight to nine members and Van B. Honeycutt was appointed as a director with a term expiring at the 1997 Annual Meeting.

    There are three director positions in the class whose term of office expires at the FHP Meeting. The FHP Board of Directors has designated Jack R. Anderson, Burke F. Gumbiner and Warner Heineman as nominees for election to three-year terms expiring in 1999, and until their successors are elected and qualified. Each nominee has consented to being named in this Joint Proxy Statement/ Prospectus and to serve as a director if elected. All nominees presently serve on the FHP Board of Directors.

    Management proxies will be voted FOR the election of the above named nominees, unless the holders of FHP Common Stock indicate that their proxies shall not be voted for them. If for any reason any nominee should decline or be unable to serve as a director, an event not now anticipated, the named proxies will vote for such substitute nominee, if any, as may be recommended by the existing FHP Board of Directors.

    Biographical information follows for each person nominated and each person whose term of office as a director of FHP will continue after the FHP Meeting. The ages of each member of the FHP Board of Directors are as of November 15, 1996.

    NOMINEES FOR ELECTION FOR A THREE-YEAR TERM EXPIRING AT THE 1999 ANNUAL MEETING

    JACK R. ANDERSON, age 71, joined the FHP Board of Directors in June, 1994, pursuant to the terms of an Agreement and Plan of Merger (the "TakeCare Merger Agreement") whereby FHP acquired ownership of TakeCare, Inc. and agreed to add Mr. Anderson to the FHP Board of Directors and to renominate him at the Annual Meeting of Stockholders in November 1996. He was elected Chairman of the FHP Board of Directors in June 1995 and is a member of the FHP Executive Committee. Mr. Anderson is also Chairman of the TMMC Board of Directors and an FHP designee for election to the PacifiCare Holding Board of Directors. Mr. Anderson was Chairman of the Board of Directors of TakeCare from 1988 to June of 1994. He has been President of Calver Corporation, a health care consulting and investing firm and a private investor since 1982. Mr. Anderson currently serves on the Boards of Directors of Horizon Mental Health Management, Inc. and United Dental Care, Inc.

    BURKE F. GUMBINER, age 46, has been a director of FHP since 1984. Mr. Gumbiner is also a member of the Quality Assessment Committee of the Board. He was a Vice President of FHP from 1984 to 1989, and in 1989 he became a Senior Vice President. Mr. Gumbiner joined FHP's largest HMO subsidiary, FHP, Inc. in 1972 and has served in several executive capacities. In August 1995, Mr. Gumbiner was appointed President of FHP's Insurance Group.

    WARNER HEINEMAN, age 74, has been a member of the FHP Board of Directors since 1990 and is the Chairman of the FHP Audit Committee and a member of the FHP Compensation and Quality Assessment Committees. He is also a member of the TMMC and FHP Financial Corporation Boards of Directors. Mr. Heineman has served as a Senior Advisor to First Business Bank since 1992. From 1989 to 1992, he served as Senior Vice President of the Bank of Los Angeles. He also served as a Senior Vice President of City National Bank from 1981 to 1988. In 1981 he retired as Vice Chairman and Director of Union Bank after 38 years of service with that organization. Mr. Heineman is a trustee of Southwestern University School of Law, a member of the Board of Advisors of UCLA Medical Center, a member of the Board of Visitors of the UCLA School of Medicine, a member of the Board of Directors of FHP Foundation and a director of Alexander Haagen Properties, Inc. and The Countrybaskets Index Funds, Inc.

    DIRECTORS CONTINUING IN OFFICE UNTIL THE 1997 ANNUAL MEETING

    WESTCOTT W. PRICE III, age 57, has been Vice Chairman of the FHP Board of Directors since 1986, a member of the FHP Board of Directors since 1984 and is a member of the FHP Executive Committee. Mr. Price is also a member of the TMMC Board of Directors. Mr. Price became President of FHP in 1989 and Chief Executive Officer in 1990. He also serves as President of two of FHP's HMO subsidiaries. Mr. Price joined FHP in 1981 as a Senior Vice President. Mr. Price has been a member of the Board of Directors of FHP Foundation since 1985.

    VAN B. HONEYCUTT, age 51, joined the FHP Board of Directors in November 1995, when the FHP Board of Directors was expanded from eight to nine members. He also serves as a member of the Audit Committee of the Board and as a member of the TMMC Board of Directors. Mr. Honeycutt has been President and Chief Executive Officer of Computer Sciences Corporation since April 1995. Computer Sciences Corporation is a publicly-traded company listed on the NYSE which provides information technology consulting, systems integration and outsourcing services to industry and government. From 1993 to 1995, Mr. Honeycutt served as President and Chief Operating Officer of Computer Sciences Corporation. From 1987 to 1993, he served as Corporate Vice President and President of Computer Sciences Corporation's Industry Services Group.

    JOSEPH F. PREVRATIL, age 58, has been a member of the FHP Board of Directors since 1991 and is Chairman of the FHP Executive Committee and a member of the FHP Audit and Compensation Committees. Mr. Prevratil is also a member of the TMMC Board of Directors and an FHP designee for election to the PacifiCare Holding Board of Directors. Mr. Prevratil also serves as a director and Chief Executive Officer of FHP Foundation. From 1982 to 1988, Mr. Prevratil served as President of Wrather Port Properties, Inc., an entertainment and hotel complex that included the Queen Mary oceanliner in Long Beach, California. In 1988 and 1989 he served as Executive Director of the Port of Long Beach. From 1989 to 1993, Mr. Prevratil was President of his own business, providing contracted consulting and management services to the leisure-time industry and the Redevelopment Agency of the City of Long Beach. In 1993, Mr. Prevratil became President of the RMS Foundation, Inc., a nonprofit corporation operating the Queen Mary oceanliner attraction.

    DIRECTORS CONTINUING IN OFFICE UNTIL THE 1998 ANNUAL MEETING

    RICHARD M. BURDGE, SR., age 69, joined the FHP Board of Directors in July 1994 pursuant to the terms of the TakeCare Merger Agreement whereby FHP agreed to add Mr. Burdge to the FHP Board of Directors and to renominate him at the Annual Meeting of Stockholders in November, 1995. Mr. Burdge currently serves as Chairman of the FHP Compensation Committee and as a member of the FHP Audit Committee. Mr. Burdge is also a member of the TMMC Board of Directors. Mr. Burdge retired in 1984 as Executive Vice President of CIGNA Corporation, a position he held from 1982 to 1984. He served as Senior Executive Vice President of INA Corporation from 1980 to 1982 and as Executive Vice President of INA Corporation from 1975 to 1980. He also served as President and Chief Operating Officer of the American Stock Exchange from 1972 to 1975.

    ROBERT C. MAXSON, ED.D., age 60, joined the FHP Board of Directors in August 1995, when he filled a vacancy caused by the resignation of another director. He currently serves on the FHP Compensation Committee. Dr. Maxson also serves on the Board of Directors of FHP Foundation and on the TMMC Board of Directors. Dr. Maxson has been President of California State University, Long Beach since 1994. Dr. Maxson served as the President of the University of Nevada, Las Vegas, from 1984 to 1994. He has also served on other corporate boards such as Bank of America Nevada and Houston Security Bank.

    ROBERT W. JAMPLIS, M.D., age 76, joined the FHP Board of Directors in August 1995, when he filled a vacancy caused by the resignation of another director. He serves as Chairman of the Quality Assessment Committee. Dr. Jamplis is also a member of the TMMC Board of Directors. He served on the Boards of Directors of TakeCare and two of its HMO subsidiaries prior to FHP's acquisition of TakeCare in 1994. Dr. Jamplis has been President and Chief Executive Officer of Palo Alto Medical Foundation since 1981, was named Executive Director of the Palo Alto Clinic in 1966, and joined the

Clinic in 1954. Dr. Jamplis has written extensively and held leadership positions with numerous medical, academic and business organizations. He presently serves on the Boards of Directors of Children's Hospital at Stanford, Santa Barbara Medical Foundation Clinic and the American Cancer
Society-California Division.

    COMMITTEES OF THE FHP BOARD OF DIRECTORS AND BOARD ATTENDANCE

    COMMITTEES OF THE FHP BOARD OF DIRECTORS. To assist in the discharge of its responsibilities, the FHP Board of Directors has established four committees, the Executive, Audit, Compensation and Quality Assessment Committees. The members of these standing committees are elected by the FHP Board of Directors and serve at its pleasure. The committees of the FHP Board of Directors were reconstituted in June 1995. At that time, the FHP Board of Directors combined the functions of the Nominating Committee into the Executive Committee.

    The FHP Executive Committee is comprised of Joseph F. Prevratil (Chairman), Jack R. Anderson and Westcott W. Price III. During the year ended June 30, 1996, the FHP Executive Committee met six times. In performing its nominating function, the FHP Executive Committee identifies and recommends director candidates to serve on the FHP Board of Directors and its committees; establishes and periodically reviews criteria for membership on the FHP Board of Directors; develops policies on the optimum size and compensation of the FHP Board of Directors and its committees; and establishes procedures for the director nomination process. The FHP Executive Committee does not plan to consider nominees recommended by stockholders.

    The FHP Audit Committee is comprised of Warner Heineman (Chairman), Richard
M. Burdge, Sr., Van B. Honeycutt and Joseph F. Prevratil. Messrs. Heineman, Burdge and Prevratil served on the FHP Audit Committee for the entire year ended June 30, 1996. Mr. Honeycutt was appointed as an additional member of the FHP Audit Committee in January 1996. The FHP Audit Committee met four times during the fiscal year ended June 30, 1996. The FHP Audit Committee recommends to the FHP Board of Directors the retention or discharge of FHP's independent auditors; reviews the engagement of the independent auditors including the scope, extent and procedures of the audit and the fees to be paid therefor; reviews, in consultation with the independent auditors, the audit results and their opinion letter or proposed report of audit and related management letter, if any; reviews the independence of the independent auditors and, in this connection, reviews and approves the engagement of the independent auditors for services of a non-audit nature; reviews and approves the audited financial statements; consults with the independent auditors, FHP's internal auditors and FHP's management (together or separately) on the adequacy of internal accounting controls and reviews the results thereof; directs and supervises investigations into matters within the scope of the FHP Audit Committee's duties; and performs such other functions as may be necessary in the efficient discharge of its duties.

    The FHP Compensation Committee is comprised of Richard M. Burdge, Sr. (Chairman), Warner Heineman, Robert C. Maxson and Joseph F. Prevratil. Messrs. Burdge, Heineman and Prevratil served on the FHP Compensation Committee for the entire year ended June 30, 1996. Mr. Maxson was appointed as an additional member of the FHP Compensation Committee in September 1995. The FHP Compensation Committee held seven meetings during the year ended June 30, 1996. See "Compensation Committee Report on Executive Compensation" below. The FHP Compensation Committee administers the granting of stock options to employees under FHP's Executive Incentive Plan; reviews and approves all compensation, including incentive compensation for the Chief Executive Officer and most highly paid executives of FHP; reviews and submits to the full FHP Board of Directors recommendations concerning new executive compensation and stock plans; and establishes and periodically reviews FHP's policies regarding benefits.

    ATTENDANCE AT MEETINGS. The FHP Board of Directors held six meetings during the year ended June 30, 1996. Each director attended 75% or more of the meetings of the FHP Board of Directors and committees of the FHP Board of Directors on which the director served at any time during the year.

NONEMPLOYEE DIRECTOR COMPENSATION

    DIRECTORS' FEES. In June 1995, the FHP Board of Directors restructured the fees paid to its non-employee directors so as to reduce the initial amount paid to new non-employee directors, to encourage long-term participation by non-employee directors and to encourage consistent participation by committee members. As of June 15, 1996, the initial fee paid to non-employee directors first elected to the FHP Board of Directors after June 15, 1996 was reduced to $5,000 per quarter (from $10,000 per quarter) and such fee will be increased at the end of each year of service as a non-employee director by the sum of $1,250 per quarter up to a maximum per quarter compensation rate of $10,000. The restructured fee schedule was made applicable to Jack R. Anderson and Richard M. Burdge based upon the date of commencement of their service as non-employee directors in 1994. In addition, each non-employee director who serves as a member of a committee of the Board (other than the Chairmen of the Executive, Audit, Compensation and Quality Assessment Committees) is to receive a fee of $1,000 each for each committee meeting attended. The Chairman of the Executive Committee is paid an annual sum of $50,000 for service in such capacity, the Chairman of the Audit Committee is paid an annual sum of $25,000 for service in such capacity, the Chairman of the Compensation Committee is paid an annual sum of $10,000 for service in such capacity, and the Chairman of the Quality Assessment Committee is paid an annual sum of $10,000 for service in such capacity. Warner Heineman also received $10,000 for serving on the Board of Directors of one of FHP's subsidiaries. Employee directors receive no fees for service as member of the FHP Board of Directors or its committees.

    DEFERRED COMPENSATION. FHP adopted a Deferred Compensation Plan for Nonemployee Directors which was terminated as of December 31, 1995. From July 1 through December 31, 1995, an amount equal to 8% of the non-employee directors' annual director fees was credited to their benefit on FHP's books. Such funds were credited at the same interest rate that FHP earns on its cash and cash equivalent investments. Effective January 1, 1996, the non-employee Directors' account balances were transferred into FHP's Deferred Compensation Plan. The non-employee Directors may voluntarily elect to defer all or a portion of their fees into FHP's Deferred Compensation Plan.

    Set forth below are the fees received during the fiscal year ended June 30, 1996 by the non-employee directors of FHP for service as directors of FHP and certain of its subsidiaries and the deferral amounts (including earnings) which were accrued on FHP's books for non-employee directors during the six months ended December 31, 1995:

                                                         FEES     DEFERRAL AMOUNTS
                                                       ---------  -----------------
Jack R. Anderson.....................................  $  25,000      $   1,170
Richard M. Burdge, Sr................................     38,000          1,696
Warner Heineman......................................     83,000          3,642
Van B. Honeycutt.....................................     12,000              0
Robert W. Jamplis....................................     22,500            680
Robert C. Maxson.....................................     18,000            400
Joseph F. Prevratil..................................     95,000          4,584

    STOCK OPTIONS. FHP's Executive Incentive Plan provides for the automatic award of NQSOs to non-employee directors according to the formula set forth below. Each person who first becomes a non-employee director of FHP is awarded a NQSO to purchase 10,000 shares of FHP Common Stock at an option exercise price equal to the market value of FHP Common Stock on the date that person becomes a director. This NQSO becomes exercisable in full only after the optionee has completed two years of continuous service as a non-employee director. Based on the foregoing formula, NQSOs were granted each to Robert W. Jamplis and Robert
C. Maxson on August 7, 1995 to purchase 10,000 shares of FHP Common Stock at an exercise price of $23.8125 per share. Similarly, based on the foregoing formula, NQSOs were granted to Van B. Honeycutt on November 16, 1995, to purchase 10,000 shares of FHP Common Stock at an exercise price of $25.00 per share.

    The FHP Executive Incentive Plan further provides that a person who has continuously served as a non-employee director of FHP for two years and has not received an option award during that period, is awarded NQSOs to purchase 10,000 additional shares of FHP Common Stock. This option becomes exercisable at the rate of 20% of the shares covered thereby for each year thereafter that the optionee completes as a non-employee director. Based on the foregoing formula, NQSOs were granted to Jack R. Anderson on June 17, 1996, to purchase 10,000 shares of FHP Common Stock at an exercise price of $27.40625 per share.

    The FHP Executive Incentive Plan also provides that a person who continuously serves as a non-employee director of FHP for a period of two years after receiving the award described in the preceding paragraph, receives NQSOs to purchase 2,000 additional shares of FHP Common Stock annually for each year that the director continues to serve in that capacity. Each of these NQSOs becomes exercisable at the rate of 20% of the shares covered thereby for each year thereafter that the optionee completes as a non-employee director. Based on the foregoing formula, NQSOs were granted to Warner Heineman on October 2, 1995, to purchase 2,000 shares of FHP Common Stock at an exercise price of $24.25 per share.

    In addition, the FHP Executive Incentive Plan provides that each non-employee director who serves as Chairman of the FHP Executive Committee will be awarded NQSOs to purchase 50,000 shares, each non-employee director who serves as Chairman of the FHP Audit Committee will be awarded NQSOs to purchase 25,000 shares, and each non-employee director who serves as Chairman of the FHP Compensation Committee and each non-employee director who serves as Chairman of the FHP Quality Assessment Committee will receive NQSOs to purchase 10,000 shares.

    In each case, the award is granted on the date the director is first elected to a committee chairmanship. The exercise price of such NQSOs is equal to the market value per share on the date of award. The NQSOs are exercisable 25% as of the date of grant and 25% on the first three anniversaries thereof on which such Chairman has continuously served as a non-employee director of FHP. Based on the foregoing formula, NQSOs were granted to Robert Jamplis upon his election as Chairman of the FHP Quality Assessment Committee on September 7, 1995, to purchase 10,000 shares of FHP Common Stock at an option exercise price of $23.00 per share.

    CONSULTING FEES. No consulting fees were paid to any director during the year ended June 30, 1996.

EXECUTIVE COMPENSATION

    The following table provides information concerning the annual and long-term compensation for services in all capacities to FHP and its subsidiaries for the fiscal years shown of those persons ("Named Executive Officers") who were, during the latest fiscal year (i) the chief executive officer and (ii) the other four most highly compensated executive officers of FHP.

                           SUMMARY COMPENSATION TABLE

                                                                                              LONG-TERM COMPENSATION
                                                                                    ------------------------------------------
                                                         ANNUAL COMPENSATION                       OPTION
                                                   -------------------------------  RESTRICTED     AWARDS         ALL OTHER
                                          FISCAL   SALARY(1)   BONUS(2)   OTHER(3)    STOCK      (NUMBER OF    COMPENSATION(4)
      NAME AND PRINCIPAL POSITION          YEAR       ($)        ($)        ($)       AWARDS      SHARES)            ($)
----------------------------------------  ------   ---------   --------   --------  ----------  ------------   ---------------
WESTCOTT W. PRICE III                      1996     499,990    355,020       --       --(5)        25,000          15,093
 Vice Chairman of the Board; President     1995     499,990      -0-         --        -0-        275,000           9,582
 and CEO                                   1994     428,922     95,514       --        -0-         50,000          28,301
JACK D. MASSIMINO                          1996     361,924    591,700       --       --(5)        25,000          13,683
 President and Chief Executive Officer,    1995     450,008      -0-         --        -0-         25,000          10,492
 Talbert Medical Management Corporation    1994     345,483    151,226                 -0-        225,000          29,277
GLORIA L. AUSTIN                           1996     209,996    645,280(6)    --       --(5)        10,000          12,331
 Senior Vice President, California,        1995     184,966     20,000       --        -0-         10,000           9,143
 Talbert Medical Management Corporation    1994     151,548     35,266       --        -0-         10,000          23,239
MICHAEL J. WEINSTOCK                       1996     249,995    207,020       --       --(5)        10,000          14,282
 Senior Vice President, General Counsel    1995     249,995      -0-         --        -0-         10,000          10,030
 and Secretary                             1994     227,288    103,897       --        -0-         60,000          28,301
JEFFREY H. MARGOLIS                        1996     244,627    146,874       --        -0-         -0-             12,176
 Senior Vice President and Chief           1995     227,307      -0-         --        -0-         -0-              6,878(9)
 Information Officer                       1994       4,821(7)      --(8)    --        -0-         25,000          --

------------------------------

(1) Includes the base salary earned by the Named Executive Officer during the fiscal year covered and any voluntary salary reduction resulting from contributions for the fiscal year by the Named Executive Officer to (a) FHP's ESOP, and (b) FHP's Deferred Compensation Plan.

(2) Includes the cash value of bonus earned by the Named Executive Officer during the fiscal year covered and the cash value of voluntary bonus reductions resulting in contributions to (a) FHP's ESOP and (b) FHP's Deferred Compensation Plan.

(3) Excludes perquisites and other personal benefits if the value did not exceed the lesser of $50,000 or 10% of both salary and bonus.

(4) Includes the dollar value of taxable income from group term life insurance coverage in excess of $50,000 purchased by FHP as follows: Westcott W. Price III--$1,632; Jack D. Massimino--$1,650; Gloria L. Austin--$331, Michael J. Weinstock--$2,244; and Jeffrey H. Margolis--$176. Amount also includes interest credited on deferred compensation in excess of 120% of the applicable federal long-term rate as follows: Westcott W. Price III--$1,461; Jack D. Massimino--$33; and Michael J. Weinstock--$38. Also includes FHP contributions under the FHP Money Purchase Pension Plan as follows: Westcott
    W. Price III--$9,000; Jack D. Massimino--$9,000; Gloria L. Austin--$9,000; Michael J. Weinstock--$9,000; and Jeffrey H. Margolis--$9,000. Also includes FHP contributions under FHP's ESOP as follows: Westcott W. Price III--$3,000; Jack D. Massimino--$3,000; Gloria L. Austin--$3,000; Michael J. Weinstock--$3,000; and Jeffrey H. Margolis--$3,000. The foregoing retirement plan contributions are through December 31, 1995. Contributions are made annually on December 31st; therefore, no contributions were made for the six-month period ended June 30, 1996. Jeffrey H. Margolis became a participant in the retirement plans on January 1, 1995.

(5) Pursuant to a Stock Purchase Agreement dated as of March 15, 1996, as amended (the "Stock Purchase Agreement"), by and between FHP, TMMC, THSC and certain management investors, Westcott W. Price III, Jack D. Massimino, Gloria L. Austin and Michael J. Weinstock purchased 67,500, 500,000, 50,000 and 10,000 shares, respectively, of TMMC Common Stock for $0.01 per share, the same per share price at which FHP purchased its 9,100,000 shares of TMMC Common

    Stock. In addition, pursuant to the Stock Purchase Agreement, Westcott W. Price III, Jack D. Massimino, Gloria L. Austin and Michael J. Weinstock purchased four, 27, three and one shares, respectively, of THSC Common Stock for $2.00 per share, the same per share price at which FHP purchased its 500 shares of THSC Common Stock. On July 1, 1996, 1997, 1998 and 1999, 25% of the stock issued to each Named Executive Officer vests. The shares of TMMC and THSC Common Stock are also subject to numerous other restrictions which lapse on specified dates. FHP, however, has a performance purchase option to purchase 80% of the shares of stock that vests on July 1, 1996, 1997 and 1998 for the original purchase prices of $0.01 and $2.00, respectively, if it is determined by FHP's Audit Committee that TMMC did not meet its planned financial goals for the previous fiscal year. FHP's Audit Committee has determined that TMMC met its planned financial goals for the fiscal year ended June 30, 1996.

    The Stock Purchase Agreement provides that FHP has an option to repurchase from the Named Executive Officers for the original purchase prices of $0.01 and $2.00, respectively, any portion of their TMMC and THSC Common Stock which remains unvested when and if these Named Executive Officers cease to be an employee of FHP, an affiliate of FHP or TMMC. FHP also has an unrestricted option to purchase from the Named Executive Officers at any time prior to October 1, 1999 any portion of their TMMC and THSC Common Stock (whether or not vested or otherwise restricted) for $30 per share. FHP proposes to amend the Stock Purchase Agreement to provide that upon the termination of the employment of Westcott W. Price III or Michael J. Weinstock with FHP, all of such Named Executive Officer's Common Stock will vest; however, such common stock would remain subject to both FHP's performance purchase option and FHP's $30-per-share purchase option. The amendment also would provide that upon a change in control (as defined) of Talbert which occurs after the consummation of the transactions contemplated by the Merger Agreement, the options of FHP to purchase the TMMC and THSC Common Stock at $.01 and $2.00, respectively, per share will expire. The restricted shares of stock are held in escrow by the Assistant Secretary of FHP in the capacity of escrow agent under the Stock Purchase Agreement. The Named Executive Officers have all rights of a shareholder with respect to the stock including the right to vote, to receive dividends and to participate in stock splits or other recapitalizations, and to exchange such shares in a merger, consolidation or other reorganization. The number of shares and repurchase prices are subject to adjustment for a 1-for-3.33 reverse stock split declared by the TMMC Board of Directors on September 17, 1996.

(6) Includes total bonus amount awarded and accrued during fiscal year 1996 but subject to payment in the two following fiscal years.

(7) Following the acquisition of TakeCare, Inc., Mr. Margolis became an employee of FHP and served as such during the last 13 days during the fiscal year ended June 30, 1994. On an annualized basis, his salary would have been approximately $139,400.

(8) Mr. Margolis received a bonus of $90,278 under the TakeCare Incentive Program for the period of January 1, 1994 through June 17, 1994.

(9) Includes $6,833 paid to Mr. Margolis in lieu of certain welfare benefits which he was otherwise entitled to as an employee of TakeCare.

    OPTION GRANTS IN LAST FISCAL YEAR. The following table provides details regarding stock options granted under the FHP Executive Incentive Plan to the Named Executive Officers during the fiscal year ended June 30, 1996. In addition, in accordance with Commission's rules, there are shown the hypothetical gains or "option spreads" that would exist for the respective options if they were exercised. These gains are based on assumed rates of compound stock price appreciation of 5% and 10% from the date the options were granted over the full option term. In assessing these values it should be kept in mind that no matter what theoretical value is placed on a stock option, its ultimate value will depend on the market value of the FHP Common Stock at a future date. The FHP Executive Incentive Plan does not provide for the grant of stock appreciation rights.

                                                                                                    POTENTIAL REALIZABLE
                                                                                                      VALUE AT ASSUMED
                                                                                                        ANNUAL RATES
                                                                                                       OF STOCK PRICE
                                                                                                      APPRECIATION FOR
                                                   % OF TOTAL OPTIONS                                 OPTION TERM (2)
                              NUMBER OF SHARES           GRANTED          EXERCISE                 ----------------------
                             UNDERLYING OPTIONS       TO EMPLOYEES        PRICE PER   EXPIRATION       5%         10%
           NAME                  GRANTED (1)         IN FISCAL YEAR       SHARE (1)      DATE      ($37.6682)  ($59.9803)
---------------------------  -------------------  ---------------------  -----------  -----------  ----------  ----------
Westcott W. Price III......          25,000(3)                6.3%        $  23.125     07/03/05   $  363,580  $  921,383
Jack D. Massimino..........          25,000(3)                6.3%           23.125     07/03/05      363,580     921,383
Gloria L. Austin...........          10,000(3)                2.5%           23.125     07/03/05      145,432     368,553
Michael J. Weinstock.......          10,000(3)                2.5%           23.125     07/03/05      145,432     368,553
Jeffrey H. Margolis........          --                       n/a               n/a          n/a          n/a         n/a

------------------------

(1) All options were granted at an exercise price equal to the fair market value of FHP's Common Stock on the option grant date. In accordance with the terms of FHP's Executive Incentive Plan, options become fully exercisable on the occurrence of a change of control unless such acceleration is nullified by FHP's Board of Directors within 10 business days after the Board of Directors becomes aware of a change in control. In connection with the acquisition of FHP by PacifiCare, the Board of Directors made the determination to nullify the provisions in the Executive Incentive Plan providing for automatic acceleration and has reinstated the existing vesting and forfeiture provisions subject to the terms and conditions of the Reorganization Agreement.

(2) These amounts represent certain assumed rates of appreciation only. Actual gains, if any, on stock option exercises and FHP Common Stock holdings are dependent on the future performance of the FHP Common Stock and overall stock market conditions. There can be no assurance that the amounts reflected in this table will be achieved.

(3) Exercisable July 3, 2002, but subject to accelerated incremental vesting as to 10%, 15%, 20%, 25% and 30% of the total number of option shares granted, respectively, each year subsequent to the date of the grant (i) if the consolidated EPS of FHP for the fiscal year ending on the June 30 immediately preceding such accelerated vesting date exceed both EPS for the preceding fiscal year, and the average EPS for the two preceding fiscal years and (ii) if the optionee shall have been in the continuous employ of FHP or any subsidiary from the date of grant of this option through such accelerated vesting date. If accelerated vesting does not occur the percentage will be carried forward and added to the percentage which becomes eligible for accelerated vesting with respect to the next anniversary date.

    AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES

    The following table provides information concerning the exercise of options during the last fiscal year and unexercised options held as of the end of the last fiscal year by the Named Executive Officers.

                                                              NUMBER OF UNEXERCISED        VALUE OF UNEXERCISED
                                    SHARES                   OPTION SHARES AT FY-END       IN-THE-MONEY OPTION
                                  ACQUIRED ON     VALUE                (#)                 SHARES AT FY-END ($)
                                   EXERCISE     REALIZED    --------------------------  --------------------------
              NAME                    (#)          ($)      EXERCISABLE  UNEXERCISABLE  EXERCISABLE  UNEXERCISABLE
--------------------------------  -----------  -----------  -----------  -------------  -----------  -------------
Westcott W. Price III...........      --           --           30,000       420,000       255,625      1,894,375
Jack D. Massimino...............      --           --           76,250       270,000       208,359      1,236,563
Gloria L. Austin................       5,250       30,844        9,000        47,750        65,547        272,703
Michael J. Weinstock............      10,000      137,500       19,000        96,000        39,375        480,000
Jeffrey H. Margolis.............      24,813      724,506        7,500        52,125        40,781      1,005,145

CHANGE IN CONTROL EMPLOYMENT AGREEMENTS

    FHP has entered into employment agreements with certain key executive officers, including the Named Executive Officers, providing for benefits in the event of a "Change of Control" of FHP. See "The Merger and Related Transactions -- Interest of Certain Persons in the Mergers."

    SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE. Section 16(a) of the Exchange Act and the rules thereunder require FHP's officers and directors and persons who own more than 10% of FHP Common Stock to file reports of ownership and changes in ownership with the Commission and to furnish FHP with copies.

    Based upon its review of the copies of such forms received by it, or written representation from certain reporting persons, FHP believes that, during the last fiscal year, all filing requirements applicable to its officers, directors, and greater than 10% beneficial owners were complied with on a timely basis.

    CERTAIN TRANSACTIONS. Robert W. Jamplis, a member of the FHP Board of Directors, serves as President and Chief Executive Officer of the Palo Alto Medical Foundation. During the fiscal year ended June 30, 1996, FHP's HMO subsidiaries made capitation payments totaling approximately $14.8 million to the Palo Alto Medical Foundation for the provision of health care services to approximately 20,000 of FHP's HMO members.

    In 1995, Robert Franklin, a Senior Vice President of FHP, borrowed $100,000 from FHP for the purpose of purchasing a new residence. The loan, which bears interest at the rate of 7.96% per annum, is payable in five annual installments of $20,000 each commencing on December 1, 1995. At June 30, 1996, the principal outstanding balance on this loan was $80,000. In the interim, the loan is secured by a recorded second lien on Mr. Franklin's residence.

    In 1994, Kenneth S. Ord, Senior Vice President and Chief Financial Officer of FHP, borrowed $100,000 for the purpose of purchasing a residence in California following his relocation from Michigan. The loan, which bears interest at a rate of 8.5% per annum, may be forgiven in installments of $20,000 a year if Mr. Ord remains employed with FHP through February 14, 1999. In the interim, the loan is secured by a recorded second lien on Mr. Ord's residence. At June 30, 1996, the loan had been forgiven, in part, by $40,000 plus accrued interest, and the outstanding principal balance was $60,000.

    In 1994, Jeffrey H. Margolis, Senior Vice President and Chief Information Officer of FHP, borrowed $150,000 from FHP for the purpose of purchasing a residence in California following his relocation from Colorado. $100,000 of the principal amount of the loan, which bears interest at a rate of 8.5% per annum, may be forgiven in installments of $20,000 per year if Mr. Margolis remains employed with FHP through August 1, 1999. The remaining $50,000 of principal, together with interest thereon, is due and payable on August 1, 1997. At June 30, 1996, the loan had been forgiven, in part, by $20,000 plus accrued interest, and the outstanding principal balance was $130,000. In the interim, the loan is secured by a recorded second lien on Mr. Margolis' residence.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION FOR THE FISCAL YEAR ENDED JUNE 30, 1996

    INTRODUCTION. The FHP Compensation Committee consists of Richard M. Burdge, Sr. (Chairman), Warner Heineman, Robert C. Maxson and Joseph F. Prevratil. Mr. Maxson was appointed a member of the FHP Compensation Committee on September 7, 1995. All members of the FHP Compensation Committee are non-employee directors who are not eligible to participate in any of the executive compensation programs. The FHP Compensation Committee has responsibility for administration of FHP's executive compensation programs, including the Management Compensation Program (the "Salary Program"), under which salaries of senior management personnel are determined; the Management Incentive Plan (the "Bonus Program"), which provides for cash bonuses to salaried employees; and the Executive Incentive Plan, which authorizes grants of stock options, restricted stock and performance units.

    COMPENSATION PHILOSOPHY. FHP's executive compensation policies are designed to (i) provide competitive levels of overall compensation in order to attract and retain qualified executives in the industry; (ii) motivate executive officers to achieve FHP's business objectives; and (iii) reward executive officers for their achievements on behalf of FHP. To achieve these goals, the FHP Compensation Committee and the FHP Board of Directors have followed an executive compensation program primarily consisting of three integrated components -- base salaries, executive incentives and stock options.

    BASE SALARIES. It is the policy of the FHP Compensation Committee to establish and maintain executive salary levels that reflect position responsibilities, are competitive with salary structures for health care executive groups having similar operating responsibilities and are capable of attracting, retaining and motivating executives. Historically, increases in base salaries have been dependent on the executives' and FHP's performance for the previous year.

    The base salaries of the Named Executive Officers did not increase in any material respect for fiscal year 1996 from fiscal year 1995 because FHP's financial performance for fiscal year 1995 was judged less than satisfactory by the FHP Compensation Committee. In connection with the Restructuring Plan of FHP into three distinct business segments, FHP instituted changes in the operational and functional responsibilities of certain of the Named Executive Officers including Mr. Massimino. Effective July 1, 1995, the FHP Compensation Committee established or maintained base salaries for the Named Executive Officers as follows: Mr. Price, $500,000; Mr. Massimino, $350,000; Ms. Austin, $210,000; Mr. Weinstock, $250,000; and Mr. Margolis, $240,000. No changes were made to the foregoing base salaries of the Named Executive Officers during the course of fiscal year 1996.

    ANNUAL INCENTIVES. FHP has for many years utilized its Bonus Program to provide annual incentives to executive personnel of FHP and its subsidiaries. For fiscal year 1996, the Bonus Program provided for potential cash bonuses to eligible participants based upon established financial and operational goals.

    Under the Bonus Program, the FHP Compensation Committee established financial and operational goals for each division of FHP (HMO, TMMC and Insurance) and for each major corporate function (finance; human resources; information systems; legal; etc.) within FHP. For fiscal year 1996, the Divisional financial goals included items such as pre-tax income and membership growth. The operational goals included items such as quality and service improvements. The functional goals included pre-tax income, quality and service improvements and attainment of functional budgets. Each participant's final bonus is determined by weighing his or her performance against the pre-established financial and operational objectives.

    In fiscal year 1996, certain divisions and corporate functions achieved their financial and operational objectives. Accordingly, bonuses were paid totaling approximately $6.3 million, of which the Named Executive Officers received an aggregate of approximately $1.9 million. Mr. Price received a bonus of $355,020 under the Bonus Program for 1996 based on his supervision of, and the performance of, the three divisions. The bonuses of the other Named Executive Officers ranged from approximately 37.5% to 75.4% of their total cash compensation. The FHP Compensation Committee believes that the cash compensation of the Named Executive Officers should be subject to significant annual variation depending on whether or not the performance targets under the Bonus Program have been achieved.

    LONG-TERM INCENTIVE PROGRAM. In 1992, the FHP Compensation Committee approved a program providing for a series of grants of NQSOs spaced over four successive years (beginning July 1, 1992 and ending July 1, 1995) in which the vesting schedule of each option is tied directly to growth in EPS. The optionees are presented under each option with five annual opportunities for accelerated vesting, which will be realized in a particular year only if EPS exceeds both EPS of the previous year and average EPS for the two previous years. Because of the four-year schedule for the granting of options, this challenge is presented to the optionees each year for eight continuous years from 1993 to the year 2000. This provides incentives for continued service with FHP while establishing a new option price for each grant that should reflect FHP's recent performance.

    EPS increased in 1993 and 1994, resulting in the partial acceleration of vesting of options previously granted under the four-year program described above. During 1995 FHP's EPS did not increase and no additional acceleration of vesting of such options occurred during fiscal year 1995. During fiscal year 1996, the FHP Compensation Committee determined that EPS goals for fiscal year 1996 were met, resulting in the partial acceleration of vesting of options previously granted under the four-year program.

    Other than option grants under the four-year program described above, no additional options have been awarded to any of the Named Executive Officers during fiscal year 1996.

    PERFORMANCE OF THE CHIEF EXECUTIVE OFFICER. In setting the base salary of the Chief Executive Officer, the FHP Compensation Committee has taken note of the Chief Executive Officer's progress toward the Board's objectives of increasing the HMO membership base and revenue, broadening the range of services offered to individuals and employer groups, and achieving better control over costs while maintaining the quality of health care services. Consistent with the results for fiscal year 1995, Mr. Price's salary throughout the fiscal year continued at the level set during fiscal year 1994 in connection with the TakeCare merger. In addition, other than option awards previously approved under the four-year program described above, Mr. Price did not receive any new option awards during fiscal year 1996.

                                          Respectfully submitted,
                                          Richard M. Burdge, Sr.
                                          Warner Heineman
                                          Robert C. Maxson
                                          Joseph F. Prevratil

FHP COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The FHP Compensation Committee members serving during the entire year were Richard M. Burdge, Sr. (Chairman), Warner Heineman and Joseph F. Prevratil. Robert C. Maxson was appointed as an additional member of the Compensation Committee in September 1995. Each of the members of the Compensation Committee are non-employee directors of FHP.

    Mr. Prevratil is the President of the RMS Foundation, Inc. (the "Foundation") which manages the day-to-day operations of the Queen Mary oceanliner tourist attraction located in Long Beach harbor in California. During the fiscal year ended June 30, 1994, and a portion of fiscal year ended June 30, 1995, FHP's HMO and insurance subsidiaries provided health care coverage to the Foundation's employees. During the fiscal year ended June 30, 1996 the Foundation's largest outstanding account balance was $105,109. As of October 6, 1995, the Foundation had paid the account balance, including interest at the rate of 8.5% per annum, in full. Since 1990, Mr. Prevratil has been President of J&P Riverside Hotel Corp., the general partner in Riverside Hotel Partners, Ltd., which owned and operated the Sheraton Riverside Hotel. In February, 1996, Riverside Hotel Partners, Ltd., a limited partnership, filed a petition under Chapter 11 of the Federal bankruptcy laws.

    No executive officer of FHP during the last fiscal year served as a member of a compensation committee or director of another for-profit entity in a situation in which an executive officer of such other entity served as a member of the FHP Compensation Committee.

PERFORMANCE GRAPH OF FHP

    The following graph demonstrates the performance of the cumulative total return to the stockholders of FHP Common Stock during the previous five fiscal years in comparison to the cumulative total return of the Standard & Poor's (S&P) Health Care Composite Index and the S&P 500 Stock Index.

                          PERFORMANCE VS. S&P INDICES

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

              FHP      S&P HEALTH    S&P 500
1991           100.0         100.0      100.0
1992            76.1         112.9      113.3
1993           118.5         103.0      128.7
1994           104.4         105.9      130.6
1995           100.0         152.2      164.5
1996           119.0         212.3      207.2

                           INDEXED RETURNS (1991=100)

                                   1991       1992       1993       1994       1995       1996
                                 ---------  ---------  ---------  ---------  ---------  ---------
FHP............................  $   100.0  $    76.1  $   118.5  $   104.3  $   100.0  $   119.0
S&P Health.....................      100.0      112.9      103.0      105.9      152.2      212.3
S&P 500........................      100.0      113.3      128.7      130.6      164.5      207.2

    Assumes $100 invested on June 30, 1991 in FHP Common Stock, S&P Health Care Composite Index, and S&P 500 Index.

APPOINTMENT OF INDEPENDENT AUDITORS

    The FHP Board of Directors has reappointed the firm of Deloitte & Touche LLP to serve as independent auditors for FHP for the fiscal year ending June 30, 1997, such appointment to continue at the pleasure of the FHP Board of Directors and be subject to the approval of FHP's stockholders. Deloitte & Touche LLP (including the predecessor firm Deloitte Haskins & Sells) has served as independent auditors for FHP since 1986. If the FHP Merger is consummated, Deloitte & Touche LLP will no longer serve as independent auditors for FHP as FHP will become a subsidiary of PacifiCare Holding.

    A proposal to ratify this appointment will be presented to the stockholders at the FHP Meeting. A representative of Deloitte & Touche LLP is expected to be present at the FHP Meeting and available to respond to appropriate questions and, although that firm has indicated that no statement will be made, an opportunity for a statement will be provided.

    THE FHP BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION AND APPROVAL OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP.

ADDITIONAL INFORMATION

    FHP does not intend to present any other business for action at the FHP Meeting and does not know of any other business intended to be presented by others.

    FHP's Bylaws require that, for nominations of persons for election to the FHP Board of Directors or for other business to be properly brought before an annual meeting by a stockholder, the Secretary of FHP must have received written notice thereof not later than the 60th day nor earlier than the 90th day prior to the first anniversary of the preceding year's annual meeting. The notice must set forth (i) as to each person whom the stockholder proposes to nominate for election as a director all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act, as amended and Rule 14a-11 thereunder (including such person's written consent to being named in the proxy statement as a nominee and to serving as a director if elected); (ii) as to any other business that the stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made; and (iii) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (a) the name and address of such stockholder, as they appear on FHP's books, and of such beneficial owner and (b) the class and number of shares of FHP which are owned beneficially and of record by such stockholder and such beneficial owner.

    A copy of FHP's Annual Report on Form 10-K to the Commission for the fiscal year ended June 30, 1996, excluding certain of the exhibits thereto, may be obtained without charge, by writing to FHP International Corporation, Investor Relations Department, P.O. Box 25186, Santa Ana, California 92799-5186.

                                    EXPERTS

    The consolidated financial statements and schedule of PacifiCare Health Systems, Inc. as of September 30, 1995 and for each of the three years in the period ended September 30, 1995, which appear in PacifiCare's Annual Report on Form 10-K, as amended, incorporated herein by reference and which are referred to and made a part of this Joint Proxy Statement/Prospectus and Registration Statement, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon and incorporated herein by reference and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

    The consolidated balance sheet of N-T Holdings, Inc. and subsidiaries as of August 31, 1996, appearing in this Joint Proxy Statement/Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

    The consolidated financial statements of FHP incorporated in this Joint Proxy Statement/Prospectus by reference from FHP's Annual Report on Form 10-K for the year ended June 30, 1996 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                                 LEGAL MATTERS

    The validity of the shares of PacifiCare Holding Class A and Class B Common and PacifiCare Holding Preferred offered hereby will be passed upon for PacifiCare Holding by Cooley Godward LLP, Palo Alto, California. Certain legal matters in connection with the Mergers will be passed upon for FHP by Sheppard, Mullin, Richter & Hampton LLP, Los Angeles, California.

                          FUTURE STOCKHOLDER PROPOSALS

    If the Mergers are consummated, an annual meeting of the stockholders of PacifiCare Holding is expected to be held in 1998. If the Mergers are not consummated, the 1997 Annual Meeting of Stockholders of PacifiCare is expected to be held on or about March 5, 1997.

    Subject to the foregoing, if any PacifiCare Holding stockholder intends to present a proposal at the 1998 PacifiCare Holding Annual Meeting and wishes to have such proposal considered for inclusion in the proxy materials for such meeting, such holder must submit the proposal to the Secretary of PacifiCare Holding in writing so as to be received at the executive offices of PacifiCare Holding by 120 days prior to the anticipated mailing date of proxy materials for such meeting. The PacifiCare Holding Bylaws require that notice of nominations of persons for election to the PacifiCare Holding Board of Directors, other than those made by or at the direction of the PacifiCare Holding Board of Directors, must be received no later than 90 days before an Annual Meeting. The notice must present certain information concerning the nominee and the stockholder making the nomination. The notice also must include the nominee's written consent to being a nominee and to serving if elected. Notices should be sent to the Corporate Secretary, PacifiCare Health Systems, Inc., 5995 Plaza Drive, Cypress, California 90630-5028. Such proposals must also meet the other requirements of the rules of the Commission relating to stockholders' proposals. In the event the Mergers are not consummated, the only stockholder proposals eligible to be considered for inclusion in the proxy materials for the 1997 Annual Meeting of PacifiCare or FHP, as the case may be, will be those which were duly submitted to the Corporate Secretary of PacifiCare by September 30, 1996, (which is 120 days prior to the anticipated mailing date of proxy materials for such meeting) or the Corporate Secretary of FHP by June 20, 1997 (which is 120 days prior to the anticipated mailing date of proxy materials for such meeting), as the case may be.

                         REPORT OF INDEPENDENT AUDITORS

The Shareholders and Board of Directors
N-T Holdings, Inc.

    We have audited the accompanying consolidated balance sheet of N-T Holdings, Inc. and subsidiaries as of August 31, 1996. This consolidated balance sheet is the responsibility of N-T Holdings, Inc.'s management. Our responsibility is to express an opinion on this consolidated balance sheet based on our audit.

    We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation. We believe that our audit of the consolidated balance sheet provides a reasonable basis for our opinion.

    In our opinion, the balance sheet referred to above presents fairly, in all material respects, the consolidated financial position of N-T Holdings, Inc. and subsidiaries as of August 31, 1996, in conformity with generally accepted accounting principles.

                                          ERNST & YOUNG LLP

Los Angeles, California
September 9, 1996

                      N-T HOLDINGS, INC. AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEET

                                AUGUST 31, 1996

Assets
Cash...............................................................................  $   1,200
                                                                                     ---------
      Total assets.................................................................  $   1,200
                                                                                     ---------
                                                                                     ---------
Shareholder's equity
Common stock, par value $.001 per share; 1,000 shares authorized; 200 shares
 issued............................................................................  $      --
Additional paid-in capital.........................................................      1,200
                                                                                     ---------
      Total shareholder's equity...................................................  $   1,200
                                                                                     ---------
                                                                                     ---------

                            See accompanying notes.

                      N-T HOLDINGS, INC. AND SUBSIDIARIES

                      NOTES TO CONSOLIDATED BALANCE SHEET

                                AUGUST 31, 1996

1.  BACKGROUND OF ORGANIZATION
    N-T Holdings, Inc. ("PacifiCare Holding") was incorporated on August 2, 1996, for the purpose of effectuating the combination of PacifiCare Health Systems, Inc. ("PacifiCare") and FHP International Corporation ("FHP"), in accordance with the terms of the Agreement and Plan of Reorganization dated as of August 4, 1996, as amended as of September 17, 1996 (the "Reorganization Agreement"). PacifiCare Holding has organized two wholly owned subsidiaries in accordance with the Reorganization Agreement and has not conducted business or activity other than in connection with the Reorganization Agreement (related expenses are the responsibility of PacifiCare and FHP).

2.  SHAREHOLDER'S EQUITY
    The initial authorized capital stock of PacifiCare Holding consists of 1,000 shares of Common Stock, par value $.001 per share. Two hundred shares have been issued and are outstanding. Immediately prior to the Effective Time, PacifiCare Holding's Certificate of Incorporation will be amended to increase the total number of authorized shares of capital stock to 100,000,000 shares of PacifiCare Holding Class A Common Stock, par value $0.01, 100,000,000 shares of PacifiCare Holding Class B Common Stock, par value $0.01, and 40,000,000 shares of PacifiCare Holding Preferred Stock, par value $0.01.

3.  REORGANIZATION AGREEMENT
    The Reorganization Agreement, which has been approved by the board of directors of each company, calls for holders of FHP Common Stock to receive $17.50 in cash and a mix of PacifiCare Holding Class A Common Stock and PacifiCare Holding Class B Common Stock determined by a formula set forth in the Reorganization Agreement. Holders of FHP Preferred Stock will receive either (i) the right to receive 0.50 shares of PacifiCare Holding Series A Preferred Stock and $14.113 in cash (the "Series A Merger Consideration"), if the holders of FHP Preferred Stock approve an amendment to the FHP Certificate of Incorporation (the "Series A Amendment"), or (ii) $25.00 in cash or a mix of cash, PacifiCare Holding Class A Common Stock and PacifiCare Holding Class B Common Stock as determined by a formula set forth in the Reorganization Agreement, if the holders of FHP Preferred Stock do not approve such amendment (and no Irrevocable Elections are made). If the Series A Amendment is not approved, such shares of FHP Preferred Stock as to which an Irrevocable Election is made would be exchanged for the Series A Merger Consideration. Each outstanding share of PacifiCare Class A Common Stock and PacifiCare Class B Common Stock will be converted into the right to receive one share of PacifiCare Holding Class A Common Stock and PacifiCare Holding Class B Common Stock, respectively. All issued shares of the capital stock of PacifiCare Holding immediately prior to the Effective Time will be canceled upon completion of the mergers.

    PacifiCare Holding expects to finance the Cash Consideration (expected to approximate $1.0 billion) and related fees and expenses (expected to approximate $105 million) through a $1.5 billion credit facility to be provided by Bank of America and BA Securities pursuant to a commitment letter issued by them.

    The Reorganization Agreement is subject to approval by PacifiCare and FHP stockholders, various Federal and state regulatory approvals, and other customary closing conditions. The transaction is expected to close in January 1997.

                                   APPENDIX A
                         AMENDED AND RESTATED AGREEMENT
                           AND PLAN OF REORGANIZATION
                                     AMONG
                        PACIFICARE HEALTH SYSTEMS, INC.
                               N-T HOLDINGS, INC.
                              NEPTUNE MERGER CORP.
                             TREE ACQUISITION CORP.
                                      AND
                         FHP INTERNATIONAL CORPORATION

                             ---------------------
                            AS OF NOVEMBER 11, 1996
                             ---------------------

                               TABLE OF CONTENTS

                                                                                                            PAGE
                                                                                                          ---------
      ARTICLE 1  DESCRIPTION OF TRANSACTION.............................................................          1
            1.1  Mergers................................................................................          1
            1.2  Effect of the Mergers..................................................................          2
            1.3  Closing; Effective Time................................................................          2
            1.4  Certificates of Incorporation and Bylaws; Directors and Officers.......................          2
            1.5  Conversion of Shares...................................................................          3
            1.6  Closing of the Transfer Books of the Company and PacifiCare............................          6
            1.7  Exchange of Certificates...............................................................          6
            1.8  Appraisal Rights.......................................................................          8
            1.9  Stock Subject to Conditions............................................................          8
           1.10  Tax Consequences.......................................................................          8
           1.11  Accounting Consequences................................................................          9
           1.12  Further Action.........................................................................          9

      ARTICLE 2  REPRESENTATIONS AND WARRANTIES OF THE COMPANY..........................................          9
            2.1  Organization; Subsidiaries; Capitalization.............................................          9
            2.2  SEC Filings; Financial Statements......................................................         10
            2.3  Absence of Certain Changes or Events...................................................         11
            2.4  Tax Matters............................................................................         11
            2.5  Contracts..............................................................................         12
            2.6  Employees..............................................................................         13
            2.7  Litigation and Claims; Compliance with Law.............................................         15
            2.8  Properties.............................................................................         15
            2.9  Disclosure.............................................................................         15
           2.10  Transactions with Affiliates...........................................................         16
           2.11  Vote Required..........................................................................         16
           2.12  Takeover Provisions Inapplicable.......................................................         16
           2.13  Company Action.........................................................................         16
           2.14  Fairness Opinion.......................................................................         16
           2.15  Financial Advisor......................................................................         16
           2.16  Enforceability.........................................................................         16
           2.17  Governmental Consents; No Conflicts....................................................         17
           2.18  Reserves...............................................................................         17
           2.19  Audits or Investigations by Governmental Entities......................................         18
           2.20  Environmental Provisions...............................................................         18
           2.21  Intellectual Property..................................................................         19

      ARTICLE 3  REPRESENTATIONS AND WARRANTIES OF PACIFICARE AND HOLDING...............................         19
            3.1  Organization; Subsidiaries; Capitalization.............................................         19
            3.2  SEC Filings; Financial Statements......................................................         21
            3.3  Absence of Certain Changes or Events...................................................         21
            3.4  Tax Matters............................................................................         21
            3.5  Contracts..............................................................................         22
            3.6  Employees..............................................................................         23
            3.7  Litigation and Claims; Compliance with Law.............................................         24
            3.8  Properties.............................................................................         24
            3.9  Disclosure.............................................................................         24
           3.10  Transactions with Affiliates...........................................................         25
           3.11  Vote Required..........................................................................         25
           3.12  Takeover Provisions Inapplicable.......................................................         25

                                                                                                            PAGE
                                                                                                          ---------
           3.13  PacifiCare Action......................................................................         25
           3.14  Actions by Holding, Neptune Sub and Company Sub........................................         25
           3.15  Fairness Opinion.......................................................................         25
           3.16  Financial Advisor......................................................................         25
           3.17  Enforceability.........................................................................         26
           3.18  Governmental Consents; No Conflicts....................................................         26
           3.19  Common and Preferred Stock To Be Issued................................................         26
           3.20  Reserves...............................................................................         26
           3.21  Audits or Investigations by Governmental Entities......................................         27
           3.22  Environmental Provisions...............................................................         27
           3.23  Intellectual Property..................................................................         28
           3.24  Formation of Holding...................................................................         28

      ARTICLE 4  CONDUCT AND TRANSACTIONS PRIOR TO EFFECTIVE TIME;                                               28
                  ADDITIONAL AGREEMENTS.................................................................
            4.1  Information and Access.................................................................         28
            4.2  Conduct of Business of the Company.....................................................         29
            4.3  Conduct of Business of PacifiCare......................................................         31
            4.4  Negotiation With Others................................................................         32
            4.5  Registration Statement; Prospectus/Proxy Statement.....................................         32
            4.6  Stockholders' Meetings.................................................................         33
            4.7  Regulatory Approvals...................................................................         34
            4.8  Employee Benefits Plans................................................................         34
            4.9  Indemnification........................................................................         37
           4.10  Additional Agreements..................................................................         38
           4.11  Disclosure.............................................................................         39
           4.12  Affiliate Agreements...................................................................         39
           4.13  Tax Qualification and Opinion Back-Up Certificates.....................................         39
           4.14  Financing..............................................................................         39
           4.15  Talbert................................................................................         39
           4.16  7% Senior Notes Due 2003...............................................................         40
           4.17  Notices of Certain Events..............................................................         40
           4.18  Certain Corporate Matters with Respect to PacifiCare...................................         40
           4.19  Compliance with Regulations............................................................         40
           4.20  Assumption by Successor................................................................         41
           4.21  No Activity by Holding.................................................................         41

      ARTICLE 5  CONDITIONS PRECEDENT TO OBLIGATIONS OF PACIFICARE AND HOLDING..........................         41
            5.1  Representations and Warranties Accurate................................................         41
            5.2  Compliance With Covenants..............................................................         41
            5.3  No Material Adverse Effect.............................................................         41
            5.4  Certificate............................................................................         41
            5.5  Effectiveness of Registration Statement................................................         41
            5.6  Stockholder Approval...................................................................         41
            5.7  Affiliates Agreements..................................................................         41
            5.8  Legal Opinion..........................................................................         42
            5.9  Tax Opinion............................................................................         42
           5.10  Absence of Restraint...................................................................         42
           5.11  No Governmental Litigation.............................................................         42
           5.12  No Other Litigation....................................................................         42
           5.13  HSR Act................................................................................         42
           5.14  Quotation on Nasdaq National Market or New York Stock Exchange.........................         42

                                                                                                            PAGE
                                                                                                          ---------
           5.15  Other Required Consents and Approvals..................................................         42
           5.16  TakeCare Board Representation..........................................................         42
           5.17  Restated Rights Plan...................................................................         43
           5.18  Talbert................................................................................         43

      ARTICLE 6  CONDITIONS PRECEDENT TO THE COMPANY'S OBLIGATIONS......................................         43
            6.1  Representations and Warranties Accurate................................................         43
            6.2  Compliance With Covenants..............................................................         43
            6.3  No Material Adverse Effect.............................................................         43
            6.4  Certificate............................................................................         43
            6.5  Effectiveness of Registration Statement................................................         43
            6.6  Stockholder Approval...................................................................         43
            6.7  Legal Opinion..........................................................................         43
            6.8  Tax Opinion............................................................................         43
            6.9  Absence of Restraint...................................................................         44
           6.10  No Governmental Litigation.............................................................         44
           6.11  HSR Act................................................................................         44
           6.12  Quotation on Nasdaq National Market or New York Stock Exchange.........................         44

      ARTICLE 7  TERMINATION OF AGREEMENT...............................................................         44
            7.1  Termination............................................................................         44
            7.2  Effect of Termination..................................................................         45
            7.3  Fees and Expenses......................................................................         45

      ARTICLE 8  MISCELLANEOUS..........................................................................         46
            8.1  Amendment..............................................................................         46
            8.2  Waiver.................................................................................         47
            8.3  No Survival of Representations and Warranties..........................................         47
            8.4  Entire Agreement; Counterparts; Applicable Law.........................................         47
            8.5  Attorneys' Fees........................................................................         47
            8.6  Assignability..........................................................................         47
            8.7  Notices................................................................................         47
            8.8  Cooperation............................................................................         50
            8.9  Certain Terms..........................................................................         50
           8.10  Titles.................................................................................         50
           8.11  Articles, Sections and Exhibits........................................................         50
           8.12  Jurisdiction...........................................................................         50
           8.13  Counterparts; Effectiveness............................................................         50
           8.14  Schedules..............................................................................         50

                                    EXHIBITS

Exhibit 1.4    Holding Restated Certificate of Incorporation
Exhibit 4.12   Affiliate Agreements*

------------------------
* Not included as part of this Appendix A.

                              AMENDED AND RESTATED
                      AGREEMENT AND PLAN OF REORGANIZATION

    THIS AMENDED AND RESTATED AGREEMENT AND PLAN OF REORGANIZATION (this "Agreement") is made and entered into as of November 11, 1996, by and among: N-T HOLDINGS, INC., a Delaware corporation ("Holding"), PACIFICARE HEALTH SYSTEMS, INC., a Delaware corporation ("PacifiCare"); NEPTUNE MERGER CORP., a Delaware corporation and a wholly-owned subsidiary of Holding ("Neptune Sub"); FHP INTERNATIONAL CORPORATION, a Delaware corporation (the "Company"), and TREE ACQUISITION CORP., a Delaware corporation and a wholly-owned subsidiary of Holding ("Company Sub") who hereby amend and entirely restate the Agreement and Plan of Reorganization among the same parties dated as of August 4, 1996 (the "Original Agreement") as amended and restated on September 17, 1996 (the "First Amended Reorganization Agreement").

                                    RECITALS

    A. The parties intend concurrently to effect a merger of Neptune Sub into PacifiCare (the "PacifiCare Merger") and a merger of Company Sub into Company (the "Company Merger"), each such merger to be carried out in accordance with this Agreement and the laws of the State of Delaware (the "Mergers"), such that PacifiCare and Company become wholly-owned subsidiaries of Holding and the shareholders of PacifiCare and Company become shareholders of Holding. After the Closing, Holding will act as a holding company for PacifiCare and the Company.

    B. This Agreement has been approved by the respective Boards of Directors of Holding, PacifiCare, Neptune Sub, Company and Company Sub.

    C. For United States federal income tax purposes, it is intended that the transactions contemplated by this Agreement qualify as transfers subject to
Section 351(a) of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the "Code") and that the shareholders of the Company be treated as if they transferred their stock in Company to Holding in exchange for the Company merger consideration and that the shareholders of PacifiCare be treated as if they transferred their stock in PacifiCare to Holding in exchange for the PacifiCare merger consideration.

    D. On August 4, 1996 PacifiCare had issued and outstanding approximately 12,370,758 shares of Class A Common Stock, $0.01 par value ("PacifiCare Class A Common Stock") and 18,812,799 shares of Class B Common Stock, $0.01 par value ("PacifiCare Class B Common Stock"). On August 4, 1996 the Company had issued and outstanding approximately 40,806,165 shares of Common Stock, $0.05 par value ("Company Common Stock") and approximately 21,030,345 shares of Series A Cumulative Convertible Preferred Stock, $0.05 par value ("Company Series A Preferred Stock").

    E. Contemporaneously with the execution and delivery of the Original Agreement, certain stockholders of PacifiCare and of the Company executed Voting and Non-Disposition Agreements.

                                   AGREEMENT

    Holding, PacifiCare, Neptune Sub, the Company, and Company Sub hereby agree as follows:

                                   ARTICLE 1
                           DESCRIPTION OF TRANSACTION

    1.1 MERGERS. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined in Section 1.3), Company Sub shall be merged into the Company and the separate existence of the Company Sub shall cease. The Company will be the surviving corporation in the Company Merger (the "Company Surviving Corporation") and its separate corporate existence, with all its purposes, objects, rights, privileges, powers and franchises shall continue unaffected by such merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Neptune Sub shall be merged into PacifiCare and the separate existence of Neptune Sub shall cease. PacifiCare shall be the surviving corporation in PacifiCare Merger ("PacifiCare Surviving Corporation") and its separate corporate existence, with all its purposes, objects, rights, privileges, powers and franchises shall continue unaffected by such merger. Company Sub and Neptune Sub have been formed solely for the purpose of effecting the Company Merger and the PacifiCare Merger, respectively, and there will be no other activity in Company Sub and Neptune Sub.

    1.2 EFFECT OF THE MERGERS. The Mergers shall have the effects set forth in this Agreement and in Section 259 of the Delaware General Corporation Law (the "DGCL").

    1.3 CLOSING; EFFECTIVE TIME. The consummation of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of PacifiCare on the second business day following the date as of which each of the conditions set forth in Articles 5 and 6 has been fulfilled or waived or on such other date or at such other place as may be jointly designated by PacifiCare and the Company (the "Closing Date"). As soon as practicable after the Closing, properly executed certificates of merger for each Merger conforming to the requirements of the DGCL and changing the name of Holding to "PacifiCare Health Systems, Inc." and the name of PacifiCare to "PacifiCare Operations, Inc." or some other name chosen by PacifiCare, shall be filed with the Delaware Secretary of State. The Mergers shall become effective at the time said certificates of merger are filed with the Delaware Secretary of State or at such later time as may be specified in said certificates of merger (the "Effective Time").

    1.4  CERTIFICATES OF INCORPORATION AND BYLAWS; DIRECTORS AND OFFICERS.

    (a) The Certificates of Incorporation of PacifiCare and Company shall be the Certificates of Incorporation of PacifiCare Surviving Corporation and the Company Surviving Corporation, respectively, as of the Effective Time.

    (b) The Bylaws of PacifiCare and the Company, as in effect immediately prior to the Effective Time, shall become the Bylaws of PacifiCare Surviving Corporation and the Company Surviving Corporation, respectively, at the Effective Time.

    (c) The directors of the Company shall resign or be removed concurrently with the Effective Time.

    (d) PacifiCare shall cause Holding to take all necessary corporate action to amend the Certificate of Incorporation and Bylaws of Holding prior to the Effective Time to be in substantially the form of the Amended and Restated Certificate of Incorporation attached hereto as Exhibit 1.4 (the "Holding Restated Certificate of Incorporation") and the Bylaws of PacifiCare in effect on the date hereof; PROVIDED, HOWEVER, that if the Series A Required Vote (as defined in Section 2.11) is not received for the Series A Amendment (as defined in Section 2.11), PacifiCare shall cause Holding to take all necessary corporate action to file a Certificate of Designation creating a Series A-1 Preferred Stock with rights, preferences, privileges and restrictions identical in all substantial respects to those of the Company Series A Preferred Stock; and, PROVIDED FURTHER, that the indemnification provisions of the Bylaws of Holding may be amended to provide additional indemnification rights to the Directors and/or Officers of Holding. PacifiCare shall cause the Board of Directors of Holding after the Effective Time to consist of at least ten persons, of which two individuals shall be designated by the Board of Directors of the Company and be reasonably satisfactory to the Board of Directors of PacifiCare. The designation of such new directors by the Board of Directors of the Company, and the approval of such new directors by the Board of Directors of PacifiCare shall each occur prior to the Effective Time. Such new directors shall be appointed to different classes, and they shall commence to serve within 60 days of the Effective Time and remain as directors until their successors have been duly elected or until their earlier death, removal or resignation, provided that they shall be renominated as required to be able to serve a minimum of three years. If, prior to the end of such period, either of such directors becomes unable to serve as director, or is no longer qualified to serve as a director, the remaining director (or his successor) shall select a replacement nominee (which nominee shall be satisfactory to the Board of Directors of Holding) to be appointed to serve the remaining term.

    1.5  CONVERSION OF SHARES.

    (a) At the Effective Time, by virtue of the Company Merger (and without any action on the part of any stockholder of the Company):

        (i) any shares of Company Common Stock or Company Series A Preferred Stock then held by the Company or any subsidiary of the Company (or held in the Company's treasury) shall be canceled;

        (ii) any shares of Company Common Stock or Company Series A Preferred Stock then held by PacifiCare, Neptune Sub or any other subsidiary of PacifiCare shall be canceled;

       (iii) except as provided in clauses (i) and (ii) above or as provided in
    Section 1.8 with respect to shares as to which appraisal rights have been exercised and subject to Section 1.5(c) below, each share of Company Common Stock outstanding immediately prior to the Effective Time shall be converted into the right to receive:

           (A) an amount of Cash equal to $17.50 (the "Common Cash Consideration"), plus

           (B) the Final Class A/Common Share Ratio (as defined in Section 1.5(a)(vi)(D) below) of a share of Holding's Class A Common Stock, $.01 par value, as provided in the Holding Restated Certificate of Incorporation ("Holding Class A Common Stock"), plus

           (C) the Final Class B/Common Share Ratio (as defined in Section 1.5(a)(vi)(E) below) of a share of Holding's Class B Common Stock, $.01 par value, as provided in the Holding Restated Certificate of Incorporation ("Holding Class B Common Stock");

           (D)  Talbert Rights as specified in Section 1.5(a)(v) below.

       (iv) except as provided in clauses (i) and (ii) above and subject to
    Section 1.5(c), each share of Company Series A Preferred Stock outstanding immediately prior to the Effective Time shall be converted into Talbert Rights as specified in Section 1.5(a)(v) below and the other consideration specified in this clause (iv).

    If the Series A Required Vote is received for the Series A Amendment, each share of Series A Preferred Stock shall, in addition to the consideration described in the first sentence of this Section 1.5(a)(iv), be converted into (A) an amount of cash equal to $14.113 (the "Series A Cash Consideration"); and (B) and one-half ( 1/2) share of Holding Series A (as defined in Section 1.7(a)).

    If the Series A Required Vote is not received for the Series A Amendment, then, in accordance with the Company's Certificate of Incorporation, the Company shall, on the date of the Effective Time (or as soon thereafter as practicable and in any event within 5 days thereof), give notice (the "Conversion Notice") in accordance with the Company's Certificate of Designation with respect to the Company Series A Preferred Stock (the "Certificate of Designation") to all holders of Company Series A Preferred Stock (other than holders making an Irrevocable Election with respect to all of their Company Series A Preferred Stock as described in the next paragraph) that a "Change of Control" (as defined in the Certificate of Designation) has occurred on the date of the Effective Time and that such holders may exercise certain "Special Conversion Rights," as defined in the Certificate of Designation, by delivery of written notice of exercise of such rights, together with certificates representing the Company Series A Preferred Stock with respect to which such rights are being exercised, duly endorsed for transfer, until the expiration of 55 days from the date of the Conversion Notice. Such Conversion Notice shall also include such other information as may be required by the Certificate of Designation. In accordance with the Certificate of Designation, each holder of Company Series A Preferred Stock receiving the Conversion Notice shall be entitled, upon exercise of such Special Conversion Rights, to convert each share of

    Company Series A Preferred Stock as to which an Irrevocable Election has not validly been made into either (A) the consideration to be received by a holder of a single share of Company Common Stock pursuant to Section 1.5(a)(iii) times a fraction, the numerator of which is $25.00 and the denominator of which is equal to the closing price of the Company Common Stock on the last business day prior to the date the Company gives the Conversion Notice to the holders of the Company Series A Preferred Stock or
    (B) $25.00 cash plus any accrued but unpaid dividends on such share; PROVIDED, HOWEVER, that if any holder elects the option specified in clause
    (A) above, Holding (directly or through the Company Surviving Corporation) may, at its option, elect to pay such holder $25.00 cash plus any accrued but unpaid dividends on such share instead of the consideration set forth in said clause (A). The Conversion Notice shall also provide that the holders of Company Series A Preferred Stock may elect to waive their Special Conversion Rights and elect to receive the same consideration in the Company Merger that such holder would have received if such holder had converted such holder's shares of Company Series A Preferred Stock into Company Common Stock pursuant to such holder's regular conversion rights immediately prior to the Effective Time ("As-If-Converted Company Merger Consideration"). If any holder of Company Series A Preferred Stock entitled to receive a Conversion Notice fails to exercise such holder's Special Conversion Rights or to waive such rights and elect to receive As-If-Converted Company Merger Consideration within the time period specified in this Section 1.5(a)(iv) and the Certificate of Designation, such holder shall thereafter with respect to all shares of Company Series A Preferred Stock as to which a valid Irrevocable Election has not been made have only the right to surrender such shares in accordance with the provisions of Section 1.7 and to receive for each share the As-If-Converted Company Merger Consideration.

    Each holder of Company Series A Preferred Stock shall be given the right, exercisable prior to the date of the Company Stockholder Meeting, to make an irrevocable election (the "Irrevocable Election") to waive such holder's Special Conversion Rights and such holder's right to receive As-If-Converted Company Merger Consideration in accordance with the foregoing paragraph and the Certificate of Designation and to instead receive, in lieu thereof, for each share of Company Series A Preferred Stock as to which the Irrevocable Election is made (A) the Series A Cash Consideration and (B) one-half ( 1/2) share of Holding Series A (as defined in Section 1.7(a)). The Irrevocable Election shall be effected by returning a Form of Irrevocable Election, properly executed, together with stock certificates representing the Company Series A Preferred held by the holder as to which the Irrevocable Election is made (or a properly completed guarantee of delivery) to the Company's transfer agent prior to the date of the Company Meeting. By making an Irrevocable Election, the holder will irrevocably waive such holder's right with respect to all shares as to which the Irrevocable Election is made to
    (A) exercise Special Conversion Rights (as provided in the Certificate of Designation); (B) exercise such holder's right to receive As-If-Converted Company Merger Consideration; (C) exercise such holder's right to convert such Company Series A Preferred Stock to Company Common Stock or; (D) gift, sell, hypothecate or in any other manner transfer such Company Series A Preferred Stock to any person who does not expressly accept such stock subject to such Irrevocable Election and agree to be bound thereby; PROVIDED that the restrictions imposed by such Irrevocable Election shall lapse if this Agreement shall terminate in accordance with its terms prior to the Effective Time.

    If the Series A Required Vote is not received for the Series A Amendment, then each share of Series A Preferred Stock as to which a valid Irrevocable Election has been made shall, in addition to the consideration described in the first sentence of this Section 1.5(a)(iv), be converted into the Series A Cash Consideration and one-half ( 1/2) share of Holding Series A.

        (v) Subject to Section 1.8 and subject to completion of the transactions contemplated by Section 4.15, at the Effective Time, by virtue of the Company Merger (and without any action on the part of any stockholder of the Company) each share of Company Common Stock and Company Series A Preferred Stock outstanding immediately prior to the Effective Time shall be converted in part into rights to purchase directly or indirectly through one or more other corporations formed to facilitate such purchase, all of the Company's interest in Talbert Medical Management Corporation and Talbert Health Services Corporation (collectively, "Talbert") pro rata based on the number of then outstanding shares of Company Common Stock and the number of shares of Company Common Stock into which outstanding shares of Company Series A Preferred Stock are convertible immediately prior to the Effective Time.

       (vi) for purposes of this Agreement:

           (A) the "Average Pre-Vote Closing Share Price" for the PacifiCare Class B Common Stock shall be the average closing price as quoted in the Wall Street Journal of PacifiCare's Class B Common Stock ("PacifiCare Class B Common Stock") during the twenty trading days ending on the trading date immediately prior to the date of the stockholder meeting at which the Company's stockholders vote on whether to approve the Company Merger,

           (B)  the "Initial Exchange Ratio" shall be .258,

           (C) the "Closing Price/Signing Price Ratio" shall be the Average Pre-Vote Closing Share Price for PacifiCare Class B Common Stock divided by $68.00,

           (D) the "Final Class A/Common Share Ratio" shall be 2,350,000 divided by the Common Outstanding Number (as defined in Section 1.5(a)(vi)(G)), calculated to the nearest .001,

           (E) the "Final Class B/Common Share Ratio" shall be the Final Exchange Ratio minus the Final Class A/Common Share Ratio,

           (F) the "Final Exchange Ratio" shall be the product of the Initial Exchange Ratio times the following multiplier, calculated to the nearest .001:

                                                    CLOSING PRICE/SIGNING PRICE
                   MULTIPLIER                                  RATIO
-------------------------------------------------  ------------------------------
                     0.8875                                  above 1.30
       One minus ( 1/2 times (the Closing
     Price/Signing Price Ratio less 1.075))                 1.075- 1.30
                        1                                   .925- 1.075
  One plus ( 1/2 times (0.925 less the Closing
           Price/Signing Price Ratio))                       .70- .925
                     1.1125                                less than .70

           (G) The "Common Outstanding Number" shall be the number of shares of Company Common Stock issued and outstanding immediately before the Effective Time plus the number of shares of Company Common Stock subject to Company Options (as defined below), if any, which at the Effective Time have the right to receive, upon exercise, the consideration set forth in Section 1.5(a)(iii) after the Effective Time; PROVIDED, HOWEVER, that if the Series A Required Vote is not received for the Series A Amendment, then the "Common Outstanding Number" shall also include the number of shares of Company Common Stock into which the Company Series A Preferred Stock outstanding immediately prior to the Effective Time could be converted, excluding those shares as to which a valid Irrevocable Election has been made.

       (vii) each share of the Common Stock, par value $.01 per share, of Company Sub outstanding shall be converted into an equal number of shares of Company Common Stock.

    (b) At the Effective Time, by virtue of the PacifiCare Merger (and without any action on the part of any stockholder of PacifiCare):

        (i) any shares of PacifiCare Class A Common Stock or PacifiCare Class B Common Stock (PacifiCare Class A Common Stock and PacifiCare Class B Common Stock being sometimes collectively referred to herein as "PacifiCare Common Stock") then held by PacifiCare or any subsidiary of PacifiCare (or held in PacifiCare's treasury) shall be canceled and no payment shall be made with respect thereto;

        (ii) any shares of PacifiCare Common Stock then held by the Company, Company Sub or any other subsidiary of the Company shall be canceled;

       (iii) except as provided in clauses (i) and (ii) above and subject to
    Section 1.5(c) below, each share of PacifiCare Class A Common Stock then outstanding shall be converted into the right to receive one share of Holding Class A Common Stock and each share of PacifiCare Class B Common Stock then outstanding shall be converted into the right to receive one share of Holding Class B Common Stock (Holding Class A Common Stock and Holding Class B Common Stock being sometimes collectively referred to herein as "Holding Common Stock");

       (iv) each share of Common Stock, par value $.001 per share, of Neptune Sub then outstanding shall be converted into one share of PacifiCare Class A Common Stock; and

        (v) each share of the capital stock of Holding existing immediately prior to the Effective Time shall be canceled.

    (c) If, between the date of this Agreement and the Effective Time, the outstanding shares of Company Common Stock or Company Series A Preferred Stock or PacifiCare Class A Common Stock or PacifiCare Class B Common Stock are changed into a different number or class of shares by reason of any stock dividend, subdivision, reclassification, recapitalization, split-up, combination or similar transaction, the exchange ratio applicable thereto shall be appropriately adjusted.

    1.6 CLOSING OF THE TRANSFER BOOKS OF THE COMPANY AND PACIFICARE. At the Effective Time, holders of certificates representing shares of Company Common Stock, Company Series A Preferred Stock, PacifiCare Class A Common Stock and PacifiCare Class B Common Stock shall cease to have any rights as stockholders of the Company or PacifiCare, respectively, and the stock transfer books of the Company and PacifiCare shall be closed with respect to all shares of Company Common Stock, Company Series A Preferred Stock, PacifiCare Class A Common Stock and PacifiCare Class B Common Stock outstanding immediately prior to the Effective Time. No further transfer of any such shares of Company Common Stock, Company Series A Preferred Stock, PacifiCare Class A Common Stock or PacifiCare Class B Common Stock shall thereafter be made on such stock transfer books. If, after the Effective Time, a valid certificate previously representing any of such shares of Company Common Stock, Company Series A Preferred Stock, PacifiCare Class A Common Stock or PacifiCare Class B Common Stock (an "Old Stock Certificate") is presented to the Exchange Agent (as defined in Section 1.7) or to the Company or PacifiCare, as applicable, such Old Stock Certificate shall be canceled and exchanged as provided in Section 1.7.

    1.7  EXCHANGE OF CERTIFICATES.

    (a) If the Series A Required Vote is received for the Series A Amendment or if any holder makes an Irrevocable Election, the Holding Restated Certificate of Incorporation shall establish the terms of Holding's preferred stock, including the Series A Preferred Stock (the "Holding Series A"). Such Holding Restated Certificate of Incorporation shall be substantially in the form of Exhibit 1.4 hereto and shall be filed with the Secretary of State of the State of Delaware prior to the Effective Time. The Holding Series A shall be convertible into Holding Class B Common Stock upon the terms and conditions, and shall have the rights, preferences and privileges, set forth in Exhibit 1.4.

    (b) Prior to the Closing Date, PacifiCare shall select a reputable bank or trust company to act as exchange agent in the Merger (the "Exchange Agent"). Promptly after the Effective Time, (i) Holding shall deposit with the Exchange Agent certificates representing the shares of Holding Class A Common Stock, Holding Class B Common Stock and Holding Series A, if any, issuable pursuant to
Section 1.5 and (ii) Holding shall deposit cash sufficient to make the payments called for in Section 1.5 and payments in lieu of fractional shares in accordance with Section 1.7(e). The shares of Holding Class A

Common Stock, Holding Class B Common Stock and Holding Series A, if any, and cash amounts so deposited with the Exchange Agent, together with any dividends or distributions received by the Exchange Agent with respect to such shares, are referred to collectively as the "Exchange Fund."

    (c) As soon as practicable after the Effective Time, the Exchange Agent will mail to the holders of Old Stock Certificates (i) a letter of transmittal in customary form and containing such provisions as Holding or PacifiCare may reasonably specify and (ii) instructions for use in effecting the surrender of Old Stock Certificates in exchange for the consideration set forth in Section
1.5. If the Series A Required Vote is not received for the Series A Amendment, the Exchange Agent may (i) delay mailing the letter of transmittal for holders of Company Series A Preferred Stock who have not made a valid Irrevocable Election until after expiration of the period during which Special Conversion Rights may be exercised or (ii) include the letter of transmittal with the Conversion Notice. Upon surrender of an Old Stock Certificate to the Exchange Agent for exchange, together with a duly executed letter of transmittal and such other documents as may be reasonably required by the Exchange Agent, the holder of such Old Stock Certificate shall be entitled to receive in exchange therefor
(i) in the case of holders of Company Common Stock, (A) a check in the amount calculated pursuant to this Article 1 (subject to required tax withholding) and
(B) certificates representing the number of whole shares of Holding Class A Common Stock and Holding Class B Common Stock that such holder has the right to receive pursuant to the provisions of this Article 1; (ii) in the case of holders of Company Series A Preferred Stock if the Series A Required Vote is received for the Series A Amendment and as to holders who have made a valid Irrevocable Election with respect to the shares represented by such Old Stock Certificate. (A) a check in the amount calculated pursuant to this Article 1 (subject to required tax withholding), and (B) a certificate representing the whole number of shares of Holding Series A that such holder has the right to receive pursuant to the provisions of this Article 1; (iii) in the case of holders of Company Series A Preferred Stock if the Series A Required Vote for the Series A Amendment is not received and a valid Irrevocable Election has not been made with respect to such Company Series A Preferred Stock, (A) if Special Conversion Rights are exercised, the consideration which such holder is entitled to receive upon exercise thereof (subject to required tax withholding) or (B) the As-If-Converted Company Merger Consideration (subject to required tax withholding); and (iv) in the case of holders of PacifiCare Class A Common Stock and PacifiCare Class B Common Stock, certificates representing the number of whole shares of Holding Series A and Holding Series B Common Stock that such holder has the right to receive pursuant to the provisions of Section 1.5. In each case, the Old Stock Certificate so surrendered shall be canceled. Until surrendered as contemplated by this Section 1.7 or by Section 1.5(a)(iv), each Old Stock Certificate shall be deemed, from and after the Effective Time to represent only the right to receive upon such surrender the consideration contemplated by Section 1.5.

    (d) No dividends or other distributions declared or made with respect to Holding Class A Common Stock, Holding Class B Common Stock or, if applicable, Holding Series A, with a record date after the Effective Time shall be paid to the holder of any unsurrendered Old Stock Certificate with respect to the shares of Holding Class A Common Stock, Holding Class B Common Stock and Holding Series A represented thereby, and no cash payment shall be paid to any such holder, until such holder surrenders such Old Stock Certificate in accordance with this
Section 1.7 (at which time such holder shall be entitled to receive all such dividends and distributions and such cash payment).

    (e) No certificates or scrip for fractional shares of Holding Class A Common Stock, Holding Class B Common Stock or, if applicable, Holding Series A shall be issued, but in lieu thereof, each holder of shares of Company Common Stock or Company Series A Preferred Stock who would otherwise be entitled to receive a certificate or scrip for a fraction of a share of Holding Class A Common Stock, Holding Class B Common Stock or Holding Series A shall receive from Holding a cash amount equal to the market value of one share of Holding Class A Common Stock, Holding Class B Common Stock or Holding Series A, as the case may be, (based on the closing sales price of one share of Holding Class A Common Stock, Holding Class B Common Stock or Holding Series A as quoted on the Nasdaq National Market or the New York Stock Exchange ("NYSE"), as the case may be, on the first trading day after the Mergers become effective) multiplied by the fraction of a share of Holding Class A Common Stock, Holding Class B Common Stock or Holding Series A to which such holder would otherwise be entitled.

    (f) Any portion of the Exchange Fund that remains undistributed to former stockholders of the Company or PacifiCare as of the date 365 days after the date on which the Mergers become effective shall be delivered to Holding upon demand, and any former stockholders of the Company or PacifiCare who have not theretofore surrendered their Old Stock Certificates in accordance with this
Section 1.7 shall thereafter look only to Holding for payment of their claims for cash, Holding Class A Common Stock, Holding Class B Common Stock, Holding Series A and any dividends or distributions with respect thereto.

    (g) Neither PacifiCare nor the Company shall be liable to any holder or former holder of shares of Company Common Stock, PacifiCare Common Stock or Company Series A Preferred Stock with respect to any shares (or dividends or distributions with respect thereto) or cash amounts from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

    1.8 APPRAISAL RIGHTS. Notwithstanding Section 1.5 above, shares of stock of the Company or PacifiCare outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Company Merger or the PacifiCare Merger, as applicable, and who has exercised appraisal rights in respect of such shares of the Company or PacifiCare in accordance with the DGCL, shall not be converted into a right to receive shares or cash or other consideration otherwise available to such holder (including without limitation the Talbert Rights) unless such holder fails to perfect or withdraws or otherwise loses his appraisal rights prior to the Effective Time. Shares of Company's and PacifiCare's stock in respect of which appraisal rights have been exercised shall be treated in accordance with Section 262 of the DGCL. If after the Effective Time such holder fails to perfect or withdraws or otherwise loses his right to demand payment of the fair value of his shares under the DGCL, such shares shall be treated as if they had been converted as of the Effective Time into a right to receive the shares and consideration such holder would have received if such holder had not exercised his appraisal rights; provided, however, that, such shares shall not be entitled to a distribution of any Talbert Rights as provided in Section 4.15, but shall be entitled to receive in cash the amount equal to the average closing price at which such rights trade on their first five trading days. The Company shall give PacifiCare prompt notice of any demands received by the Company for the exercise of appraisal rights with respect to shares of the Company's Common Stock or the Company's Series A Preferred Stock and PacifiCare shall have the right to participate in all negotiation and proceedings with respect to such demands. The Company shall not, except with the prior written consent of PacifiCare, make any payment with respect to, or settle or offer to settle, any such demands.

    1.9 STOCK SUBJECT TO CONDITIONS. If any shares of Company Common Stock or PacifiCare Common Stock outstanding immediately prior to the Effective Time are unvested or are subject to a repurchase option, risk of forfeiture or other condition under any applicable stock purchase agreement, restriction agreement or other agreement with the Company or PacifiCare, then (unless such condition terminates by virtue of the applicable Merger pursuant to the express terms of such agreement) the shares of Holding Common Stock issued in exchange for such shares of Company Common Stock or PacifiCare Common Stock, as the case may be, will also be unvested or subject to the same repurchase option, risk of forfeiture or other condition, and the certificates evidencing such shares of Holding Common Stock may accordingly be marked with appropriate legends.

    1.10 TAX CONSEQUENCES. For federal income tax purposes, the Mergers are intended to constitute contributions of property in exchange for stock within the meaning of Section 351(a) of the Code. Neither the Company nor PacifiCare shall take a position inconsistent with this Section 1.10 on any tax return.

    1.11 ACCOUNTING CONSEQUENCES. For accounting purposes, the Company Merger is intended to be treated as a "purchase."

    1.12 FURTHER ACTION. If at any time after the Effective Time any further action is determined by Holding to be necessary or desirable to carry out the purposes of this Agreement or to vest the Company Surviving Corporation or PacifiCare Surviving Corporation with the full right, title and possession of and to all assets, property, rights, privileges, immunities, powers and franchises of Company Sub and the Company or of Neptune Sub and PacifiCare, respectively, the officers and directors of the applicable Surviving Corporation shall be fully authorized (in the name of Company Sub, in the name of the Company, in the name of Neptune Sub, or in the name of PacifiCare and otherwise) to take such action.

                                   ARTICLE 2
                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

    Except as set forth in the disclosure schedule delivered to PacifiCare on the date of the Original Agreement and signed by the President of the Company (the "Company Disclosure Schedule"), the Company represents and warrants to PacifiCare and Holding, as of the date of the Original Agreement (except to the extent set forth in Section 5.1(b)) as follows:

    2.1  ORGANIZATION; SUBSIDIARIES; CAPITALIZATION.

    (a) The Company is a corporation duly organized, existing and in good standing under the laws of the State of Delaware. The Company has all necessary power and authority under applicable corporate law and its organizational documents to own or lease its properties and to carry on its business as presently conducted. As of the date of the Original Agreement, the Company Disclosure Schedule sets forth a list of all of the Company's subsidiaries. For purposes of this Agreement, a company's "subsidiaries" shall include all corporations, limited partnerships, joint ventures and other entities in which such company, directly or indirectly, owns a majority interest.

    (b) Each of the Company and its subsidiaries, to the extent conducting business as a health maintenance organization ("HMO"), insurance company, third-party administrator or otherwise requiring any form of governmental licensure, qualification or authorization, is duly licensed, qualified or authorized and in good standing under the applicable laws and regulations, respectively, of each state or territory in which the conduct of such business requires such licensure, qualification or authorization, except where failure would not have a material adverse effect on the Company or its material subsidiaries as set forth in Schedule 2.1(b) (the "Company's Material Subsidiaries"). The conduct of the Company's and its subsidiaries' respective business is in conformity with all applicable foreign, federal, state or territorial, local and other governmental and regulatory requirements and the forms, procedures and practices of the Company and its subsidiaries in the conduct of their respective business are also in compliance with all such requirements, to the extent applicable, except where nonconformity or noncompliance would not constitute a Material Adverse Effect on the Company. For purposes of this Agreement, "Material Adverse Effect," as it applies to the Company, means a material adverse effect on the business, operations, financial condition or assets of the Company and its subsidiaries, taken as a whole, other than as a result of the performance by the Company of its obligations, or the exercise by Holding, PacifiCare and Neptune Sub of their rights, under this Agreement.

    (c) As of the date of the Original Agreement, the authorized capital stock of the Company consisted of: 100,000,000 shares of Company Common Stock, par value $0.05 per share, of which, as of the date of the Original Agreement, 40,806,165 shares were issued and outstanding; and 40,000,000 shares of preferred stock, par value $0.05 per share, of which, as of the date of the Original Agreement, 21,030,345 shares of Company Series A Preferred Stock were issued and outstanding. All the issued and outstanding shares of Company Common Stock and Company Series A Preferred Stock are validly issued, fully paid and nonassessable and free of preemptive rights. As of the date of the Original Agreement, the Company had issued outstanding options to purchase a total of 3,917,259 shares of

Company Common Stock (the "Company Options") pursuant to Company's stock option plans and agreements. The Company has provided PacifiCare a schedule (the "Option and Restricted Stock Schedule") which sets forth (i) with respect to the Company Options, the name of each optionee, the number of shares of Company Common Stock subject to each Company Option, the date of grant and exercise price and the vesting schedule of each Company Option, (ii) each option plan and agreement under which the Company Options have been granted, and the Company has delivered to PacifiCare complete and accurate copies of all such plans, and
(iii) the name of each holder of restricted stock, the date of sale and issuance of such restricted stock to each such holder, and the applicable restrictions on such restricted stock. The Company has an Amended and Restated Rights Agreement dated as of March 28,1994 between Company and American Stock Transfer & Trust Co., as agent (the "Restated Rights Agreement") under which certain shareholder rights have been granted. The execution of Voting and Non-Disposition Agreements by certain stockholders of the Company has not and will not give rise to any rights or benefits under the Restated Rights Plan. Except as set forth above or on the Company Disclosure Schedule, as of the date of the Original Agreement,
(i) there were no shares of capital stock of the Company authorized, issued or outstanding, (ii) there were no outstanding subscriptions, options, warrants, stock appreciation right plans, calls, rights, convertible securities, stockholder rights plans (or similar plans commonly referred to as "poison pills") or other agreements or commitments of any character relating to issued or unissued capital stock or other securities of the Company or any of its subsidiaries, or obligating the Company or any other party to issue, transfer or sell any shares of the capital stock or other securities of the Company or any of its subsidiaries, and (iii) there were no other outstanding securities convertible into, exchangeable for or evidencing the right to subscribe for any shares of the capital stock or other securities of the Company or any of its subsidiaries or any successor corporation or controlling person of such successor corporation. The Company is not under any obligation to register under the Securities Act any of its presently outstanding securities or any securities that may be subsequently issued.

    (d) Each subsidiary of the Company is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all necessary power and authority under applicable corporate law to own and lease its properties and to carry on its business as presently conducted. All of the outstanding shares of capital stock of each subsidiary of the Company are validly issued, fully paid and nonassessable and are owned beneficially and of record by the Company or another subsidiary of the Company, free and clear of any liens, claims or encumbrances.

    (e) Complete and accurate copies of the Certificate of Incorporation and Bylaws (or other or comparable charter documents), each as amended to date, of the Company and each of its subsidiaries are filed as exhibits to the Company SEC Reports or have been delivered to PacifiCare.

    2.2  SEC FILINGS; FINANCIAL STATEMENTS.

    (a) The Company has made available to PacifiCare a complete and accurate copy of each report, schedule, registration statement and definitive proxy statement filed by the Company with the Securities and Exchange Commission ("SEC") on or after July 1, 1995 (the "Company SEC Reports"), which are all the forms, reports and documents required to be filed by the Company with the SEC since July 1, 1995. The Company SEC Reports (i) complied in all material respects with the requirements of the Securities Act or the Exchange Act (as such terms are defined in Section 2.17), as the case may be, at and as of the times they were filed (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) and (ii) did not at and as of the time they were filed (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

    (b) Each of the sets of financial statements (including, in each case, any related notes thereto) contained in the Company SEC Reports and the Company's estimated balance sheet as of May 31, 1996 (the "May 31, 1996 Balance Sheet"), as well as the Company's preliminary interim income statement for the fiscal year ended June 30, 1996 (the "June 30 Statement") that have been delivered to PacifiCare (collectively, the "Past Financial Statements") were prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and fairly presents the consolidated financial position of the Company and its subsidiaries as at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, except that the May 31, 1996 Balance Sheet and the June 30 Statement included in the Past Financial Statements (i) were or are subject to normal year-end audit adjustments which were not or are not expected to be material in amount and (ii) do not contain footnotes.

    (c) The Company and its subsidiaries have no Liabilities, except for (i) any Liability which is accrued or fully reserved against in the May 31, 1996 Balance Sheet or disclosed in the notes included in the Past Financial Statements, (ii) any Liability which was incurred after May 31, 1996 in the ordinary course of business, (iii) other Liabilities which, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on the Company or (iv) any Liability under or disclosed in this Agreement. As used herein, "Liabilities" shall mean any liability or obligation of any kind or nature, secured or unsecured (whether absolute, accrued, contingent or otherwise, and whether due or to become due).

    2.3 ABSENCE OF CERTAIN CHANGES OR EVENTS. Since March 31, 1996, there has not been (a) any change, or any development or combination of changes or developments that has had or would reasonably be expected to have a Material Adverse Effect on the Company, (b) any damage, destruction or loss, whether or not covered by insurance, that has had or would reasonably be expected to have a Material Adverse Effect on the Company or (c) except as permitted or required in this Agreement, any transaction, commitment, dispute or other event or condition (financial or otherwise) of any character (whether or not in the ordinary course of business) which would be prohibited by Section 4.2(b)(i), (ii), (v), (vi),
(vii), (ix), (xiv), and (xvi) if it were to occur or be effected between the date of the Original Agreement and the Effective Time.

    2.4  TAX MATTERS.

    (a) The Company (or, if applicable, one of its subsidiaries) has filed, within the time (including any extensions of applicable due dates) and in the manner prescribed by law, all material returns, declaration, reports, estimates, information returns and statements, including information returns and reports ("Returns"), required to be filed under federal, state or territorial, local or any foreign laws regarding Taxes (as defined below) by the Company and its subsidiaries, except for such Returns the failure of which to timely file would not result in a liability of more than $5,000,000.

    (b) The Company (or, if applicable, one of its subsidiaries) has, within the time (including any extensions of applicable due dates) and in the manner prescribed by law, paid all Taxes (as defined below) that are due and payable except Taxes (i) for which adequate reserves have been established under the Past Financial Statements, (ii) which are being contested in good faith or (iii) which involve permanent differences in the aggregate less than $5,000,000 or involve timing differences in the aggregate less than $10,000,000.

    (c) The Company and its subsidiaries have not filed (and will not file prior to the Closing Date) any consent agreement under Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of any subsection (f) asset (as such term is defined in Section 341(f)(4) of the Code) owned by the Company or such subsidiaries.

    (d) No outstanding debt obligation of the Company is "corporate acquisition indebtedness" within the meaning of Section 279(b) of the Code.

    (e) There are no claims or assessments in excess of $5,000,000, pending or threatened, by any taxing authority against the Company or any of its subsidiaries. The Company Disclosure Schedule lists all pending tax audits by the IRS, all agreements with the IRS to delay the applicable statute of limitations and all settlements of any tax audits or claims by the IRS since July 1, 1993.

    (f) For purposes of this Article 2, "Taxes" shall mean all taxes, charges, fees, levies, or other assessments of whatever kind or nature, including, without limitation, all net income, gross income, gross receipts, sales, use, value-added, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, estimated, severance, stamp, net worth, environmental, occupancy or property taxes, fees, assessments or charges of any kind whatsoever (together with any interest and any penalties, additions to tax or additional amounts) imposed by any taxing authority (domestic or foreign) upon or payable by the Company or any of its subsidiaries.

    2.5  CONTRACTS.

    (a) COMPANY MATERIAL CONTRACTS. For purposes of this Agreement, "Company Material Contracts" shall mean (i) each contract, agreement or other arrangement of or involving the Company or any of its subsidiaries with respect to indebtedness for money borrowed in excess of $3,000,000 (other than trade payables in the ordinary and usual course of business), including, but not limited to, letters of credit, guaranties and swap and similar agreements; (ii) each contract, agreement or other arrangement which limits or restricts the ability of the Company or any of its subsidiaries to compete or otherwise conduct its business in any manner or place which materially affects the Company or any material subsidiary; (iii) each mortgage, contract, license, lease, indenture or other agreement of the Company or any of its subsidiaries (A) which would be required by Rule 601(b)(10) of SEC Regulation S-K to be filed as an exhibit to an Annual Report on Form 10-K (other than any employee benefit plan) or (B) which constitutes any other liability (including, without limitation, any guarantee, surety contract or similar instrument), obligation or transaction and, in the case of any item referred to in this clause, is material to the Company and its subsidiaries or their businesses or prospects taken as a whole; and (iv) for each state in which the Company or its subsidiary conducts business as an HMO, insurance company, third-party administrator or otherwise requiring licensure as set forth in Section 2.1(b), (A) the material contracts (based on gross revenues generated thereunder) with government agencies or employer or other groups, (B) the material contracts (based on payments made thereunder) with physician providers of health care services, (C) the material contracts (based on payments made thereunder) with providers of hospital services, and (D) the material contracts (based on payments made thereunder) with providers of non-hospital, non-physician medical services, all as specified in the next sentence. In California, material contracts are the twenty-five largest government agency or employer or other group contracts, the twenty-five largest physician provider contracts, the ten largest hospital contracts and the ten largest non-physician, non-hospital contracts. In Colorado, material contracts are the five largest hospital contracts and the ten largest physician provider contracts. In Arizona, material contracts are the five largest hospital contracts and five largest physician provider contracts. In Utah, material contracts are the six largest hospital contracts and nine largest physician provider contracts. In all other states or territories in which the Company or a subsidiary conducts business, material contracts are the five largest government agency or employer or other group contracts, the five largest physician provider contracts and the five largest hospital contracts. The Company will use its best efforts to provide a true and complete copy of each Company Material Contract to PacifiCare within 30 days of the date of the Original Agreement.

    All Company Material Contracts, are in full force and effect and are binding upon Company or its subsidiary, as the case may be, and, to the Company's knowledge, are binding on the other parties thereto, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws, both state and federal, affecting the enforcement of creditors' rights or remedies in general from time to time in effect and the exercise by courts of equity powers. To the Company's knowledge, no material default by the Company or any of its subsidiaries has occurred under any of the Company Material Contracts and (A) no material default by any of the other contracting parties has occurred under any of the Company Material Contracts,
(B) no event has occurred which with the giving of notice or the lapse of time, or both, would constitute a material default by the Company or any of its subsidiaries or any of the other contracting parties and (C) there is no other reason, including without limitation any pending or threatened termination, that any Company Material Contract will terminate (other than expiration in accordance with its terms).

    (b) The Company Disclosure Schedule sets forth a list of all claims other than invoices in the ordinary course of business, or claims made under risk programs in the ordinary course of business made or, to the Company's knowledge, threatened against the Company or any of its subsidiaries under each Company Material Contract presently or heretofore in effect (including claims for back charges, rebates, price reductions, breaches of product or service warranties or for product or service liability for products manufactured or sold), to the extent such claims have had or would reasonably be expected to have (i) for provider contracts, a cost to the Company or its Material Subsidiaries in excess of $5,000,000 or (ii) for other Company Material Contracts, a material adverse effect on the Company or any of its Material Subsidiaries.

    (c) Except as listed on the Company Disclosure Schedule, there are no contracts, agreements or understandings, oral or written, between the Company or any of its subsidiaries and Talbert that would interfere or conflict with the transactions contemplated by Section 4.15 hereof.

    2.6  EMPLOYEES.

    (a) The Company has made available to PacifiCare a list of the top 100 paid employees of the Company and its subsidiaries and, to the Company's knowledge, the information relating to each person on such list is correct. The Company Disclosure Schedule identifies each "employee benefit plan," as defined in
Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), currently or previously maintained, contributed to or entered into by the Company or any ERISA Affiliate (as defined below) under which the Company or any ERISA Affiliate thereof has any present or future obligation or liability (collectively, the "Company Employee Plans"). For purposes of this Section 2.6, "ERISA Affiliate" shall mean any entity which is a member of (A) a "controlled group of corporations," as defined in Section 414(b) of the Code, (B) a group of entities under "common control," as defined in Section 414(c) of the Code, or
(C) an "affiliated service group," as defined in Section 414(m) of the Code, or treasury regulations promulgated under Section 414(o) of the Code, any of which includes Company. Copies of all Company Employee Plans (and, if applicable, related trust agreements) and all amendments thereto and written interpretations thereof (including summary plan descriptions) have been made available to PacifiCare or its counsel, together with the most recent annual report (Form 5500, including, if applicable, Schedule B thereto) prepared in connection with any such Company Employee Plan. All Company Employee Plans which individually or collectively would constitute an "employee pension benefit plan," as defined in
Section 3(2) of ERISA (collectively, the "Company Pension Plans"), are identified as such in the Company Disclosure Schedule. All material contributions due from the Company with respect to any of the Company Employee Plans have been made as required under ERISA or have been accrued on the Company's financial statements as of March 31, 1996. Each Company Employee Plan has been maintained substantially in compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including, without limitation, ERISA and the Code, which are applicable to such Company Employee Plans, except as would not have a Material Adverse Effect on the Company.

    (b) No Company Pension Plan constitutes, or has since the enactment of ERISA constituted, a "multiemployer plan," as defined in Section 3(37) of ERISA. No Company Pension Plans are subject to Title IV of ERISA. No "prohibited transaction," as defined in Section 406 of ERISA or Section 4975 of the Code, has occurred with respect to any Company Employee Plan which is covered by Title I of ERISA which would have a Material Adverse Effect on the Company, excluding transactions effected pursuant to a statutory or administrative exemption. Nothing done or omitted to be done by the Company and no transaction or holding of any asset under or in connection with any Company Employee Plan has or will make the Company or any officer or director of the Company subject to any material liability under Title I of ERISA or liable for any material tax or penalty pursuant to Sections 4972, 4975, 4976 or 4979 of the Code or Section 502 of ERISA.

    (c) With respect to each Company Pension Plan that is intended to be qualified under Section 401(a) of the Code (a "Company 401(a) Plan"), either (A) a favorable determination letter has been received from the Internal Revenue Service ("IRS") as to such qualification under the Code as in effect immediately after the Tax Reform Act of 1986, (B) an application for a favorable determination letter is pending that was duly filed with the IRS prior to the expiration of the time within which retroactive amendment relating back to the effective date of such plan may be made under Section 401(b) of the Code and regulations or IRS pronouncements thereunder, or (C) the time provided under Section 401(b) of the Code and regulations or IRS pronouncements thereunder for making retroactive amendments relating back to the effective date of such plan will not expire before the date that is sixty (60) days after the date of the Original Agreement, and there is no reason to believe that any favorable determination letter will not be received.

    (d) No Company Employee Plan provides or ever has provided death, medical or health benefits (whether or not insured) with respect to current or former employees after any such employee's retirement or other termination of service (other than (A) benefit coverage mandated by applicable law, including, without limitation, coverage provided pursuant to Section 4980B of the Code, (B) death benefits or retirement benefits under any Company Pension Plan, (C) deferred compensation benefits accrued as liabilities on the books of the Company, or (D) benefits the full cost of which is borne by the current or former employee (or the employee's beneficiary)).

    (e) The Company Disclosure Schedule lists each material employment, severance or other similar contract, arrangement or policy and each plan or arrangement (written or oral) providing for insurance coverage (including any self-insured arrangements), workers' benefits, vacation benefits, severance benefits, disability benefits, death benefits, hospitalization benefits, retirement benefits, deferred compensation, profit-sharing, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement insurance, compensation or benefits for employees, consultants or directors which (A) is not a Company Employee Plan, (B) is entered into, maintained or contributed to, as the case may be, by the Company or any subsidiary and (C) covers any employee or former employee of the Company. Such contracts, plans and arrangements as are described in this
Section 2.6(e) are herein referred to collectively as the "Company Benefit Arrangements." Each Company Benefit Arrangement has been maintained in substantial compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations which are applicable to such Company Benefit Arrangement. The Company has delivered to PacifiCare or its counsel a complete and correct copy or description of each contract, plan or arrangement that constitutes a Company Benefit Arrangement.

    (f) There has been no amendment to, written interpretation or announcement (whether or not written) by the Company relating to, or change in employee participation or coverage under, any Company Employee Plan or Company Benefit Arrangement that would increase materially the expense of maintaining such Company Employee Plan or Company Benefit Arrangement above the level of the expense incurred in respect thereof for the year ended June 30, 1996.

    (g) The Company has provided, or will have provided prior to the Closing to individuals entitled thereto all required notices and coverage pursuant to
Section 4980B of the Code and the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"), with respect to any "qualifying event" (as defined in Section 4980B(f)(3) of the Code) occurring prior to and including the Closing, and no material tax payable on account of Section 4980B of the Code has been incurred with respect to any current or former employees (or their beneficiaries) of the Company.

    (h) Neither the Company nor any of its subsidiaries is subject to any collective bargaining agreement with respect to any of its employees, has any material current labor problems or disputes, and, to its knowledge, has been subject to any effort to organize any employees during the last 24 months. The Company has good labor relations and has no knowledge of any facts indicating that the consummation of the transactions contemplated hereby will have a material adverse effect on labor relations.

    2.7  LITIGATION AND CLAIMS; COMPLIANCE WITH LAW.

    (a) Except as set forth in the Company Disclosure Schedule, there is, to the Company's knowledge, no examination, audit, review, investigation, arbitration, suit, litigation or other proceeding (a "Proceeding") pending or threatened by or before any court or Governmental Authority (as defined in Section 2.17) to which the Company or any of its subsidiaries is a party or otherwise involved or to which any of the business or assets of the Company or any of its subsidiaries is subject which has or would reasonably be expected to have (i) a potential liability in excess of $5,000,000 or (ii) a material adverse effect on Company, or any Company Material Subsidiary, whether or not covered by insurance.

    (b) Neither the Company nor any of its subsidiaries is a party to any decree, order or arbitration award (or agreement entered into in any Proceeding) with respect to its properties, assets, personnel or business activities which has had or would reasonably be expected (i) to have a potential cost in excess of $5,000,000, or (ii) to affect materially the operations of the Company or any Company Material Subsidiary.

    (c) Except as set forth on the Company Disclosure Schedule or in Company SEC Reports or other public filings with the SEC, neither the Company nor any of its subsidiaries is or has at any time since July 1, 1993 (July 1, 1990 in the case of any violation involving any Governmental Authority) been in violation of, or delinquent in respect to, any decree, order or arbitration award or law, statute or regulation of, or agreement with, or any license or permit from, any Governmental Authority to which any of its properties, assets, personnel or business activities are subject or to which any of them is subject, including laws, rules and regulations relating to the environment, insurance companies, HMOs, third-party administrators or other businesses required to be licensed under Section 2.1(b), occupational health and safety, employee benefits, wages, workplace safety, equal employment opportunity and race, religious, sex and age discrimination which has had or would reasonably be expected have a Material Adverse Effect on the Company.

    2.8  PROPERTIES.

    (a) The Company and its subsidiaries have insurance policies, commercially adequate to protect against the risks so insured. The Company has made available copies of all such policies to PacifiCare or its counsel. Neither the Company nor any of its subsidiaries has done anything by way of action or inaction which might invalidate any of such policies in whole or in part, except in the ordinary course of business.

    (b) The Company and its subsidiaries own and hold title to all real and other property reflected in the Company SEC Reports as owned by the Company or any of its subsidiaries, as the case may be.

    2.9  DISCLOSURE.

    (a) The copies of all documents furnished by the Company pursuant to the terms of this Agreement are complete and accurate copies of the originals.

    (b) During the past 12 months, the Company has timely filed all required forms, reports and documents required to be filed with the SEC and the National Association of Securities Dealers (the "NASD").

    (c) None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the registration statement on Form S-4 to be filed with the SEC by Holding in connection with the issuance of the Holding Class A Common Stock, Holding Class B Common Stock and Holding Series A in the Mergers and the votes of the Company's and PacifiCare's stockholders (the "S-4 Registration Statement") will, at the time the S-4 Registration Statement is filed with the SEC or at the time the S-4 Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the Prospectus/Proxy Statement filed as a part of the S-4

Registration Statement (the "Prospectus/Proxy Statement"), will, at the time mailed to the stockholders of the Company, at the time of the Company Stockholders' Meeting (as defined in Section 4.6) and as of the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Prospectus/Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated by the SEC thereunder.

    2.10 TRANSACTIONS WITH AFFILIATES. Except for compensation of employees, every transaction between Company and any of its "affiliates" or their "associates" (as such terms are defined in the rules and regulations of the SEC) which is currently in effect or was consummated since July 1, 1995, and for which disclosure is required under Item 404 of Regulation S-K promulgated by the SEC is set forth in the Company SEC Reports or in the Company Disclosure Schedule.

    2.11 VOTE REQUIRED. The affirmative vote of the holders of a majority of the outstanding Company Common Stock is necessary to adopt and approve this Agreement and the Company Merger (the "Company Required Vote"). The affirmative vote of the holders of a majority of the outstanding Common Stock and of 66 2/3% of the outstanding Company Series A Preferred Stock (the "Series A Required Vote") is necessary to adopt and approve an amendment (the "Series A Amendment") to the Company's Restated and Amended Certificate of Incorporation (the "Company Restated Certificate of Incorporation") providing for the payments in the first sentence of Section 1.5(a)(iv) in lieu of those currently required by the Certificate of Designation.

    2.12 TAKEOVER PROVISIONS INAPPLICABLE. As of the date of the Original Agreement and at all times on or prior to the Effective Date, Section 203 of the DGCL was, and shall be, inapplicable to the Company Merger.

    2.13 COMPANY ACTION. The Board of Directors of the Company (at a meeting duly called and held) has (a) unanimously determined that the Company Merger and the Series A Amendment are advisable and fair and in the best interests of the Company and its stockholders, (b) unanimously approved this Agreement, the Series A Amendment and the Company Merger in accordance with the provisions of Sections 242 and 251 of the DGCL, (c) unanimously recommended the adoption and approval of this Agreement and the Company Merger by the holders of Company Common Stock and directed that the Company Merger be submitted for consideration by the Company's stockholders at the Company Stockholders' Meeting, (d) taken all necessary steps to render Section 203 of the DGCL inapplicable to the Company Merger, (e) unanimously recommended the adoption and approval of the Series A Amendment by the holders of Company Common Stock and of Company Series A Preferred Stock and directed that the Series A Amendment be submitted for consideration by the Company's stockholders at the Company Stockholders' Meeting, and (f) taken all necessary steps to ensure that the Company Merger and related transactions, including, without limitation, the execution of any of the Voting and Non-Distribution Agreements, will not result in the distribution or exercisability of any rights under the Restated Rights Agreement.

    2.14 FAIRNESS OPINION. The Company has received the written opinion of Merrill Lynch & Co., financial advisor to the Company, dated August 4, 1996, to the effect that the consideration to be received by the holders of the Company's Common Stock is fair to such holders from a financial point of view.

    2.15 FINANCIAL ADVISOR. The Company represents and warrants that except for Merrill Lynch & Co., no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission payable by the Company or its subsidiaries in connection with the Company Merger, except a fee not to exceed $400,000 payable with respect to the proposed Talbert separation described in
Section 4.15 below.

    2.16 ENFORCEABILITY. The Company has full corporate power and authority to execute, deliver and perform each of the Transactional Agreements to which it is or will become a party. The execution and delivery of said Transactional Agreements have been duly and validly authorized by the Board of Directors of the Company, and no other corporate proceedings on the part of the Company are necessary for the Company to authorize any of the Transactional Agreements, and no such proceedings (other than the approval of the Company's stockholders) are necessary to enable the Company to perform or consummate any of the transactions contemplated by this Agreement. Said Transactional Agreements (a) have been (or will be) duly executed and delivered by duly authorized officers of the Company and (b) constitute (or, when executed by the Company, will constitute) legal, valid and binding obligations of the Company enforceable against it in accordance with their terms (except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws, both state and federal, affecting the enforcement of creditors' rights or remedies in general from time to time in effect and the exercise by courts of equity powers). For purposes of this Article 2, "Transactional Agreements" means this Agreement and the related Agreement of Merger for the Company Merger.

    2.17 GOVERNMENTAL CONSENTS; NO CONFLICTS. Except as may be required by the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the Securities Act of 1933, as amended (the "Securities Act"), state securities or blue sky laws, the DGCL, the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act"), the NASD Bylaws (as they relate to the S-4 Registration Statement and the Prospectus/Proxy Statement) and laws governing insurance companies, HMOs, and third-party administrators or other businesses operated by the Company or its subsidiaries requiring licensure, qualification or authorization, there is no requirement applicable to the Company or any of its subsidiaries to make any filing with, or to obtain any permit, authorization, consent or approval of, any federal, state or territorial, local or foreign governmental or regulatory agency, department, commission or other authority (a "Governmental Authority"), except for such filings, permits, authorizations, consents or approvals which, if not made or obtained, would not have a Material Adverse Effect on the Company. Neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of any of the transactions contemplated by this Agreement will (a) conflict with, violate or result in any breach of any provision of the Certificate of Incorporation or Bylaws (or comparable charter documents) of the Company or Talbert, (b) result in a material default (or with notice or lapse of time or both would result in a default) under, or materially impair the rights of the Company or any of its subsidiaries or materially alter the rights or obligations of any third party under, or require the Company or any of its subsidiaries to make any material payment or become subject to any material liability to any third party under, or give rise to any right of termination, amendment, cancellation, acceleration, repurchase, put or call under, any of the terms, conditions or provisions of any Company Material Contract, (c) result in the creation of any material (individually or in the aggregate) liens, charges or encumbrances on any of the material assets of the Company or any of its subsidiaries or (d) conflict with or violate any law, statute, rule, regulation, judgment, order, writ, injunction, decree or arbitration award applicable to the Company or any of its subsidiaries or any of their material assets, which conflict or violation has had or would reasonably be expected to have a Material Adverse Effect on the Company.

    2.18 RESERVES. The reserves established by the Company and its subsidiaries in the Company SEC Reports, or in any financial statement or balance sheet contained in any document filed with the SEC after the date of the Original Agreement, for statutorily required reserves and for incurred but not yet paid claims for, or relating to, medical treatment or similar claims (i) are computed in accordance with presently accepted industry standards consistently applied, (ii) meet the requirements of any law, rule or regulation applicable to such reserves, (iii) are computed on the basis of assumptions consistent with those used in computing the corresponding reserves in the prior fiscal year, and
(iv) include provision for all actuarial reserves and related items which ought to be established in accordance with applicable laws or regulations and prudent industry practices. As of the date of the Original Agreement, neither the Company nor its senior management was aware of any fact or circumstance which would necessitate, in the good faith application of prudent reserving practices and policies, any material adverse change in statutorily required reserves or reserves for such incurred but not yet paid claims above that reflected in the most recent balance sheet included in the Company SEC Reports (other than increases consistent with past experience resulting from increases in enrollment with respect to the Company's subsidiaries' services).

    2.19 AUDITS OR INVESTIGATIONS BY GOVERNMENTAL ENTITIES. As of the date of the Original Agreement, other than as disclosed in the Company Disclosure Schedule, no audit or investigation of the Company or any of its subsidiaries which may be expected to have a Material Adverse Effect on the Company was pending before, or to the Company's knowledge had been threatened by, any governmental or regulatory authority of the United States (other than the Internal Revenue Service), the several States or territories (other than state taxing authorities) or any foreign jurisdiction. There are no pending or anticipated proceedings which may be expected to have a Material Adverse Effect on the Company by or on behalf or in the name of the state or federal government or any governmental agency relating to the imposition of civil monetary penalties, exclusion or debarment from governmental programs or other administrative sanctions.

    2.20  ENVIRONMENTAL PROVISIONS.

    (a) For the purposes of this Section 2.20, the following definitions apply. "Environmental Claim" means any claim, action, cause of action, or written notice by any person or entity alleging potential liability (including, without limitation, potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) resulting from (A) the presence, or release into the environment, of any Material of Environmental Concern at any location, whether or not owned or operated by the Company or any subsidiary, or (B) any violation, or alleged violation, of any Environmental Law. "Environmental Laws" means all applicable federal, state or territorial, local and foreign laws and regulations relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata), including, without limitation, laws and regulations relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern. "Materials of Environmental Concern" means chemicals, pollutants, contaminants, wastes, and substances that are hazardous, toxic or otherwise a danger to health, reproduction, or the environment or are regulated by Environmental Laws.

    (b) The Company and its subsidiaries are in compliance in all material respects with all applicable Environmental Laws, which compliance includes, but is not limited to, the possession by them of all material permits and other governmental authorizations required under applicable Environmental Laws, and compliance in all material respects with the terms and conditions thereof, except where the costs of any failure to comply will not exceed, in the aggregate, $5,000,000. The Company and its subsidiaries have not received any written communication, whether from a Governmental Authority, citizens group, employee or otherwise, that alleges that they are not in such full compliance in all material respects, and, to the knowledge of the Company, there are no circumstances that may prevent or interfere with such full compliance in all material respects in the future. To the knowledge of the Company, no current or prior owner of any property owned or leased by the Company and its subsidiaries has received any written communication, whether from a Governmental Authority, citizens group, employee or otherwise, that alleges that the Company and its subsidiaries is not in such compliance in all material respects.

    (c) There is no material Environmental Claim pending or, to the knowledge of the Company, threatened against the Company or a subsidiary or against any person or entity whose liability for any Environmental Claim the Company and its subsidiaries have or may have retained or assumed either contractually or by operation of law, which Environmental Claim would reasonably be expected to have a Material Adverse Effect on the Company.

    (d) To the knowledge of the Company, there are no past or present actions, activities, circumstances, conditions, events or incidents, including, without limitation, the release, emission, discharge, presence or disposal of any Material of Environmental Concern, that could reasonably form the basis for any material Environmental Claim against the Company or its subsidiaries or, to the knowledge of the Company, against any person or entity whose liability for any Environmental Claim the Company or a subsidiary has or may have retained or assumed either contractually or by operation of law, which Environmental Claim would reasonably be expected to have a Material Adverse Effect on the Company.

    2.21  INTELLECTUAL PROPERTY.

    (a) To the knowledge of the Company, all patents, registered trademarks and registered copyrights of the Company are valid and enforceable. There are no interference, opposition or cancellation proceedings or infringement suits pending or, to the knowledge of the Company or its subsidiaries, threatened, with respect to any of the patents, registered trademarks or copyrights. The Company or its subsidiaries have not been advised, nor has either any reason to believe that the Company or a subsidiary is infringing a patent, trademark or copyright held by another person.

    (b) The Company and its subsidiaries own or have in their possession certain information of the sort typically considered as trade secrets in the healthcare industry (the "Trade Secrets"). The Company and its subsidiaries have taken commercially reasonable precautions to maintain Trade Secrets in confidence and to prevent their disclosure to unauthorized persons. To the knowledge of the Company, the Company and its subsidiaries have good title and an absolute (though not necessarily exclusive) right to use all Trade Secrets and the use of the Trade Secrets does not infringe the rights of any third party.

    (c) Except as set forth in the Company Disclosure Schedule, to the knowledge of the Company and its subsidiaries, no person is infringing upon any patent, trademark or any copyright or is misappropriating any Trade Secret owned by the Company or a subsidiary. To the best of the Company or its subsidiaries' knowledge, none of the processes or know-how used by the Company or its subsidiaries infringes any patent, trademark or copyright of any third party. To the best of the Company or its subsidiaries' knowledge, there is no intellectual property, in any form, necessary for the operation of the Company and its subsidiaries' business as currently conducted which the Company or a subsidiary does not currently own or license on commercially reasonable terms.

                                   ARTICLE 3
            REPRESENTATIONS AND WARRANTIES OF PACIFICARE AND HOLDING

    Except as set forth in the disclosure schedule delivered to Company on the date of the Original Agreement and signed by the Presidents of PacifiCare and Holding, respectively (collectively, the "PacifiCare Disclosure Schedule"), PacifiCare and Holding represent and warrant to the Company, as of the date of the Original Agreement (except to the extent set forth in Section 6.1(b)) as follows:

    3.1  ORGANIZATION; SUBSIDIARIES; CAPITALIZATION.

    (a) PacifiCare is a corporation duly organized, existing and in good standing under the laws of the State of Delaware. Holding is a corporation duly organized, existing and in good standing under the laws of the State of Delaware. Neptune Sub and Company Sub are corporations duly organized, existing and in good standing under the laws of the State of Delaware. Each of PacifiCare, Holding, Neptune Sub and Company Sub has all necessary power and authority under applicable corporate law and its organizational documents to own or lease its properties and to carry on its business as presently conducted. As of the date of the Original Agreement, the PacifiCare Disclosure Schedule set forth a list of all of PacifiCare's subsidiaries. As of the date of the Original Agreement, other than PacifiCare's subsidiaries, neither PacifiCare nor any of its subsidiaries owned or held, directly or indirectly, any debt or equity securities of, or had any other interest in, any corporation, partnership, joint venture or other entity, except publicly traded debt or equity which in any event represented less than 1% of such outstanding securities, and neither PacifiCare nor any of its subsidiaries had entered into any agreement to acquire any such interest.

    (b) Each of PacifiCare and its subsidiaries, to the extent conducting business as an HMO, insurance company, third-party administrator or other entity requiring any form of governmental licensure, qualification or authorization is duly licensed, qualified or authorized and in good standing under the applicable laws and regulations, respectively, of each state or territory in which the conduct of such business requires such licensure, qualification or authorization, except where failure would not have a material adverse effect on PacifiCare or on any of its material subsidiaries as set forth in the PacifiCare Disclosure Schedule ("PacifiCare Material Subsidiaries"). The conduct of PacifiCare's and its subsidiaries' respective business is in conformity with all applicable foreign, federal, state or territorial, local and other governmental and regulatory requirements and the forms, procedures and practices of PacifiCare and its subsidiaries in the conduct of their respective businesses are also in compliance with all such requirements, to the extent applicable, except where nonconformity or noncompliance would not constitute a Material Adverse Effect on PacifiCare. For purposes of this Agreement, "Material Adverse Effect," as it applies to PacifiCare, means a material adverse effect on the business, operations, financial condition or assets of PacifiCare and its subsidiaries, taken as a whole, other than as a result of the performance by PacifiCare or Holding of their obligations, or the exercise by the Company of its rights, under this Agreement.

    (c) As of the date of the Original Agreement, the authorized capital stock of PacifiCare consisted of: 100,000,000 shares of PacifiCare Class A Common Stock and 100,000,000 shares of PacifiCare Class B Common Stock of which, as of the date of the Original Agreement, 12,370,758 shares of PacifiCare Class A Common Stock and 18,812,799 of PacifiCare Class B Common Stock were issued and outstanding; and 20,000,000 shares of preferred stock, par value $1.00 per share, of which, as of the date of the Original Agreement, no shares of were issued and outstanding. All the issued and outstanding shares of PacifiCare Class A Common Stock and PacifiCare Class B Common Stock are validly issued, fully paid and nonassessable and free of preemptive rights. As of the date of the Original Agreement, PacifiCare had issued outstanding options to purchase a total of 317,734 shares of PacifiCare Class A Common Stock and 1,742,939 shares of PacifiCare Class B Common Stock (the "PacifiCare Options") pursuant to PacifiCare's stock option plans and agreements. Except as set forth above, as of the date of the Original Agreement, (i) there were no shares of capital stock of PacifiCare authorized, issued or outstanding, (ii) there were no outstanding subscriptions, options, warrants, stock appreciation right plans, calls, rights, convertible securities, stockholder rights plans (or similar plans commonly referred to as "poison pills") or other agreements or commitments of any character relating to issued or unissued capital stock or other securities of PacifiCare or any of its subsidiaries, or obligating PacifiCare or any other party to issue, transfer or sell any shares of the capital stock or other securities of PacifiCare or any of its subsidiaries, and (iii) there were no other outstanding securities convertible into, exchangeable for or evidencing the right to subscribe for any shares of the capital stock or other securities of PacifiCare or any of its subsidiaries or any successor corporation or controlling person of such successor corporation. The authorized capital of Holding, Neptune Sub and Company Sub each consists of 1,000 shares of Common Stock, par value $.001 per share, of which; in the case of Holding, 200 shares are issued and outstanding and are held beneficially and of record by PacifiCare, while in the case of Neptune Sub and Company Sub, 100 shares of which are issued and outstanding are held beneficially and of record by Holding.

    (d) Each subsidiary of PacifiCare is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all necessary power and authority under applicable corporate law to own and lease its properties and to carry on its business as presently conducted. All of the outstanding shares of capital stock of each subsidiary of the Company are validly issued, fully paid and nonassessable and are owned beneficially and of record by PacifiCare or another subsidiary of PacifiCare, free and clear of any liens, claims or encumbrances.

    (e) Complete and accurate copies of the Certificate of Incorporation and Bylaws (or other or comparable charter documents), each as amended to date, of PacifiCare and each of its subsidiaries are filed as exhibits to PacifiCare SEC Reports or have been made available to the Company.

    3.2  SEC FILINGS; FINANCIAL STATEMENTS.

    (a) PacifiCare has made available to the Company a complete and accurate copy of each report, schedule, registration statement and definitive proxy statement filed by PacifiCare with the SEC on or after July 1, 1995 (the "PacifiCare SEC Reports"), which are all the forms, reports and documents required to be filed by PacifiCare with the SEC since July 1, 1995. The PacifiCare SEC Reports (i) complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, at and as of the times they were filed (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) and (ii) did not at and as of the time they were filed (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

    (b) Each of the sets of financial statements (including, in each case, any related notes thereto) contained in the PacifiCare SEC Reports and the set of PacifiCare's unaudited interim financial statements as of and for the nine-month period ended June 30, 1996 including PacifiCare's unaudited consolidated balance sheet as of June 30, 1996 (the "PacifiCare June 30, 1996 Balance Sheet") that are attached to the PacifiCare Disclosure Schedule (collectively, the "PacifiCare Past Financial Statements") were prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of PacifiCare and its subsidiaries as at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, except that (i) the quarterly unaudited interim financial statements included in the PacifiCare Past Financial Statements were or are subject to normal year-end audit adjustments and (ii) the unaudited interim financial statements as of and for the nine-month period ended June 30, 1996 included in the PacifiCare Past Financial Statements are subject to normal year-end audit adjustments and do not contain footnotes.

    (c) PacifiCare and its subsidiaries have no Liabilities, except for (i) any Liability which is accrued or fully reserved against in the PacifiCare June 30, 1996 Balance Sheet or disclosed in the notes included in the PacifiCare Past Financial Statements, (ii) any Liability which was incurred after June 30, 1996 in the ordinary course of business, (iii) other Liabilities which, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on PacifiCare or (iv) any Liability under or disclosed in this Agreement.

    3.3 ABSENCE OF CERTAIN CHANGES OR EVENTS. Since June 30, 1996, there has not been (a) any change, or any development or combination of changes or developments that has had or would reasonably be expected to have a Material Adverse Effect on PacifiCare, (b) any damage, destruction or loss, whether or not covered by insurance, that has had or would reasonably be expected to have a Material Adverse Effect on PacifiCare or (c) except as permitted or required in this Agreement, any transaction, commitment, dispute or other event or condition (financial or otherwise) of any character (whether or not in the ordinary course of business) which would be prohibited by Section 4.3(a), 4.3(b), 4.3(c), 4.3(d), 4.3(e), 4.3(f), 4.3(g) or 4.3(h), if it were to occur or be effected between the date of the Original Agreement and the Effective Time.

    3.4  TAX MATTERS.

    (a) PacifiCare (or, if applicable, one of its subsidiaries) has filed, within the time (including any extensions of applicable due dates) and in the manner prescribed by law, all Returns, required to be filed under federal, state, local or any foreign laws regarding Taxes by PacifiCare and its subsidiaries, except for such Returns the failure of which to timely file would not result in a liability of more than $5,000,000.

    (b) PacifiCare (or, if applicable, one of its subsidiaries) has, within the time (including any extensions of applicable due dates) and in the manner prescribed by law, paid all Taxes (as defined below) that are due and payable, except Taxes (i) for which adequate reserves have been established under the Past Financial Statements, (ii) which are being contested in good faith or (iii) which involve permanent differences in the aggregate less than $5,000,000 or involve timing differences in the aggregate less than $10,000,000.

    (c) PacifiCare and its subsidiaries have not filed (and will not file prior to the Closing Date) any consent agreement under Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of the subsection (f) asset (as such term is defined in Section 341(f)(4) of the Code) owned by PacifiCare or any of its subsidiaries.

    (d) No outstanding debt obligation of PacifiCare is "corporate acquisition indebtedness" within the meaning of Section 279(b) of the Code.

    (e) For purposes of this Article 3, "Taxes" shall mean all taxes, charges, fees, levies, or other assessments of whatever kind or nature, including, without limitation, all net income, gross income, gross receipts, sales, use, value-added, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, estimated, severance, stamp, net worth, environmental, occupancy or property taxes, fees, assessments or charges of any kind whatsoever (together with any interest and any penalties, additions to tax or additional amounts) imposed by any taxing authority (domestic or foreign) upon or payable by PacifiCare or any of its subsidiaries.

    3.5  CONTRACTS.

    (a) PACIFICARE MATERIAL CONTRACTS. For purposes of this Agreement, "PacifiCare Material Contracts" shall mean (i) each contract, agreement or other arrangement of or involving PacifiCare or any of its subsidiaries with respect to indebtedness for money borrowed in excess of $3,000,000 (other than trade payables in the ordinary and usual course of business), including, but not limited to, letters of credit, guaranties and swap and similar agreements; (ii) each contract, agreement or other arrangement which limits or restricts the ability of PacifiCare or any of its subsidiaries to compete or otherwise conduct its business in any manner or place which materially affects PacifiCare or any PacifiCare Material Subsidiary; (iii) each mortgage, contract, license, lease, indenture or other agreement of PacifiCare or any of its subsidiaries (A) which would be required by Rule 601(b)(10) of SEC Regulation S-K to be filed as an exhibit to an Annual Report on Form 10-K (other than any employee benefit plan) or (B) which constitutes any other liability (including, without limitation, any guarantee, surety contract or similar instrument), obligation or transaction and, in the case of any item referred to in this clause, is material to PacifiCare and its subsidiaries or their businesses or prospects taken as a whole; and (iv) for each state in which PacifiCare or its subsidiaries conducts business as an HMO, insurance company, third-party administrator or otherwise requiring licensure as set forth in Section 3.1(b), (A) the contracts with employer or other groups or government agencies, (B) the contracts with physician providers of health care services, (C) the contracts with providers of hospital services and (D) the contracts with providers of non-hospital, non-physician medical services, which are material to PacifiCare and its subsidiaries or their businesses or prospects taken as a whole.

    All PacifiCare Material Contracts are in full force and effect and are binding upon PacifiCare and, to PacifiCare's knowledge, are binding on the other parties thereto, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws, both state and federal, affecting the enforcement of creditors' rights or remedies in general from time to time in effect and the exercise by courts of equity powers. To PacifiCare's knowledge, no material default by PacifiCare or any of its subsidiaries has occurred under any of the PacifiCare Material Contracts and (A) no material default by any of the other contracting parties has occurred under any of the PacifiCare Material Contracts and (B) no event has occurred which with the giving of notice or the lapse of time, or both, would constitute a material default by PacifiCare or any of its subsidiaries or any of the other contracting parties.

    (b) The PacifiCare Disclosure Schedule sets forth a list of all claims, other than invoices in the ordinary course of business, and claims made under risk programs in the ordinary course of business made or, to PacifiCare's knowledge, threatened against PacifiCare or any of its subsidiaries under each PacifiCare Material Contract presently or heretofore in effect (including claims for back charges, rebates, price reductions, breaches of product or service warranties or for product or service liability for products manufactured or sold), to the extent such claims have had or would reasonably be expected to have a cost to PacifiCare or its subsidiaries in excess of $5,000,000 or have a material adverse effect on PacifiCare or any PacifiCare Material Subsidiaries.

    3.6  EMPLOYEES.

    (a) "PacifiCare Employee Plan" means each "employee benefit plan," as defined in Section 3(3) of ERISA, currently or previously maintained, contributed to or entered into by PacifiCare or any ERISA Affiliate (as defined below) under which PacifiCare or any ERISA Affiliate thereof has any present or future obligation or liability. For purposes of this Section 3.6, "ERISA Affiliate" shall mean any entity which is a member of (A) a "controlled group of corporations," as defined in Section 414(b) of the Code, (B) a group of entities under "common control," as defined in Section 414(c) of the Code, or (C) an "affiliated service group," as defined in Section 414(m) of the Code, or treasury regulations promulgated under Section 414(o) of the Code, any of which includes PacifiCare. All material contributions due from PacifiCare with respect to any of the PacifiCare Employee Plans have been made as required under ERISA or have been accrued on PacifiCare's financial statements as of June 30, 1996. Each PacifiCare Employee Plan has been maintained substantially in compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including, without limitation, ERISA and the Code, which are applicable to such PacifiCare Employee Plans, except as would not have a Material Adverse Effect on PacifiCare.

    (b) No PacifiCare Pension Plan constitutes, or has since the enactment of ERISA constituted, a "multiemployer plan," as defined in Section 3(37) of ERISA. No PacifiCare Pension Plans are subject to Title IV of ERISA. No "prohibited transaction," as defined in Section 406 of ERISA or Section 4975 of the Code, has occurred with respect to any PacifiCare Employee Plan which is covered by Title I of ERISA which would have a Material Adverse Effect on PacifiCare, excluding transactions effected pursuant to a statutory or administrative exemption. Nothing done or omitted to be done by PacifiCare and no transaction or holding of any asset under or in connection with any PacifiCare Employee Plan has or will make PacifiCare or any officer or director of PacifiCare subject to any material liability under Title I of ERISA or liable for any material tax or penalty pursuant to Sections 4972, 4975, 4976 or 4979 of the Code or Section 502 of ERISA.

    (c) With respect to each PacifiCare Pension Plan that is intended to be qualified under Section 401(a) of the Code (a "PacifiCare 401(a) Plan"), either
(A) a favorable determination letter has been received from the IRS as to such qualification under the Code as in effect immediately after the Tax Reform Act of 1986, (B) an application for a favorable determination letter is pending that was duly filed with the IRS prior to the expiration of the time within which retroactive amendment relating back to the effective date of such plan may be made under Section 401(b) of the Code and regulations or IRS pronouncements thereunder, or (C) the time provided under Section 401(b) of the Code and regulations or IRS pronouncements thereunder for making retroactive amendments relating back to the effective date of such plan will not expire before the date that is sixty (60) days after the date hereof, and there is no reason to believe that any favorable determination letter will not be received.

    (d) PacifiCare has provided, or will have provided prior to the Closing (as defined in Section 1.3), to individuals entitled thereto all required notices and coverage pursuant to Section 4980B of the Code and COBRA, with respect to any "qualifying event" (as defined in Section 4980B(f)(3) of the Code) occurring prior to and including the Closing, and no material tax payable on account of
Section 4980B of the Code has been incurred with respect to any current or former employees (or their beneficiaries) of PacifiCare.

    3.7  LITIGATION AND CLAIMS; COMPLIANCE WITH LAW.

    (a) Except as set forth in the PacifiCare Disclosure Schedule, there is, to PacifiCare's knowledge, no Proceeding pending or threatened by or before any court or Governmental Authority in which PacifiCare or any of its subsidiaries is a party or otherwise involved or to which any of the business or assets of PacifiCare or any of its subsidiaries is subject, which has or would reasonably be expected to have (i) a potential liability in excess of $5,000,000 or (ii) a material adverse effect on PacifiCare or any PacifiCare Material Subsidiary.

    (b) Neither PacifiCare nor any of its subsidiaries is a party to any decree, order or arbitration award (or agreement entered into in any Proceeding) with respect to its properties, assets, personnel or business activities which has had or would reasonably be expected (i) to have a potential cost to PacifiCare or its subsidiaries in excess of $5,000,000 or (ii) to affect materially the operations of PacifiCare or any PacifiCare Material Subsidiary.

    (c) Except as set forth on the PacifiCare Disclosure Schedule or in PacifiCare SEC Reports or other public filings with the SEC, neither PacifiCare nor any of its subsidiaries is or has at any time since October 1, 1993, been in violation of, or delinquent in respect to, any decree, order or arbitration award or law, statute or regulation of, or agreement with, or any license or permit from, any Governmental Authority to which any of its properties, assets, personnel or business activities are subject or to which any of them is subject, including laws, rules and regulations relating to the environment, insurance companies, HMOs, third-party administrators or other businesses required to be licensed under Section 3.1(b), occupational health and safety, employee benefits, wages, workplace safety, equal employment opportunity and race, religious, sex and age discrimination which has had or would reasonably be expected (i) to have a potential cost to PacifiCare or its subsidiaries in excess of $5,000,000 or (ii) to affect materially the operations of PacifiCare or any PacifiCare Material Subsidiary.

    3.8  PROPERTIES.

    (a) PacifiCare and its subsidiaries have insurance policies adequate to protect them against the risks so insured. Neither PacifiCare nor any of its subsidiaries has done anything by way of action or inaction which might invalidate any of such policies in whole or in part.

    (b) PacifiCare and its subsidiaries own and hold title to all real and other property reflected in the PacifiCare SEC Reports as owned by PacifiCare or any of its subsidiaries, as the case may be.

    3.9  DISCLOSURE.

    (a) The copies of all documents furnished by PacifiCare pursuant to the terms of this Agreement are complete and accurate copies of the originals.

    (b) During the past 12 months, PacifiCare has timely filed all required forms, reports and documents required to be filed with the SEC and the NASD.

    (c) None of the information supplied or to be supplied by PacifiCare for inclusion or incorporation by reference in the S-4 Registration Statement will, at the time the S-4 Registration Statement is filed with the SEC or at the time the S-4 Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by PacifiCare for inclusion or incorporation by reference in the Prospectus/Proxy Statement, will, at the time mailed to the stockholders of PacifiCare, at the time of the PacifiCare Stockholders' Meeting (as defined in Section 4.6) and as of the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Prospectus/Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated by the SEC thereunder.

    3.10 TRANSACTIONS WITH AFFILIATES. Except for compensation of employees, every transaction between PacifiCare and any of its "affiliates" or their "associates" (as such terms are defined in the rules and regulations of the SEC) which is currently in effect or was consummated since October 1, 1995, and for which disclosure is required by Item 404 of Regulation S-K promulgated by the SEC, is set forth in the PacifiCare SEC Reports or the PacifiCare Disclosure Schedule.

    3.11 VOTE REQUIRED. The affirmative vote of the holders of a majority of the outstanding PacifiCare Class A Common Stock is the only vote of the holders of any class or series of PacifiCare's capital stock necessary to adopt and approve this Agreement and the PacifiCare Merger, while the affirmative vote of the holders of a majority of the outstanding PacifiCare Class A Common Stock and of the holders of a majority of the outstanding PacifiCare Class B Common Stock, each voting as a separate class, is necessary to adopt and approve an amendment to the Certificate of Incorporation of PacifiCare to exempt the PacifiCare Merger from a requirement of PacifiCare's Certificate of Incorporation that, in the event of a merger or consolidation of PacifiCare, the holders of PacifiCare Class B Common Stock shall receive the same consideration per share as the per share consideration for the PacifiCare Class A Common Stock in such merger or consolidation (the "PacifiCare Amendment") (such votes together being referred to herein as the "Required PacifiCare Vote").

    3.12 TAKEOVER PROVISIONS INAPPLICABLE. As of the date of the Original Agreement and at all times on or prior to the Effective Date, Section 203 of the DGCL was, and shall be, inapplicable to the PacifiCare Merger.

    3.13 PACIFICARE ACTION. The Board of Directors of PacifiCare (at a meeting duly called and held) has (a) determined that the PacifiCare Merger is advisable and fair and in the best interests of PacifiCare and its stockholders, (b) approved this Agreement, the PacifiCare Amendment and the PacifiCare Merger in accordance with the provisions of Sections 242 and 251 of the DGCL, (c) recommended the adoption and approval of this Agreement and the PacifiCare Merger by the holders of PacifiCare Class A Common Stock and directed that the PacifiCare Merger be submitted for consideration by PacifiCare's stockholders at the PacifiCare Stockholders' Meeting, (d) recommended the adoption and approval of the PacifiCare Amendment by the holders of PacifiCare Class A Common Stock and PacifiCare Class B Common Stock and directed that the PacifiCare Amendment be submitted for consideration by PacifiCare's stockholders at the PacifiCare Stockholders' meeting, (e) taken all necessary steps to render Section 203 of the DGCL inapplicable to the PacifiCare Merger and (f) as sole stockholder of Holding, Neptune Sub and Company Sub, approved this Agreement and the Merger in accordance with Section 251 of the DGCL.

    3.14 ACTIONS BY HOLDING, NEPTUNE SUB AND COMPANY SUB. The Boards of Directors of Holding, Neptune Sub and Company Sub (at meetings duly called and held or by unanimous written consents) have respectively (a) determined that the Mergers are advisable and fair and in the best interests of Holding, Neptune Sub and Company Sub, (b) unanimously approved this Agreement and the Mergers in accordance with the provisions of Section 251 of the DGCL, (c) taken all necessary steps to render Section 203 of the DGCL inapplicable to the Mergers and the other transaction contemplated herein. Holding, as the sole stockholder of Neptune Sub and Company Sub, has also approved or will also approve this Agreement and the Mergers.

    3.15 FAIRNESS OPINION. PacifiCare and its Board of Directors has received from Dillon, Read & Co., financial advisors to PacifiCare, an opinion dated August 4, 1996, to the effect that the consideration to be paid to the stockholders of PacifiCare in the PacifiCare Merger is fair, from a financial point of view, to PacifiCare and its stockholders.

    3.16 FINANCIAL ADVISOR. PacifiCare represents and warrants that except for Dillon, Read & Co., no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the PacifiCare Merger or any of the other transactions contemplated in this Agreement based upon arrangements made by or on behalf of PacifiCare or any of its subsidiaries.

    3.17 ENFORCEABILITY. Each of PacifiCare and Holding has full corporate power and authority to execute, deliver and perform each of the Transactional Agreements to which it is or will become a party. The execution and delivery of said Transactional Agreements have been duly and validly authorized by the Boards of Directors of PacifiCare and Holding, and no other corporate proceedings on the part of PacifiCare and Holding are necessary for PacifiCare and Holding to authorize any of the Transactional Agreements, and no such proceedings (other than the approval of PacifiCare's and Holding stockholders) are necessary to enable PacifiCare and Holding to perform or consummate any of the transactions contemplated by this Agreement. Said Transactional Agreements
(a) have been (or will be) duly executed and delivered by duly authorized officers of PacifiCare and Holding and (b) constitute (or, when executed by PacifiCare and Holding, will constitute) legal, valid and binding obligations of PacifiCare and Holding enforceable against it in accordance with their terms (except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws, both state and federal, affecting the enforcement of creditors' rights or remedies in general from time to time in effect and the exercise by courts of equity powers). For purposes of this Article 3, "Transactional Agreements" means this Agreement and the related Agreement of Merger for the PacifiCare Merger.

    3.18 GOVERNMENTAL CONSENTS; NO CONFLICTS. Except as may be required by the Exchange Act, the Securities Act, state securities or blue sky laws, the DGCL, the HSR Act, the NASD Bylaws (as they relate to the S-4 Registration Statement and the Prospectus/Proxy Statement) and laws governing insurance companies, HMOs, third-party administrators or other businesses operated by PacifiCare or its subsidiaries requiring licensure, qualification or authorization, there is no requirement applicable to PacifiCare or any of its subsidiaries to make any filing with, or to obtain any permit, authorization, consent or approval of any Governmental Authority as a condition to the lawful consummation of any of the transactions contemplated by this Agreement, except for such filings, permits, authorizations, consents or approvals which, if not made or obtained, would not have a Material Adverse Effect on PacifiCare. Except as set forth in the PacifiCare Disclosure Schedule, neither the execution and delivery of this Agreement by PacifiCare nor the consummation by PacifiCare will (a) conflict with, violate or result in any breach of any provision of the Certificate of Incorporation or Bylaws (or comparable charter documents) of PacifiCare or any of its subsidiaries, (b) result in a material default (or with notice or lapse of time or both would result in a default) under, or materially impair the rights of PacifiCare or any of its subsidiaries or materially alter the rights or obligations of any third party under, or require PacifiCare or any of its subsidiaries to make any material payment or become subject to any material liability to any third party under, or give rise to any right of termination, amendment, cancellation, acceleration, repurchase, put or call under, any of the terms, conditions or provisions of any PacifiCare Material Contract, (c) result in the creation of any material (individually or in the aggregate) liens, charges or encumbrances on any of the material assets of PacifiCare or any of its subsidiaries or (d) conflict with or violate any law, statute, rule, regulation, judgment, order, writ, injunction, decree or arbitration award applicable to PacifiCare or any of its subsidiaries or any of their material assets, which violation has had or would reasonably be expected to have a Material Adverse Effect on PacifiCare.

    3.19 COMMON AND PREFERRED STOCK TO BE ISSUED. The Holding Class A Common Stock, Holding Class B Common Stock and Holding Series A to be issued to the Company's stockholders in the Company Merger, when issued by Holding pursuant to the terms of this Agreement, will be duly authorized, validly issued, fully paid and non-assessable, will be issued in compliance with applicable federal and state securities laws and will be clear of all liens, encumbrances and adverse claims and may be resold by Company Affiliates (as defined in Section 4.12) in accordance with paragraph (d) of Rule 145 of the Securities Act.

    3.20 RESERVES. The reserves established by PacifiCare and its subsidiaries in the PacifiCare SEC Reports, or in any financial statement or balance sheet contained in any document filed with the SEC after the date of the Original Agreement, for statutorily required reserves and for incurred but not yet paid claims for, or relating to, medical treatment or similar claims (i) are computed in accordance with presently accepted industry standards consistently applied, (ii) meet the requirements of any law, rule or regulation applicable to such reserves, (iii) are computed on the basis of assumptions consistent with those used in computing the corresponding reserve in the prior fiscal year, and (iv) include provision for all actuarial reserves and related items which ought to be established in accordance with applicable laws or regulations and prudent industry practices. As of the date of the Original Agreement, neither PacifiCare nor its senior management was aware of any fact or circumstance which would necessitate, in the good faith application of prudent reserving practices and policies, any material adverse change in statutorily required reserves or reserves for such incurred but not yet paid claims above that reflected in the most recent balance sheet included in the PacifiCare SEC Reports (other than increases consistent with past experience resulting from increases in enrollment with respect to PacifiCare's subsidiaries' services).

    3.21 AUDITS OR INVESTIGATIONS BY GOVERNMENTAL ENTITIES. As of the date of the Original Agreement, other than as disclosed in the PacifiCare Disclosure Schedule, no audit or investigation of PacifiCare or any of its subsidiaries which may be expected to have a Material Adverse Effect on PacifiCare was pending before, or to PacifiCare's knowledge had been threatened by, any governmental or regulatory authority of the United States (other than the IRS), the several States or territories (other than state taxing authorities) or any foreign jurisdiction. There are no pending or anticipated proceedings which may be expected to have a Material Adverse Effect on PacifiCare by or on behalf or in the name of the state or federal government or any governmental agency relating to the imposition of civil monetary penalties, exclusion or debarment from governmental programs or other administrative sanctions.

    3.22  ENVIRONMENTAL PROVISIONS.

    (a) For the purposes of this Section 3.22, the following definitions apply. "Environmental Claim" means any claim, action, cause of action, or written notice by any person or entity alleging potential liability (including, without limitation, potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) resulting from (A) the presence, or release into the environment, of any Material of Environmental Concern at any location, whether or not owned or operated by PacifiCare or any subsidiary, or (B) any violation, or alleged violation, of any Environmental Law. "Environmental Laws" means all applicable federal, state or territorial, local and foreign laws and regulations relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata), including, without limitation, laws and regulations relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern. "Materials of Environmental Concern" means chemicals, pollutants, contaminants, wastes, and substances that are hazardous, toxic or otherwise a danger to health, reproduction, or the environment or are regulated by Environmental Laws.

    (b) PacifiCare and each subsidiary is in compliance in all material respects with all applicable Environmental Laws, which compliance includes, but is not limited to, the possession by them of all material permits and other governmental authorizations required under applicable Environmental Laws, and compliance in all material respects with the terms and conditions thereof except where the costs of any failure to comply will not exceed $5,000,000. PacifiCare and its subsidiaries have not received any written communication, whether from a Governmental Authority, citizens group, employee or otherwise, that alleges that they are not in such full compliance in all material respects, and, to the knowledge of PacifiCare, there are no circumstances that may prevent or interfere with such full compliance in all material respects in the future. To the knowledge of PacifiCare, no current or prior owner of any property owned or leased by PacifiCare or any subsidiary has received any written communication, whether from a Governmental Authority, citizens group, employee or otherwise, that alleges that any of them is not in such compliance.

    (c) There is no material Environmental Claim pending or, to the knowledge of PacifiCare, threatened against PacifiCare or any subsidiary or against any person or entity whose liability for any Environmental Claim PacifiCare has or may have retained or assumed either contractually or by operation of law.

    (d) To the knowledge of PacifiCare, there are no past or present actions, activities, circumstances, conditions, events or incidents, including, without limitation, the release, emission, discharge, presence or disposal of any Material of Environmental Concern, that could reasonably form the basis for any Environmental Claim against PacifiCare, any subsidiary or, to the knowledge of PacifiCare, against any person or entity whose liability for any material Environmental Claim PacifiCare or any subsidiary has or may have retained or assumed either contractually or by operation of law, which Environmental Claim would reasonably be expected to have a Material Adverse Effect on PacifiCare.

    3.23  INTELLECTUAL PROPERTY.

    (a) To the knowledge of PacifiCare, PacifiCare and its subsidiaries own or have in their possession certain information of the sort typically considered as trade secrets in the healthcare industry (the "Trade Secrets"). PacifiCare and its subsidiaries have good title and an absolute (though not necessarily exclusive) right to use all Trade Secrets, and, to the knowledge of PacifiCare, the use of the Trade Secrets does not infringe the rights of any third party.

    (b) To the knowledge of PacifiCare, none of the processes or know-how used by PacifiCare infringes any patent, trademark or copyright of any third party. To the best of PacifiCare's knowledge, there is no intellectual property, in any form, necessary for the operation of PacifiCare's or its subsidiaries' business as currently conducted which PacifiCare or its subsidiaries do not currently own or license on commercially reasonable terms.

    3.24 FORMATION OF HOLDING. PacifiCare has caused Holding, Neptune Sub and Company Sub to be formed and organized in anticipation of execution of this Agreement and solely for the purposes of carrying out the Mergers and the transactions contemplated hereby, and solely for such purposes (i) Holding has issued 200 shares of Common Stock to PacifiCare in exchange for $1.00 per share;
(ii) Neptune Sub has issued 100 shares of Common Stock to Holding in exchange for $1.00 per share, and (iii) Company Sub has issued 100 shares of Common Stock to Holding in exchange for $1.00 per share. No other shares of stock or securities have been issued by Holding, Neptune Sub or Company Sub. The directors and officers of Holding, Neptune Sub and Company Sub consist solely of officers of PacifiCare and no other persons. Neither Holding, Neptune Sub nor Company Sub has acquired any property, incurred any liabilities, or engaged in any business or activity whatsoever other than (i) its organization as described above, (ii) the adoption of stockholder and director resolutions in connection therewith and to authorize execution and delivery of this Agreement, adoption of the Holding Restated Certificate of Incorporation, consummation of the Mergers and the transactions contemplated hereby, and performance of its obligations hereunder, and (iii) the execution and delivery of this Agreement.

                                   ARTICLE 4
                       CONDUCT AND TRANSACTIONS PRIOR TO
                     EFFECTIVE TIME; ADDITIONAL AGREEMENTS

    4.1  INFORMATION AND ACCESS.

    (a) During the period from the date of this Agreement through the Effective Time, the Company shall afford, and shall cause the independent auditors, counsel, financial and other advisors and representatives (collectively, "Representatives") of the Company and its subsidiaries to afford, to PacifiCare and to PacifiCare's Representatives, reasonable access to the properties, books, records, financial and operating data (including audit work papers and other such information) and other information and personnel of the Company and its subsidiaries in order that PacifiCare and PacifiCare's Representatives may have a full opportunity to make such investigation as PacifiCare reasonably desires to make of the Company and its subsidiaries.

    (b) Without limiting the generality of Section 4.1(a), during the period from the date of this Agreement through the Effective Time, the Company shall promptly provide PacifiCare with copies of any notice, report or other document filed with or sent to any Governmental Authority in connection with any of the transactions contemplated by this Agreement.

    (c) No investigation by PacifiCare or any of its Representatives pursuant to this Section 4.1 shall limit or otherwise affect any representations or warranties of the Company or any condition to any obligation of PacifiCare.

    (d) During the period from the date of this Agreement through the Effective Time, the Company shall promptly advise PacifiCare in writing of (A) any Material Adverse Effect on the Company and (B) the occurrence of any event which causes the representations and warranties made by the Company in this Agreement or the information included in the Company Disclosure Schedule to be incomplete or inaccurate in any material respect.

    (e)  The rights and obligations of PacifiCare and the Company in this
Section 4.1 shall apply, MUTATIS MUTANDIS, to the Company and PacifiCare.

    4.2  CONDUCT OF BUSINESS OF THE COMPANY.

    (a) Except as provided in Section 4.2(b), during the period from the date of this Agreement through the Effective Time, (i) the Company shall conduct its business, and shall cause each of its subsidiaries to conduct its business, in the ordinary and usual course consistent with past practice and (ii) the Company shall use, and shall cause each of its subsidiaries to use, all commercially reasonable efforts to maintain and preserve intact its business organization, to keep available the services of its officers and employees and to maintain satisfactory relations with lessors, suppliers, contractors, distributors, customers and others having business relationships with the Company or any of its subsidiaries (it being recognized, however, that nothing in this Agreement shall be construed to hold the Company liable for any adverse effect that the announcement of the transactions contemplated by this Agreement may have on such business organizations and relationships, including on decisions of officers and employees whether to continue to provide services to the Company or its subsidiaries).

    (b) Except as expressly contemplated by this Agreement, during the period from the date of this Agreement through the Effective Time, the Company shall not do, and shall not permit any of its subsidiaries to do, any of the following, without PacifiCare's prior written consent:

        (i) declare, set aside or pay any dividend or make any other distribution in respect of any capital stock, except (A) regular dividends on the Company Series A Preferred Stock and (B) dividends from the subsidiaries of the Company to the Company sufficient to allow the Company to make the dividends referred to in clause (A);

        (ii) split, combine or reclassify any capital stock of the Company or repurchase, redeem or otherwise acquire any capital stock of the Company or any of its subsidiaries, except pursuant to contractual rights in existence on the date of the Original Agreement;

       (iii) except for (x) the issuance of up to 900,000 Talbert stock options to be granted to Talbert employed or managed physicians in connection with the separation of Talbert from the Company, (y) the issuance of up to 10,000 Company Options per individual and the issuance of up to 75,000 Company Options in the aggregate to be granted in connection with the Company's new hires, outstanding performances or promotions, or (z) previously authorized automatic grants of Company Options to the Company's or its subsidiaries' directors, issue, deliver, pledge, encumber, sell or transfer, or authorize or propose the issuance, delivery, pledge, encumbrance, sale or transfer of, any shares of capital stock of the Company or any of its subsidiaries or any securities convertible into, or rights, warrants or options to acquire, any such shares of capital stock or other convertible securities (except that the Company may issue Company Common Stock upon the exercise of Company Options issued and outstanding or upon the conversion of Company Series A Preferred Stock into Company Common Stock), or, except as expressly contemplated herein, make any change in its equity capitalization or to the terms of any option, warrant or other equity security of the Company or any of its subsidiaries that is currently outstanding;

       (iv) except as expressly contemplated herein, amend the Certificate of Incorporation, Bylaws or other organizational or charter documents of the Company or any of its subsidiaries, or amend its Restated Rights Plan;

        (v) acquire (by merging or consolidating with, by purchasing any material portion of the capital stock or assets of or by any other means) any business or any corporation, partnership, association or other business organization or division thereof;

       (vi) sell, lease, pledge or otherwise dispose of or encumber any of its material assets, except in the ordinary course of business consistent with past practice or consistent with written disclosure made to PacifiCare prior to the date of the Original Agreement;

       (vii) except pursuant to lines of credit and subject to credit limits in effect prior to the date of the Original Agreement, incur any indebtedness for borrowed money, or issue or sell any debt securities or guarantee, endorse or otherwise become responsible for any obligation of any other person, provided that this Section 4.2(b)(vii) shall not apply to indebtedness for borrowed money, debt securities or guaranties that aggregate up to $20,000,000 or the proceeds of which are used to capitalize Talbert in accordance with Section 4.15;

      (viii) except as specifically contemplated by Section 4.8, adopt or amend in any material respect any collective bargaining agreement or Company Employee Plan, or enter into or amend any employment agreement, severance agreement, special pay arrangement with respect to termination of employment or other similar arrangement or agreement with any director or officer, or enter into or amend any severance or termination arrangement with any director or officer;

       (ix) change in any material respect the accounting methods or practices followed by the Company (including any material change in any assumption underlying, or any method of calculating, any bad debt, contingency or other reserve), except as may be required by changes in GAAP;

        (x) except in the ordinary course of business consistent with past practice or as permitted in Section 4.4(a), enter into any material contract or agreement involving payments in excess of market rates;

       (xi) except as specifically contemplated by Section 4.8, change any compensation payable or to become payable to any of its officers or employees (other than any adjustment to the salary of any employee that is made in the ordinary course of business consistent with past practice and that does not exceed the higher of 6% of such employee's previous salary or $10,000 or that is made in accordance with a budget approved in writing by PacifiCare);

       (xii) make any capital expenditures in excess of $2,500,000 in the aggregate, except those set forth in a budget to be reviewed and approved by PacifiCare and the Company within two weeks following the date of the Original Agreement;

      (xiii) make any loan to or engage in any transaction with any director or officer;

      (xiv) settle or compromise any lawsuit or other Proceeding against the Company or any of its subsidiaries for an amount in excess of $5,000,000; provided, however, that in no event shall the Company or its subsidiaries settle or compromise any matter in a manner which would have a material non-financial adverse impact on the Company or its Material Subsidiaries;

       (xv) cause or permit any material amendment, modification or premature termination to any Company Material Contract as defined Section 2.5(a) without the prior approval of PacifiCare, such approval not to be unreasonably withheld and to be given or not given on a timely basis;

      (xvi) cause or agree to the termination or material modification of any material licensure, qualification, or authorization of the Company or any Material Subsidiary;

      (xvii) enter into any new contract or amend or modify any existing contract between the Company or any subsidiary and Talbert or to cause any capital transfer to or from the Company or any subsidiary and from or to Talbert, except as contemplated by Section 4.15; or

     (xviii) enter into any contract, agreement, commitment or arrangement contemplating any of the foregoing.

    4.3 CONDUCT OF BUSINESS OF PACIFICARE. Except as expressly contemplated by this Agreement, during the period from the date of this Agreement through the Effective Time, PacifiCare shall not, without the Company's prior written consent:

    (a) declare, set aside or pay any dividend or make any other distribution in respect of any capital stock;

    (b) split, combine or reclassify any capital stock of PacifiCare or repurchase, redeem or otherwise acquire any capital stock of PacifiCare, except pursuant to contractual rights presently in existence;

    (c) issue, deliver, pledge, encumber, sell or transfer, or authorize or propose the issuance, delivery, pledge, encumbrance, sale or transfer of, any shares of capital stock of PacifiCare or any of its subsidiaries or any securities convertible into, or rights, warrants or options to acquire, any such shares of capital stock or other convertible securities (except that PacifiCare may issue PacifiCare Class A Common Stock or PacifiCare Class B Common Stock upon the exercise of PacifiCare Options issued and outstanding on the date of the Original Agreement in accordance with their present terms), or, except as expressly contemplated herein, make any change in its equity capitalization or to the terms of any option, warrant or other equity security of the Company or any of its subsidiaries that is currently outstanding;

    (d) except as expressly contemplated herein, amend the Certificate of Incorporation, Bylaws or other organizational or charter documents of PacifiCare or any of its subsidiaries;

    (e) acquire (by merging or consolidating with, by purchasing any material portion of the capital stock or assets of or by any other means) any business or any corporation, partnership, association or other business organization or division thereof;

    (f) sell, lease, pledge or otherwise dispose of or encumber any of its material assets, except in the ordinary course of business consistent with past practice or consistent with written disclosure made to Company prior to the date of the Original Agreement;

    (g) except pursuant to lines of credit and subject to credit limits in effect prior to the date of the Original Agreement, incur any indebtedness for borrowed money, or issue or sell any debt securities or guarantee, endorse or otherwise become responsible for any obligation of any other person, provided that this Section 4.2(g) shall not apply to indebtedness for borrowed money, debt securities or guaranties that aggregate up to $20,000,000 or to financing the purpose of which is to consummate the Mergers;

    (h) change in any material respect the accounting methods or practices followed by PacifiCare (including any material change in any assumption underlying, or any method of calculating, any bad debt, contingency or other reserve), except as may be required by changes in GAAP;

    (i) or enter into any contract, agreement, commitment or arrangement contemplating any of the foregoing.

    4.4  NEGOTIATION WITH OTHERS.

    (a) The Company shall not, and it shall not authorize or permit any of its subsidiaries, officers, directors or employees or any of its or its subsidiaries' Representatives, directly or indirectly, to (i) solicit, initiate or knowingly encourage or induce the making of any Acquisition Proposal (as defined in Section 7.1), (ii) furnish non-public information regarding the Company or any of its subsidiaries in connection with an Acquisition Proposal or potential Acquisition Proposal, (iii) negotiate or engage in discussions with any third party with respect to any Acquisition Proposal, (iv) approve, endorse or recommend any Acquisition Proposal or (v) enter into any letter of intent, contract or other instrument related directly or indirectly to any Acquisition Proposal (other than a nondisclosure agreement entered into in accordance with Section 4.4(c) or contracts with advisors or consultants). Notwithstanding the foregoing, nothing in this Section 4.4 shall be construed to prohibit the Company or its Board of Directors from taking any actions or permitting any actions described above (other than any action described in clause (i) above) with respect to any Acquisition Proposal to the extent that the Board of Directors of the Company shall conclude in good faith, based upon the advice of its outside counsel, that such action is required in order for the Board of Directors of the Company to act in a manner that is consistent with its fiduciary obligations under applicable law (PROVIDED that, in the event any letter of intent, contract or other instrument of the type described in clause
(v) of the preceding sentence is entered into, the consummation of any transaction contemplated by the Acquisition Proposal to which such instrument relates must be expressly conditioned upon the prior and valid termination of this Agreement and the payment of any fee due under Article 7 hereof).

    (b) The Company shall immediately advise PacifiCare orally and in writing of the receipt of any Acquisition Proposal or any inquiry relating to an Acquisition Proposal prior to the Effective Time, including a full description of the terms of such Acquisition Proposal.

    (c) Notwithstanding anything to the contrary contained herein, the Company shall not furnish any information to any third party pursuant to clause (ii) of the first sentence of Section 4.4(a) unless such third party has executed and delivered to the Company a nondisclosure agreement that is not substantially less restrictive than the nondisclosure agreement then in effect between the Company and PacifiCare.

    (d) The Company shall immediately cease and cause to be terminated any discussions or negotiations with any parties existing as of the date of this Agreement and that relate to any Acquisition Proposal and shall request the return or destruction of all information previously disclosed to such parties in accordance with the terms of any confidentiality agreements with such parties, and shall use commercially reasonable efforts to ensure that such information is returned or destroyed.

    4.5  REGISTRATION STATEMENT; PROSPECTUS/PROXY STATEMENT.

    (a) As promptly as practicable after the date of this Agreement, Holding and PacifiCare shall prepare, with the assistance of the Company, and cause to be filed with the SEC the S-4 Registration Statement, together with the Prospectus/Proxy Statement and any other documents required by the Securities Act or the Exchange Act in connection with the Mergers. Each of Holding, PacifiCare and the Company shall use all commercially reasonable efforts to cause the S-4 Registration Statement to comply with the rules and regulations promulgated by the SEC, to respond promptly to any comments of the SEC or its staff and to have the S-4 Registration Statement declared effective under the Securities Act as promptly as practicable after such filing. The Company shall promptly furnish to Holding and PacifiCare all information concerning the Company, its subsidiaries and its stockholders as may be required or reasonably requested in connection with any action contemplated by this Section 4.5. Each of Holding, PacifiCare and the Company shall (i) notify the other promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the S-4 Registration Statement or the Prospectus/Proxy Statement or for additional information and (ii) shall supply the other with copies of all correspondence with the SEC or its staff with respect to the S-4 Registration Statement or the Prospectus/Proxy Statement.

Neither Holding, PacifiCare nor the Company shall file any amendment or supplement to the S-4 Registration Statement or the Prospectus/Proxy Statement to which the other shall have reasonably objected. Whenever any event occurs that should be set forth in an amendment or supplement to the S-4 Registration Statement or the Prospectus/Proxy Statement, Holding, PacifiCare or the Company, as the case may be, shall promptly inform the other of such occurrence and shall cooperate in filing with the SEC or its staff, and, if appropriate, mailing to stockholders of the Company and PacifiCare, such amendment or supplement.

    (b) Prior to the Effective Time, Holding shall make all required filings with state regulatory authorities and the NASD and shall use all commercially reasonable efforts to obtain all regulatory approvals needed to ensure that the Holding Class A Common Stock, Holding Class B Common Stock and Holding Series A to be issued in the Mergers (i) will be qualified under the securities or "blue sky" law of every jurisdiction of the United States in which any registered stockholder of the Company or PacifiCare has an address of record on the record date for determining the stockholders entitled to notice of and to vote on the Mergers and (ii) will be approved for quotation at the Effective Time on the Nasdaq National Market or the NYSE.

    (c) Prior to the Effective Time, Holding shall file either the Holding Restated Certificate of Incorporation or the Holding Restated Certificate of Incorporation without Series A, as the case may be, with the Secretary of State of the State of Delaware.

    4.6  STOCKHOLDERS' MEETINGS.

    (a) The Company shall take all action necessary in accordance with applicable law to call and convene a meeting of the holders of Company Common Stock and Company Series A Preferred Stock (the "Company Stockholders' Meeting") to consider, act upon and vote upon the adoption and approval of this Agreement, the Company Merger and the Series A Amendment. The Company Stockholders' Meeting will be held within 60 days after the S-4 Registration Statement is declared effective by the SEC. The Company shall ensure that the Company Stockholders' Meeting is called, held and conducted, and that all proxies solicited in connection with the Company Stockholders' Meeting are solicited, in compliance with applicable law.

    (b) The Board of Directors of the Company has unanimously recommended (and the Prospectus/ Proxy Statement shall include a statement to the effect that the Board of Directors of the Company has unanimously recommended) that the holders of Company Common Stock and Company Series A Preferred vote in favor of and adopt and approve this Agreement, the Company Merger and the Series A Amendment at the Company Stockholders' Meeting and any related amendment to the Company's Certificate of Incorporation, which unanimous recommendation shall not be withdrawn, amended or modified in a manner adverse to PacifiCare. For purposes of this Agreement, it shall constitute a modification adverse to PacifiCare if such recommendation shall no longer be unanimous.

    (c) PacifiCare shall take all action necessary in accordance with applicable law to call or convene a meeting of the holders of PacifiCare Class A Common Stock and the PacifiCare Class B Common Stock (the "PacifiCare Stockholders' Meeting") to consider, act upon and vote upon the approval of this Agreement, the PacifiCare Merger, the PacifiCare Amendment and any related matters. The PacifiCare Stockholders' Meeting will be held as close to the date of the Company Stockholders' meeting as is practicable. PacifiCare shall ensure that the PacifiCare Stockholder's Meeting is called, held and conducted, and that all proxies solicited in connection with such meeting are solicited, in compliance with applicable law.

    (d) The Board of Directors of PacifiCare has recommended, with no dissenting votes (and the Prospectus/Proxy Statement shall include a statement to the effect that the Board of Directors has so recommended) that the holders of PacifiCare Class A Common Stock vote in favor of this Agreement, the PacifiCare Merger, and related matters and that the holders of PacifiCare Class A Common Stock and PacifiCare Class B Common Stock vote in favor of the PacifiCare Amendment.

    (e)  Notwithstanding the foregoing, nothing in Section 4.5 or in this
Section 4.6 shall prevent the Board of Directors of the Company or PacifiCare from withdrawing, amending or modifying its recommendation in favor of the respective Mergers and approval and adoption of this Agreement and related matters (and the Prospectus/Proxy Statement may reflect such withdrawal, amendment or modification) to the extent that such Board of Directors of the Company or PacifiCare shall conclude in good faith, based upon the advice of its outside counsel, that such withdrawal, amendment or modification is required in order for such Board of Directors to act in a manner that is consistent with its fiduciary obligations under applicable law. Nothing contained in this Section 4.6(e) shall limit the Company's or PacifiCare's obligation to convene the Company Stockholders' Meeting and the PacifiCare Stockholders' Meeting (regardless of whether the recommendation of the Board of Directors of the Company or PacifiCare, as the case may be, shall have been withdrawn, amended or modified).

    4.7  REGULATORY APPROVALS.

    (a) Holding, the Company and PacifiCare shall use all reasonable efforts to file and to cause any stockholders of the Company or PacifiCare, as the case may be, to file as soon as practicable after the date of this Agreement all notices, reports and other documents required by law to be filed with any Governmental Authority with respect to the Mergers and the other transactions contemplated by this Agreement and to submit promptly any additional information requested by any such Governmental Authority. Without limiting the generality of the foregoing, Holding, the Company and PacifiCare shall within fifteen (15) business days from the date of the Original Agreement prepare and file the notifications required under the HSR Act in connection with the Mergers. Holding, the Company and PacifiCare shall respond as promptly as practicable to
(i) any inquiries or requests received from the Federal Trade Commission or the Antitrust Division of the Department of Justice for additional information or documentation and (ii) any inquiries or requests received from any state attorney general or other Governmental Authority in connection with antitrust or related matters.

    (b) Holding, the Company and PacifiCare shall (i) give each other prompt notice of the commencement of any Proceeding by or before any court or Governmental Authority with respect to the Mergers or any of the other transactions contemplated by this Agreement, (ii) keep each other informed as to the status of any such Proceeding and (iii) except as may be prohibited by any Governmental Authority or by any law or court order or decree, permit the other party to be present at each meeting or conference relating to any such Proceeding and to have access to and be consulted in advance in connection with any document filed or provided to any Governmental Authority in connection with any such Proceeding.

    4.8  EMPLOYEE BENEFITS PLANS.

    (a) At least twenty (20) days before the date of the Company Stockholders' Meeting, PacifiCare shall notify the Company if it wishes to provide a mechanism to cash out either vested or all outstanding Company Options. If PacifiCare wishes to provide such a mechanism, PacifiCare shall offer (in a form reasonably acceptable to the Company) to each holder of applicable Company Options, the right to receive on the Effective Date, in return for the cancellation of such option, an amount equal to (i) the product of the value of the consideration to be received for each share of Company Common Stock covered by the cash out (with stock values of Holding Common Stock measured by the average closing price as quoted in the Wall Street Journal of PacifiCare's Class A Common Stock during the twenty trading days ending the date immediately prior to the date of the Company's Stockholder Meeting for Holding Class A Common Stock and by the Average Pre-Vote Closing Share Price for Holding Class B Common Stock) times the number of shares of Company Common Stock with respect to which such option is exercisable, less (ii) the aggregate exercise price of such shares. The amount paid to any holder of Company Options following such payment and cancellation shall be net of applicable withholding taxes.

    (b) On the Closing Date, and subject to any required approval of the holders of Company Options, which the Company hereby covenants to exercise its best efforts to obtain, Holding and PacifiCare will cause each Company Option to be replaced effective as of the Effective Time, by a substitute option of Holding (an "Exchange Option") issued under a Holding stock option plan that complies in all respects with the applicable requirements of Rule 16b-3 promulgated under the Exchange Act. The per share exercise price of an Exchange Option shall equal the quotient, rounding up to the nearest cent, of
(i) the per share exercise price of the corresponding Company Option, less the average closing price at which the rights to acquire Talbert stock trade on their first five trading days after issuance, as quoted in the Wall Street Journal ("rights to acquire Talbert stock" for this purpose means the portion of such a right into which one share of Company Common Stock is converted in part), divided by (ii) the fraction of a share of Holding Class B Common Stock that the holder of such Company Option is entitled to purchase for each share of Company Common Stock subject to such Company Option, as determined in the next sentence. For each share of Company Common Stock subject to such Company Option, the Exchange Option shall entitle the holder thereof to purchase a fraction of a share of Holding Class B Common Stock equal to the sum of (i) the fraction of a share of Holding Class B Common Stock into which one (1) share of Company Common Stock actually outstanding at the Effective Time is converted pursuant to
Article 1, plus (ii) the fraction of a share of Holding Class B Common Stock that could be purchased at the Average Pre-Vote Closing Share Price for the value of the PacifiCare Class A Common Stock into which one (1) share of Company Common Stock actually outstanding at the Effective Time is converted pursuant to
Article 1, which value shall be the average closing price as quoted in the Wall Street Journal of the PacifiCare Class A Common Stock during the same trading days that the Average Pre-Vote Closing Share Price is determined, plus (iii) the fraction of a share of Holding Class B Common Stock that could be purchased at the Average Pre-Vote Closing Share Price for $17.50. Any restriction on the exercise of any Company Option shall apply to the Exchange Option and the term, exercisability, vesting schedule and other provisions of such Company Option shall similarly apply to the Exchange Option; provided, however, that each such Exchange Option shall, in accordance with its terms, be subject to further adjustment as appropriate to reflect any stock split, stock dividend, recapitalization or other similar transaction subsequent to the Effective Time; provided, further, that in the case of an Exchange Option of a person who is an employee of the Company or one of its subsidiaries, such Exchange Option shall provide that (i) any unvested shares, the vesting of which depends on achievement by the Company of earnings or financial performance of the Company for a fiscal year beginning on or after July 1, 1996, shall instead vest no later than 25% per year over a four year period, with the first 25% vesting on July 1, 1997 and (ii) if the holder of such Exchange Option is terminated without cause after the Closing Date and before the date as of which, determined as of execution of this Agreement and assuming no termination of any employee and the application of the vesting schedule set forth in clause (i) above, there would remain no more than 100,000 of such Exchange Options in the aggregate that are not vested, such option shall thereupon become fully vested; provided further that in the case of an Exchange Option of a person who is an employee of Talbert, if the rights offering described in Section 4.15(c) is consummated in such a manner that Talbert would no longer be considered a subsidiary of FHP for purposes of such Exchange Option, the employment of such person by FHP or one of its subsidiaries shall be deemed terminated for the convenience of the Company and the accelerated vesting rights set forth in the foregoing proviso shall not apply; further provided, that, in the case of a holder of an Exchange Option who is a director of the Company or one of its subsidiaries and who is not an employee of the Company or any of its subsidiaries, the Exchange Option shall vest immediately when such holder no longer is serving as a director of Holding or Company or one of their subsidiaries. The Company, Holding and PacifiCare shall take such reasonable actions, and cooperate with each other in all action, that may be necessary and permissible to effectuate the provisions of this
Section 4.8(b), including without limitation, timely sending notice of the Company's Board of Director's determination to suspend acceleration of vesting of Company Options issues under the Company's Executive Incentive Plan. The provisions of this Section 4.8(b) shall not limit in any manner PacifiCare's right to cash out the vested portion of outstanding Company options under
Section 4.8(a). To the extent required under applicable law, the terms of the applicable Company Option plans or under any agreement thereunder, the Company shall obtain stockholder approval of the transactions contemplated by this
Section 4.8(b) and shall use its best efforts to obtain the consent of any optionee whose consent may be required. As soon as practicable after the Effective Time, Holding shall file with the SEC a registration statement on Form S-8 with respect to the shares of Holding Class B Common Stock underlying the Exchange Options and use its reasonable best efforts to have such registration statement declared effective under the Securities Act. The Company may amend the employment agreements described in Schedule 2.6 of the Company Disclosure Schedule to adjust the terms and conditions for vesting of Company Options held by employees party to such agreements, provided the adjusted vesting is no more favorable than acceleration upon a "Change of Control" as defined in such agreements and does not render nondeductible to the Company any amounts under Section 280G of the Code, and further provided any such adjustment shall neither increase other benefits or amounts payable by the Company nor increase the number of shares or decrease the exercise price under any Company Option now outstanding.

    (c) Either (i) the Company shall cause the Company's Employee Stock Purchase Plan to be terminated immediately prior to the Effective Time, and such termination shall have the effects set forth in such Plan, or (ii) prior to the Effective Time, Holding, Company and PacifiCare shall cause each right to purchase Company Common Stock to be replaced, effective as of the Effective Time, by a substitute right to purchase shares of Holding Class B Common Stock ("Exchange Purchase Right") issued under a Holding Employee Stock Purchase Plan ("Holding Purchase Plan") that is intended to comply with Section 423 of the Code. The purchase price of shares of Holding Class B Common Stock under an Exchange Purchase Right shall be equal to 85% of the fair market value of Holding Class B Common Stock on the first date on which shares of Holding Class B Common Stock are purchased under the terms of the Holding Purchase Plan. The terms and conditions of each Exchange Purchase Right shall satisfy the requirements of Section 424(a) of the Code.

    (d) As of the Effective Time and for a period of not less than one year thereafter, except to the extent required to satisfy applicable, governing law, Holding shall, or shall cause the Company Surviving Corporation and its subsidiaries, to provide employee benefits other than those addressed in Section 4.8(a), 4.8(b) or 4.8(c) which are either (i) no less favorable on an aggregate basis to the benefits provided by the Company or its subsidiaries prior to the Effective Time or (ii) as provided to similarly situated employees of PacifiCare and its subsidiaries. Thereafter, to the extent that employees of the Company Surviving Corporation or its subsidiaries participate in benefit plans of Holding, for purposes of eligibility of such employees for such employee benefits, Holding agrees to credit such employee's service with the Company or its subsidiaries for such purposes as vesting, calculation of benefits, and eligibility to participate and, if applicable, to waive any pre-existing condition limitations related thereto to the extent permitted by such plans as currently in effect and applicable law. Holding and PacifiCare shall cause the Company's and its subsidiaries' employees to be offered the right to participate in Holding's and its subsidiaries' stock option plans and arrangements upon substantially consistent terms.

    (e) STOCK OPTIONS OF PACIFICARE. At the Effective Time, each outstanding option to purchase shares of PacifiCare Class B Common Stock (a "PacifiCare Class B Option") under any of PacifiCare's stock options plans, shall be canceled and Holding shall issue in substitution therefor an option to purchase Holding Class B Common Stock (a "Holding Class B Substitute Option") issued under a Holding stock option plan to be adopted by Holding prior to the Effective Time. The exercise price and the number of shares of Holding Class B Common Stock subject to each Holding Class B Substitute Option shall be identical to the exercise price and the number of shares of PacifiCare Class B Common Stock subject to the PacifiCare Class B Option that such Holding Class B Substitute Option replaces. In compliance with Section 424(a) of the Code, each such Holding Class B Substitute Option shall be subject to substantially all of the other terms and conditions of PacifiCare stock option it replaces. At the Effective Time, each outstanding option to purchase shares of PacifiCare Class A Common Stock (a "PacifiCare Class A Option") shall be converted into an option to purchase shares of Holding Class A Common Stock (a "Holding Class A Substitute Option") MUTATIS MUTANDIS. The exercise price and the number of shares of Holding Class A Common Stock subject to each Holding Class A Substitute Option shall be identical to the exercise price and the number of shares of PacifiCare Class A Common Stock subject to the PacifiCare Class A Option that such Holding Class A Substitute

Option replaces. In compliance with Section 424(a) of the Code, each such Holding Class A Substitute Option shall be subject to substantially all of the other terms and conditions of the PacifiCare stock option it replaces.

    4.9  INDEMNIFICATION.

    (a) With respect to actions, omissions and events occurring through the Effective Time, all rights to indemnification existing in favor of the current directors and officers of the Company and PacifiCare as provided in their respective Certificates of Incorporation and indemnification agreements, each as in effect as of the date of the Original Agreement, shall survive the Mergers and shall be observed by Holding, PacifiCare Surviving Corporation and Company Surviving Corporation.

    (b) In addition to and without limiting Section 4.9(a), Holding shall, from and after the Closing, to the fullest extent permitted under applicable laws, indemnify, defend and hold harmless the current officers and directors of PacifiCare and the Company (collectively, the "Indemnified Parties") against all losses, expenses, claims, damages, liabilities or amounts that are paid in settlement of (subject to Section 4.9(c)), or otherwise incurred in connection with, any claim, action, suit, proceeding or investigation by reason of the fact that such Indemnified Party was a director or officer of PacifiCare or the Company prior to the Effective Time and arising out of actions, omissions and events occurring at or prior to the Effective Time or in connection with the Mergers and the actions taken in connection therewith (a "Claim") and shall pay expenses in advance of the final disposition of any such Claim to each Indemnified Party upon receipt from the Indemnified Party to whom expenses are advanced of an undertaking reasonably satisfactory to Holding to repay such advances if legally required to do so PROVIDED, HOWEVER, that Holding will not be liable under this Section 4.9(b) to any Indemnified Party for any action found by a court of competent jurisdiction to constitute a violation of law, a breach of fiduciary duty to the Company (or any subsidiary) or wilful misconduct.

    (c) For purposes of Section 4.9(b), in the event any Claim is brought against any Indemnified Party, Holding will be entitled to participate therein at its own expense. In such event, the Indemnified Parties shall cooperate with and provide all information reasonably requested by Holding. Except as otherwise provided below, Holding may, at its option, assume the defense of any Claim, with counsel reasonably satisfactory to the Indemnified Party. After notice from Holding to the Indemnified Party of the election by PacifiCare to assume the defense thereof, Holding will not be liable to the Indemnified Party under
Section 4.9(b) for any legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof except for reasonable costs of investigation or otherwise as provided below. The Indemnified Party shall have the right to employ separate counsel in connection with such Claim, but the fees and expenses of such counsel incurred after notice from Holding of its assumption of the defense thereof shall be at the expense of the Indemnified Party unless (i) the employment of counsel by the Indemnified Party has been authorized by Holding, (ii) the Indemnified Party shall have reasonably concluded that there is, under applicable standards of professional conduct, an actual conflict between the interests of Holding and the Indemnified Party in the conduct of the defense of such action or (iii) Holding shall not have employed counsel to assume the defense of such action, in each of which cases the reasonable fees and expenses of the Indemnified Party's separate counsel shall be at the expense of Holding. In any case where the expense of defending a Claim is to be borne by Holding, the Indemnified Parties as a group shall be entitled to no more than one law firm (in addition to local counsel) to represent them with respect to such Claim unless there is, under applicable standards of professional conduct (as reasonably determined by counsel to the Indemnified Parties), an actual conflict between the interests of any two or more Indemnified Parties, in which event such additional counsel as may be required by reason of such conflict may be retained by the Indemnified Parties.

    Holding shall not be liable to indemnify the Indemnified Party under Section 4.9(b) for any amounts paid in any settlement of any Claim if such settlement is effected without Holding's written consent. Holding shall be permitted to settle any Claim, except that Holding shall not settle any Claim in any manner which would impose any non-monetary penalty or material limitation (or any monetary penalty with respect to which the Indemnified Party is not entitled to indemnification pursuant to Section 4.9(b)) on the Indemnified Party without the Indemnified Party's consent.

    Any Indemnified Party wishing to claim indemnification under Section 4.9 upon learning of any such Claim shall promptly notify Holding (although the failure so to notify Holding shall not relieve Holding from any liability that Holding may have under Section 4.9, except to the extent such failure materially prejudices Holding's position with respect to such Claim), and shall deliver to Holding the undertaking specified in Section 4.9(b) above.

    (d) Holding shall maintain in effect for a period of not less than five years from the Effective Time the current policy of directors' and officers' liability insurance maintained by PacifiCare and the Company, as the case may be, with respect to matters occurring prior to the Effective Time; PROVIDED, HOWEVER, that (i) Holding may substitute therefor policies of comparable coverage (with carriers comparable to PacifiCare's and the Company's existing carriers) and (ii) Holding shall not be required to pay an annual premium for such insurance in excess of two hundred percent (200%) of the last annual premium paid by PacifiCare or the Company, as the case may be, for such insurance prior to the date of this Agreement (the "200% Amount"). In the event the annual premium for such insurance exceeds the 200% Amount, Holding shall be entitled to reduce the amount of coverage of such insurance to the amount of coverage that can be obtained for a premium equal to the 200% Amount.

    (e) In the event Holding or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary to effectuate the purposes of this Section 4.9, proper provision shall be made so that the successors and assigns of Holding assume the obligations set forth in this Section 4.9 and none of the actions described in clause (i) or (ii) shall be taken until such provision is made.

    4.10  ADDITIONAL AGREEMENTS.

    (a) Subject to Section 4.10(b), Holding, PacifiCare and the Company agree to use all commercially reasonable efforts to take, or cause to be taken, all actions necessary to consummate the Mergers and make effective the other transactions contemplated by this Agreement. Without limiting the generality of the foregoing, but subject to Section 4.10(b), Holding, PacifiCare and the Company shall use all commercially reasonable efforts to (i) obtain the consent and approval of each Governmental Authority, lessor or other person whose consent or approval is required (by virtue of any contractual provision or legal requirement or otherwise) in order to permit the consummation of the Merger or any of the other transactions contemplated by this Agreement or in order to enable Holding, PacifiCare Surviving Corporation and Company Surviving Corporation to conduct their respective businesses in the manner in which such business is currently being conducted or is proposed to be conducted, (ii) effect all registrations and filings necessary to consummate the Mergers and
(iii) lift any restraint, injunction or other legal bar to the Mergers.

    (b) Notwithstanding anything to the contrary contained in Section 4.10(a) or elsewhere in this Agreement, (i) Holding shall not have any obligation under this Agreement to dispose or cause any of its subsidiaries to dispose of any material assets, (ii) Holding shall not have any obligation to make any changes to its operations or proposed operations or to the operations or proposed operations of any of its subsidiaries and (iii) Holding shall not have any obligation to make any commitment (to any Governmental Authority or otherwise) regarding its future operations, or the future operations of any of its subsidiaries, or the future operations of PacifiCare Surviving Corporation or the Company Surviving Corporation or any of their respective Material Subsidiaries which would, in each of case (ii) and (iii) above, have a material adverse effect thereon (even though the disposition of such assets or the making of such change or commitment might facilitate the obtaining of a required approval from a Governmental Authority or might otherwise facilitate the consummation of the Mergers).

    4.11 DISCLOSURE. PacifiCare and the Company will (i) mutually agree on the text of any press release and (ii) consult with each other before making any other public statement with respect to this Agreement and the transactions contemplated by this Agreement, except, in each such case, as may be required by applicable law (including disclosure requirements) or any listing or similar agreement with any national securities exchange or the Nasdaq National Market.

    4.12 AFFILIATE AGREEMENTS. The Company shall deliver to PacifiCare, within ten days after the date of this Agreement, a letter from the Company identifying all persons who may be "affiliates" of the Company as that term is used in paragraphs (c) and (d) of Rule 145 under the Securities Act ("Company Affiliates"). The Company shall use all commercially reasonable efforts to cause each person who is or becomes a Company Affiliate to execute and deliver to PacifiCare, on or prior to the date of the mailing of the Prospectus/Proxy Statement, an Affiliate Agreement in the form attached hereto as Exhibit 4.12. PacifiCare shall use all commercially reasonable efforts to cause each person who is or becomes an affiliate of PacifiCare to execute and deliver a similar agreement on or prior to such date.

    4.13 TAX QUALIFICATION AND OPINION BACK-UP CERTIFICATES. Each of Holding, the Company and PacifiCare will use its reasonable best efforts to cause the transactions contemplated by this Agreement, other than the transactions with respect to Talbert contemplated by Section 4.15 hereof, to qualify as transfers subject to the provisions of Section 351(a) of the Code and to deliver, in connection with the tax opinions referred to in Sections 5.9 and 6.8, certificates of representation reasonable under the circumstances ("Tax Certificates").

    4.14 FINANCING. PacifiCare has received from Bank of America NT&SA a commitment letter dated August 2, 1996 (the "Commitment Letter") containing its commitment, subject to the terms and conditions thereof, to provide sufficient financing to permit PacifiCare and Holding to consummate the transactions contemplated hereby. A true and accurate copy of the Commitment Letter has been provided to the Company. PacifiCare and Holding shall enter into the definitive credit agreements contemplated by the Commitment Letter (or any revised commitment letter more favorable to PacifiCare and Holding) prior to the date on which the Proxy/Prospectus is mailed to the Company's Stockholders.

    4.15  TALBERT.

    (a) The Company shall negotiate a written agreement with Talbert under which all Talbert contracted medical providers or sites agree to provide professional services to members of HMOs and enrollees in insurance products of the Company and Company Surviving Corporation and their subsidiaries in exchange for a current market rate capitation payment ("Capitated Contract"). The Capitated Contract shall be subject to the review and approval of PacifiCare prior to execution. In addition to the Capitated Contract, the Company and Talbert shall enter into an agreement for the Company to render administrative services (information systems, payroll, accounts payable, employee benefits administration and the like) for a period not to exceed one year following the Effective Date at a rate and on other terms approved by PacifiCare. PacifiCare shall negotiate in good faith with the Company and Talbert in determining whether to give its approval.

    (b) Following execution of the Capitated Contract, the Company shall capitalize Talbert to increase its net worth to approximately $60,000,000 ("Capital Contribution"); provided, however, that in all events the net worth of Talbert shall be equal to the proceeds of the rights offering referred to in
Section 4.15(c) below, assuming all such rights are exercised.

    (c) Following the Capital Contribution, simultaneous with consummation of the Mergers or as soon thereafter as legally permissible, Holding shall cause the issuance of rights to all holders of Company Common Stock and Company Series A Preferred Stock outstanding immediately prior to the Effective Time (other than holders who have perfected appraisal rights in accordance with Section 1.8) and allocated among them on a Company common share equivalent basis, exercisable until the first business day on or after the thirtieth day after the date of the Effective Time and expiring thereafter, to purchase, directly or indirectly through one or more other corporations formed to facilitate such purchase all of Company's interest in Talbert. In connection with the purchase, Holding, PacifiCare, the Company and Talbert shall discuss the possibility of a Code section 338(h)(10) election in connection with such purchase; provided however, that no such election shall be made without the prior written consent of PacifiCare, which consent shall not be withheld unless there is an adverse impact to PacifiCare.

    (d) Before the Effective Time and with the prior consent of PacifiCare as to significant actions, the Company and Talbert shall take such steps as are reasonably required to consummate the separation of Talbert from the Company. The Company and Talbert shall have the right to continue to prosecute the application now pending before the California Department of Corporations for the issuance of stock options to employees of Talbert and to carry out transactions consistent with such application as permitted by Section 4.2(b) if and when a permit is granted pursuant thereto.

    (e) The Company will not assign any of its rights under that certain Stock Purchase Agreement dated as of March 15, 1996 by and between the Company, Talbert Medical Management Corporation, Talbert Health Services Corporation and certain management investors, as amended (the "Talbert Stock Purchase Agreement"). From and after the Effective Time, Holding will cause the committee of the Company that makes the determinations required by Section 5.3 of the Talbert Stock Purchase Agreement to consist of the members of the Compensation Committee of Holding and one member of the Board of Directors of Talbert, designated by the Board of Directors of Talbert and reasonably acceptable to the Board of Directors of Holding.

    4.16 7% SENIOR NOTES DUE 2003. Holding shall, if required by applicable law or the terms of the Company's 7% Senior Notes Due 2003 (the "Senior Notes"), assume the Senior Notes.

    4.17 NOTICES OF CERTAIN EVENTS. Each of Holding, the Company and PacifiCare shall promptly notify the other of:

    (a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

    (b) any notice or other communication from any governmental body, agency, official or authority in connection with the transactions contemplated by this Agreement that indicates such body, agency, official or authority intends to take action that would prevent or materially interfere with the transactions contemplated by this Agreement; and

    (c) any actions, suits, claims, investigations, proceedings or health or insurance related proceedings or market conduct examinations or audits commenced or, to the best of Company's or PacifiCare's knowledge (as the case may be) threatened against, relating to or involving or otherwise affecting the Company or PacifiCare or any of their subsidiaries which, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section
2.7 or 3.7 or which relate to the consummation of the transactions contemplated by this Agreement.

    4.18  CERTAIN CORPORATE MATTERS WITH RESPECT TO PACIFICARE.

    (a) PacifiCare shall cause Holding to take all necessary corporate action for the establishment of the Holding stock option plans contemplated by Section
4.8 hereof and agrees to vote the shares of capital stock of Holding owned by it in favor of the adoption of such plans as required under the laws of the State of Delaware.

    (b) From the date hereof until the Effective Time, PacifiCare shall cause Holding (x) not to take any action inconsistent with the provisions of this Agreement and (y) not to conduct business or activity other than in connection with this Agreement.

    4.19 COMPLIANCE WITH REGULATIONS. PacifiCare and the Company will each use reasonable commercial efforts, and will cause their subsidiaries to use reasonable commercial efforts, to comply with applicable rules and regulations of the Health Care Financing Administration relating to so-called physician incentive plans.

    4.20 ASSUMPTION BY SUCCESSOR. Holding, effective as of the Effective Time, assumes expressly and agrees to perform the employment agreements described in
Schedule 2.6 of the Company Disclosure Schedule in the same manner and to the same extent that the Company would be required to perform them.

    4.21 NO ACTIVITY BY HOLDING. From the date of the Original Agreement until the Effective Time, PacifiCare shall not cause or permit Holding, Neptune Sub or Company Sub to (i) issue any stock or securities or (ii) acquire any property, incur any liabilities or engage in any business or activity whatsoever, other than to consummate the Mergers and transactions contemplated hereby (including the financing thereof) and to carry out its obligations hereunder.

                                   ARTICLE 5
         CONDITIONS PRECEDENT TO OBLIGATIONS OF PACIFICARE AND HOLDING

    The obligations of PacifiCare and Holding to effect the Mergers and otherwise consummate the transactions contemplated by this Agreement are subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

    5.1  REPRESENTATIONS AND WARRANTIES ACCURATE.

    (a) The representations and warranties of the Company contained in this Agreement shall have been accurate in all material respects as of the date of the Original Agreement.

    (b) The representations and warranties of the Company contained in this Agreement shall be accurate in all respects as of the date of the Closing as if made on and as of the date of the Closing, except that any inaccuracies in such representations and warranties will be disregarded if the circumstances giving rise to such inaccuracies (considered individually and collectively) do not constitute, and would not reasonably be expected to result in, a Material Adverse Effect on the Company (it being understood that, for purposes of determining the accuracy of such representations and warranties, (i) all Material Adverse Effect qualifications shall be disregarded and (ii) any update of or modification to the Company Disclosure Schedule made or purported to have been made after the date of the Original Agreement shall be disregarded).

    5.2 COMPLIANCE WITH COVENANTS. The Company shall have complied with and performed in all material respects each covenant contained in this Agreement that is required to be performed by the Company on or prior to the date of the Closing.

    5.3 NO MATERIAL ADVERSE EFFECT. Since the date of the Original Agreement, there shall not have been any Material Adverse Effect on the Company and there shall not have occurred any change or development, or any combination of changes or developments, that would reasonably be expected to have a Material Adverse Effect on the Company.

    5.4 CERTIFICATE. The Company shall have delivered to PacifiCare a certificate of the Chief Executive Officer of the Company evidencing compliance with the conditions set forth in Sections 5.1, 5.2 and 5.3.

    5.5 EFFECTIVENESS OF REGISTRATION STATEMENT. The S-4 Registration Statement shall have become effective in accordance with the provisions of the Securities Act, and no stop order shall have been issued by the SEC with respect to the S-4 Registration Statement.

    5.6 STOCKHOLDER APPROVAL. This Agreement, the Mergers and the PacifiCare Amendment shall have been adopted and approved by the Required Company Vote and the Required PacifiCare Vote, as applicable.

    5.7  AFFILIATES AGREEMENTS.  The Affiliates Agreements described in Section
4.12 shall have been executed by each party therein described and delivered to PacifiCare.

    5.8 LEGAL OPINION. PacifiCare shall have received an opinion of Sheppard, Mullin, Richter & Hampton LLP, counsel to the Company, dated as of the date of the Closing, in such form as shall be reasonably acceptable to PacifiCare and its counsel.

    5.9 TAX OPINION. Subject to receipt by PacifiCare's counsel of the Tax Certificates, PacifiCare shall have received a written opinion from PacifiCare's counsel, dated as of the date of the Closing (reasonably satisfactory in form and substance to PacifiCare), to the effect that neither PacifiCare nor any of its stockholders will recognize gain or loss for United States federal income tax purposes as a result of the PacifiCare merger. For purposes of rendering such opinion, PacifiCare's counsel shall be entitled to rely upon the Tax Certificates.

    5.10 ABSENCE OF RESTRAINT. No order to restrain, enjoin or otherwise prevent the consummation of either of the Mergers shall have been entered by any court or Governmental Authority.

    5.11 NO GOVERNMENTAL LITIGATION. There shall not be pending or threatened any Proceeding in which a Governmental Authority is or is threatened to become a party: (a) challenging or seeking to restrain or prohibit the consummation of either of the Mergers; (b) relating to either of the Mergers and seeking to obtain from Holding or PacifiCare or any of their subsidiaries any damages that may be material to Holding or PacifiCare; (c) seeking to prohibit or limit in any material respect Holding's ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of PacifiCare Surviving Corporation or Company Surviving Corporation (PacifiCare Surviving Corporation and Company Surviving Corporation being sometimes referred to below as "Surviving Corporations"); or (d) which would materially and adversely affect the right of Holding, the Surviving Corporations or any subsidiary thereof to own the assets or operate the business of PacifiCare, the Company or any of their subsidiaries.

    5.12 NO OTHER LITIGATION. There shall not be pending any Proceeding in which there is a reasonable possibility of an outcome that would have a Material Adverse Effect on Holding, PacifiCare or the Company: (a) challenging or seeking to restrain or prohibit the consummation of either of the Mergers; (b) relating to either of the Mergers and seeking to obtain from Holding or PacifiCare or any of its subsidiaries any damages that may be material to Holding or PacifiCare;
(c) seeking to prohibit or limit in any material respect Holding's ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the Surviving Corporations; or (d) which would affect adversely the right of Holding, the Surviving Corporations or any of their subsidiaries to own the assets or operate the business of PacifiCare, the Company or any of their subsidiaries.

    5.13 HSR ACT. The waiting periods applicable to the consummation of the Mergers, and the acquisitions of voting securities of Holding by the stockholders of Company and PacifiCare, if any, under the HSR Act shall have expired or been terminated.

    5.14 QUOTATION ON NASDAQ NATIONAL MARKET OR NEW YORK STOCK EXCHANGE. The Holding Class A Common Stock, Holding Class B Common Stock and, if applicable, Holding Series A issuable in the Mergers shall have been approved for quotation on the Nasdaq National Market or listing on the NYSE upon official notice of issuance thereof.

    5.15 OTHER REQUIRED CONSENTS AND APPROVALS. Holding, PacifiCare and the Company shall have received all material approvals, licenses, consents, assignments and authorizations of Governmental Authorities and other persons, including those set forth on the Company Disclosure Schedule, as may be required
(a) to permit the performance by Holding, PacifiCare and the Company of their respective obligations under this Agreement and the consummation of the Mergers and (b) to permit Holding and the Surviving Corporations and their respective subsidiaries to conduct their business and operations in the manner currently conducted.

    5.16 TAKECARE BOARD REPRESENTATION. The rights of certain former stockholders of TakeCare to board representation on the Board of Directors of the Company shall have been terminated.

    5.17 RESTATED RIGHTS PLAN. The Restated Rights Plan shall have been amended to provide that the transactions contemplated by this Agreement do not give rise to any rights or benefits under the Restated Rights Plan.

    5.18  TALBERT.  The net worth of Talbert shall not exceed $60,000,000.

                                   ARTICLE 6
               CONDITIONS PRECEDENT TO THE COMPANY'S OBLIGATIONS

    The obligations of the Company to effect the Company Merger and otherwise consummate the transactions contemplated by this Agreement are subject to the fulfillment, at or prior to the Closing, of the following conditions:

    6.1  REPRESENTATIONS AND WARRANTIES ACCURATE.

    (a) The representations and warranties of PacifiCare contained in this Agreement shall have been accurate in all material respects as of the date of the Original Agreement.

    (b) The representations and warranties of PacifiCare contained in this Agreement shall be accurate in all respects as of the date of the Closing as if made on and as of the date of the Closing, except that any inaccuracies in such representations and warranties will be disregarded if the circumstances giving rise to such inaccuracies (considered individually and collectively) do not constitute, and would not reasonably be expected to result in, a Material Adverse Effect on PacifiCare (it being understood that, for purposes of determining the accuracy of such representations and warranties as of the date of the Closing, (i) all Material Adverse Effect qualifications shall be disregarded and (ii) any update of or modification to the PacifiCare Disclosure Schedule made or purported to have been made after the date of this Agreement shall be disregarded).

    6.2 COMPLIANCE WITH COVENANTS. PacifiCare shall have complied with and performed in all material respects each covenant contained in this Agreement that is required to be performed by PacifiCare on or prior to the date of the Closing.

    6.3 NO MATERIAL ADVERSE EFFECT. Since the date of the Original Agreement, there shall not have been any Material Adverse Effect on PacifiCare, and there shall not have occurred any change or development, or any combination of changes or developments, that would reasonably be expected to have a Material Adverse Effect on PacifiCare.

    6.4 CERTIFICATE. PacifiCare shall have delivered to the Company a certificate of an executive officer of PacifiCare evidencing compliance with the conditions set forth in Sections 6.1, 6.2 and 6.3.

    6.5 EFFECTIVENESS OF REGISTRATION STATEMENT. The S-4 Registration Statement shall have become effective in accordance with the provisions of the Securities Act, and no stop order shall have been issued by the SEC with respect to the S-4 Registration Statement.

    6.6 STOCKHOLDER APPROVAL. This Agreement, the Mergers and the PacifiCare Amendment shall have been adopted and approved by the Required Company Vote and the Required PacifiCare Vote, as applicable.

    6.7 LEGAL OPINION. The Company shall have received an opinion of Cooley Godward Castro Huddleson & Tatum, counsel to PacifiCare, dated as of the date of the Closing, in such form as shall be reasonably acceptable to the Company and its counsel.

    6.8 TAX OPINION. Subject to receipt by the Company's counsel of the Tax Certificates, the Company shall have received a written opinion from the Company's counsel dated as of the date of the Closing to the effect that the Company Merger will constitute a contribution of Company Common Stock and Company Series A Preferred Stock to Holding in exchange for Holding capital stock as part of a transaction governed by Section 351 of the Code. For purposes of rendering such opinion, the Company's counsel shall be entitled to rely upon the Tax Certificates.

    6.9 ABSENCE OF RESTRAINT. No order to restrain, enjoin or otherwise prevent the consummation of either of the Mergers shall have been entered by any court or Governmental Authority.

    6.10 NO GOVERNMENTAL LITIGATION. There shall not be pending or threatened any Proceeding in which a Governmental Authority is or is threatened to become a party: (a) challenging or seeking to restrain or prohibit the consummation of either of the Mergers; (b) relating to either of the Mergers and seeking to obtain from the Company or any of its subsidiaries any damages that may be material to the Company (c) seeking to prohibit or limit in any material respect Holding's ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the Surviving Corporations; or (d) which would materially and adversely affect the right of Holding, the Surviving Corporations or any subsidiary thereof to own the assets or operate the business of PacifiCare or the Company or any of their subsidiaries.

    6.11 HSR ACT. The waiting period applicable to the consummation of the Mergers under the HSR Act shall have expired or been terminated.

    6.12 QUOTATION ON NASDAQ NATIONAL MARKET OR NEW YORK STOCK EXCHANGE. The Holding Class A Common Stock, Holding Class B Common Stock and, if applicable, Holding Series A issuable in the Mergers shall have been approved for quotation on the Nasdaq National Market or listing on the NYSE upon official notice of issuance thereof.

                                   ARTICLE 7
                            TERMINATION OF AGREEMENT

    7.1 TERMINATION. This Agreement may be terminated prior to the Closing Date, whether before or after approval of the Mergers by the stockholders of the Company and PacifiCare:

    (a) by mutual written consent of the respective Boards of Directors of PacifiCare and the Company;

    (b) by either PacifiCare or the Company if either of the Mergers shall not have been consummated by April 30, 1997 (unless the failure to consummate such Merger is attributable to a failure on the part of the party seeking to terminate this Agreement to perform any material obligation required to be performed by such party at or prior to the Effective Time);

    (c) by either PacifiCare or the Company if a court of competent jurisdiction or Governmental Authority shall have issued a final and nonappealable order, decree or ruling, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting either of the Mergers;

    (d) by either PacifiCare or the Company if (i) the Company Stockholders' Meeting shall have been held and (ii) this Agreement and the Company Merger shall not have been adopted and approved at such meeting by the Company Required Vote;

    (e) by PacifiCare (at any time prior to the adoption and approval of this Agreement and the Company Merger by stockholders of the Company by the Company Required Vote) if a Triggering Event (as defined below) shall have occurred;

    (f) by either PacifiCare or the Company if (i) the PacifiCare Stockholders' Meeting shall have been held and (ii) this Agreement, the PacifiCare Merger and any related matters shall not have been adopted and approved at such meeting by the Required PacifiCare Vote;

    (g) by PacifiCare if any of the Company's representations and warranties contained in this Agreement shall be or shall have become materially inaccurate as of the date of the Original Agreement, or if any of the Company's covenants contained in this Agreement shall have been breached in any material respect; PROVIDED, HOWEVER, that if an inaccuracy in the Company's representations and warranties or a breach of a covenant by the Company is curable by the Company and the Company is continuing to exercise all commercially reasonable efforts to cure such inaccuracy or breach, then PacifiCare may not terminate this Agreement under this Section 7.1(g) on account of such inaccuracy or breach; or

    (h) by the Company if any of PacifiCare's or Holding's representations and warranties contained in this Agreement shall be or shall have become materially inaccurate as of the date of the Original Agreement, or if any of PacifiCare's or Holding's covenants contained in this Agreement shall have been breached in any material respect; PROVIDED, HOWEVER, that if an inaccuracy in PacifiCare's or Holding's representations and warranties or a breach of a covenant by PacifiCare or Holding is curable by PacifiCare or Holding and PacifiCare or Holding is continuing to exercise all commercially reasonable efforts to cure such inaccuracy or breach, then the Company may not terminate this Agreement under this Section 7.1(h) on account of such inaccuracy or breach.

    A "Triggering Event" shall be deemed to have occurred if (i) the Board of Directors of the Company shall have failed to recommend, shall for any reason have withdrawn or shall have amended or modified in a manner adverse to PacifiCare its unanimous recommendation in favor of the Company Merger or approval or adoption of this Agreement, or the Company shall have failed to include in the Prospectus/Proxy Statement the unanimous recommendation of the Board of Directors of the Company in favor of the Company Merger and approval and adoption of this Agreement and related matters; (ii) the Board of Directors of the Company shall have approved, endorsed or recommended any Acquisition Proposal; (iii) the Company shall have entered into any letter of intent, contract or other instrument related directly or indirectly to any Acquisition Proposal (other than a nondisclosure agreement entered into in accordance with Section 4.4(c) or contracts with advisors or consultants); or (iv) the Company shall have failed to hold the Company Stockholders' Meeting within 60 days after the S-4 Registration Statement is declared effective and any Acquisition Proposal shall have been made during such 60-day period.

    "Acquisition Proposal" shall mean any proposal (other than any proposal by PacifiCare or Neptune Sub or in connection with the transactions contemplated in
Section 4.15 regarding Talbert) regarding (i) any merger, consolidation, share exchange, business combination or other similar transaction or series of related transactions involving the Company; (ii) any sale, lease, exchange, transfer or other disposition of the assets of the Company or any subsidiary of the Company constituting more than 50% of the consolidated assets of the Company or accounting for more than 50% of the consolidated revenues of the Company in any one transaction or in a series of related transactions; and (iii) any offer to purchase, tender offer, exchange offer or any similar transaction or series of related transactions made by any Person involving more than 50% of the outstanding shares of the capital stock of the Company or the filing of any Statement on Schedule 14D-1 with the SEC in connection therewith.

    7.2 EFFECT OF TERMINATION. In the event of the termination of this Agreement as provided in Section 7.1, this Agreement shall be of no further force or effect; PROVIDED, HOWEVER, that (i) this Section 7.2, Section 7.3 and
Article 8 shall survive the termination of this Agreement and shall remain in full force and effect, (ii) such termination shall have no effect on the Confidentiality Agreement dated July 22, 1996 between PacifiCare and the Company which shall remain in full force and effect and, (iii) subject to Section 7.3(b) and 7.3(c) below, the termination of this Agreement shall not relieve any party from any liability for any breach of this Agreement.

    7.3  FEES AND EXPENSES.

    (a) Except as set forth in this Section 7.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses, whether or not the Mergers are consummated.

    (b) In consideration of the substantial time, expense and forgoing of other opportunities that PacifiCare and Holding have invested in the transactions contemplated hereby:

        (i) If this Agreement is terminated pursuant to Section 7.1(d) at any time after the occurrence of a Triggering Event or if this Agreement is terminated by PacifiCare pursuant to Section 7.1(e), then the Company shall pay to PacifiCare a fee, in immediately available funds, of $50,000,000 (the "Termination Amount"). In the case of termination of this Agreement by the Company pursuant to Section 7.1(d), the Termination Amount shall be paid prior to such termination, and in the case of termination of this Agreement pursuant to Section 7.1(e) or by PacifiCare pursuant to Section 7.1(d), the Termination Amount shall be paid within one business day of such termination. If the Company fails to pay such fee by the date provided herein, in addition to any other remedies that may be available to PacifiCare for such breach by the Company, said fee shall bear interest at the lower of 10% per annum and the maximum rate allowable by law from the date such payment was due until the date such fee is actually paid.

        (ii) If this Agreement is terminated pursuant to Section 7.1(d) (and
    Section 7.3(b)(i) is not applicable) and within 12 months of the date of the Company Stockholders' Meeting the Company enters into an agreement relating to an Acquisition Proposal, the Company shall pay to PacifiCare, within one business day of entering into such agreement, a fee in immediately available funds, of the Termination Amount. If the Company fails to pay such fee by the date provided herein, in addition to any other remedies that may be available to PacifiCare for such breach by the Company, said fee shall bear interest at the lower of 10% per annum and the maximum rate allowable by law from the date such payment was due until the date such fee is actually paid.

    (c) In consideration of the substantial time, expense and forgoing of other opportunities that the Company has invested in the transactions contemplated hereby if this Agreement is terminated pursuant to Section 7.1(f) or if the Mergers are not consummated solely by reason of a breach by PacifiCare caused by its failure to enter into definitive agreements related to the financing contemplated by the Commitment Letter, or the termination of such agreements or the failure of PacifiCare to receive the funding contemplated by the Commitment Letter, and after diligent efforts to find commercially reasonable alternative financing (a "Financing Breach"), then PacifiCare shall pay the Company a fee, in immediately available funds, of $50,000,000, in the case of a termination pursuant to Section 7.1(f) or $100,000,000 in the case of a Financing Breach. In the case of a termination by PacifiCare pursuant to Section 7.1(f), the Termination Amount shall be paid upon termination. In the case of a termination by the Company pursuant to Section 7.1(f) or the failure to consummate the transactions contemplated hereby solely because of a Financing Breach, PacifiCare shall pay the Termination Amount promptly following such event.

    If PacifiCare fails to pay such fee by the date provided, in addition to such other remedies as may be available to the Company for such breach by PacifiCare, said fee shall bear interest on such fee at the lower of 10% per annum and the maximum rate allowable by law from the date such fee was due until the date it was actually paid.

    (d) Each of PacifiCare and the Company acknowledge that the fees payable pursuant to Sections 7.3(b) and 7.3(c) (and, if applicable, any interest thereon and attorneys' fees and costs related to any suit to enforce such provisions) are the sole remedies of such parties for termination or failure to consummate the Mergers under the circumstances described in such sections (other than any willful breach of any agreement or covenant set forth in this Agreement).

                                   ARTICLE 8
                                 MISCELLANEOUS

    8.1 AMENDMENT. This Agreement may be amended with the approval of the respective Boards of Directors of Holding, the Company and PacifiCare at any time before or after approval of this Agreement by the stockholders of the Company and the stockholders of PacifiCare; PROVIDED, HOWEVER, that after any such stockholder approval, no amendment shall be made which would have a material adverse effect on the stockholders of the Company or the stockholders of PacifiCare without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

    8.2  WAIVER.

    (a) No failure on the part of any party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

    (b) No party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

    8.3 NO SURVIVAL OF REPRESENTATIONS AND WARRANTIES. None of the representations and warranties contained in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Mergers.

    8.4 ENTIRE AGREEMENT; COUNTERPARTS; APPLICABLE LAW. This Agreement and the other agreements referred to herein and the Confidentiality Agreement dated as of July 22, 1996 between PacifiCare and the Company constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter hereof. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument, and shall be governed in all respects by the laws of the State of Delaware without regard to its conflicts of laws principles.

    8.5 ATTORNEYS' FEES. In any action at law or suit in equity to enforce this Agreement or the rights of any of the parties hereunder, the prevailing party in such action or suit shall be entitled to receive a reasonable sum for its attorneys' fees and all other reasonable costs and expenses incurred in such action or suit.

    8.6 ASSIGNABILITY. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the parties hereto and their respective successors; PROVIDED, HOWEVER, that this Agreement may not be assigned by any party without the prior written consent of the other parties, and any attempted assignment without such consent shall be void and of no effect. Nothing in this Agreement, express or implied, is intended to or shall confer upon any person except the parties hereto and their respective successors any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

    8.7 NOTICES. All notices and other communications pursuant to this Agreement shall be in writing and shall be deemed given if delivered personally, telecopied, sent by nationally-recognized, overnight courier or mailed by registered or certified mail (return receipt requested), postage prepaid, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

    To PacifiCare:

       PacifiCare Health Systems, Inc.
       5995 Plaza Drive
       Cypress, California 90630
       Attention:  President
       Telephone:  (714) 952-1121
       Fax:  (714) 220-3725
    with a copy to:

       Konowiecki & Rank
       First Interstate World Center
       633 West 5th Street, Suite 3500
       Los Angeles, California 90071-2007
       Attention:  Joseph S. Konowiecki, Esq.
       Telephone:  (213) 229-0990
       Fax:  (213) 229-0992

    and:
       Cooley Godward LLP
       Five Palo Alto Square
       3000 El Camino Real
       Palo Alto, California 94306
       Attention:  Michael R. Jacobson, Esq.
       Telephone:  (415) 843-5000
       Fax:  (415) 857-0663

    To Holding:

       N-T Holdings, Inc.
       c/o PacifiCare Health Systems, Inc.
       5995 Plaza Drive
       Cypress, California 90630
       Attention:  President
       Telephone:  (714) 952-1121
       Fax:  (714) 220-3725

    with a copy to:

       Cooley Godward LLP
       Five Palo Alto Square
       3000 El Camino Real
       Palo Alto, California 94306
       Attention:  Michael R. Jacobson, Esq.
       Telephone:  (415) 843-5000
       Fax:  (415) 857-0663

    and:
       Konowiecki & Rank
       First Interstate World Center
       633 West 5th Street, Suite 3500
       Los Angeles, California 90071-2007
       Attention:  Joseph S. Konowiecki, Esq.
       Telephone:  (213) 229-0990
       Fax:  (213) 229-0992

  To the Company:

       FHP International Corporation
       3120 West Lake Center Drive
       Santa Ana, CA 92704
       Attention:  President
       Telephone:  (714) 825-6600
       Fax:  (714)

    with a copy to:

       Sheppard, Mullin, Richter & Hampton LLP
       333 South Hope Street, 48th Floor
       Los Angeles, California 90071
       Attention:  John D. Hussey, Esq.
       Telephone:  (213) 620-1780
       Fax:  (213) 620-1398

    To the Company Sub or Neptune Sub:

       Tree Acquisition Corp. or Neptune Merger Corp. (as the case may be) c/o PacifiCare Health Systems, Inc.
       5995 Plaza Drive
       Cypress, California 90630
       Attention:  President
       Telephone:  (714) 952-1121
       Fax:  (714) 220-3725

    with a copy to:

       Konowiecki & Rank
       First Interstate World Center
       633 West 5th Street, Suite 3500
       Los Angeles, California 90071-2007
       Attention:  Joseph S. Konowiecki, Esq.
       Telephone:  (213) 229-0990
       Fax:  (213) 229-0992

    and
       Cooley Godward LLP
       Five Palo Alto Square
       3000 El Camino Real
       Palo Alto, California 94306
       Attention:  Michael R. Jacobson, Esq.
       Telephone:  (415) 843-5000
       Fax:  (415) 857-0663

All such notices and other communications shall be deemed to have been received
(a) in the case of personal delivery, on the date of such delivery, (b) in the case of a telecopy, when the party receiving such telecopy shall have confirmed receipt of the communication, (c) in the case of delivery by nationally-recognized, overnight courier, on the business day following dispatch and (d) in the case of mailing, on the fifth business day following such mailing.

    8.8 COOPERATION. Each of the Company and PacifiCare agrees to cooperate fully with the other and to execute and deliver such further documents, certificates, agreements and instruments and to take such other actions as may be reasonably requested by the other to evidence or reflect the Mergers and to carry out the intent and purposes of this Agreement.

    8.9  CERTAIN TERMS.  As used in this Agreement:

    (a) the word "person" refers to any (i) individual, (ii) corporation, partnership, limited liability company or other entity, or (iii) Governmental Authority; and

    (b) the words "include" and "including," and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words "without limitation."

    (c) representations or warranties made to the "knowledge of" or to the "knowledge of the Company" or "knowledge of PacifiCare" shall include only matters that are known or should have been known by the officers of those corporations.

    8.10 TITLES. The titles and captions of the Articles and Sections of this Agreement are included for convenience of reference only and shall have no effect on the construction or meaning of this Agreement.

    8.11 ARTICLES, SECTIONS AND EXHIBITS. Except as otherwise indicated, all references in this Agreement to "Articles," "Sections" and "Exhibits" are intended to refer to Articles and Sections of this Agreement and Exhibits to this Agreement.

    8.12 JURISDICTION. Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated by this Agreement may be brought against any of the parties in the United States District Court for the Central District of California or any state court sitting in Orange County, California, and each of the parties hereto hereby consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts) in any such suit, action or proceeding and waives any objection to venue laid therein. Process in any suit, action or proceeding may be served on any party anywhere in the world, whether within or without the State of California. Without limiting the generality of the foregoing, each party hereto agrees that service of process upon such party at the address referred to in Section 8.7, together with written notice of such service to such party, shall be deemed effective service of process upon such party.

    8.13 COUNTERPARTS; EFFECTIVENESS. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto.

    8.14 SCHEDULES. Any disclosure on a PacifiCare Disclosure Schedule or Company Disclosure Schedule made with respect to an identified Section shall be deemed to be a disclosure for the purpose of other sections of the applicable Disclosure Schedule to which such disclosure is applicable on its face.

    IN WITNESS WHEREOF, the parties hereby have executed this Amended and Restated Agreement and Plan of Reorganization as of the date first above written.

                                          PACIFICARE HEALTH SYSTEMS, INC.

                                          By:  /s/  Alan R. Hoops

                                          --------------------------------------
                                          Its: President

                                          N-T HOLDINGS, INC.

                                          By:  /s/  Alan R. Hoops

                                          --------------------------------------
                                          Its: President

                                          NEPTUNE MERGER CORP.

                                          By:  /s/  Alan R. Hoops

                                          --------------------------------------
                                          Its: President

                                          TREE ACQUISITION CORP.

                                          By:  /s/  Alan R. Hoops

                                          --------------------------------------
                                          Its: President

                                          FHP INTERNATIONAL CORPORATION

                                          By:  /s/  Westcott W. Price III

                                          --------------------------------------
                                          Its: President

                                  EXHIBIT 1.4
                              AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                               N-T HOLDINGS, INC.

                                       I

    The name of this Corporation is: N-T Holdings, Inc.

                                       II

    The address of its registered office in the State of Delaware is 1013 Centre Road, Wilmington, Delaware. The name of its registered agent at such address is The Prentice-Hall Corporation System, Inc.

                                      III

    The nature of business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law.

                                       IV

    A. N-T Holdings, Inc. ("Corporation") is authorized to issue three classes of shares of stock to be designated, respectively, "Class A Common Shares," "Class B Common Shares," and "Preferred Shares." The total number of shares of stock which the Corporation shall have authority to issue is two hundred forty million (240,000,000). The total number of Class A Common Shares which the Corporation shall have authority to issue is one hundred million (100,000,000), and the par value of each such Class A Common Share shall be one cent ($0.01). The total number of Class B Common Shares which the Corporation shall have authority to issue is one hundred million (100,000,000), and the par value of each such Class B Common Share shall be one cent ($0.01). The total number of Preferred Shares which the Corporation shall have the authority to issue is forty million (40,000,000), and the par value of each such Preferred Share shall be one cent ($0.01).

    B. The powers, preferences and rights of the holders of Class A Common Shares and Class B Common Shares (collectively, the "Common Shares"), and the qualifications, limitations or restrictions thereof, shall be in all respects identical, except as otherwise required by law or expressly provided in this Certificate of Incorporation, as amended, and subject to the powers, preferences and rights of the holders of Preferred Shares, as provided in or as otherwise determined by the Board of Directors pursuant to paragraph C of this Article IV.

    1. DIVIDENDS. Dividends may be declared and paid to the holders of the Class A Common Shares and the Class B Common Shares in cash, property, or other securities of the Corporation out of any funds legally available therefore. If and when dividends on the Class A Common Shares and the Class B Common Shares are declared payable from time to time by the Board of Directors, whether payable in cash, in property or in securities of the Corporation, the holders of the Class A Common Shares and the holders of the Class B Common Shares shall be entitled to share equally, on a per share basis, in such dividends, except that, dividends or other distributions payable on the Common Shares in Common Shares shall be made to all holders of Common Shares and may be made (i) in Class B Common Shares to the record holders of Class A Common Shares and to the record holders of Class B Common Shares, (ii) in Class A Common Shares to the record holders of Class A Common Shares and in Class B Common Shares to the record holders of Class B Common Shares, or (iii) in any other authorized class or series of capital stock to the holders of both classes of Common Shares.

    2. DISTRIBUTION ON DISSOLUTION, ETC. Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the remaining net assets of the Corporation shall, after payment in full of the liquidation preference, if any, of any outstanding Preferred Shares, be distributed pro rata to the holders of the Class A Common Shares and the Class B Common Shares in accordance with their respective rights and interests.

    3.  VOTING RIGHTS.

    (a) At each annual or special meeting of the shareholders, each holder of Class A Common Shares shall be entitled to one (1) vote in person or by proxy for each Class A Common Share standing in his name on the stock transfer records of the corporation in connection with the election of directors and all other actions submitted to a vote of shareholders; holders of Class B Common Shares shall not vote on any matters except as otherwise provided by this Certificate of Incorporation, as amended, and the Delaware General Corporation Law.

    (b) The holders of Class B Common Shares shall be entitled to vote separately as a group only with respect to (i) proposals to change the par value of the Class B Common Shares, (ii) amendments to this Certificate of Incorporation that alter or change the powers, preference or special rights of the holders of Class B Common Shares so as to affect them adversely, and (iii) such other matters as may require separate group voting under this Certificate of Incorporation, as amended, and the Delaware General Corporation Law.

    (c) The number of authorized Class B Common Shares may be increased or decreased (but not below the number of shares then outstanding) by the affirmative vote of the holders of a majority of the Class A Common Shares.

    4.  CONVERSION.

    (a) All outstanding Class B Common Shares may be converted into Class A Common Shares on a share-for-share basis by the Board of Directors if, as a result of the existence of the Class B Common Shares, either the Class A Common Shares or Class B Common Shares is or both are excluded from trading on the New York Stock Exchange, the American Stock Exchange and all other principal national securities exchanges then in use and also is excluded from quotation on the National Association of Securities Dealers Automated Quotation ("Nasdaq") National Market and other comparable national quotation systems then in use. In making such determination, the Board of Directors may conclusively rely on any information or documentation available to it, including filings made with the Securities and Exchange Commission, any stock exchange, the National Association of Securities Dealers, Inc. or any other governmental or regulatory agency or any written instrument purporting to be authentic.

    (b) All outstanding Class B Common Shares shall be converted into Class A Common Shares on a share-for-share basis if at any time the number of outstanding Class A Common Shares, as reflected on the stock transfer records of the Corporation, falls below ten percent (10%) of the aggregate number of outstanding Class A Common Shares and of Class B Common Shares. For purposes of the immediately preceding sentence, any Common Shares repurchased and held as treasury shares or canceled by the Corporation shall no longer be deemed "outstanding" from and after the date of repurchase.

    (c) In the event of any conversion of the Class B Common Shares pursuant to subparagraph 4(a) or 4(b), certificates which formerly represented outstanding shares of Class B Common Shares will thereafter be deemed to represent a like number of shares of Class A Common shares and all authorized Common Shares shall consist of only Class A Common Shares.

    5.  CLASS B COMMON SHARE PROTECTION PROVISION.

    (a) If, after the effective time (the "Effective Time") of the PacifiCare Merger (the "PacifiCare Merger"), as that term is defined in the Amended and Restated Agreement and Plan of Reorganization dated as of November 11, 1996, among PacifiCare Health Systems, Inc., N-T Holdings, Inc., Neptune Merger Corp., Tree Acquisition Corp. and FHP International Corporation, as amended (the

"Reorganization Agreement"), any person or group acting in concert acquires beneficial ownership of shares representing 10% or more of the then issued and outstanding Class A Common Shares (excluding the number of shares beneficially owned by such person or group at or before the Effective Time and other than upon the issuance or sale by the Corporation, by operation of law, including a merger, consolidation or reorganization of a beneficial owner, by will or the laws of descent and distribution, by gift or by foreclosure of a bona fide loan), and such person or group (a "Significant Shareholder") does not own an equal or greater percentage of the Class B Common Shares acquired after the Effective Time, such Significant Shareholder must, within a ninety (90) day period beginning the day after becoming a Significant Shareholder, make a public cash tender offer in compliance with all applicable laws and regulations to acquire additional Class B Common Shares as provided in this subparagraph B (5) of Article IV (a "Class B Protection Transaction").

    (b) In each Class B Protection Transaction, the Significant Shareholder must make a public tender offer to acquire that number of Class B Common Shares determined by (i) multiplying the percentage of outstanding Class A Common Shares beneficially owned by such Significant Shareholder and acquired after the Effective Time by such Significant Shareholder by the total number of shares of Class B Common Shares outstanding on the date such person or group became a Significant Shareholder, and (ii) subtracting therefrom the total number of shares of Class B Common Shares beneficially owned on such date and acquired after the Effective Time by such Significant Shareholder (including shares acquired on such date at or prior to the time such person or group became a Significant Shareholder). The Significant Shareholder must acquire all of such shares validly tendered; provided, however, that if the number of Class B Common Shares tendered to the Significant Shareholder exceeds the number of shares required to be acquired pursuant to the formula set forth in this subparagraph 5(b), the number of Class B Common Shares acquired from each tendering holder shall be pro rata in proportion to the total number of Class B Common Shares tendered by all tendering holders.

    (c) The offer price for any Class B Common Shares required to be purchased by the Significant Shareholder pursuant to this subparagraph B(5) shall be the greater of (i) the highest price per share paid by the Significant Shareholder for any Class A Common Share in the six month period ending on the date such person or group became a Significant Shareholder or (ii) the highest bid price of a Class A Common Share or Class B Common Share on the Nasdaq National Market (or such other exchange or quotation system as is then the principal trading market for such shares) on the date such person or group became a Significant Shareholder or (iii) the highest bid price of a Class A Common Share or Class B Common Share on the Nasdaq National Market (or such other exchange or quotation system as is then the principal trading market for such shares) on the date preceding the date the Significant Shareholder makes the tender offer required by this subparagraph B(5). For purposes of subparagraph B(5)(d) below, the applicable date for the calculations required by clauses (i) and (ii) of the preceding sentence shall be the date on which the Significant Shareholder becomes required to engage in a Class B Protection Transaction. In the event that the Significant Shareholder has acquired Class A Common Shares in the six month period ending on the date such person or group becomes a Significant Shareholder for consideration other than cash, the value of such consideration per Class A Common Share shall be as determined in good faith by the Board of Directors.

    (d) A Class B Protection Transaction shall also be required to be effected by any Significant Shareholder each time that the Significant Shareholder acquires beneficial ownership of the next higher integral multiple of 5% (e.g., 15%, 20%, 25%, etc.) of the outstanding Class A Common Shares after the Effective Time (other than upon the issuance or sale by the Corporation, by operation of law, including a merger, consolidation or reorganization of a beneficial owner, by will or the laws of descent and distribution, by gift, or by foreclosure of a bona fide loan) if such Significant Shareholder does not then own an equal or greater percentage of the Class B Common Shares acquired after the Effective Time. Such Significant Shareholder shall be required to make a public tender offer to acquire that number of Class B Common Shares prescribed by the formula set forth in subparagraph B(5)(b) above, and must acquire all shares validly tendered or a pro rata portion thereof, as specified in subparagraph B(5)(b), at the price determined pursuant to subparagraph B(5)(c) above.

    (e) If any Significant Shareholder fails to make an offer required by this subparagraph B(5) of Article IV, or to purchase shares validly tendered and not withdrawn (after proration, if any), such Significant Shareholder shall not be entitled to vote any Class A Common Shares beneficially owned by such Significant Shareholder unless and until such requirements are complied with or unless and until all Class A Common Shares causing such offer requirement to be effective are no longer beneficially owned by such Significant Shareholder.

    (f) The Class B Protection Transaction requirement shall not apply to any increase in percentage ownership of Class A Common Shares resulting solely from a change in the total amount of Class A Common Shares outstanding, provided that any acquisition after such change which resulted in any person or group owning 10% or more of the Class A Common Shares (excluding in the case of the numerator but not the denominator of the calculation of such percentage, Class A Common Shares held by such Significant Shareholder immediately after the Effective
Time) shall be subject to any Class B Protection Transaction requirement that would be imposed with respect to a Significant Shareholder pursuant to this subparagraph B(5) of Article IV.

    (g) All calculations with respect to percentage ownership of issued and outstanding shares of either class of Common Shares will be based upon the numbers of issued and outstanding shares reported by the Corporation on the last to be filed of (i) the Corporation's most recent annual report on Form 10-K,
(ii) its most recent Quarterly Report on Form 10-Q, or (iii) its most recent Current Report on Form 8-K.

    (h) For purposes of this subparagraph B(5) of this Article IV, the term "person means a natural person, corporation, partnership, trust, association, government, or political subdivision, agency or instrumentality of a government, or other entity. "Beneficial ownership" shall be determined pursuant to Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended (the "1934 Act"), or any successor regulation. The formation or existence of a "group" shall be determined pursuant to Rule 13d-5(b) under the 1934 Act or any successor regulation.

    6. MERGER OR CONSOLIDATION. In the event of a merger or consolidation of the Corporation with or into another entity (whether or not the Corporation is the surviving entity), the holders of Class B Common Shares shall be entitled to receive the same per share consideration as the per share consideration, if any, received by any holder of the Class A Common Shares in such merger or consolidation; provided, however, that this restriction shall not apply to the PacifiCare Merger.

    7. SPLITS, SUBDIVISIONS, ETC. If the Corporation shall in any manner split, subdivide or combine the outstanding Class A Common Shares or Class B Common Shares, the outstanding shares of the other such class of Common Shares shall be proportionally subdivided or combined in the same manner and on the same basis as the outstanding shares of the other class of Common Shares have been split, subdivided or combined.

    8. NO PREEMPTIVE RIGHTS. No holder of Class A Common Shares or Class B Common Shares shall, by reason of such holding, have any preemptive right to subscribe to any additional issue of stock of any class or series of the Corporation or to any security of the Corporation convertible into such stock.

    9. CONSIDERATION FOR SALE FOR SHARES. The Board of Directors shall have the power to issue and sell all or any part of any class of stock herein or hereafter authorized to such persons, firms, associations or corporations, and for such consideration as the Board of Directors shall from time to time, in its discretion, determine, whether or not greater consideration could be received upon the issue or sale of the same number of shares of another class, and as otherwise permitted by law.

    10. CONSIDERATION FOR PURCHASE OF SHARES. The Board of Directors shall have the power to purchase any class of stock herein or hereafter authorized from such persons, firms, associations or corporations, and for such consideration as the Board of Directors shall from time to time, in its discretion, determine, whether or not less consideration could be paid upon the purchase of the same number of shares of another class, and as otherwise permitted by law.

    C. The Preferred Shares may be issued from time to time in one or more series. The Board of Directors is hereby authorized, by filing a certificate (a "Preferred Shares Designation") pursuant to the Delaware General Corporation Law, to fix or alter from time to time the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restriction of any wholly unissued series of Preferred Shares, and to establish from time to time the number of shares constituting any such series or any of them; and to increase or decrease the number of shares of any series subsequent to the issuance of shares of that series, but not below the number of shares of such series then outstanding. The Board of Directors shall designate each series to distinguish it from other series and classes of stock of the Corporation, shall specify the number of shares to be included in the series, and shall fix the terms, rights, restrictions and qualifications of the shares of the series, including any preferences, voting powers, dividend rights and redemption, sinking fund and conversion rights. Subject to the express terms of any other series of Preferred Shares outstanding at the time, the Board of Directors may increase or decrease the number of shares or alter the designation or classify or reclassify any unissued shares of a particular series of Preferred Stock by fixing or altering in any one or more respects from time to time before issuing the shares, any terms, rights, restrictions and qualifications of the shares. In case the number of shares of any series shall be decreased in accordance with the foregoing sentence, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series. The Board of Directors shall have the power to purchase any of the Preferred Shares herein or hereafter authorized from such persons, firms, or corporations, and for such consideration as the Board of Directors shall from time to time, in its discretion, determine, whether or not less consideration could be paid upon the purchase of the same number of shares of another class, and as otherwise permitted by law.

    There shall be a series of Preferred Stock designated "Series A Cumulative Convertible Preferred Shares" (the "Convertible Preferred Shares") which shall have the powers, preferences and rights as follows:

    1. RANK. The Convertible Preferred Shares shall have a par value of $1.00 per share. The Convertible Preferred Shares will rank, with respect to dividend rights and rights on liquidation, winding-up and dissolution, (i) senior to all classes of common stock of the Corporation, as they exist on the date hereof or as such stock may be constituted from time to time, and each other class or series of capital stock or preferred stock established by the Board of Directors to the extent the terms of such stock do not expressly provide that it ranks senior to or on a parity with the Convertible Preferred Shares as to dividend rights and rights on liquidation, winding-up and dissolution (collectively, together with the Common Shares, the "Junior Securities"), (ii) on a parity with each other class or series of capital stock or of preferred stock issued by the Corporation established by the Board of Directors to the extent the terms of such stock expressly provide that it will rank on a parity with the Convertible Preferred Shares as to dividend rights and rights on liquidation, winding-up and dissolution (collectively, the "Parity Securities"), and (iii) junior to each other class of capital stock or series of preferred stock established by the Board to the extent the terms of such stock expressly provide that it will rank senior to the Convertible Preferred Shares as to dividend rights and rights on liquidation, winding-up and dissolution (collectively, the "Senior Securities"). Each share of the Convertible Preferred Shares shall rank equally in all respect with each other share of the Convertible Preferred Shares.

    2. AUTHORIZED NUMBER. The authorized number of shares constituting the Convertible Preferred Shares shall be 11,000,000 shares.

    3. DIVIDENDS. Holders of Convertible Preferred Shares will be entitled to receive, when, as and if declared by the Board of Directors out of funds of the Corporation legally available therefor, cash dividends at an annual rate of 4% of the Stated Value per share of Convertible Preferred Shares, payable quarterly in arrears on March 15, June 15, September 15, and December 15, of each year, commencing , 199 [first dividend date following the Mergers], provided that the
dividend payable on         , 199 [first dividend date following the Mergers]
shall be in an amount determined by assuming that the Convertible Preferred
Shares (a) had been outstanding on         , 199 [the date immediately following
the last dividend payment date on the FHP Series A Cumulative Convertible Preferred Stock] (the "Transition Period Commencement Date"), and (b) had been entitled to receive, when, as and if declared by the Board of Directors out of funds of the Corporation legally available therefor, cash dividends at an annual rate of (i) 5% of an amount equal to twice the Stated Value per share from such
date through         , 199 [the date of the Merger] (the "Effective Date") and
(ii) 4% of the Stated Value per share from         , 199 [the date immediately
following the date of the Merger] through         , 199 [the first dividend date
following the Merger]. Each dividend will be payable to holders of record as they appear on the books of the Corporation at the close of business on a record date, not more than 60 nor less than 15 days before the payment date, fixed by the Board of Directors. Dividends will be cumulative from the date of original issuance of the Convertible Preferred Shares, which will be the Effective Date,
provided that, for purposes of dividends payable on         , 199 [the first
dividend payment date following the Mergers] in respect of the period from the Transition Period Commencement Date through the Effective Date (the "Transition Period"), the Transition Period Commencement Date will be treated as the issuance date for the Convertible Preferred Shares. Except as otherwise provided in this subparagraph 3, dividends for each full dividend period will be computed by dividing the annual dividend rate by four and dividends payable for any period less than a full dividend period, which may include, without limitation, dividends payable with respect to the Transition Period, will be computed on the basis of a 360-day year consisting of twelve 30-day months. The Convertible Preferred Shares will not be entitled to any dividends, whether payable in cash, property or stock, in excess of full cumulative dividends. No interest, or sum of money in lieu of interest, will be payable in respect of any accrued and unpaid dividends. No full dividends may be declared or paid or funds set apart for the payment of dividends on any Parity Securities (except dividends on Parity Securities paid in shares of Junior Securities) for any period unless full cumulative dividends to be paid hereunder prior to the date thereof shall have been paid, or contemporaneously are declared and paid, or declared and a sum sufficient for payment thereof is set apart for such payment on the Convertible Preferred Shares in accordance with the terms hereof. If full dividends are not so paid, the Convertible Preferred Shares shall share dividends PRO RATA with the Parity Securities according to the amount of dividends due and payable with respect to each. No dividends may be paid or set apart for such payment, or other distributions made on Junior Securities (except dividends on Junior Securities paid in additional shares of Junior Securities), and no Convertible Preferred Shares, Parity Securities or Junior Securities may be repurchased, redeemed or otherwise retired nor may funds be set apart for payment with respect thereto, nor shall the Corporation permit any corporation or entity directly or indirectly controlled by the Corporation to purchase any Convertible Preferred Shares, Parity Securities or Junior Securities, if full cumulative dividends to be paid hereunder prior to the date thereof have not been paid on the Convertible Preferred Shares. Notwithstanding the foregoing, the Corporation may (i) make redemptions, purchases or other acquisitions of Convertible Preferred Shares, Parity Securities or Junior Securities payable in Junior Securities or repurchases of Convertible Preferred Shares, Parity Securities or Junior Securities in the ordinary course of business pursuant to the terms of any current or future employee stock incentive plan or similar plan adopted by the Board and (ii) make redemptions of Rights (as defined in Section 6 below) distributed pursuant to a Rights Agreement (as defined in Section 6 below).

    4. LIQUIDATION RIGHTS. The Stated Value of each share of Convertible Preferred Shares shall be $25.00. In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, after satisfaction of the claims of creditors and any holders of Senior Securities and before any payment or distribution of assets is made on any Junior Securities, including, without limitation, the Common Shares, (i) the holders of Convertible Preferred Shares shall receive a liquidation preference equal to the Stated Value of their shares, and shall be entitled to receive an amount equal to all accrued and unpaid dividends through the date of distribution (whether or not declared), and (ii) the holders of any Parity Securities shall be entitled to receive an amount equal to the full respective liquidation preferences (including any premium) to which they are entitled and shall receive an amount equal to all accrued and unpaid dividends with respect to their respective shares through and including the date of distribution (whether or not declared). If, upon such a voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, the assets of the Corporation are insufficient to pay in full the amounts described above as payable with respect to the Convertible Preferred Shares and any Parity Securities, the holders of the Convertible Preferred Shares and such Parity Securities will share ratably in any distribution of assets of the Corporation, first in proportion to their respective liquidation preferences until such preferences are paid in full, and then in proportion to their respective amounts of accrued but unpaid dividends. After payment of any such liquidation preference and accrued but unpaid dividends, the Convertible Preferred Shares will not be entitled to any further participation in any distribution of assets by the Corporation. Neither the sale or transfer of all or any part of the assets of the Corporation for cash, securities or other property, nor the merger or consolidation of the Corporation into or with any other corporation or a merger of any other corporation with or into the Corporation, will be deemed to be a liquidation, dissolution or winding-up of the Corporation.

    5.  VOTING RIGHTS.

    (a) Except as provided below or as may be required by Delaware law or provided by the resolution creating any other series of Preferred Shares, the holders of Convertible Preferred Shares will not be entitled to vote. So long as any shares of Convertible Preferred Shares are outstanding, the vote or consent of the holders of 66 2/3% of the outstanding shares of Convertible Preferred Shares, voting together as a single class, shall be necessary to (i) increase or decrease the par value of the shares of Convertible Preferred Shares or (ii) alter or change the powers, preferences, or special rights of the shares of Convertible Preferred Shares so as to affect them adversely or (iii) authorize or issue any additional class or series of Parity Securities or Senior Securities, or any security convertible into Parity Securities or Senior Securities.

    (b) (i) In the event that any accrued dividends (whether or not declared) on the Convertible Preferred Shares shall not have been paid in an aggregate amount equal to or greater than six quarterly dividends, the maximum authorized number of directors of the Corporation will be automatically increased by two, and holders of Convertible Preferred Shares shall be entitled to vote their shares of Convertible Preferred Shares, together with the holders of any Parity Securities upon which like voting rights have been conferred and are exercisable (the "Voting Parity Securities"), in accordance with the procedures set forth below, to elect, as a class, an additional two directors. So long as any shares of Convertible Preferred Shares shall be outstanding, the holders of shares of Convertible Preferred Shares shall retain the right to vote and elect, with the holders of such Voting Parity Securities, as a class, two directors until all accrued but unpaid dividends on the Convertible Preferred Shares are paid in full or declared and set aside for payment. The period during which holders of Convertible Preferred Shares retain such right is referred to as a "Default Period".

        (ii) So long as any shares of Convertible Preferred Shares shall be outstanding, during any Default Period, the voting right described in subsection (i) above may be exercised initially at a special meeting called pursuant to subsection (iii) below or at any annual meeting of stockholders. The absence of a quorum of holders of Common Shares (or any class thereof) shall not affect the exercise of such voting rights by the holders of Convertible Preferred Shares and Voting Parity Securities. Holders of Convertible Preferred Shares and Voting Parity Securities shall be entitled, as among the class of holders of Convertible Preferred Shares and Voting Parity Securities, to one vote for each $25.00 of liquidation preference represented by the shares so held.

       (iii) Unless the holders of Convertible Preferred Shares and Voting Parity Securities, if any are then outstanding, have, during an existing Default Period, previously exercised their right to elect directors, the Board may, and upon the request of the holders of record of not less than 10% of the aggregate liquidation preference of Convertible Preferred Shares and Voting Parity Securities, the Board shall, order the calling of a special meeting of holders of Convertible Preferred Shares and Voting Parity Securities, if any are then outstanding, which meeting shall thereupon be called by the Chairman of the Board, the President, a Vice President or the Secretary of the Corporation. Notice of such meeting and of any annual meeting at which holders of Convertible Preferred Shares and Voting Parity Securities are entitled to vote pursuant to this subsection (iii) shall be given to each holder of record of Convertible Preferred Shares by mailing a copy of such notice to such holder at such holder's last address as it appears on the books of the Corporation. Such meeting shall be called for a date not later than 90 days after such order or request, or, in default of the calling of such meeting within 90 days after such order or request, such meeting may be called on similar notice by any stockholder or stockholders owning in the aggregate not less than 10% of the aggregate liquidation preference of the Convertible Preferred Shares and Voting Parity Securities. Notwithstanding the provisions of this subsection (iii), the Corporation shall not be required to call such a special meeting if such request is received less then 120 days before the date fixed for the next ensuing annual meeting of stockholders of the Corporation, at which meeting such newly created directorships shall be filled by vote of the holders of Convertible Preferred Shares and Voting Parity Securities.

       (iv) During any Default Period, the holders of Class A Common Shares, and other classes of stock of the Corporation, if applicable, shall continue to be entitled to elect all of the Directors unless and until the holders of Convertible Preferred Shares and Voting Parity Securities shall have exercised their right to elect two Directors voting as a class. After the exercise of this right (x) the Directors so elected by the holders of Convertible Preferred Shares and Voting Parity Securities shall continue in office until the earlier of (A) such time as their successors shall have been elected by such holders and (B) the expiration of the Default Period, and (y) any vacancy in the Board of Directors with respect to a Directorship to be elected pursuant to this subparagraph (b) by the holders of Convertible Preferred Shares and Voting Parity Securities may be filled by vote of the remaining Director previously elected by such holders. References in this subsection (b) to Directors elected by the holders of a particular class of stock shall include Directors elected by such Directors to fill vacancies as provided in clause (y) of the foregoing sentence.

        (v) Immediately upon the expiration of a Default Period, (x) the right of the holders of Convertible Preferred Shares to elect Directors pursuant to this subparagraph (b) shall cease, subject to continuing application of subparagraph (b)(i) upon each and every subsequent reoccurrence of the event described therein, (y) the term of any Directors elected by the holders of Convertible Preferred Shares and Voting Parity Securities pursuant to this subparagraph (b) shall terminate, and (z) the number of Directors shall be such number as may be provided for in the Certificate of Incorporation or bylaws irrespective of any increase made pursuant to subsection (i) of this subparagraph (b) (such number being subject, however, to subsequent change in any manner provided by law or in the Certificate of Incorporation or bylaws).

    6.  CONVERSION.

    (a) RIGHT TO CONVERT. Each share of Convertible Preferred Shares will be convertible (the rights to convert described in this subsection (a) are referred to as the "Conversion Rights") at the option of the holder thereof, into such number of fully paid and non-assessable shares of Class B Common Shares (together with any Rights (as defined in subsection (b)(iii) below) associated therewith) as is equal to (A) the sum of (i) twice the Stated Value of the Convertible Preferred Shares plus (ii) accrued but unpaid dividends in arrears thereon to which the holder converting such shares is entitled, divided by (B) the Conversion Price then in effect. The initial "Conversion Price" for
the Convertible Preferred Shares shall be $[        (1)] and shall be subject to
adjustment as described below. The holders of Convertible Preferred Shares at the close of business on a dividend payment record date shall be entitled to receive the dividend payable on such shares on the corresponding dividend payment date notwithstanding the conversion of such Convertible Preferred Shares or the Corporation's default on payment of the dividend due on such dividend payment date. However, shares of Convertible Preferred Shares surrendered for conversion during the period from the close of business on any record date for the payment of dividends on such shares to the opening of business on the corresponding dividend payment date (except shares called for redemption to occur during the period from the record date to the close of business on the payment date pursuant to Section 7 below) must be accompanied by payment of an amount equal to the dividend payable on such shares on such dividend payment date. A holder of Convertible Preferred Shares on a dividend payment record date who (or whose transferee) tenders shares of Convertible Preferred Shares on a dividend payment date will be entitled to receive the dividend payable on such shares by the Corporation on such date, and such converting holder need not include payment in the amount of such dividend upon surrender of shares of Convertible Preferred Shares for conversion. Except as provided above, no payment or adjustment will be made on account of accrued or unpaid dividends upon the conversion of shares of Convertible Preferred Shares. Shares of Convertible Preferred Shares called for redemption will not be convertible after the close of business on the day preceding the date fixed for redemption, unless the Corporation defaults in payment of the redemption price.

    (b) ANTI-DILUTION PROVISIONS. The Conversion Price is subject to adjustment after the issuance of the Convertible Preferred Shares from time to time as follows:

        (i) In case the Corporation shall (1) pay a dividend or make a distribution on Common Shares in shares of Common Shares, (2) subdivide its outstanding shares of Common Shares into a greater number of shares or (3) combine its outstanding shares of any class of Common Shares into a smaller number of shares, the Conversion Price in effect immediately prior to such action shall be adjusted (and any other appropriate action taken by the Corporation) so that the holder of any Convertible Preferred Shares thereafter surrendered for conversion shall be entitled to receive the number of shares of Common Shares which such holder would have been entitled to receive immediately following such action had the holder's Convertible Preferred Shares been converted immediately prior thereto. An adjustment made pursuant to this subsection (i) shall become effective immediately (except as provided in subsection (vi) below) after the record date in the case of a dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision or combination.

        (ii) In case the Corporation shall issue rights, options or warrants to all holders of its outstanding shares of Common Shares, or of its outstanding shares of any class or series of Common Shares, entitling them, for a period expiring within 45 days after the record date mentioned below, to subscribe for or purchase shares of Common Shares at a price per share less than the Current Market Price per share (as defined in subsection (v) below) of such offered Common Shares on the record date mentioned below, then the Conversion Price in effect immediately prior thereto shall be adjusted so that it shall equal the price determined by multiplying the Conversion Price in effect immediately prior to the date of issuance of such rights, options or warrants by a fraction of which

           (1) the numerator shall be the sum of (A) the number of shares of Common Shares outstanding on the date of issuance of such rights, options or warrants immediately prior to such issuance plus (B) the number of shares of such offered Common Shares which the aggregate offering price of the total number of shares so offered would purchase at such

------------------------
(1) A price equal to the FHP existing conversion price of $31 per share times a fraction, the numerator of which is $1.00 and the denominator of which is the Final Exchange Ratio as defined in the Reorganization Agreement.

       Current Market Price (determined by multiplying such total number of shares offered for subscription or purchase by the sum of the exercise price of such rights, options or warrants plus the value of any consideration per share paid to the Corporation for such rights, options or warrants and dividing the product so obtained by such Current Market Price), and

           (2) the denominator shall be the sum of (A) the number of shares of Common Shares outstanding on the date of issuance of such rights, options or warrants immediately prior to such issuance plus (B) the number of additional shares of Common Shares which are so offered for subscription or purchase.

        Such adjustment shall be made successively whenever any rights, options or warrants are issued, and shall become effective immediately (except as provided in subsection (vi) below) after the record date for the determination of stockholders entitled to receive such rights, options or warrants; provided, however, in the event that all the shares of Common Shares offered for subscription or purchase are not delivered upon the exercise of such rights, options or warrants, upon the expiration of such rights, options or warrants the Conversion Price shall be readjusted to the Conversion Price which would have been in effect had the numerator and the denominator of the foregoing fraction and the resulting adjustment been made based upon the number of shares of Common Shares actually delivered upon the exercise of such rights, options or warrants rather than upon the number of shares of Common Shares offered for subscription or purchase. In determining the value of any consideration received by the Corporation for such rights, options or warrants, the determination of the Board of Directors in good faith shall be conclusive and shall be described in a Board resolution.

       (iii) Notwithstanding subsection (ii) above, any adjustments to the Conversion Price to account for the issuance of rights ("Rights") under a shareholder rights plan or agreement, "poison pill" or similar arrangement (a "Rights Agreement") adopted subsequent to the date hereof shall be made when such Rights become exercisable or exchangeable by the holder thereof for Common Shares (Common Shares issued pursuant to the exercise of, or exchange by the Corporation for, such Rights are referred to as "Rights Stock") pursuant to a Rights Agreement at a price per share less than the Current Market Price per share of such Common Shares on the date of such exercise or exchange. The Conversion Price in effect immediately prior to such exercise or exchange shall be adjusted so that it shall equal the price determined by multiplying the Conversion Price in effect immediately prior to the date of such exercise or exchange by a fraction of which

           (1) the numerator shall be the sum of (A) the number of shares of Common Shares of the type issued pursuant to the exercise of, or exchange by the Corporation for, such Rights outstanding on the date of issuance of such Rights Stock immediately prior to such issuance plus (B) the number of shares of Common Shares of the type issued pursuant to the exercise of, or exchange by the Corporation for, such Rights which the aggregate consideration received for the total number of shares of Rights Stock so issued would purchase at such Current Market Price (determined by multiplying such total number of shares of Rights Stock by the consideration received per share of such Rights Stock and dividing the product so obtained by such Current Market Price), and

           (2) the denominator shall be the sum of (A) the number of shares of Common Shares of the type issued pursuant to the exercise of, or exchange by the Corporation for, such Rights outstanding on the date of issuance of such Rights Stock immediately prior to such issuance plus (B) the number of additional shares of Rights Stock which are so issued.

        Such adjustment shall be made successively whenever any Rights Stock is issued, and shall become effective immediately (except as provided in subsection (vi) below) after the issuance of Rights Stock. If after the applicable "Distribution Date" or a similar date (as defined in a Rights Agreement) holders converting shares of Convertible Preferred Shares are, for any reason, not entitled to receive the Rights or similar rights, options or warrants which would otherwise be attributable (but for the date of conversion) to the shares of Common Shares received upon such conversion), then a reducing adjustment shall be made in the Conversion Price to reflect the fair market value of the Rights or similar rights, options or warrants. If such an adjustment is made and the Rights or similar rights, options or warrants are later exchanged, redeemed, invalidated or terminated, then a corresponding reversing adjustment shall be made to the Conversion Price, on an equitable basis, to take account of such event. However, the Corporation may elect to provide that such shares of Common Shares issuable upon conversion of the Convertible Preferred Shares, whether or not issued after the Distribution Date or such similar date for such Rights, will be accompanied by the Rights which would otherwise be attributable (but for the date of conversion to such shares of Common Shares, in which event the preceding two sentences shall not apply).

       (iv) In case the Corporation shall distribute to substantially all holders of Common Shares, or to substantially all holders of its outstanding shares of any class or series of Common Shares, evidences of indebtedness, equity securities (including equity interests in the Corporation's subsidiaries) other than Common Shares or other assets (other than cash dividends paid out of earned surplus of the Corporation or, if there shall be no earned surplus, out of net profits for the fiscal year in which the dividend is made and/or the preceding fiscal year), or shall distribute to substantially all holders of Common Shares or to substantially all holders of any class or series of Common Shares, rights, options or warrants to subscribe to securities (other than any rights, options or warrants referred to in subsection (ii) above or Rights referred to in subparagraph (iii) above), then in each such case the Conversion Price shall be adjusted so that it shall equal the price determined by multiplying the Conversion Price in effect immediately prior to the date of such distribution by a fraction of which the numerator shall be the Current Market Price per share of the Common Shares (as determined below) on the record date mentioned below less the quotient of the then fair market value of the assets, evidences of indebtedness and equity securities so distributed, or of such subscription rights, warrants or options, divided by the number of shares of Common Shares outstanding on such record date, and of which the denominator shall be such Current Market Price of the Common Shares. For the purposes of this subsection (iv), in the event of a distribution of shares of capital stock or other securities of any subsidiary of the Corporation as a dividend on shares of Common Shares, the "then fair market value" of the shares or other securities so distributed shall be the value of such shares or other securities on the record date mentioned below as determined by the Board of Directors, whose good faith determination shall be conclusive evidence of such value, and shall be described in a Board resolution. Such adjustment shall become effective immediately (except as provided in subsection (vi) below) after the record date for the determination of stockholders entitled to receive such distribution.

        (v) For the purpose of any computation under subsection (ii), (iii) or
    (iv) above, the "Current Market Price" per share of stock on any date shall be (A) deemed to be the average of the last sale prices of a share of such shares for the fifteen consecutive trading days commencing 20 trading days before the earliest of the date in question and the date before the "ex date" with respect to the issuance or distribution requiring such computation, or (B) in each case where the Current Market Price per share is to be determined with respect to the two classes or series of Common Shares considered together, deemed to equal the quotient of (i) the sum of (a) AvgA multiplied by Na and (b) AvgB multiplied by Nb, divided by (ii) Nt, where

AvgA       =          the average of the last sale prices of a share of Class A Common
                      Shares for the fifteen consecutive trading days commencing 20 trading days before the earliest of the date in question and the date before the "ex date" with respect to the issuance or
                      distribution requiring such computation,

AvgB       =          the average of the last sale prices of a share of Class B Common
                      Shares for the fifteen consecutive trading days commencing 20 trading days before the earliest of the date in question and the date before the "ex date" with respect to the issuance or
                      distribution requiring such computation,

Na         =          the average number of shares of Class A Common Shares outstanding during the fifteen consecutive trading days commencing 20 trading days before the earliest of the date in question and the date before the "ex date" with respect to the issuance or distribution requiring such computation,

Nb         =          the average number of shares of Class B Common Shares outstanding during the fifteen consecutive trading days commencing 20 trading days before the earliest of the date in question and the date before the "ex date" with respect to the issuance or distribution requiring such computation, and

Nt         =          the sum of Na and Nb.

    For purposes of this subsection (v), the term "ex date," when used with respect to any issuance or distribution, means the first date on which the stock trades regular way on the principal national securities exchange on which the stock is listed or admitted to trading (or if not so listed or admitted, on Nasdaq, or a similar organization if Nasdaq is no longer reporting trading information) without the right to receive such issuance or distribution.

       (vi) In any case in which this Section shall require that an adjustment be made immediately following a record date or immediately following the exercise of, or exchange of a right, option or warrant, the Corporation may elect to defer the effectiveness of such adjustment (but in no event until a date later then the later of the "ex date" as defined above and the effective date of the event giving rise to such adjustment), in which case the Corporation shall, with respect to any Convertible Preferred Shares converted after the date of such exercise or exchange or such record date, as the case may be, and before such adjustment shall have become effective
    (1) defer making any cash payment or issuing to the holder of such Convertible Preferred Shares the number of shares of Common Shares and other capital stock of the Corporation issuable upon such conversion in excess of the number of shares of Common Shares and other capital stock of the Corporation issuable thereupon only on the basis of the Conversion Price prior to adjustment, and (2) not later than five business days after such adjustment shall have become effective, pay to such holder the appropriate cash payment and issue to such holder the additional shares of Common Shares and other capital stock of the Corporation issuable on such conversion.

       (vii) No adjustment in the Conversion Price shall be required if the holders of Convertible Preferred Shares are to participate in the transaction on a basis and with notice that the Board of Directors determines in good faith to be fair and appropriate in light of the basis and notice on which holders of Common Shares participate in the transaction. In addition, no adjustment in the Conversion Price shall be required unless such adjustment (plus any adjustments not previously made by reason of this subsection (vii)) would require an increase or decrease of at least 1% in the Conversion Price; provided, that any adjustments which by reason of this subsection (vii) are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this Section shall be made to the nearest cent or to the nearest one-hundredth of a share, as the case may be.

      (viii) Whenever the Conversion Price is adjusted as provided above:

           (1) the Corporation shall compute the adjusted Conversion Price and shall promptly file with the stock transfer or conversion agent, as appropriate, for the Convertible Preferred Shares, a certificate signed by a principal financial officer of the Corporation setting forth the adjusted Conversion Price and showing in reasonable detail the facts upon which such adjustment is based and the computation thereof; and

           (2) a notice stating that the Conversion Price has been adjusted and setting forth the adjusted Conversion Price shall, as soon as practicable, be sent by first-class mail to the holders of record of the Convertible Preferred Shares.

           In case:

               (A) the Corporation shall take any action which would require an adjustment to the Conversion Price pursuant to subsection (iv) above;

               (B) the Corporation shall authorize the granting to the holders of its Common Shares of rights, options or warrants entitling them to subscribe for or purchase any shares of capital stock of any class or of any other rights;

               (C) of any reorganization or reclassification of the Common Shares or any class or series of Common Shares (other than a subdivision or combination of its outstanding Common Shares), or of any consolidation or merger to which the Corporation is a party and for which approval of any stockholders of the Corporation is required, or of the sale, lease or transfer of all or substantially all the assets of the Corporation; or

               (D) of the voluntary or involuntary liquidation, dissolution or winding-up of the Corporation;

       then the Corporation shall cause to be mailed to the stock transfer or conversion agent, as appropriate, for the Convertible Preferred Shares and to the holders of record of Convertible Preferred Shares, at least 20 days (for 10 days in any case described in subsections (A) or (B) above) prior to the applicable record date or effective date specified below, a notice stating (x) the date as of which the holders of record of Common Shares to be entitled in such dividend, distribution, rights, options or warrants are to be determined, or (y) the date on which such reorganization, reclassification, consolidation, merger, sale, lease, transfer, liquidation, dissolution or winding-up is expected to become effective, and the date or dates as of which it is expected that holders of record of Common Shares shall be entitled to exchange their shares for securities or other property, if any, deliverable upon such reorganization, reclassification, consolidation, merger, sale, lease, transfer, liquidation, dissolution or winding-up. Neither the failure to give the notice required by this subsection (viii), nor any defect therein, to any particular holder shall affect the sufficiency of the notice or the legality or validity of any such dividend, distribution, right, option, warrant, reorganization, reclassification, consolidation, merger, sale, lease, transfer, liquidation, dissolution or winding-up, or the vote authorizing any such action with respect to the other holders.

       (ix) To the extent permitted by law, the Corporation from time to time may reduce the Conversion Price by any amount for any period of at least 20 days (or such other period as may then be required by applicable law) if the Board of Directors has made a determination in good faith that such reduction would be in the best interests of the Corporation, which determination shall be conclusive. No reduction in the Conversion Price pursuant to this subsection (ix) shall become effective unless the Corporation shall have mailed a notice, at least 15 days prior to the date on which such reduction is scheduled to become effective, to each holder of Convertible Preferred Shares. Such notice shall be given by first-class mail, postage prepaid, at such holder's address as it appears on the books of the Corporation. Such notice shall state the amount per share by which the Conversion Price will be reduced and the period for which such reduction will be in effect.

        (x) At its option, the Corporation may make such reduction in the Conversion Price, in addition to those otherwise required by this Section 6, as the Board deems advisable to avoid or diminish any income tax to holders of Common Shares resulting from any dividend or distribution of stock (or rights to acquire stock) or from any event treated as such for income tax purposes; provided that any such reduction shall not be effective until written evidence of the action of the Board of Directors authorizing such reduction shall be filed with the Secretary of the Corporation and notice thereof shall have been given by first-class mail, postage prepaid, to each holder of Convertible Preferred Shares at such holder's address as it appears on the books of the Corporation.

    (c) CONSOLIDATION, MERGER OR SALE OF ASSETS. If any transaction shall occur, including without limitation (i) any recapitalization or reclassification of shares of Common Shares or any class or series of Common Shares (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination of the Common Shares),
(ii) any consolidation or merger of the Corporation with or into another person or any merger of another person into the Corporation (other than a merger in which the Corporation is the surviving corporation and that does not result in a reclassification, conversion, exchange or cancellation of Common Shares, or any class or series of Common Shares), (iii) any sale, lease or transfer of all or substantially all of the assets of the Corporation, (iv) any compulsory share exchange, or (v) any conversion of all of the outstanding Class B Common Shares into Class A Common Shares, pursuant to any of which holders of Class B Common Shares shall be entitled to receive other securities, cash or other property, then appropriate provision shall be made so that the holder of each share of Convertible Preferred Shares then outstanding shall have the right thereafter to receive on account of such share only the kind and amount of the securities, cash or other property that would have been receivable upon such recapitalization, reclassification, consolidation, merger, sale, lease, transfer, share exchange or conversion by a holder of the number of shares of Class B Common Shares issuable upon conversion of such share of Convertible Preferred Shares immediately prior to such recapitalization, reclassification, consolidation, merger, sale, lease, transfer or share exchange, and the Corporation shall not enter into any such merger, consolidation, sale, lease, transfer or share exchange unless the company formed by such consolidation or resulting from such merger or that acquires such assets or that acquires the Corporation's shares, as the case may be, shall make provisions in its certificate or articles of incorporation or other constituent document or certificate of merger or other document effecting any such merger, consolidation, sale, lease, transfer or share exchange to establish such right. Upon the occurrence of any transaction described in the preceding sentence (except clause (i) thereof), the Convertible Preferred Shares then outstanding shall be deemed converted, subject nevertheless to the provisions of Section 8 to the extent applicable.

    (d) ACCRUED DIVIDENDS AND FRACTIONAL SHARES. Dividends shall cease to accrue on shares of the Convertible Preferred Shares surrendered for conversion into Class B Common Shares pursuant to this Section or Section 8 below. No fractional shares of Class B Common Shares shall be issued upon conversion of the Convertible Preferred Shares, and any portion of Convertible Preferred Shares surrendered for conversion which would otherwise result in a fractional share of Class B Common Shares shall be redeemed for cash in an amount equal to the product of such fraction multiplied by the closing price of the Class B Common Shares on the last business day prior to conversion.

    (e) MECHANICS OF CONVERSION. Before any holder of Convertible Preferred Shares shall be entitled to convert such stock into shares of Class B Common Shares and to receive certificates therefor, such holder shall surrender the certificate or certificates for the Convertible Preferred Shares to be converted, duly endorsed, at the office of the Corporation or of any transfer agent for the Convertible Preferred Shares, and shall give written notice to the Corporation at such office that such holder elects to convert the same. The Corporation shall, within 10 days after such delivery, issue and deliver at such office to such holder of the Convertible Preferred Shares (or to any other person specified in the notice delivered by such holder) a certificate or certificates for the number of shares of Class B Common Shares to which such holder shall be entitled as aforesaid and a check payable to the holder for any cash amounts payable as the result of a conversion into fractional shares of Class B Common Shares. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Convertible Preferred Shares to be converted, and the Person or persons entitled to receive the shares of Class B Common Shares issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Class B Common Shares on such date. In case any certificate for shares of the Convertible Preferred Shares shall be surrendered for conversion of only a part of the shares represented thereby, the Corporation shall deliver within 10 days at such office to or upon the written order of the holder thereof, a certificate or certificates for the number of shares of Convertible Preferred Shares represented by such surrendered certificate which are not being converted. Notwithstanding the foregoing, the

Corporation shall not be obligated to issue certificates evidencing the shares of Class B Common Shares issuable upon such conversion unless the certificates evidencing the Convertible Preferred Shares are either delivered to the Corporation or its transfer agent or the Corporation or its transfer agent shall have received evidence satisfactory to it evidencing that such certificates have been lost, stolen or destroyed and the holder of such Convertible Preferred Shares executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates. The issuance of certificates of shares of Class B Common Shares issuable upon conversion of shares of Convertible Preferred Shares shall be made without charge to the converting holder for any tax imposed in respect of the issuance thereof; provided that the Corporation shall not be required to pay any tax which may be payable with respect to any transfer involved in the issue and delivery of any certificate in a name other than that of the holder of the shares of Convertible Preferred Shares being converted.

    (f) ADOPTION OF RIGHTS AGREEMENT. The Corporation shall not adopt a Rights Agreement unless such Rights Agreement shall provide that (i) each holder of a share of Convertible Preferred Shares shall be entitled to receive thereunder, upon conversion of such share of Convertible Preferred Shares (in accordance with the terms hereof), prior to the earlier to occur of the date of redemption of Rights issued under such Rights Agreement, the date of expiration of the Rights issued under such Rights Agreement, or the date the Conversion Price of the Convertible Preferred Shares is adjusted pursuant to subsection 6(b)(iii) above rights for each share of Common Shares issued upon conversion of such share of Convertible Preferred Shares in an amount equal to the amount of Rights issued with respect to each outstanding share of Common Shares issued rights pursuant to such Rights Agreement and (ii) if such Rights are redeemed prior to the conversion of any share of Convertible Preferred Shares into Common Shares, then, upon conversion of such share of Convertible Preferred Shares, the holder thereof shall receive an amount in cash equal to the amount in cash that such holder would have received had he converted such share of Convertible Preferred Shares prior to such redemption.

    7. OPTIONAL REDEMPTION. On or after June 17, 1998, the Corporation may, at its option, redeem all or from time to time any part of the shares of Convertible Preferred Shares, out of funds legally available therefor, upon giving a notice of redemption as set forth below, at the following redemption prices per share (expressed as percentages of the Stated Value thereof), plus an amount equal to accrued and unpaid dividends, if any (whether or not declared), up to but excluding the date fixed for redemption, if redeemed during the twelve-month period commencing on June 17, 1998 of the years indicated below:

                                                                          REDEMPTION
YEAR                                                                         PRICE
-----------------------------------------------------------------------  -------------
1998...................................................................       103.0%
1999...................................................................       102.5%
2000...................................................................       102.0%
2001...................................................................       101.5%
2002...................................................................       101.0%
2003...................................................................       100.5%
2004...................................................................       100.0%

    If fewer than all of the outstanding shares of the Convertible Preferred Shares are to be redeemed, the number of shares to be redeemed shall be determined by the Board of Directors in good faith and the shares to be redeemed will be determined pro rata as nearly as practicable, or by such other method as the Board of Directors may determine to be fair and appropriate. Convertible Preferred Shares may not be redeemed unless full cumulative dividends have been paid on the Convertible Preferred Shares for all past dividend periods.

    Notice of redemption of Convertible Preferred Shares will be given by (i) first-class mail, not less than 30 nor more than 60 days prior to the date fixed for redemption thereof, to each record holder of shares of Convertible Preferred Shares to be redeemed at the address of such holder in the books of the Corporation and (ii) publication in THE WALL STREET JOURNAL. On the date such notices are mailed, the Corporation shall issue a press release announcing the redemption. The mailed and published notice shall state, as appropriate: (1) the redemption date and record date for purposes of such redemption; (2) the number of shares of Convertible Preferred Shares to be redeemed and, if fewer than all outstanding shares of Convertible Preferred Shares held by any holder are to be redeemed, the number of shares to be redeemed from such holder; (3) the place or places at which certificates for such shares are to be surrendered; (4) the then current redemption price; and (5) that dividends on the Convertible Preferred Shares to be redeemed shall cease to accrue on such Redemption Date, except as otherwise provided herein. If such notice of redemption has been given, from and after the specified redemption date (unless the Corporation defaults in making payment of the redemption price), dividends on the Convertible Preferred Shares so called for redemption will cease to accrue, such shares will no longer be deemed to be outstanding, and all rights of the holders thereof as stockholders of the Corporation (except the right to receive the redemption price and any dividends due on a dividend payment date after the redemption date relating to a dividend record date prior to such redemption date) will cease.

    8. CHANGE IN CONTROL. If there occurs a Change in Control (as defined below) with respect to the Corporation, then each share of Convertible Preferred Shares may be converted (the rights to convert described in this Section referred to as the "Special Conversion Rights"), at the option of the holder thereof at any time from the date of such Change in Control until the expiration of 60 days after the date of the Conversion Notice (as defined below) by the Corporation to all holders of the Convertible Preferred Shares, into, at its option, either (A) such number of fully paid and non-assessable shares of Class B Common Shares as is equal to the Stated Value of the Convertible Preferred Shares divided by the Special Conversion Price (as defined below) or (B) an amount in cash equal to the Stated Value of the Convertible Preferred Shares plus an amount equal to any accrued but unpaid dividends thereon. The "Special Conversion Price" shall be the closing price of the Class B Common Shares on the last trading day prior to the date the Corporation gives the Conversion Notice (as defined below) to the holders of Convertible Preferred Shares.

    Within five days after the occurrence of a Change in Control, the Corporation shall give notice of the occurrence of the Change in Control and of the Special Conversion Rights set forth herein in accordance with the procedures set forth below to each holder of Convertible Preferred Shares (the "Conversion Notice").

    Each Conversion Notice shall state:

    (a) that a Change in Control has occurred (and shall specify the date of occurrence), and that the holder's Special Conversion Rights may be exercised in accordance with this Section;

    (b) the expiration date of the Special Conversion Rights;

    (c) that a holder of Convertible Preferred Shares, in order to exercise Special Conversion Rights, must deliver on or before the fifth day prior to the expiration date of the Special Conversion Rights written notice to the Corporation of the holder's exercise of those rights, together with the certificate evidencing such holder's shares with respect to which the rights are being exercised, duly endorsed for transfer;

    (d) the Special Conversion Price and the Conversion Price which would otherwise be applicable;

    (e) a description of the procedure which a holder must follow to exercise its Special Conversion Rights; and

    (f) that holders of Convertible Preferred Shares electing to have such shares converted will be required to surrender the certificates evidencing such shares for delivery of shares of Class B Common Shares.

    The Conversion Notice shall be given by first-class mail, postage paid, to the holders of record of Convertible Preferred Shares at their respective addresses as they appear on the books of the Corporation.

    No failure of the Corporation to give the Conversion Notice shall limit any holder's right to exercise its Special Conversion Rights.

    Exercise of the Special Conversion Rights by a holder of Convertible Preferred Shares will be irrevocable. The Corporation shall not enter into any consolidation, merger or sale of assets, unless in connection therewith the holders of Convertible Preferred Shares exercising Special Conversion Rights will be entitled to receive the same consideration as received for the number of shares of Class B Common Shares into which their shares of Convertible Preferred Shares would have been converted pursuant to the Special Conversion Rights. The Special Conversion Rights are in addition to the regular Conversion Rights that apply to the Convertible Preferred Shares.

    The Corporation may, at its option, elect to pay holders of Convertible Preferred Shares exercising Special Conversion Rights an amount in cash equal to the Stated Value of the Convertible Preferred Shares plus an amount equal to any accrued but unpaid dividends thereon.

    "Change in Control" means any of the following: (i) the sale, lease, conveyance or other disposition of all or substantially all of the Corporation's assets as an entirety or substantially as an entirety to any person or "group" (within the meaning of Section 13(d)(3) of the 1934 Act) in one or a series of transactions, provided that a transaction where the holders of Common Shares immediately prior to such transaction own, directly or indirectly, 50% or more of the common stock of such person or group immediately after such transactions shall not be a Change in Control; (ii) the acquisition by the Corporation and/or any of its subsidiaries of 50% or more of the aggregate voting power of the Common Shares in one transaction or a series of related transactions; (iii) the liquidation or dissolution of the Corporation, provided that a liquidation or dissolution of the Corporation which is part of a transaction or series of related transactions that does not constitute a Change in Control under the "provided" clause of clause (i) above shall not constitute a Change in Control under this clause (iii); or (iv) any transaction or series of transactions (as a result of a tender offer, merger, consolidation or otherwise) that results in, or that is in connection with, (a) any person, including a "group" (within the meaning of Section 13(d)(3) of the 1934 Act) that includes such person, acquiring "beneficial ownership" (as defined in Rule 13d-3 under the 1934 Act), directly or indirectly, of 50% or more of the aggregate voting power of the Common Shares of the Corporation or any person that possesses "beneficial ownership" (as defined in Rule 13d-3 under the 1934 Act), directly, of 50% or more of the aggregate voting Power of the Common Shares, or (b) less than 50% (measured by the aggregate voting power of all classes) of the Corporation's Common Shares being registered under Section 12(b) or 12(g) of the 1934 Act.

    9. STATUS OF REACQUIRED SHARES. If shares of Convertible Preferred Shares are converted pursuant to Section 6 hereof or redeemed pursuant to Section 7 hereof, the shares so converted or redeemed shall, upon compliance with any statutory requirements, assume the status of authorized but unissued shares of preferred stock of the Corporation, but may not be reissued as Convertible Preferred Shares.

    10. RESERVED SHARES. So long as any shares of Convertible Preferred Shares remain outstanding, the Corporation agrees to keep reserved for issuance in connection with the conversion of the Convertible Preferred Shares at all times a number of authorized but unissued shares of Class B Common Shares at least equal to 150% of the number of shares of Class B Common Shares issuable upon conversion at the Conversion Price of all of the Convertible Preferred Shares outstanding at such time. The Corporation shall take all action necessary so that Class B Common Shares so issued will be validly issued, fully paid and non-assessable. The Corporation shall use its best efforts to list the Class B Common Shares required to be delivered upon conversion of the shares of Convertible Preferred Shares, prior to such conversion, upon each national securities exchange, if any, upon which the outstanding Common Shares are listed at the time of such delivery.

    11. PREEMPTIVE RIGHTS. The Convertible Preferred Shares are not entitled to any preemptive or subscription rights in respect of any securities of the Corporation.

    12. NOTICES. Except as otherwise provided herein, all notices, requests, demands, and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered by and when sent by telex or telecopier (with receipt confirmed), provided a copy is also sent by express (overnight, if possible) courier, addressed (i) in the case of a holder of Convertible Preferred Shares, to such holder's address as it appears on the books of the Corporation, and (ii) in the case of the Corporation, to the Corporation's principal executive offices to the attention of the Corporation's President,

    13. SEVERABILITY OF PROVISIONS. Whenever possible, each provision of this paragraph C shall be interpreted in a manner as to be effective and valid under applicable law, but if any provision hereof is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or otherwise adversely affecting the remaining provisions hereof. If a court of competent jurisdiction should determine that a provision hereof would be valid or enforceable if a period of time were extended or shortened or a particular percentage were increased or decreased, then such court may make such change as shall be necessary to render the provision in question effective and valid under applicable law.

                                       V

    The number of Directors of the Corporation shall be twelve. The number of Directors may hereafter be fixed from time to time by bylaw or amendment duly adopted by the Board of Directors, provided, however, that the number of Directors shall not be more than twelve nor less than five, except as otherwise may be required to implement the provisions of paragraph C.5(b) of Article IV hereof.

                                       VI

    A. The Board of Directors shall be and is divided in to three classes, Class I, Class II and Class III. The number of Directors in each class shall be the whole number contained in the quotient arrived at by dividing the authorized number of Directors by three, and if a fraction is also contained in such quotient then if such fraction is one-third (1/3) the extra Director shall be a member of Class I and if the fraction is two-thirds (2/3) one of the extra Directors shall be a member of Class I and the other shall be a member of Class
II. Each Director shall serve for a term ending on the date of the third annual meeting following the annual meeting at which such Director was elected, provided, however, that the Directors initially appointed to Class I shall serve for a term ending on the date of the third annual meeting next following the date hereof, the Directors initially appointed to Class II shall serve for a term ending on the date of the second annual meeting next following the date hereof, and the Directors initially appointed to Class III shall serve for a term ending on the date of the first annual meeting next following the date hereof.

    B. In the event of any increase or decrease in the authorized number of Directors, (1) each Director then serving as such shall nevertheless continue as a Director of the class of which he is a member until the expiration of his current term, or his prior death, resignation or removal, and (2) the newly created or eliminated Directorships resulting from such increase shall be apportioned by the Board of Directors to such class or classes as shall, so far as possible, bring the number of Directors in the respective classes into conformity with the formula in this Article, as applied to the new authorized number of Directors.

    C. Notwithstanding any of the foregoing provisions of this Article, each Director shall serve until his successor is elected and qualified or until his death, resignation or removal. A Director shall not be removed from office prior to the expiration of his term except by the affirmative vote or written consent of not less than sixty-six and two-thirds percent (66 2/3%) of the total votes entitled to be cast in an election of Directors. Should a vacancy occur or be created, the remaining Directors (even though less than a quorum) may fill the vacancy for the full term of the class in which the vacancy occurs or is created.

                                      VII

    A. In addition to requirements of any applicable statute, the affirmative vote or written consent of not less than 66 2/3% of the total votes entitled to be cast in an election of Directors, considered for purposes of this Article as one class, shall be required for approval or authorization of any Business Transaction (as hereinafter defined) between the Corporation and any Control Person (as hereinafter defined); provided, however, that such additional voting requirement shall not be applicable if:

        (1) The Business Transaction was approved by a two-thirds vote of the Board of Directors of the Corporation prior to the acquisition by the Control Person, together with its Affiliates and Associates (as hereinafter defined), of stock of the Corporation, which, in the aggregate, bears the rights to 10% or more of the total votes entitled to be cast in an election of Directors; or

        (2) The Business Transaction was approved by a two-thirds vote of the Board of Directors of the Corporation after the acquisition by the Control Person, together with its Affiliates and Associates, of stock of the Corporation, which, in the aggregate, bears the rights to 10% or more of the total votes entitled to be cast in an election of Directors, and such acquisition by such Control Person and its Affiliates and Associates was unanimously approved by the Board of Directors of the Corporation; or

        (3) The Business Transaction is solely between the Corporation and another corporation, 50% or more of the voting stock of which is owned by the Corporation and none of which is owned by a Control Person, and each holder of stock of the Corporation receives the same type of consideration in proportion to his holdings; or

        (4) Both of the following are satisfied:

           (a) the cash or fair market value of the property, securities or other consideration to be received per share in the Business Transaction by holders of the stock of the Corporation is not less than the higher of
       (i) the highest price per share (including brokerage commissions, soliciting dealers' fees, dealer-management compensation, and other expenses, including, but not limited to, newspaper advertisements, printing and attorney's fees) paid by such Control Person in acquiring any of its holdings of the Corporation's stock, or (ii) the highest per share market price of the stock of the Corporation during the 3-month period immediately preceding the date of the proxy statement described in
       (c) below; and

           (b) a proxy statement responsive to the requirements of the 1934 Act shall be mailed to public stockholders of the Corporation for the purpose of soliciting stockholder approval of such Business Transaction and shall contain at the front thereof, in a prominent place, any recommendations as to the advisability (or inadvisability) of the Business Transaction which the Continuing Directors, or any of them, may choose to state, and, if deemed advisable by a majority of the Continuing Directors, an opinion of a reputable investment banking firm as to the fairness (or unfairness) of the terms of such Business Transaction, from the point of view of the remaining public stockholders of the Corporation (such investment banking firm to be selected by a majority of the Continuing Directors and to be paid a reasonable fee for their services by the Corporation upon receipt of such opinion).

    B.  For the purposes of this Article:

        (1) The term "Control Person" shall mean and include any individual, corporation, partnership or other person or entity which, together with its Affiliates and Associates, "beneficially owns" (as this term is defined on the date on which this Article becomes effective in Rule 13d-3 of the General Rules and Regulations under the 1934 Act) in the aggregate, stock of the Corporation, which bears the rights to 10% or more of the total votes entitled to be cast in an election of Directors, and any Affiliate or Associate (as those terms are defined on the date of which this Article is adopted in Rule 12b-2 of the General Rules and Regulations under the 1934
    Act) of any such individual, corporation, partnership or other person or entity;

        (2) The term "Business Transaction" shall mean (a) any merger or consolidation of the Corporation with or into a Control Person, (b) any sale, lease, exchange, transfer or other disposition, including without limitation a mortgage or any other security device, of all or any Substantial Part (as hereinafter defined) of the assets of the Corporation (including, without limitation, any voting securities of a subsidiary) or of a subsidiary, to a Control Person, (c) any merger of consolidation of a Control Person with or into the Corporation or a subsidiary of the Corporation, (d) any sale, lease, exchange, transfer or other disposition of all or any Substantial Part (as hereinafter defined) of the assets of a Control Person to the Corporation or a subsidiary of the Corporation, (e) the issuance of any securities of the Corporation or a subsidiary of the Corporation to a Control Person, (f) the acquisition by the Corporation or a subsidiary of the Corporation of any securities of a Control Person, (g) any reclassification or recapitalization (including any reverse stock split) involving stock of the Corporation, consummated within five (5) years after a Control Person becomes a Control Person, (h) any plan or proposal by a Control Person for the dissolution or liquidation of the Corporation, and
    (i) any agreement, contract or other arrangement providing for any of the transactions described in this definition of Business Transaction;

        (3) The term "Continuing Director" shall mean any Director who was elected by the public stockholders of the Corporation prior to the acquisition by the Control Person, together with its Affiliates and Associates, in the aggregate, of stock of the Corporation, which bears the rights to 10% or more of the total votes entitled to be cast in an election of Directors, or a person recommended by succeed a Continuing Director by a majority of Continuing Directors;

        (4) The term "Substantial Part" shall mean more than 10% of the total assets of the Corporation in question as of the end of its most recent fiscal year ending prior to the time that the termination is being made;

        (5) Without limitation, any stock of the Corporation which any Control Person has the right to acquire at any time pursuant to any agreement, or upon exercise of conversion rights, warrants or options, or otherwise, shall be deemed outstanding and beneficially owned by such Control Person for purposes of this Article only;

        (6) For the purpose of subparagraph 4 of paragraph A of this Article, the phrase, "other consideration to be received" shall include, without limitation, stock of the Corporation retained by its existing public stockholders in the event of a Business Transaction with such Control Person in which the Corporation is the surviving corporation.

    C. The provisions set forth in this Article shall not be repealed or amended in any respect or in any manner, including any merger of consolidation of the Corporation with any corporation, unless the surviving corporation's Certificate of Incorporation contains an Article to the same effect as this Article, except by the affirmative vote or written consent of not less than 66 2/3% of the total votes entitled to be cast in an election of Directors attributable to stock owned by persons other than a Control Person.

    D. A majority of the Continuing Directors shall have the power and duty to determine for purposes of this Article on the basis of information known to them:

        (1) Whether any proposed transaction is a Business Transaction and within the scope of this Article;

        (2) Whether a stockholder is a Control Person; and

        (3) For the purposes of subparagraph 4 of paragraph A, the per share market value to be paid to stockholders in the Business Transaction and the highest per share price paid by the Control Person in acquiring any of its holdings of the Corporation's stock.

                                      VIII

    In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter or repeal the By-Laws of the Corporation.

                                       IX

    No Director shall be personally liable to the corporation or any stockholder for monetary damages for breach of fiduciary duty as a director, except for any matter in respect of which such director shall be liable under Section 174 of Title 8 of the Delaware Code (relating to the Delaware General Corporation Law) or any amendment thereto or successor provision thereto or shall be liable by reason that, in addition to any and all other requirements for such liability, he (i) shall have breached his duty of loyalty to the corporation or its stockholders, (ii) shall not have acted in good faith, (iii) shall have acted in a matter involving intentional misconduct or a knowing violation of law or, in failing to act, shall have acted in a manner involving intentional misconduct or a knowing violation of law or, (iv) shall have derived an improper personal benefit. Neither the amendment nor repeal of this Article Nine, nor the adoption of any provision of the Certificate of Incorporation inconsistent with this Article Nine, shall eliminate or reduce the effect of this Article Nine in respect of any matter occurring or any cause of action, suit or claim that, but for this Article Nine would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

                                   APPENDIX B

DILLON, READ & CO. INC.

                                                             535 Madison Avenue
                                                           New York, New York
                                                                  10022
                                                              212-906-7000

August 30, 1996
The Board of Directors
PacifiCare Health Systems, Inc.
5995 Plaza Drive
Cypress, CA 90630

Gentlemen and Madame:

    You have requested our opinion as to the fairness, from a financial point of view, to PacifiCare Health Systems, Inc. ("PacifiCare") and the holders (the "PacifiCare Stockholders") of Class A Common Stock and Class B Common Stock of PacifiCare of the consideration to be paid to the holders (the "Company Stockholders") of Common Stock and Series A Cumulative Convertible Preferred Stock of FHP International Corporation (the "Company") in connection with the proposed merger of Tree Acquisition Corp., a wholly-owned subsidiary of N-T Holdings, Inc. ("Holdings"), into the Company (the "Company Merger") and the merger of Neptune Merger Corp., a wholly-owned subsidiary of Holdings, into PacifiCare (the "PacifiCare Merger" and, together with the Company Merger, the "Mergers") as fully described in the draft, dated August 30, 1996, of the Amended and Restated Agreement and Plan of Reorganization (the "Merger Agreement") delivered to us by you.

    The terms of the Mergers are set forth in the Merger Agreement and provide that (a) in the Company Merger, (i) each share of Common Stock of the Company outstanding at the effective time of the Merger (the "Effective Time") will be converted into the right to receive (x) an amount of cash equal to $17.50, (y)
0.058 shares (subject to adjustment in accordance with the Merger Agreement) of Class A Common Stock of Holdings and (z) 0.201 shares (subject to adjustment in accordance with the Merger Agreement) of Class B Common Stock of Holdings, (ii) in the event that the holders of a majority of the outstanding Common Stock of the Company and the holders of 66 2/3% of the outstanding Series A Cumulative Convertible Preferred Stock of the Company adopt and approve an amendment to the Company's Restated and Amended Certificate of Incorporation as provided in the Merger Agreement (the "Required Vote"), each share of Series A Cumulative Convertible Preferred Stock of the Company outstanding at the Effective Time will be converted into (y) an amount of cash equal to $14.113 and (z) one-half of a share of a series of cumulative convertible preferred stock of Holdings and
(iii) in the event the Required Vote is not received, each share of Series A Cumulative Convertible Preferred Stock of the Company shall have the "Special Conversion Rights" described in the Company's Certificate of Designation with respect to the Series A Cumulative Convertible Preferred Stock and the other rights described in the Merger Agreement and (b) in the PacifiCare Merger, (i) each share of Class A Common Stock of PacifiCare outstanding at the Effective Time will be converted into the right to receive one share of Class A Common Stock of Holdings and (ii) each share of Class B Common Stock of PacifiCare outstanding at the Effective Time will be converted into the right to receive one share of Class B Common Stock of Holdings.

    Dillon, Read & Co. Inc. has acted as financial advisor to the Board of Directors of PacifiCare in connection with the Mergers. In the ordinary course of business, we have traded the debt and equity securities of PacifiCare and the Company for our own account and the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

    In arriving at our opinion, we have (i) reviewed the Amended and Restated Agreement and Plan of Reorganization and the Amended and Restated Certificate of Incorporation, (ii) reviewed certain business and historical financial information relating to PacifiCare and the Company, (iii) reviewed certain financial forecasts and other data provided to us by PacifiCare and the Company relating to the business and prospects of PacifiCare and the Company, (iv) conducted discussion with members of senior management of PacifiCare and the Company with respect to, among other things, the business and prospects of PacifiCare and the Company, (v) reviewed the historical market trading prices and volumes of the Common Stock of the Company, (vi) reviewed publicly available financial and stock market data with respect to certain other companies in lines of business that we believe to be generally comparable to those of the Company, (vii) compared the proposed financial terms of the Mergers with the financial terms of certain other merger and acquisitions which we believe to be generally comparable to the Mergers, (viii) considered the pro forma financial effects of the Mergers on Holdings and (ix) conducted such other financial studies, analyses and investigations, and considered such other information, as we deemed relevant.

    In connection with our review, we have not assumed any responsibility for independent verification of any of the foregoing information and have, with your consent, relied on its being complete and accurate in all material aspects. In addition, we have not made any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of PacifiCare or the Company or any of their subsidiaries, nor have we been furnished with any such evaluation or appraisal. With respect to the financial forecasts referred to above, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the respective management of PacifiCare and the Company as to the future financial performance of their respective companies. Further, our opinion is based on economic, monetary and market conditions existing on the date hereof.

    Based upon and subject to the foregoing, we are of the opinion, as of the date hereof, that the consideration to be paid to the Company Stockholders in the Mergers is fair to PacifiCare and the PacifiCare Stockholders from a financial point of view.

                                          Very truly yours,
                                          DILLON, READ & CO. INC.

                                   APPENDIX C

                                                            As of August 4, 1996

Board of Directors
FHP International Corporation
9900 Talbert Avenue
P.O. Box 8000
Fountain Valley, CA 92728-8000

Gentlemen:

    FHP International Corporation ("FHP"), PacifiCare Health Systems, Inc. ("PacifiCare"), N-T Holdings, Inc. ("Holding"), a newly formed corporation, and two wholly owned subsidiaries of Holding ("FHP Sub" and "Neptune Sub", respectively) have entered into an Agreement and Plan of Reorganization, dated as of August 4, 1996 (the "Reorganization Agreement"), pursuant to which FHP Sub will be merged into FHP and Neptune Sub will be merged into PacifiCare (collectively, the "Mergers") with the result that FHP and PacifiCare will become wholly owned subsidiaries of Holding. In the Mergers, (i) each outstanding share of Class A Common Stock, par value $.01 per share, of PacifiCare not owned directly or indirectly by PacifiCare or FHP will be converted into the right to receive one share of Class A Common Stock of Holding ("Holding Class A Common Stock") and each outstanding share of Class B Common Stock, par value $.01 per share, of PacifiCare not owned directly or indirectly by PacifiCare or FHP will be converted into the right to receive one share of Class B Common Stock of Holding ("Holding Class B Common Stock") and (ii) each outstanding share of FHP's common stock, par value $0.05 per share (the "FHP Common Stock"), not owned directly or indirectly by PacifiCare or FHP will be converted into the right to receive (A) $17.50 in cash, (B) a portion of the
2.35 million newly issued shares of Holding Class A Common Stock to be issued on a pro rata basis to holders of the FHP Common Stock, (C) such portion of a share of Holding Class B Common Stock as is necessary to represent, together with the value of Holding Class A Common Stock received under clause (B) above (assuming per share values of $67 for the Holding Class A Common Stock and $68 for the Holding Class B Common Stock), $17.50 in value, subject to adjustment based on subsequent trading prices as provided in the Reorganization Agreement and (D) a portion of the rights (the "Talbert Rights") to acquire the common stock of Talbert Medical Management Corp. held by FHP to be issued pro rata to holders of the FHP Common Stock and to holders of FHP's Series A Cumulative Convertible Preferred Stock, par value $0.05 per share (the "FHP Preferred Stock"), based on the number of FHP Common Stock into which such FHP Preferred Stock are convertible.

    In the Mergers, each outstanding share of FHP Preferred Stock not owned directly or indirectly by PacifiCare or FHP and not converted pursuant to conversion rights described in the certificate of designation with respect to the FHP Preferred Stock will be converted into (in addition to the right to receive the Rights allocable to such FHP Preferred Stock) the right to receive
(i) $14.113 in cash and (ii) one-half share of a new class of cumulative convertible preferred stock of Holding (the "Holding Preferred Stock") having the terms set forth in Article IV.C of the Amended and Restated Certificate of Incorporation of Holding, which is included as Exhibit 1.4A to the Reorganization Agreement (the "Amended and Restated Holding Certificate of Incorporation").

    You have asked us whether, in our opinion, the proposed consideration to be received by the holders of the FHP Common Stock and the FHP Preferred Stock (other than, in each case, PacifiCare and its subsidiaries) in the Mergers is fair to such shareholders from a financial point of view.

    In arriving at the opinion set forth below, we have, among other things:

    (1) Reviewed FHP's Annual Reports, Forms 10-K and related financial information for the five fiscal years ended June 30, 1995 and FHP's Forms 10-Q and the related unaudited financial information for the quarterly periods ending September 30, 1995, December 31, 1995 and March 31, 1996;

    (2) Reviewed PacifiCare's Annual Reports, Forms 10-K and related financial information for the five fiscal years ended September 30, 1995 and PacifiCare's Forms 10-Q and the related unaudited financial information for the quarterly periods ending December 31, 1995 and March 31, 1996;

    (3) Reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets and prospects of FHP and PacifiCare, furnished to us by FHP and PacifiCare;

    (4) Conducted discussions with members of senior management of FHP and PacifiCare concerning their respective businesses and prospects and estimated synergies resulting from the Mergers;

    (5) Reviewed the historical market prices and trading activity for the FHP Common Stock and the shares of Common Stock of PacifiCare and compared them with that of certain publicly traded companies which we deemed to be reasonably similar to FHP and PacifiCare, respectively;

    (6) Compared the results of operations of FHP and PacifiCare with that of certain companies which we deemed to be reasonably similar to FHP and PacifiCare, respectively;

    (7) Compared the proposed financial terms of the transactions contemplated by the Reorganization Agreement with the financial terms of certain other mergers and acquisitions which we deemed to be relevant;

    (8) Reviewed the Reorganization Agreement;

    (9) Reviewed a draft (dated July 31, 1996) of Article IV.C of the proposed Amended and Restated Holding Certificate of Incorporation;

    (10) Considered certain pro forma financial effects of the Mergers; and

    (11) Reviewed such other financial studies and analyses and performed such other investigations and took into account such other matters as we deemed necessary including our assessment of general economic, market and monetary conditions.

    In preparing our opinion, we have relied on the accuracy and completeness of all information supplied or otherwise made available to us by FHP and PacifiCare, and we have not independently verified such information or undertaken an independent appraisal of the assets or liabilities of FHP or PacifiCare. We have evaluated FHP on a consolidated basis and have not performed a separate valuation analysis of Talbert Medical Management Corp. on a stand-alone basis or attributed any value to the Rights. With respect to the financial forecasts furnished by FHP and PacifiCare, we have assumed that they have been reasonably prepared and reflect the best currently available estimates and judgment of FHP's or PacifiCare's management as to the expected future financial performance of FHP or PacifiCare, as the case may be. We have, with your approval, assumed that the Mergers will qualify as transactions under
Section 351(a) of the Internal Revenue Code of 1986, as amended. Our opinion is necessarily based on market, economic and other conditions as they exist on the date hereof. In addition, we express no opinion as to prices at which Holding Class A Common Stock, Holding Class B Common Stock or Holding Preferred Stock will trade following consummation of the Mergers.

    We have acted as financial advisor to FHP in connection with the Mergers and will receive a fee for our services, payment of a significant portion of which is contingent upon consummation of the

Mergers. We have, in the past, provided financial advisory and financing services to FHP and have received fees for the rendering of such services. In addition, in the ordinary course of our business, we may actively trade securities of FHP, PacifiCare and Holding for our own account and for the accounts of our customers and, accordingly, we may from time to time hold long or short positions in such securities.

    It is understood that this letter is for the information of the Board of Directors of FHP and may not be relied upon or used for any other purpose without our prior written consent; provided, however, that this letter may be reproduced in full in the proxy statement/prospectus to be mailed to FHP's shareholders in connection with the Mergers. This letter does not constitute a recommendation to any shareholder as to how such shareholder should vote with respect to the Mergers.

    On the basis of, and subject to the foregoing, we are of the opinion that the proposed consideration to be received by the holders of the FHP Common Stock and FHP Preferred Stock other than PacifiCare and its subsidiaries pursuant to the Mergers is fair to such shareholders from a financial point of view.

                                          Very truly yours,
                                          MERRILL LYNCH, PIERCE, FENNER &
                                           SMITH INCORPORATED
                                          By __/s/__Douglas Braunstein__________
                                             Managing Director
                                             Investment Banking Group

                                   APPENDIX D
                                  SECTION 262
                        DELAWARE GENERAL CORPORATION LAW
                                APPRAISAL RIGHTS

    262 APPRAISAL RIGHTS. (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to Section228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of his shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

        (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to Section251 (other than a merger effected pursuant to subsection (g) of Section251), Section252, Section254, Section257, Section258, Section263 or Section264 of this title:

           (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in SUBSECTION (F) of Section251 of this title.

           (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to SectionSection251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

               a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

               b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

               c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

               d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

           (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

        (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

        (d) Appraisal rights shall be perfected as follows:

           (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of his shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

           (2) If the merger or consolidation was approved pursuant to Section228 or Section253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Any stockholder entitled to appraisal rights may, within twenty days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either
       (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only to be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive such notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given; provided that, if the notice is given on or after the effective date of the merger or consolidation, the record date shall be the effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the next day preceding the day on which the notice is given.

        (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw his demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after his written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

        (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

        (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

        (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted his certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that he is not entitled to appraisal rights under this section.

        (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

        (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

        (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection
    (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of his demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

        (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                                   APPENDIX E
                                 SECOND AMENDED
                           1992 NON-OFFICER DIRECTORS
                               STOCK OPTION PLAN
                                       OF
                        PACIFICARE HEALTH SYSTEMS, INC.

1.  PURPOSE.

    This Second Amended 1992 Non-Officer Directors Stock Option Plan (the "Plan") of PacifiCare Health Systems, Inc., a Delaware corporation (the "Company"), is intended to promote the best interests of the Company and its stockholders by strengthening the Company's ability to attract and retain the services of experienced and knowledgeable non-officer directors and to provide additional incentive for such directors to continue to work for the best interests of the Company and its stockholders. The options granted hereunder are not intended to qualify under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), as incentive stock options.

2.  AMOUNT AND SOURCE OF STOCK.

    The shares of stock subject to options shall be shares of the Company's Class B Common Stock, par value $0.01 per share (the "Class B Common Stock"). The total number of shares of Class B Common Stock which may be the subject of options granted pursuant to this Plan shall be limited so that the total number of shares of Class B Common Stock issued upon the exercise of options granted under this Plan shall not exceed 390,000, subject to adjustment as provided in
Section 10 of this Plan. In the event that any option granted hereunder expires or is terminated or canceled prior to its exercise in full for any reason, the shares subject to such option shall be added to the shares of Class B Common Stock otherwise available for issuance pursuant to the exercise of options under this Plan.

3.  ADMINISTRATION OF THE PLAN.

    (a) DUTIES AND POWERS OF THE COMMITTEE. This Plan shall be administered by a committee of the Board of Directors of the Company (the "Board") comprised of two or more members of the Board, selected by the Board (the "Committee"). It shall be the duty of the Committee to conduct the general administration of this Plan in accordance with its provisions. The Committee shall have the power to interpret this Plan and the respective option agreements and to adopt such rules for the administration, interpretation and application of this Plan as are consistent therewith and to interpret, amend or revoke any such rules. The Committee shall have no authority with respect to the selection from among the eligible individuals to whom options are to be granted (any such individual being hereinafter referred to as the "optionee" or the "holder") or the number or maximum number of shares of Class B Common Stock subject to any option that is granted to an eligible individual. The selection of optionees and the number of shares subject to each option shall be determined in accordance with Section 4 of this Plan.

    (b) MAJORITY RULE. The Committee shall act by a majority of its members in office. The Committee may act either by vote at a meeting or by a memorandum or other written instrument signed by a majority of the Committee.

    (c) COMPENSATION; PROFESSIONAL ASSISTANCE; GOOD FAITH ACTIONS. Members of the Committee shall not receive compensation for their services as members but all expenses and liabilities they incur in connection with the administration of this Plan shall be borne by the Company. The Committee may, with the approval of the Board, employ attorneys, consultants, accountants, appraisers, brokers or other persons. The Committee, the Company and its officers and directors shall be entitled to rely upon the advice, opinions or valuations of any such persons. All actions taken and all interpretations and determinations made by the Committee in good faith shall be final and binding upon all optionees, the Company and all other interested persons. No member of the Committee shall be personally liable for any action, determination or interpretation made in good faith with respect to this Plan or the options and all members of the Committee shall be fully protected by the Company in respect to any such action, determination or interpretation.

4.  GRANT OF STOCK OPTIONS.

    (a) ELIGIBILITY. All non-officer directors of the Company, who are not eligible to receive options under the Second Amended and Restated 1989 Stock Option Plan for Officers and Key Employees of the Company, as amended (the "1989 Plan"), shall be eligible to receive options hereunder (the "Eligible Directors").

    (b)  STOCK OPTION GRANTS.

        (i) The Committee shall, subject to the applicable limits of this Plan, automatically grant each Eligible Director, upon being elected to the Board, options to purchase 10,000 shares of Class B Common Stock.

        (ii) The Committee shall, subject to the applicable limits of this Plan, automatically grant each Eligible Director annually options to purchase 5,000 shares of Class B Common Stock on the 31st day of December in each calendar year commencing December 31, 1996; provided that the optionee shall not have been eligible to receive options under the 1989 Plan for all or any part of the preceding 12-month period and shall have served on the Board the entire preceding 12-month period. If additional Eligible Directors are hereafter appointed to the Board, the Committee shall, subject to the applicable limits of this Plan, automatically grant annually each such person options to purchase 5,000 shares of Class B Common Stock on the 31st day of December in each calendar year commencing with the first December 31st following the date on which such director was appointed; so long as the director is then eligible for the granting of options pursuant to this Plan and has not been eligible to receive options under the 1989 Plan for all of the preceding 12-month period, and, such director shall have served on the Board the entire preceding 12-month period. If the number of shares of Class B Common Stock which may be the subject of options under this Plan is not sufficient to make all automatic grants required to be made pursuant to this Plan on the applicable date, the number of shares of Class B Common Stock subject to the options granted to each director shall be reduced on a pro rata basis.

    (c) OPTION PRICE. The exercise price for the shares of Class B Common Stock purchasable under any option granted hereunder shall be an amount equal to 100 percent of the Fair Market Value of the Class B Common Stock on the date of grant. For purposes of this Plan, the "Fair Market Value" of the Class B Common Stock on a given date shall be based upon: (i) the closing price per share of the Class B Common Stock on the principal exchange on which the Class B Common Stock is then trading, if any, on such date, or, if the Class B Common Stock was not traded on such date, then on the next preceding trading day during which a sale occurred; or (ii) if the Class B Common Stock was not traded on an exchange but is quoted on the National Association of Securities Dealers Automatic Quotation System ("Nasdaq") or a successor quotation system, (1) the last sales price (if the Class B Common Stock is then listed as a National Market Issue under the Nasdaq National Market System), or (2) the mean between the closing representative bid and asked prices (in all other cases) for the Class B Common Stock on such date as reported by Nasdaq or such successor quotation system; or
(iii) if the Class B Common Stock is not publicly traded on an exchange and not quoted on Nasdaq or a successor quotation system, the mean between the closing bid and asked prices for the Class B Common Stock on such date as determined in good faith by the Committee; or (iv) if the Class B Common Stock is not publicly traded, the fair market value established by the Committee acting in good faith.

5.  TERMS AND CONDITIONS OF OPTIONS; VESTING.

    (a) COMMENCEMENT OF EXERCISABILITY. Subject to Sections 5(b) and (c), and Sections 7, 8 and 14, each option granted under this Plan shall become exercisable in four cumulative installments as follows:

        (i) The first installment shall consist of 25 percent of the shares of Class B Common Stock covered by the option and shall become exercisable on the first anniversary of the date of grant;

        (ii) The second installment shall consist of 25 percent of the shares of Class B Common Stock covered by the option and shall become exercisable on the second anniversary of the date of grant;

       (iii) The third installment shall consist of 25 percent of the shares of Class B Common Stock covered by the option and shall become exercisable on the third anniversary of the date of grant; and

       (iv) The fourth installment shall consist of all remaining shares of Class B Common Stock covered by the option and shall become exercisable on the fourth anniversary of the date of grant.

    (b) VESTING CUMULATIVE. The installments provided for in this Section 5 are cumulative. Each such installment which becomes exercisable pursuant to
Section 5(a) shall remain exercisable until such installment becomes unexercisable under Section 7. No portion of an option which is unexercisable at Termination of Directorship (as defined in Section 7) shall thereafter be exercisable.

    (c) STOCK OPTION AGREEMENT. Subject to Section 14, the grant of options by the Committee shall be effective as of the date of grant; provided, however, that no option granted hereunder shall be exercisable unless and until the holder shall enter into an individual option agreement with the Company that shall set forth the terms and conditions of such option. Each such agreement shall expressly incorporate by reference the provisions of this Plan (a copy of which shall be made available for inspection by the optionee during normal business hours at the principal office of the Company) and shall state that in the event of any inconsistency between the provisions hereof and the provisions of such agreement, the provisions of this Plan shall govern.

6.  EXERCISE OF OPTIONS.

    (a) PERSON ELIGIBLE TO EXERCISE. During the lifetime of the optionee, only he, his guardian or legal representative may exercise an option granted to him, or any portion thereof. After the death of the optionee, any exercisable portion of an option may, prior to the time when such option becomes unexercisable under
Section 7, be exercised by his personal representative or by any person empowered to do so under the deceased optionee's will or under the applicable laws of descent and distribution.

    (b) PARTIAL EXERCISE. At any time and from time to time prior to when any exercisable option or exercisable portion thereof becomes unexercisable under
Section 7, such option or portion thereof may be exercised in whole or in part; provided, however, that the Company shall not be required to issue fractional shares and the number of shares for which an option may be partially exercised shall be not less than 100 shares.

    (c) MANNER OF EXERCISE. An exercisable option, or any exercisable portion thereof, may be exercised solely by delivery to the Secretary or Chief Financial Officer of the Company or their respective offices of all of the following prior to the time when such option or such portion becomes unexercisable under this
Plan:

        (i) Notice in writing signed by the optionee or other person then entitled to exercise such option or portion, stating that such option or portion is exercised, such notice complying with all applicable rules established by the Committee;

        (ii) (A) Full payment (in cash or by check) for the shares with respect to which such option or portion is hereby exercised;

           (B) With the consent of the Committee, shares of any class of the Company's stock owned by the optionee duly endorsed for transfer to the Company with a Fair Market Value (as determinable under Section 4(c)) on the date of delivery equal to the aggregate option price of the shares of Class B Common Stock with respect to which such option or portion is thereby exercised (which shares shall be owned by the optionee for more than six months at the time they are delivered);

           (C) With the consent of the Committee, any other form of cashless exercise permitted under Section 6(d) hereof; or

           (D) Any combination of the consideration provided in the foregoing subsections (A), (B) and (C);

       (iii) Such representations and documents as the Committee, in its absolute discretion, deems necessary or advisable to effect compliance with all applicable provisions of the Securities Act of 1933, as amended, and any other federal or state securities laws or regulations. The Committee may, in its absolute discretion, also take whatever additional actions it deems appropriate to effect such compliance including, without limitation, placing legends on share certificates and issuing stop transfer orders to transfer agents and registrars; and

       (iv) In the event that the option, or portion thereof, shall be exercised by any person or persons other than the optionee, appropriate proof of the right of such person or persons to exercise the option or portion thereof.

    (d) CASHLESS EXERCISE. The Company, in its sole discretion, may establish procedures whereby an optionee, to the extent permitted by and subject to the requirements of Rule 16b-3 under the Securities Exchange Act of 1934 (the "Exchange Act"), Regulation T issued by the Board of Governors of the Federal Reserve System pursuant to the Exchange Act, federal income tax laws, and other federal, state and local tax and securities laws, can exercise an option or a portion thereof without making a direct payment of the option price to the Company. If the Company so elects to establish a cashless exercise program, the Company shall determine, in its sole discretion and from time to time, such administrative procedures and policies as it deems appropriate provided such procedures and policies are consistent with those of any cashless exercise program established pursuant to the 1989 Plan. Such procedures and policies shall be binding on any optionee wishing to utilize the cashless exercise program.

7.  EXPIRATION OF OPTIONS.

    No option may be exercised to any extent by anyone after the first to occur of the following events:

        (i) The expiration of 10 years and one day from the date the option was granted; or

        (ii) The expiration of eight months from the time the optionee shall voluntarily or involuntarily cease to continue to serve as a director of the Company (a "Termination of Directorship"), unless such Termination of Directorship results from his death or disability; or

       (iii) The expiration of one year from the date of the optionee's Termination of Directorship by reason of his disability; or

       (iv) The expiration of one year from the date of optionee's death.

    For purposes of this Section 7, "disability" shall mean a medically determinable physical or mental impairment which has lasted or can be expected to last for a continuous period of not less than 12 months and which renders a director substantially unable to function as a director of the Company. Nothing contained herein or in any option agreement shall be construed to confer on any optionee any right to continue as a director of the Company.

8.  ACCELERATION OF VESTING UPON A CHANGE OF CONTROL.

    Notwithstanding anything to the contrary in Section 7 and/or any vesting provisions of any option, any option which has been held for at least six months shall become exercisable immediately upon the effective date of a "Change of Control." As used in this Section 8, the term "Change of Control" shall mean the occurrence of any of the following: (i) a business combination effectuated through the merger or consolidation of the Company with or into another entity where the Company is not the Surviving Organization; (ii) any business combination effectuated through the merger or consolidation of the Company with or into another entity where the Company is the Surviving Organization and such business combination occurred with an entity whose market capitalization prior to the transaction was greater than 50 percent of the Company's market capitalization prior to the transaction; (iii) the sale in a transaction or series of transactions of all or substantially all of the Company's assets; (iv) any "person" or "group" (within the meaning of Sections 13(d) and 14(d) of the Exchange Act) other than UniHealth, a California nonprofit public benefit corporation ("UniHealth"), acquires beneficial ownership (within the meaning of Rule 13d-3 of the Exchange Act), directly or indirectly, of 20 percent or more of the voting common stock of the Company and the beneficial ownership of the voting common stock of the Company owned by UniHealth at that date is less than or equal to the beneficial ownership interest of voting securities attributable to such other person or group; (v) a dissolution or liquidation of the Company; or (vi) the Company ceases to be subject to the reporting requirements of the Exchange Act as a result of a "going private transaction" (within the meaning of the Exchange Act). For purposes hereof, "Surviving Organization" shall mean any entity where the majority of the members of such entity's board of directors are persons who were members of the Company's board of directors prior to the merger, consolidation or other business combination and the senior management of the surviving entity includes all of the individuals who were the Company's executive management (the Company's chief executive officer and those individuals who report directly to the Company's chief executive officer) prior to the merger, consolidation or other business combination and such individuals are in at least comparable positions with such entity. The Committee may make such determinations and interpretations and adopt such rules and conditions as it, in its absolute discretion, deems appropriate in connection with a Change in Control and acceleration of exercisability. All such determinations and interpretations by the Committee shall be conclusive. Each optionee shall receive at least 10 days' notice prior to the effective date of the Change of Control that their options will be exercisable upon the effective date of the Change of Control and the officers of the Company shall make adequate provisions to permit all optionees to exercise their options as of the effective date of the Change of Control.

9.  NON-TRANSFERABILITY OF OPTIONS.

    No option or interest or right therein or part thereof shall be liable for the debts, contracts or engagements of the optionee or his successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law or judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy) and any attempted disposition thereof shall be null and void and of no effect; provided, however, that nothing in this Section 9 shall prevent transfers by will or by the applicable laws of descent and distribution.

10. ADJUSTMENTS UPON CERTAIN EVENTS.

    (a) CHANGES IN COMPANY'S SHARES. In the event that the outstanding shares of Class B Common Stock of the Company are hereafter changed into or exchanged for a different number or kind of shares or other securities of the Company, or of another corporation, by reason of reorganization, merger, consolidation, recapitalization, reclassification, stock split, stock dividend or combination of shares, or in the event of extraordinary cash or non-cash dividends being declared with respect to the outstanding shares of Class B Common Stock or other similar transactions, proportionate adjustments shall be made by the Committee in the number and kind of shares for the purchase of which options may be granted (including adjustments of the limitation on the maximum number and kind of shares which may be issued on exercise of options), which adjustments shall be consistent with comparable adjustments made pursuant to the corresponding provision in the 1989 Plan.

    (b) ADJUSTMENTS IN OUTSTANDING AWARDS. In the event that the outstanding shares of Class B Common Stock of the Company are hereafter changed into or exchanged for a different number or kind of shares or other securities of the Company, or of another corporation, by reason of reorganization, merger, consolidation, recapitalization, reclassification, stock split, stock dividend or combination of shares, or in the event of extraordinary cash or non-cash dividends being declared with respect to the outstanding shares of Class B Common Stock or other similar transactions, the Committee shall make proportionate adjustments in the number and kind of shares as to which all outstanding options, or portions thereof then unexercised, shall be exercisable, to the end that after such event the optionee's proportionate interest shall be maintained as before the occurrence of such event. Such adjustments shall be consistent with comparable adjustments made pursuant to the corresponding provision in the 1989 Plan. Such adjustment in an outstanding option shall be made without change in the total price applicable to the option or the unexercised portion of the option (except for any change in the aggregate price resulting from rounding-off of share quantities or prices) and with any necessary corresponding adjustment in option price per share. Any such adjustment made by the Committee shall be final and binding upon all optionees, the Company and all other interested persons.

11. GENERAL RESTRICTIONS.

    (a) CONDITIONS TO ISSUANCE OF STOCK CERTIFICATES. The shares of Class B Common Stock issuable and deliverable upon the exercise of any option, or any portion thereof, may be either previously authorized but unissued shares of Class B Common Stock or issued shares of Class B Common Stock which have then been reacquired by the Company. The Company shall not be required to issue or deliver any certificate or certificates for shares of Class B Common Stock purchased upon the exercise of any option or portion thereof prior to fulfillment of all of the following conditions:

        (i) The admission of such shares of Class B Common Stock to listing on all stock exchanges on which such class of stock is then listed;

        (ii) The completion of any registration or other qualification of such shares of Class B Common Stock under any state or federal law or under the rulings or regulations of the Securities and Exchange Commission or any other governmental regulatory body, which the Committee shall, in its absolute discretion, deem necessary or advisable;

       (iii) The obtaining of any approval or other clearance from any state or federal governmental agency which the Committee shall, in its absolute discretion, determine to be necessary or advisable;

       (iv) The payment to the Company of all amounts which it is required to withhold under federal, state or local law in connection with the exercise of the option; and

        (v) The lapse of such reasonable period of time following the exercise of the option as the Committee may establish from time to time for reasons of administrative convenience.

    (b) RIGHTS AS STOCKHOLDERS. The holders of options shall not be, nor have any of the rights or privileges of, stockholders of the Company in respect of any shares of Class B Common Stock receivable upon the exercise of any part of an option unless and until certificates representing the shares of Class B Common Stock have been issued by the Company to such holders.

12. WITHHOLDING TAX LIABILITY.

    (a) A holder of an option granted hereunder may elect to deliver shares of Class B Common Stock to the Company or have the Company withhold shares otherwise issuable upon the exercise of an option in order to satisfy federal, state and local withholding tax liability (a "share withholding election"), provided: (i) the Board or, if so designated, the Committee, shall not have revoked its advance approval of the holder's share withholding election; and (ii) the share withholding election is made on or prior to the date on which the amount of withholding tax liability is determined (the "Tax Date"). Notwithstanding the foregoing, a holder whose transactions in the Company's equity securities are subject to Section 16(b) of the Exchange Act may make a share withholding election only if the following additional conditions are met: (i) the withholding is made at least six months after the date of the grant of the option; and (ii) either (x) the share withholding election is irrevocably made at least six months in advance of the withholding, or (y) the share withholding election and the share withholding take place during the period beginning on the third business day following the date of release of the Company's quarterly or annual financial results and ending on the twelfth business day following such date.

    (b) A share withholding election shall be deemed made when written notice of such election, signed by the holder, has been delivered or transmitted by registered or certified mail to the Secretary or Chief Financial Officer of the Company at its then principal office. Delivery of said notice shall constitute an irrevocable election to have shares withheld.

    (c) Upon exercise of an option by a holder, the Company shall transfer the total number of shares of Class B Common Stock subject to the option to the holder on the date of exercise, less any shares of Class B Common Stock the holder elects to withhold.

13. AMENDMENT, SUSPENSION OR TERMINATION OF THE PLAN.

    This Plan may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Board; provided that: (i) the Board may not amend or modify this Plan more than once in any six month period other than to comport with changes in the Code, the Employee Retirement Income Security Act, or the rules promulgated thereunder; and (ii) no amendment without the approval of the stockholders of the Company shall be made if stockholder approval would be required under Section 422 of the Code, Rule 16b-3 under the Exchange Act or any other law or rule of any governmental authority, stock exchange or other self-regulatory organization to which the Company is subject. Neither the amendment, suspension nor termination of this Plan shall, without the consent of the holder of the option, alter or impair any rights or obligations under any option theretofore granted. No option may be granted during any period of suspension nor after termination of this Plan, and in no event may any option be granted under this Plan after the expiration of 10 years from the date this Plan is approved by the Company's stockholders under
Section 14.

14. APPROVAL OF PLAN BY STOCKHOLDERS.

    This Plan will be submitted for the approval of the Company's stockholders within 12 months after the date of the Board's initial adoption of this Plan. Options may be granted prior to such stockholder approval; provided, however, that such options shall not be exercisable prior to the time when this Plan is approved by the stockholders; provided, further, that if such approval has not been obtained at the end of said 12-month period, all options previously granted under this Plan shall thereupon be canceled and become null and void.

15. EFFECTIVE DATE OF PLAN.

    Subject to Section 14, the effective date of this Plan shall be December 1, 1996.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Under Section 145 of the Delaware General Corporation Law, the Registrant has broad powers to indemnify its directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"). The Registrant's Bylaws provide that the Registrant will indemnify its directors, officers, employees or agents in a manner consistent with the provisions of the Delaware General Corporation Law.

    In addition, the Registrant's Certificate of Incorporation provides that, pursuant to Delaware law, its directors shall not be liable for monetary damages for breach of the directors' fiduciary duty of care to the Registrant and its stockholders. This provision in the Certificate of Incorporation does not eliminate the duty of care, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to the Registrant, for acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director's responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

    The Registrant maintains a policy providing directors' and officers' liability insurance, which insures directors and officers of the Registrant in certain circumstances.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

    (A) EXHIBITS:

  EXHIBIT
  NUMBER                                           DESCRIPTION OF DOCUMENT
-----------  ---------------------------------------------------------------------------------------------------
       2.01  Amended and Restated Agreement and Plan of Merger and Reorganization, dated as of November 11,
              1996, among PacifiCare Health Systems, Inc. ("PacifiCare"), Registrant, Neptune Merger Corp., Tree
              Acquisition Corp. and FHP International Corporation ("FHP"). (See Appendix A to the Joint Proxy
              Statement/Prospectus).
       3.01  Certificate of Incorporation of Registrant. The proposed form of Amended and Restated Certificate of Incorporation is included as Exhibit 1.4 of Appendix A to the Joint Proxy Statement/Prospectus.
       3.02  Bylaws of Registrant.
       4.01  Form of Specimen Certificate for Registrant's Class A Common Stock.
       4.02  Form of Specimen Certificate for Registrant's Class B Common Stock.
       4.03  Form of Specimen Certificate for Registrant's Series A Cumulative Convertible Preferred Stock.
       5.01  Legal Opinion of Cooley Godward LLP.
       8.01  Tax Opinion of Cooley Godward LLP.
       8.02  Tax Opinion of Sheppard, Mullin, Richter & Hampton LLP.

  EXHIBIT
  NUMBER                                           DESCRIPTION OF DOCUMENT
-----------  ---------------------------------------------------------------------------------------------------
      10.01  Credit Agreement, dated as of October 31, 1996, among the Registrant, the several financial institutions from time to time party to the Credit Agreement, The Bank of New York, The Bank of
              Nova Scotia, Banque Nationale de Paris, Dai-Ichi Kangyo Bank, Ltd., The Industrial Bank of Japan
              Limited, RaboBank Nederland, Sanwa Bank California, The Sumitomo Bank, Limited, and Wells Fargo
              Bank, N.A., as co-agents, The Chase Manhattan Bank and Citicorp USA, Inc., as managing agents, and
              Bank of America National Trust and Savings Association, as agent for the Banks.
      10.02  Form of contract for the period January 1, 1993 through December 31, 1993 between PacifiCare of
              California and the Department of Health and Human Services (incorporated by reference to Exhibit
              10.3 to the Registration Statement of PacifiCare on Form S-3 (File No. 33-72012)).
      12.01  Statement re Computation of Ratios
      21.01  Subsidiaries of the Registrant.
      23.01  Consent of Ernst & Young LLP.
      23.02  Consent of Deloitte & Touche LLP.
      23.03  Consent of Counsel (included in Exhibits 5.01, 8.01 and 8.02).
      24.01  Power of Attorney (included on page II-4).
      99.01  Forms of Proxy Cards for Annual Meeting of FHP Stockholders.
      99.02  Forms of Proxy Cards for Special Meeting of PacifiCare Stockholders.
      99.03  Voting and Non-Disposition Agreement, dated as of August 4, 1996, between FHP and UniHealth.
      99.04  Voting and Non-Disposition Agreement, dated as of August 4, 1996, between PacifiCare and Jack R.
              Anderson.
      99.05  Voting and Non-Disposition Agreement, dated as of August 4, 1996, between PacifiCare and Richard M.
              Burdge, Sr.
      99.06  Voting and Non-Disposition Agreement, dated as of August 4, 1996, between PacifiCare and Westcott
              W. Price III.
      99.07  Form of Irrevocable Election.
      99.08  Second Amended 1992 Non-Officer Directors Stock Option Plan of PacifiCare Health Systems, Inc. (See
              Appendix E to the Joint Proxy Statement/Prospectus.)

    (B) FINANCIAL STATEMENT SCHEDULES

    All other schedules have been omitted because they are not applicable or are not required or the information required to be set forth therein is included in the consolidated financial statements or notes thereto.

    (C) ITEM 4(B) REPORTS

        See Appendices B and C to the Joint Proxy Statement/Prospectus.

ITEM 22.  UNDERTAKINGS

    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes all information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

    The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cypress, County of Orange, State of California, on the 15th day of November, 1996.

                                N-T HOLDINGS, INC.

                                By:             /s/ WAYNE B. LOWELL
                                     -----------------------------------------
                                                  Wayne B. Lowell
                                                 VICE PRESIDENT AND
                                              CHIEF FINANCIAL OFFICER
                                           (PRINCIPAL FINANCIAL OFFICER)

                               POWER OF ATTORNEY

    KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Alan R. Hoops and Wayne B. Lowell, and each or any one of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

          SIGNATURE                       TITLE                    DATE
------------------------------  --------------------------  -------------------

                                President, Chief Executive
      /s/ ALAN R. HOOPS           Officer and Director
------------------------------    (Principal Executive       November 15, 1996
        Alan R. Hoops             Officer)

                                Vice President, Chief
     /s/ WAYNE B. LOWELL          Financial Officer and
------------------------------    Director                   November 15, 1996
       Wayne B. Lowell            (Principal Financial
                                  Officer)

   /s/ JOSEPH S. KONOWIECKI
------------------------------  Director                     November 15, 1996
     Joseph S. Konowiecki

    /s/ MARY C. LANGSDORF
------------------------------  Principal Accounting         November 15, 1996
      Mary C. Langsdorf           Officer

                               INDEX TO EXHIBITS

  EXHIBIT
  NUMBER                                                     EXHIBITS
-----------  --------------------------------------------------------------------------------------------------------
      2.01   Amended and Restated Agreement and Plan of Merger and Reorganization, dated as of November 11, 1996, among PacifiCare Health Systems, Inc. ("PacifiCare"), Registrant, Neptune Merger Corp., Tree
              Acquisition Corp. and FHP International Corporation ("FHP"). (See Appendix A to the Joint Proxy
              Statement/Prospectus).
      3.01   Certificate of Incorporation of Registrant. The proposed form of Amended and Restated Certificate of
              Incorporation is included as Exhibit 1.4 of Appendix A to the Joint Proxy Statement/Prospectus.
      3.02   Bylaws of Registrant.
      4.01   Form of Specimen Certificate for Registrant's Class A Common Stock.
      4.02   Form of Specimen Certificate for Registrant's Class B Common Stock.
      4.03   Form of Specimen Certificate for Registrant's Series A Cumulative Convertible Preferred Stock.
      5.01   Legal Opinion of Cooley Godward LLP.
      8.01   Tax Opinion of Cooley Godward LLP.
      8.02   Tax Opinion of Sheppard, Mullin, Richter & Hampton LLP.
     10.01   Credit Agreement, dated as of October 31, 1996, among the Registrant, the several financial institutions from time to time party to the Credit Agreement, The Bank of New York, The Bank of Nova Scotia, Banque
              Nationale de Paris, Dai-Ichi Kangyo Bank, Ltd., The Industrial Bank of Japan, Limited, RaboBank
              Nederland, Sanwa Bank California, The Sumitomo Bank, Limited, and Wells Fargo Bank, N.A., as co-agents,
              The Chase Manhattan Bank and Citicorp USA, Inc., as managing agents, and Bank of America National Trust and Savings Association, as agent for the Banks.
     10.02   Form of contract for the period January 1, 1993 through December 31, 1993 between PacifiCare of
              California and the Department of Health and Human Services (incorporated by reference to Exhibit 10.3 to the Registration Statement of PacifiCare on Form S-3 (File No. 33-72012)).
     12.01   Statement re Computation of Ratios.
     21.01   Subsidiaries of the Registrant.
     23.01   Consent of Ernst & Young LLP.
     23.02   Consent of Deloitte & Touche LLP.
     23.03   Consent of Counsel (included in Exhibits 5.01, 8.01 and 8.02).
     24.01   Power of Attorney (included on page II-4).
     99.01   Forms of Proxy Cards for Annual Meeting of FHP Stockholders.
     99.02   Forms of Proxy Cards for Special Meeting of PacifiCare Stockholders.

  EXHIBIT
  NUMBER                                                     EXHIBITS
-----------  --------------------------------------------------------------------------------------------------------
     99.03   Voting and Non-Disposition Agreement, dated as of August 4, 1996, between FHP and UniHealth.
     99.04   Voting and Non-Disposition Agreement, dated as of August 4, 1996, between PacifiCare and Jack R.
              Anderson.
     99.05   Voting and Non-Disposition Agreement, dated as of August 4, 1996, between PacifiCare and Richard M.
              Burdge, Sr.
     99.06   Voting and Non-Disposition Agreement, dated as of August 4, 1996, between PacifiCare and Westcott W.
              Price III.
     99.07   Form of Irrevocable Election.
     99.08   Second Amended 1992 Non-Officer Directors Stock Option Plan of PacifiCare Health Systems, Inc. (See
              Appendix E to the Joint Proxy Statement/Prospectus.)